UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒	Filed by a party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
W. R. GRACE & CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044
August 10, 2021
Dear Grace Stockholder:
You are cordially invited to attend a special meeting (including any adjournments or postponements thereof, the “Special Meeting”) of stockholders of W. R. Grace & Co., a Delaware corporation (“Grace” or the “Company”), to be held at Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029, on September 17, 2021, at 9:00 a.m., Eastern time.
At the Special Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of April 26, 2021 (the “Merger Agreement”), by and among W. R. Grace Holdings LLC (fka Gibraltar Acquisition Holdings LLC), a Delaware limited liability company (“Parent”), Gibraltar Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Grace, (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Grace’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”), and (iii) a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”). Parent and Merger Sub are entities that are affiliated with Standard Industries Holdings Inc. (“Standard Industries Holdings”), the parent company of Standard Industries Inc., a privately held global industrial company. Standard Industries Holdings’ related investment platform, 40 North Management LLC (“40 North”), is a long-standing stockholder of Grace. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Grace and the separate corporate existence of Merger Sub will cease, with Grace continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent.
If the Merger is completed, you will be entitled to receive $70.00 in cash, without interest and less any applicable withholding taxes, for each share of Grace common stock that you own, unless you have properly exercised your appraisal rights. This amount represents a premium of approximately 59% over Grace’s closing stock price of $44.05 on November 6, 2020, the last trading day prior to the announcement of 40 North’s initial proposal to acquire the Company on November 9, 2020.
The Board of Directors of Grace (the “Board of Directors”), on behalf of Grace and after considering the factors more fully described in the enclosed proxy statement, has unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Grace and its stockholders (including unaffiliated security holders); (ii) approved the execution, delivery and performance of the Merger Agreement by Grace and the consummation of the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend that holders of Grace common stock (including unaffiliated security holders) adopt the Merger Agreement and the consummation of the transactions contemplated thereby. The Board of Directors, on behalf of Grace, unanimously recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. You should carefully read and consider the entire enclosed proxy statement and its annexes, including, but not limited to, the Merger Agreement, as they contain important information about, among other things, the Merger and how it affects you.
Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person, your vote will revoke any proxy that you have previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting. If you fail to vote in person or by proxy, or fail to instruct your broker on how to vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.
If you have any questions or need assistance voting your shares, please contact our proxy solicitor:
MacKenzie Partners, Inc.
Collect: (212) 929-5550
Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of these matters.
Sincerely,

Hudson La Force
President and Chief Executive Officer
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated August 10, 2021 and, together with the enclosed form of proxy card, is first being mailed on or about August 10, 2021.

W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 17, 2021
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of W. R. Grace & Co., a Delaware corporation (“Grace”), will be held at Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029, on September 17, 2021 at 9:00 a.m., Eastern time. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger, dated as of April 26, 2021 (the “Merger Agreement”), by and among W. R. Grace Holdings LLC (fka Gibraltar Acquisition Holdings LLC), a Delaware limited liability company (“Parent”), Gibraltar Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Grace. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Grace and the separate corporate existence of Merger Sub will cease, with Grace continuing as the surviving corporation (the “Merger”) and a wholly owned subsidiary of Parent;

2.
To consider and vote on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Grace’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement at the time of the Special Meeting (the “Adjournment Proposal”).

Only holders of Grace common stock (“Grace Stockholders”) of record as of the close of business on August 9, 2021, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
The Board of Directors, on behalf of Grace, unanimously recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the proposal to adopt the Merger Agreement, “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the proposal to adopt the Merger Agreement at the time of the Special Meeting.
By Order of the Board of Directors,

Cherée H. Johnson
Senior Vice President, General Counsel and Secretary
Dated: August 10, 2021

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.
If you are a Grace Stockholder of record, voting in person at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote in person at the Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal.
You should carefully read and consider the entire accompanying proxy statement and its annexes, including, but not limited to, the Merger Agreement, along with all of the documents incorporated by reference into the accompanying proxy statement, as they contain important information about, among other things, the Merger and how it affects you. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Grace common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
Collect: (212) 929-5550
Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

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SUMMARY TERM SHEET
This summary highlights selected information from this proxy statement related to the merger of Gibraltar Merger Sub Inc. with and into W. R. Grace & Co. (the “Merger”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement (as defined below), along with all of the documents to which we refer in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement is attached as Annex A to this proxy statement. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger.
Except as otherwise specifically noted in this proxy statement, “Grace,” “we,” “our,” “us,” the “Company” and similar words refer to W. R. Grace & Co. Throughout this proxy statement, we refer to W. R. Grace Holdings LLC (fka Gibraltar Acquisition Holdings LLC) as “Parent” and Gibraltar Merger Sub Inc. as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated April 26, 2021, by and among Parent, Merger Sub and Grace as the “Merger Agreement,” our common stock, par value $0.01 per share, as “Grace common stock,” and the holders of Grace common stock as “Grace Stockholders.” Unless indicated otherwise, any other capitalized term used herein but not otherwise defined herein has the meaning assigned to such term in the Merger Agreement.
This proxy statement is dated August 10, 2021 and, together with the enclosed form of proxy card, is first being mailed on or about August 10, 2021.
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
Parties Involved in the Merger
W. R. Grace & Co.
Built on talent, technology and trust, Grace, a Delaware corporation, is a leading global supplier of catalysts and engineered materials. Grace’s two industry-leading business segments—Grace Catalysts Technologies and Grace Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 4,300 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at www.grace.com. Grace common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GRA.”
W. R. Grace Holdings LLC (fka Gibraltar Acquisition Holdings LLC)
Parent was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. On July 29, 2021, in connection with the arranging of the debt financing in connection with the Merger, Parent’s limited liability company name was changed from Gibraltar Acquisition Holdings LLC to W. R. Grace Holdings LLC.
Gibraltar Merger Sub Inc.
Merger Sub is a wholly owned subsidiary of Parent and was formed on April 23, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Standard Industries Holdings Inc. and Standard Industries Inc.
Standard Industries Holdings Inc. (“Standard Industries Holdings”) is the parent company of Standard Industries Inc. (“Standard Industries”), a privately held global industrial company operating in over 80 countries with over 15,000 employees, as well as the direct or indirect parent company of W. R. Grace Parent Holdings

LLC (fka Gibraltar Parent Holdings LLC) (“Parent Holdings”), W. R. Grace Midco Holdings LLC (fka Gibraltar Midco Holdings LLC) (“Midco Holdings”), Parent and Merger Sub. The Standard Industries ecosystem spans a broad array of holdings, technologies and investments—including both public and private companies from early to late-stage—as well as world-class building materials assets and next-generation solar solutions. Throughout its 140-year history, Standard Industries has leveraged its deep industry expertise and vision to create outsize value across its businesses, which today include operating companies GAF, BMI, Siplast, GAF Energy, Schiedel and SGI, as well as related businesses 40 North Management LLC, a multi-billion-dollar investment platform (“40 North”), 40 North Ventures and Winter Properties. More information about Standard Industries is available at www.standardindustries.com. Standard Industries Holdings’ related investment platform 40 North is a long-standing stockholder of Grace. At the Effective Time (as defined in the section of this proxy statement captioned “—The Merger”), the Surviving Corporation (as defined in the section of the proxy statement captioned “—The Merger”), will be a wholly owned subsidiary of Parent.
In connection with the transactions contemplated by the Merger Agreement, (i) Standard Industries Holdings has provided Parent with an equity commitment of $3,516 million and (ii) Parent has obtained debt financing commitments in an aggregate amount of $3,455 million ($3,905 million including the revolving credit facility commitment) pursuant to the Debt Commitment Letter (as defined in the section of this proxy statement captioned “—Financing of the Merger”). Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and to also fund certain other payments (including the Merger Amounts (as defined in the section of this proxy statement captioned “—Financing of the Merger”)), subject to the terms and conditions of the Merger Agreement. In addition, Standard Industries Holdings has agreed to guarantee the payment of certain liabilities and obligations of Parent under the Merger Agreement, subject to an aggregate cap equal to $290 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Grace, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “—Financing of the Merger.”
W. R. Grace Midco Holdings LLC (fka Gibraltar Midco Holdings LLC)
Midco Holdings, a Delaware limited liability company and a wholly owned subsidiary of Parent Holdings, was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. On July 29, 2021, in connection with the arranging of the debt financing in connection with the Merger, Midco Holdings’ limited liability company name was changed from Gibraltar Midco Holdings LLC to W. R. Grace Midco Holdings LLC.
W. R. Grace Parent Holdings LLC (fka Gibraltar Parent Holdings LLC)
Parent Holdings, a Delaware limited liability company and a wholly owned subsidiary of Standard Industries Holdings, was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. On July 29, 2021, in connection with the arranging of the debt financing in connection with the Merger, Parent Holdings’ limited liability company name was changed from Gibraltar Parent Holdings LLC to W. R. Grace Parent Holdings LLC.
40 North Management LLC
40 North, a Delaware limited liability company, serves as principal investment manager to 40 North Latitude Fund LP, a Delaware limited partnership (“40 North Latitude Feeder”), and 40 North Latitude Master Fund Ltd., a Cayman Islands exempted company incorporated with limited liability (“40 North Latitude Master”).
40 North Latitude Fund LP
The principal business of 40 North Latitude Feeder is the making of investments in securities and other assets.

40 North GP III LLC
The principal business of 40 North GP III LLC (“40 North GP III”), a Delaware limited liability company, is to serve as general partner of 40 North Latitude Feeder.
40 North Latitude Master Fund Ltd.
The principal business of 40 North Latitude Master is the making of investments in securities and other assets.
David S. Winter and David J. Millstone
David S. Winter, an American citizen, and David J. Millstone, an American citizen, serve as the sole members and principals of each of 40 North and 40 North GP III, as the sole directors of 40 North Latitude Master, as the directors, Co-Executive Chairmen and Chief Executive Officers of Standard Industries and as the directors, Co-Executive Chairmen, Chief Executive Officers and Presidents of Standard Industries Holdings.
The Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Grace and the separate corporate existence of Merger Sub will cease, with Grace continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, Grace common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Grace common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Grace will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation. The time at which the Merger will become effective will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the applicable provision of the General Corporation Law of the State of Delaware (the “DGCL”) (the time of such filing and the acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent and Grace and specified in the certificate of merger, being referred to herein as the “Effective Time”).
Merger Consideration
Grace Common Stock
At the Effective Time, each then-outstanding share of Grace common stock (other than shares of Grace common stock (i) held by Grace as treasury stock, (ii) owned directly or indirectly by Parent, Merger Sub or any other subsidiary of Parent, (iii) owned by any wholly owned subsidiary of Grace or (iv) owned by Grace Stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Grace common stock in accordance with Section 262 of the DGCL, collectively, the “Excluded Shares”) will be cancelled and retired and automatically converted into the right to receive an amount in cash equal to $70.00 (the “Merger Consideration”), without interest thereon and less any applicable withholding taxes.
Prior to the Effective Time, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate Merger Consideration with a designated paying agent in trust for the benefit of the Grace Stockholders. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Exchange and Payment Procedures.”
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights may have the right to receive payment for the “fair value” of their shares determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “Special Factors—Appraisal Rights.”
Treatment of Company Equity Awards
Treatment of Company Options and Company SARs. The Merger Agreement provides that each option to purchase shares of Grace common stock (each, a “Company Option”) and each stock appreciation right with respect to shares of Grace common stock (each, a “Company SAR”) that is outstanding immediately prior to the

Effective Time will vest at closing and be converted into the right to receive an amount in cash equal to the product of the Merger Consideration (less the applicable exercise price) and the number of shares of Grace common stock covered by such Company Option or Company SAR (without interest and less applicable withholding taxes). Payment of these cash amounts will be paid within three (3) business days after the Effective Time. Any Company Option or Company SAR that has a per share exercise price that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration or payment.
Treatment of Company RSU Awards and Company Performance Share Awards. The Merger Agreement provides that each restricted stock unit award (each, a “Company RSU Award”) and each performance-based unit award relating to shares of Grace common stock (each, a “Company Performance Share Award” and, collectively with the Company Options, Company SARs and Company RSU Awards, the “Company Equity Awards”) that is outstanding immediately prior to the Effective Time will be assumed and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying the Merger Consideration by the number of shares of Grace common stock covered by such award immediately prior to the Effective Time, which converted cash award will be subject to continued service vesting and other terms as set forth in the Merger Agreement.
For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Merger Consideration—Treatment of Company Equity Awards.”
Material U.S. Federal Income Tax Consequences of the Merger
The receipt of cash by Grace Stockholders in exchange for shares of Grace common stock in the Merger will be a taxable transaction to Grace Stockholders for U.S. federal income tax purposes. Such receipt of cash by each Grace Stockholder that is a U.S. Holder (as defined under the section, “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger”) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of Grace common stock surrendered pursuant to the Merger.
Grace Stockholders should read the section of this proxy statement captioned “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger.”
Grace Stockholders should consult their tax advisors in light of their particular circumstances and any consequences arising under U.S. federal, state, local and non-U.S. income and other tax consequences relating to the Merger.
Appraisal Rights
If the Merger is consummated and certain conditions are met, Grace Stockholders who continuously hold shares of Grace common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that Grace Stockholders may be entitled to have their shares of Grace common stock appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their shares of Grace common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court (or in certain circumstances described in further detail in the section of this proxy statement captioned “Special Factors—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, Grace Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Grace Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as, or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Grace common stock.
To exercise appraisal rights, Grace Stockholders must: (i) submit a written demand for appraisal to Grace before the vote is taken on the proposal to adopt the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold shares of Grace common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Grace unless certain stock ownership conditions are satisfied by the Grace Stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced in Annex D to this proxy statement. If you hold your shares of Grace common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee. For more information, please see the section of this proxy statement captioned “Special Factors—Appraisal Rights.”
Regulatory Approvals Required for the Merger
HSR Act, U.S. Antitrust Matters and Other Regulatory Approvals
Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and approvals, consents, waivers or clearances under the antitrust laws of certain specified foreign jurisdictions have been obtained. Grace and Parent made the filings required under the HSR Act on May 10, 2021, and the applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern time on June 9, 2021.
Commitment to Obtain Approvals
Grace and Parent are each required to take (or cause to be taken), do (or cause to be done), and assist and cooperate in doing all things necessary or advisable to consummate the Merger as promptly as reasonably practicable. Additionally, Parent is required to take all actions necessary, proper or advisable to avoid or eliminate each and every impediment, including any judgment, that may be asserted by a governmental entity pursuant to any antitrust law with respect to the Merger. This includes, if required by regulatory authorities, (i) agreeing to sell, divest or dispose of any assets or businesses of Parent or its affiliates or Grace or its subsidiaries and (ii) agreeing to any limitation on the conduct of Parent or its affiliates (including, after the closing of the Merger, the Surviving Corporation) proposed by a governmental entity enforcing applicable laws. In connection with Parent’s effectuation of these transactions or restrictions, Grace is required to provide such reasonable assistance as Parent may reasonably request; provided that any such transactions or restrictions are subject to, conditioned upon and effective only after the closing of the Merger. See the section of this proxy statement captioned “Special Factors—Regulatory Approvals Required for the Merger.”
Closing Conditions
The obligations of Grace, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of customary conditions, including (among other conditions), the following:
•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;
•
the expiration or termination of the applicable waiting period under the HSR Act and the receipt of approvals, consents, waivers or clearances under the antitrust laws of certain specified foreign jurisdictions;

•	the absence of any laws or judgments issued by a governmental entity of competent jurisdiction making the Merger illegal or otherwise prohibiting the Merger;
•
in the case of Parent and Merger Sub, no “Company Material Adverse Effect” having occurred since the date of the Merger Agreement (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”);

•
the accuracy of the representations and warranties of Grace, Parent and Merger Sub in the Merger Agreement, generally subject to a materiality qualification, as of the date of the Merger Agreement and as of the closing of the Merger as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

•	the performance in all material respects by Grace, Parent and Merger Sub of their respective obligations required to be performed by them under the Merger Agreement at or prior to the Effective Time.
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $7,151 million. This amount includes funds needed to: (i) pay Grace Stockholders the amounts due under the Merger Agreement for their Grace common stock, (ii) make payments in respect of our outstanding Company Equity Awards payable at closing of the Merger pursuant to the Merger Agreement, (iii) repay or refinance certain outstanding indebtedness of Grace and its subsidiaries contemplated by, or required in connection with the transactions described in, the Merger Agreement or the Commitment Letters (as defined below) and (iv) pay any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation at the closing of the Merger (collectively, the “Merger Amounts”).
Standard Industries Holdings has committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $3,516 million, subject to the terms and conditions set forth in an equity commitment letter, dated as of April 26, 2021 (the “Equity Commitment Letter”). Grace is an express third-party beneficiary of the Equity Commitment Letter and may cause Standard Industries Holdings to perform its funding obligations under the Equity Commitment Letter subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement. Standard Industries Holdings has announced that its equity commitment will be supported by (a) the available cash of its subsidiary, Standard Industries, (b) up to $2,500 million in proceeds from a secured term loan and (c) a financing commitment of $600 million by certain investment funds affiliated with Apollo Global Management.
Pursuant to the limited guaranty delivered by Standard Industries Holdings in favor of Grace, dated as of April 26, 2021 (the “Guaranty”), Standard Industries Holdings has agreed to guarantee the payment of certain liabilities and obligations of Parent under the Merger Agreement, subject to an aggregate cap equal to $290 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Grace, as specified in the Merger Agreement.
In addition, in connection with the Merger Agreement, Parent entered into a debt commitment letter, dated as of April 26, 2021 (as amended, supplemented or otherwise modified, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) with JPMorgan Chase Bank, N.A., BNP Paribas, BNP Paribas Securities Corp., Citigroup Global Markets Inc. on behalf of certain entities affiliated with Citi, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., pursuant to which the lenders have committed to provide, upon certain terms and subject to certain conditions, Parent with Debt Financing (as defined in the section of this proxy statement captioned “Special Factors—Financing of the Merger”) in an aggregate principal amount of $3,455 million ($3,905 million including the revolving credit facility commitment). For more information, please see the section of this proxy statement captioned “Special Factors—Financing of the Merger.”
Each of Parent and Merger Sub must use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the financing described in the Commitment Letters on the terms and subject only to the conditions (including the “flex” provisions contained in any related fee letter) set forth in the Commitment Letters and the Merger Agreement.
Grace has agreed to use its reasonable best efforts to provide, and to use its reasonable efforts to cause its representatives to provide, to Parent and Merger Sub, at Parent’s sole cost and expense, such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the financing contemplated by the Debt Commitment Letter, subject to the terms set forth in the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Cooperation with Debt Financing.”

Required Stockholder Approval
The affirmative vote of the holders of a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement. As of the Record Date, 33,135,026 votes constitute a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting. The transaction has not been structured to require the approval of a majority of unaffiliated Grace Stockholders.
Approval of each of (i) the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Grace’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (the “Compensation Proposal”) and (ii) the proposal to adjourn the Special Meeting (the “Adjournment Proposal”), whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Grace common stock present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. The approval of the Compensation Proposal is advisory (non-binding) and is not a condition to the completion of the Merger.
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 284,624 shares of Grace common stock, representing approximately 0.4% of the shares of Grace common stock outstanding as of the Record Date (and approximately 0.7% of the shares of Grace common stock outstanding when taking into account Company Equity Awards held, in the aggregate, by our directors and executive officers).
40 North Latitude Master (the “Supporting Stockholder”), an affiliate of 40 North, entered into a voting agreement with the Company, dated as of April 26, 2021 (the “Voting Agreement”). The Supporting Stockholder beneficially owns 9,865,008 shares of Grace common stock representing approximately 14.9% of the outstanding Grace common stock as of August 6, 2021. Pursuant to the Voting Agreement, the Supporting Stockholder has agreed, among other things, to vote its shares of Grace common stock in favor of the proposal to adopt the Merger Agreement (as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Board Recommendation; Company Adverse Recommendation Change”). For more information, see the section of this proxy statement captioned “Special Factors—The Voting Agreement.”
We currently expect that our directors and executive officers will vote all of their respective shares of Grace common stock: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The Special Meeting
Date, Time and Place
A special meeting of Grace Stockholders to consider and vote on the proposal to adopt the Merger Agreement will be held at Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029, on September 17, 2021, at 9:00 a.m., Eastern time (the “Special Meeting”).
Record Date; Shares Entitled to Vote
You are entitled to vote at the Special Meeting if you owned shares of Grace common stock at the close of business on August 9, 2021 (the “Record Date”). Each holder of Grace common stock will be entitled to one (1) vote for each such share owned at the close of business on the Record Date.
Quorum
As of the Record Date, there were 66,270,051 shares of Grace common stock outstanding and entitled to vote at the Special Meeting. The holders of a majority of the shares of Grace common stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Special Meeting.
Recommendation of the Board of Directors; Fairness of the Merger
The Board of Directors, on behalf of Grace, has unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Grace and its stockholders (including unaffiliated security holders); (ii) approved the execution, delivery and performance of the Merger Agreement by Grace and the consummation of the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend that Grace Stockholders (including unaffiliated security holders) adopt the Merger Agreement and the consummation of the transactions contemplated thereby.
The Board of Directors, on behalf of Grace, unanimously recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Prior to the adoption of the Merger Agreement by Grace Stockholders, under certain circumstances, the Board of Directors may withdraw or change the foregoing recommendation if it determines in good faith (after consultation with its financial advisors and its outside legal counsel and after taking into account any changes to the terms of the Merger Agreement proposed by Parent during the notice and negotiation period described below) that failure to do so would be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law. However, the Board of Directors cannot withdraw or change the foregoing recommendation unless it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent and its representatives in good faith over a five (5) business day period (three (3) business days in the case of subsequent revisions to the material terms of a Superior Company Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Takeover Proposals; No Solicitation”)), after which the Board of Directors shall have determined that the failure to make a Company Adverse Recommendation Change (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Board Recommendation; Company Adverse Recommendation Change”) would be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law.
The termination of the Merger Agreement by Grace following the Board of Directors’ authorization for Grace to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Company Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Takeover Proposals; No Solicitation”) will result in the payment by Grace of a termination fee of $141 million. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Board Recommendation; Company Adverse Recommendation Change.”
Position of the Purchaser Filing Persons as to Fairness of the Merger
The Purchaser Filing Persons (as defined in the section of the proxy statement captioned “Special Factors—Purpose and Reasons of the Purchaser Filing Persons for the Merger”) did not participate in the deliberations of the Board of Directors regarding, and did not receive advice from the Board of Directors’ legal or financial advisors as to, the fairness of the Merger. The Purchaser Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to Grace’s unaffiliated security holders. However, based on the knowledge and analysis by the Purchaser Filing Persons of available information regarding Grace, and the factors considered by, and the analysis and resulting conclusions of, the Purchaser Filing Persons discussed in “Special Factors—Purpose and Reasons of the Purchaser Filing Persons for the Merger,” as well as the factors considered by, and the analysis and resulting conclusions of, the Board of Directors discussed in “Special Factors—Purpose and Reasons of Grace for the Merger,” the Purchaser Filing Persons believe that the Merger is substantively and procedurally fair to Grace’s unaffiliated security holders.
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board of Directors of Grace that, as of April 26, 2021 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Grace common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated April 26, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Grace common stock should vote with respect to the Merger or any other matter.
For more information, see the section of this proxy statement captioned “Special Factors—Opinion of Goldman Sachs & Co. LLC.”
Opinion of Moelis & Company LLC
At the April 25, 2021 meeting of the Board of Directors, Moelis & Company LLC (“Moelis”), financial advisor to Grace, rendered its oral opinion to the Board of Directors, confirmed by the delivery of a written opinion dated April 26, 2021, addressed to the Board of Directors to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, the Merger Consideration to be received in the Merger by the holders of the Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, Grace or any wholly owned subsidiary of Grace) was fair, from a financial point of view, to such holders.
The full text of Moelis’ written opinion dated April 26, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board of Directors (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, Grace or any wholly owned subsidiary of Grace) in the Merger and does not address Grace’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Grace. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter.
For more information, see the section of this proxy statement captioned “Special Factors—Opinion of Moelis & Company LLC.”
Purpose and Reasons of Grace for the Merger
Grace’s purpose for engaging in the Merger is to enable the Grace Stockholders to receive the Merger Consideration, which represents a premium of 59% over the closing price of the Grace common stock of $44.05 on November 6, 2020, the last trading day prior to the public announcement of 40 North’s initial proposal to acquire Grace on November 9, 2020. Grace believes that the Merger provides the best opportunity to maximize stockholder value (including for unaffiliated security holders). Grace has also considered certain additional factors in determining to undertake the Merger, which are described in further detail in the section of this proxy statement captioned “Special Factors—Recommendation of the Board of Directors; Reasons for the Merger; Fairness of the Merger.”
Purpose and Reasons of the Purchaser Filing Persons for the Merger
For the Purchaser Filing Persons, the purpose of the Merger is to enable Parent to acquire control of Grace so that Parent can operate Grace as a privately held company via a transaction in which the stockholders of Grace will be cashed out for $70.00 per share of Grace common stock, and Parent will bear the rewards and risks of the ownership of Grace after completion of the Merger.
In the opinion of the Purchaser Filing Persons, the Merger will provide numerous benefits to the Purchaser Filing Persons and Grace that would follow from Parent acquiring Grace, including, but not limited to:
•
As a privately held company, Grace will have greater flexibility to operate with a view to the long term without focusing on short-term operating earnings and the associated implications to Grace’s unaffiliated security holders;

•
By ceasing to be a public company, Grace will benefit from the elimination of the additional burdens on its management, as well as the expense associated with being a public company, including the burdens of preparing periodic reports, maintaining required controls under U.S. federal securities laws and the costs of maintaining investor relationships, staff and resources;

•	The Merger will increase Standard Industries Holdings’ exposure to the specialty chemicals and specialty materials industries, which Standard Industries Holdings regards as attractive; and
•
David S. Winter and David J. Millstone have significant experience in the specialty chemicals industry, including through their former roles as Director and Vice Chairmen of International Specialty Products Inc. prior to its 2011 sale to Ashland Inc., and the Purchaser Filing Persons believe that Messrs. Winter and Millstone can utilize that experience to effectively manage the Company’s business for the benefit of stakeholders.

Parent will benefit from any future earnings and growth of Grace after the Merger, and will bear the risk of its investment in Grace.
Interests of Executive Officers and Directors of Grace in the Merger
When considering the foregoing recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, Grace Stockholders should be aware that Grace’s directors and executive officers may have interests in the Merger that are different from, or in addition to, Grace Stockholders more generally. In (i) evaluating and negotiating the Merger Agreement, (ii) approving the Merger Agreement and the Merger and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board of Directors was aware of and considered these interests, among other matters, to the extent that these interests existed at the time. These interests include:
•
at the Effective Time, each Company Equity Award held by an executive officer or director will receive the treatment described in the section of this proxy statement captioned “Special Factors—Interests of Executive Officers and Directors of Grace in the Merger—Treatment of Company Equity Awards”;

•
eligibility of Grace’s executive officers to receive severance payments and benefits under their change in control severance agreements with Grace and equity award vesting acceleration on certain terminations of employment under the Grace stock incentive plans, as described in more detail in the section of this proxy statement captioned “Special Factors—Interests of Executive Officers and Directors of Grace in the Merger”;

•
eligibility of Grace’s executive officers to receive a retention bonus equal to 50% of the severance payment (as defined in the applicable change in control severance agreement) that would be payable under each such executive’s change in control severance agreement, subject to continued employment through the first anniversary of the closing (and in the event any such executive’s employment is terminated by Grace prior to the first anniversary of the closing, the executive would remain eligible to receive a severance payment as set forth in the executive’s change in control severance agreement); and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.
If the proposal to adopt the Merger Agreement is approved, the shares of Grace common stock held by Grace directors and executive officers will be treated in the same manner as outstanding shares of Grace common stock held by all other stockholders. For more information, see the section of this proxy statement captioned “Special Factors—Interests of Executive Officers and Directors of Grace in the Merger.”
Intent to Vote in Favor of the Merger
Grace’s directors and executive officers have informed us that they intend to vote their shares of Grace common stock in favor of the proposal to adopt the Merger Agreement and the other proposals to be considered at the Special Meeting, although they have no obligation to do so. As of the Record Date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately 284,624 shares of Grace common stock, or approximately 0.4% of the outstanding shares of Grace common stock entitled to vote at the Special Meeting.
Company Takeover Proposals; No Solicitation
Under the Merger Agreement, Grace must not, and must cause its subsidiaries not to, and must use reasonable best efforts to cause its affiliates and any of its and their respective representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Takeover Proposals; No Solicitation”) or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal; or (ii) continue, enter into, maintain, participate or engage in any discussions or negotiations with any person regarding, furnish to any such person any non-public information with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal. In addition, Grace must, and must cause its affiliates and its and their respective representatives to, (a) immediately cease and cause to be terminated all existing discussions, solicitations or negotiations with or of any person with respect to any Company Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, (b) request the prompt return or destruction of all confidential information previously furnished and (c) terminate all physical and electronic data room access previously granted to any such person or its representatives.
Notwithstanding the foregoing restrictions, under certain specified circumstances, from the date of the Merger Agreement until the adoption of the Merger Agreement by the Grace Stockholders, Grace may, among other things, furnish information to, and participate in discussions and negotiations with, a person in respect of a bona fide, written Company Takeover Proposal made after the date of the Merger Agreement that does not result from a material breach of Grace’s non-solicitation obligations, as described in the immediately preceding paragraph if, subject to complying with certain procedures described in the subsequent paragraph, the Board of Directors determines in good faith (after consultation with its financial advisors and its outside legal counsel) that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal, and, in each case, if (and only if), the Board of Directors determines in good faith (after consultation with its financial advisors and its outside legal counsel) that the failure to take such actions would reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties to stockholders under applicable law, and Grace has delivered to Parent prior written notice that it intends to take such actions. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Takeover Proposals; No Solicitation.”
Prior to the adoption of the Merger Agreement by the Grace Stockholders, Grace is entitled to terminate the Merger Agreement for the purpose of entering into an agreement in respect of a Superior Company Proposal if it complies with certain procedures in the Merger Agreement, including, but not limited to, negotiating with Parent in good faith over a five (5) business day period in an effort to amend the terms and conditions of the Merger Agreement (three (3) business days in the case of subsequent revisions to the material terms of such Superior Company Proposal), and the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to terminate the Merger Agreement as a result of such Superior Company Proposal would be inconsistent with the Board of Directors’ fiduciary duties under applicable law.
The termination of the Merger Agreement by Grace following the Board of Directors’ authorization for Grace to enter into a definitive agreement to consummate an alternative transaction contemplated by a Superior Company Proposal will result in the payment by Grace of a termination fee of $141 million. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Board Recommendation; Company Adverse Recommendation Change.”
Termination of the Merger Agreement
In addition to the circumstances described above, Parent and Grace have certain rights to terminate the Merger Agreement under customary circumstances, including:
•	by mutual agreement;
•
the imposition of any final and non-appealable law or judgment by a governmental entity of competent jurisdiction that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger;

•
the other party breaches or fails to perform any of its covenants or agreements set forth in the Merger Agreement or any of the other party’s representations or warranties fails to be true and correct, which, in either case would give rise to a failure of the conditions to completion of the Merger relating to the accuracy of the other party’s representations and warranties or performance of the other party’s covenants and is not reasonably capable of being cured by the End Date (as defined below) or, if capable of being cured, is not cured within 30 calendar days following the delivery of written notice of such breach or failure;

•
if the Merger has not been consummated by 5:00 p.m., New York City time, on January 26, 2022 (the “End Date”) (subject to extension to April 26, 2022 under certain circumstances, including for purposes of obtaining required regulatory approvals (as further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement”)); or

•	if Grace Stockholders fail to adopt the Merger Agreement at the Special Meeting (or any adjournment or postponement thereof).
Under some circumstances, (i) Grace is required to pay Parent a termination fee equal to $141 million (the “Company Termination Fee”); and (ii) Parent is required to pay Grace a termination fee equal to $281 million (the “Parent Termination Fee”). Please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”
Effect on Grace if the Merger Is Not Completed
If the Merger Agreement is not adopted by Grace Stockholders, or if the Merger is not completed for any other reason:
•	the Grace Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Grace common stock pursuant to the Merger Agreement;
•
(i) Grace will remain an independent public company; (ii) Grace common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (iii) Grace will continue to file periodic reports with the SEC; and

•
under certain specified circumstances, Grace will be required to pay Parent a Company Termination Fee of $141 million upon the termination of the Merger Agreement. For more information, please see the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

The Voting Agreement
The Supporting Stockholder, which beneficially owns 9,865,008 shares of Grace common stock representing approximately 14.9% of the outstanding Grace common stock as of August 6, 2021, entered into the Voting Agreement with the Company. Pursuant to the Voting Agreement, the Supporting Stockholder has agreed, among other things, to vote its shares of Grace common stock in favor of the proposal to adopt the Merger Agreement.
Litigation Relating to the Merger
On May 26, 2021, a complaint, captioned Shiva Stein v. W. R. Grace & Co. et al., No. 1:21-cv-4731, was filed by a purported stockholder of Grace in the U.S. District Court for the Southern District of New York. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a materially incomplete and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On May 29, 2021, a complaint, captioned Peter Ansay v. W. R. Grace & Co. et al., No. 1:21-cv-03077, was filed by a purported stockholder of Grace in the U.S. District Court for the Eastern District of New York. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a false and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On June 3, 2021, a complaint, captioned Charles Bowles v. W. R. Grace & Co. et al., No. 1:21-cv-04922, was filed by a purported stockholder of Grace in the U.S. District Court for the Southern District of New York. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a false and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On June 23, 2021, a complaint, captioned Kathleen Finger v. W. R. Grace & Co. et al., No. 5:21-cv-01055, was filed by a purported stockholder of Grace in the U.S. District Court for the Central District of California. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a materially incomplete and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On June 25, 2021, a complaint, captioned Alex Ciccotelli v. W. R. Grace & Co. et al., No. 2:21-cv-02842, was filed by a purported stockholder of Grace in the U.S. District Court for the Eastern District of Pennsylvania. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a false and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On June 30, 2021, a complaint, captioned Sam Carlisle v. W. R. Grace & Co. et al., No. 1:21-cv-00965, was filed by a purported stockholder of Grace in the U.S. District Court for the District of Delaware. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a false and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
Grace cannot predict the outcome of or estimate the possible loss or range of loss from these matters. Additional complaints or demands may be filed in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to Grace. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, Grace will not necessarily announce them.
Market Price of Common Stock and Dividends
The shares of Grace common stock are listed for trading on the NYSE, under the symbol “GRA.” Grace has historically declared and paid quarterly cash dividends on the shares of Grace common stock. Pursuant to the Merger Agreement, Grace may not, during the Interim Period (as defined under the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conduct of Business Pending the Merger”), declare, set aside or pay any dividend or make any other distribution in respect of any of its capital stock, equity interests or other voting securities without the prior written consent of Parent, as further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conduct of Business Pending the Merger.”
The closing price of the shares of Grace common stock on April 23, 2021, the last trading day before the public announcement of the Merger, was $64.24 per share of Grace common stock. On August 9, 2021, the most recent practicable date before this proxy statement was distributed to Grace Stockholders, the closing price of the shares of Grace common stock on the NYSE was $69.33 per share. You are encouraged to obtain current market quotations for the shares of Grace common stock in connection with voting your shares.

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. You should carefully read and consider the more detailed information contained elsewhere in this proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption, “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of shares of Grace common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	When and where is the Special Meeting?
A:	Grace will hold the Special Meeting at Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029, on September 17, 2021, at 9:00 a.m., Eastern time.
Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
•	to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Grace, and Grace will become a wholly owned subsidiary of Parent;
•	to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•	to approve the Adjournment Proposal.
Q:	Who is entitled to vote at the Special Meeting?
A:
Only holders of record of Grace common stock as of the close of business on August 9, 2021, the Record Date for the Special Meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of Grace common stock will be entitled to cast one (1) vote on each matter properly brought before the Special Meeting for each such share owned at the close of business on the Record Date.

Q:	How do I attend the Special Meeting?
A:
If you are a stockholder of record as of the Record Date, you may attend the Special Meeting in person. If you plan to attend the Special Meeting in person, you must provide proof of ownership of Grace common stock as of the Record Date, such as an account statement indicating ownership on that date and a form of personal identification for admission to the meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend the Special Meeting and vote in person, your vote will revoke any proxy previously submitted.
If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How many shares are needed to constitute a quorum?
A:
A quorum will be present if holders of a majority of the shares of Grace common stock issued and outstanding and entitled to vote at the Special Meeting are present in person or represented by proxy at the Special Meeting. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned or postponed from time to time until a quorum is obtained.

As of the Record Date, there were 66,270,051 shares of Grace common stock outstanding and entitled to vote at the Special Meeting.
If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the Special Meeting.
If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the Special Meeting.
Q:	What will I receive if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $70.00 in cash, without interest and less any applicable withholding taxes, for each share of Grace common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 100 shares of Grace common stock, you will receive $7,000 in cash in exchange for your shares of Grace common stock, without interest and less any applicable withholding taxes.

Additionally, the Merger Agreement provides that each Company Option and Company SAR outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled at the Effective Time and be converted into the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (i) the excess of the Merger Consideration over the per share exercise price of such Company Option or Company SAR, and (ii) the number of shares of Grace common stock covered by such Company Option or Company SAR immediately prior to the Effective Time. Any Company Option or Company SAR that has a per share exercise price that is greater than or equal to the Merger Consideration will be cancelled for no consideration or payment.
Each Company RSU Award and each Company Performance Share Award that is outstanding immediately prior to the Effective Time will be assumed at the Effective Time and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Grace common stock covered by the applicable award immediately prior to the Effective Time, which converted cash award will be subject to continued service vesting and other terms as set forth in the Merger Agreement, as described in greater detail in the section of this proxy statement captioned “Special Factors—Interests of Executive Officers and Directors of Grace in the Merger—Treatment of Company Equity Awards.”
Q:	What vote is required to adopt the Merger Agreement?
A:
The affirmative vote of the holders of a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement. The transaction has not been structured to require the approval of a majority of unaffiliated Grace Stockholders.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to: (i) submit a signed proxy card; (ii) grant a proxy over the Internet or by telephone (using the instructions provided in the enclosed proxy card); or (iii) vote in person at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal. If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	Have any Grace Stockholders already agreed to approve the proposal to adopt the Merger Agreement?
A:
Yes. 40 North Latitude Master, the Supporting Stockholder, which beneficially owns 9,865,008 shares of Grace common stock representing approximately 14.9% of the outstanding Grace common stock as of August 6, 2021, has entered into the Voting Agreement with the Company. Pursuant to the Voting Agreement, the Supporting Stockholder has agreed, among other things, to vote its shares of Grace common stock in favor of the proposal to adopt the Merger Agreement. For more information, see the section of this proxy statement captioned “Special Factors—The Voting Agreement.”

Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by Grace Stockholders or if the Merger is not completed for any other reason, Grace Stockholders will not receive any payment for their shares of Grace common stock. Instead, Grace will remain an independent public company, Grace common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and we will continue to file periodic reports with the SEC.

In the event that either Grace or Parent terminates the Merger Agreement, then, under specified circumstances, Grace will be required to pay Parent a termination fee of $141 million or Parent will be required to pay Grace the Parent Termination Fee of $281 million, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”
Q:	Why are the stockholders being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Grace to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers in connection with the Merger.

Q:	What vote is required to approve the Compensation Proposal?
A:
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of the Compensation Proposal. An abstention with respect to the Compensation Proposal will have the same effect as a vote “AGAINST” this proposal. A failure to return your proxy card or otherwise vote your shares of Grace common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have no effect on this proposal, assuming a quorum is present.

Q:	What will happen if the stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Grace. Therefore, if the other requisite stockholder approvals are obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Grace’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What vote is required to approve the Adjournment Proposal?
A:
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter is required for approval of the Adjournment Proposal. An abstention with respect to the Adjournment Proposal will have the same effect as a vote “AGAINST” the proposal. A failure to return your proxy card or otherwise vote your shares of Grace common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf), will have no effect on this proposal, assuming a quorum is present.
Q:	How does the Board of Directors recommend that I vote?
A:	The Board of Directors, on behalf of Grace, unanimously recommends that Grace Stockholders (including unaffiliated security holders) vote:
•	“FOR” the proposal to adopt the Merger Agreement;
•	“FOR” the proposal to approve, on an advisory (non-binding) basis, the Compensation Proposal; and
•	“FOR” the Adjournment Proposal.
For a discussion of the factors that the Board of Directors considered in determining to recommend in favor of the proposal to adopt the Merger Agreement, see the section of this proxy statement captioned “Special Factors—Recommendation of the Board of Directors; Reasons for the Merger; Fairness of the Merger.” In addition, in considering the recommendation of the Board of Directors with respect to the Merger Agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Grace Stockholders generally. For a discussion of these interests, see the section of this proxy statement captioned “Special Factors—Interests of Executive Officers and Directors of Grace in the Merger.”
Q:	How do the Grace directors and executive officers intend to vote?
A:
Grace’s directors and executive officers have informed us that they intend to vote their shares of Grace common stock in favor of the proposal to adopt the Merger Agreement and the other proposals to be considered at the Special Meeting, although they have no obligation to do so. As of the Record Date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately 284,624 shares of Grace common stock, or approximately 0.4% of the outstanding shares of Grace common stock entitled to vote at the Special Meeting.

Q:	Am I entitled to rights of appraisal under the DGCL?
A:
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Grace common stock are entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Grace common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest on the amount determined to be fair value, if any, as determined by the court. Grace Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex D to this proxy statement. See the section of this proxy statement captioned “Special Factors—Appraisal Rights.”

Q:	What do I need to do now?
A:
You should carefully read and consider this entire proxy statement and the annexes to this proxy statement, including, but not limited to, the Merger Agreement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your shares can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:	Should I send in my stock certificates or other evidence of ownership now?
A:
No. You should not return your stock certificates or send in other documents evidencing ownership of Grace common stock with the proxy card. If the Merger is completed, if your shares of Grace common stock are evidenced by stock certificates, the paying agent for the Merger will send you a letter of transmittal and written instructions that explain how to exchange shares of Grace common stock for the Merger Consideration (without interest and subject to required withholding taxes).

Q:	What happens if I sell or otherwise transfer my shares of Grace common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of Grace common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies Grace in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of Grace common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card).

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Grace.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of Grace common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A: If you are a stockholder of record (that is, if your shares of Grace common stock are registered in your name with EQ Shareowner Services, our transfer agent), there are four (4) ways to vote:
•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;
•	by visiting the Internet at the address on your proxy card;
•	by calling toll-free (within the U.S. (including its territories) and Canada) at the phone number on your proxy card; or
•	by attending the Special Meeting in person.
Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible.
Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of Grace common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of Grace common stock in person at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to the Corporate Secretary of Grace; or
•	by attending the Special Meeting and voting in person.
Please note that if you want to revoke your proxy by mailing a new proxy card to us or by sending a written notice of revocation to us, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by us before the Special Meeting.
If you hold your shares of Grace common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person to vote your shares of Grace common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Grace common stock is called a “proxy card.”

Q:	If a stockholder gives a proxy, how are the shares voted?
A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What should I do if I receive more than one (1) set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the Internet or by telephone using the instructions provided in the enclosed proxy card) each proxy card and voting instruction card that you receive.

You may receive more than one (1) set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one (1) brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one (1) name, you will receive more than one (1) proxy card.
Q:	What is householding and how does it affect me?
A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who will solicit and pay the costs of soliciting proxies?
A:
The Board of Directors is soliciting your proxy, and Grace will bear the costs of this solicitation. MacKenzie Partners, Inc. (“MacKenzie Partners”) has been retained to assist with the solicitation of proxies. MacKenzie Partners will be paid $60,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the Special Meeting. We will reimburse brokerage firms and others for their reasonable expenses of forwarding solicitation material to beneficial owners of outstanding Grace common stock. Proxies may be solicited by mail, personal interview, e-mail, telephone or via the Internet or, without additional compensation, by certain of Grace’s directors, officers and employees.

Q:	Where can I find the voting results of the Special Meeting?
A:
Grace intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that Grace files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the fourth quarter of 2021. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Will the Merger be a taxable transaction?
A:
The Merger will be a taxable transaction for U.S. federal income tax purposes. Grace Stockholders should read the section of this proxy statement captioned “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed explanation of the U.S. federal income tax consequences of the Merger. Grace Stockholders should consult their tax advisors in light of their particular circumstances and any consequences arising under U.S. federal, state, local and non-U.S. income and other tax consequences relating to the Merger.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of Grace common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
Collect: (212) 929-5550
Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS
This proxy statement, and any document to which Grace refers in this proxy statement, may contain forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements regarding: financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; impact of COVID-19 on Grace’s business; competitive positions; growth opportunities for existing products; benefits from new technology; benefits from cost reduction initiatives; succession planning; markets for securities; the anticipated timing of closing of the proposed transaction and the potential benefits of the proposed transaction. Grace is subject to risks and uncertainties that could cause actual results or events to differ materially from its projections or that could cause forward-looking statements to prove incorrect. Factors that could cause actual results or events to differ materially from those contained in the forward-looking statements include, without limitation:
•	risks related to foreign operations, especially in areas of active conflicts and in emerging regions;
•	the costs and availability of raw materials, energy, and transportation;
•	the effectiveness of Grace’s research and development and growth investments;
•	acquisitions and divestitures of assets and businesses;
•	developments affecting Grace’s outstanding indebtedness;
•	developments affecting Grace’s pension obligations;
•	legacy matters (including product, environmental, and other legacy liabilities) relating to past activities of Grace;
•	its legal and environmental proceedings;
•	environmental compliance matters (including existing and potential laws and regulations pertaining to climate change, or our products and services);
•	the inability to establish or maintain certain business relationships;
•	the inability to hire or retain key personnel;
•	natural disasters such as storms and floods;
•	fires and force majeure events;
•	the economics of our customers’ industries, including the petroleum refining, petrochemicals, and plastics industries, and shifting consumer preferences;
•	public health and safety concerns, including pandemics and quarantines;
•	changes in tax laws and regulations;
•	international trade disputes, tariffs, and sanctions;
•	the potential effects of cyberattacks;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;
•	the failure to obtain Grace stockholder approval of the Merger or the failure to satisfy any of the other conditions to the completion of the Merger;
•	risks relating to the financing required to complete the Merger;
•
the effect of the announcement of the Merger on the ability of Grace to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally;

•
the effects of the Merger on the integration of the Fine Chemistry Services business acquired by Grace from Albemarle Corporation for approximately $570 million, which was announced by Grace on February 26, 2021 and consummated on June 1, 2021 (the “FCS Acquisition”);

•	risks associated with the disruption of management’s attention from ongoing business operations due to the Merger Agreement;
•	the ability to meet expectations regarding the timing and completion of the Merger;
•	significant transaction costs, fees, expenses and charges;
•	the risk of litigation and/or regulatory actions related to the Merger;
•
other business effects, including the effects of industry, market, economic, political, regulatory or world health conditions (including new or ongoing effects of the COVID-19 pandemic), and other factors detailed in Grace’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020, Grace’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 and Grace’s other filings with the SEC, which are available at www.sec.gov and on Grace’s website at www.grace.com.

Our reported results should not be considered as an indication of our future performance. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Grace undertakes no obligation to release publicly any revisions to our projections and forward-looking statements, or to update them to reflect events or circumstances occurring after the dates those projections and statements are made.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
The Special Meeting will be held at Ten Oaks Ballroom and Conference Center, 5000 Signal Bell Lane, Clarksville, Maryland 21029, on September 17, 2021, at 9:00 a.m., Eastern time.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote on proposals to:
•	approve the adoption of the Merger Agreement, which is further described in the sections of this proxy statement captioned “Special Factors” and “Proposal 1: Adoption of the Merger Agreement”;
•
approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Grace’s named executive officers that is based on or otherwise related to the Merger Agreement and the transactions contemplated by the Merger Agreement, the value of which is disclosed in the table in the section of this proxy statement captioned “Special Factors—Interests of Executive Officers and Directors of Grace in the Merger”; and

•	adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.
Our stockholders must adopt the Merger Agreement for the Merger to occur. If our stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and certain provisions of the Merger Agreement are described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement.”
The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to adopt the Merger Agreement and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the named executive officer Merger-related compensation proposal is advisory only, it will not be binding on either Grace or Parent. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of the Grace Stockholders.
We do not expect that any matters other than the proposals set forth above will be brought before the Special Meeting. If, however, such a matter is properly presented at the Special Meeting or any adjournment or postponement thereof, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies.
This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about August 10, 2021.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the close of business on August 9, 2021, the Record Date for the Special Meeting, are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were 66,270,051 shares of Grace common stock outstanding and entitled to vote at the Special Meeting.
The holders of a majority of the Grace common stock issued and outstanding and entitled to vote in person or as represented by proxy will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies. Once a share is represented at the Special Meeting, it will be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a new record date is set for an adjourned Special Meeting, a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Special Meeting.

Vote Required; Abstentions and Broker Non-Votes
The affirmative vote of the holders of a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting is required to adopt the Merger Agreement. As of the Record Date, 33,135,026 votes constitute a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting. The adoption of the Merger Agreement by Grace Stockholders is a condition to the closing of the Merger. The transaction has not been structured to require the approval of a majority of unaffiliated Grace Stockholders.
Approval of each of (i) the Adjournment Proposal, whether or not a quorum is present, and (ii) the Compensation Proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter.
An abstention occurs when a stockholder attends a meeting, in person or by proxy, but abstains from voting. At the Special Meeting, abstentions will be counted in determining whether a quorum is present. If a stockholder abstains from voting or fails to vote its shares of Grace common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker to give voting instructions to the broker), that abstention or failure to vote will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement. For stockholders who attend the meeting or are represented by proxy and abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” the Compensation Proposal and “AGAINST” the Adjournment Proposal. However, a failure to return your proxy card or otherwise vote your shares of Grace common stock will have no effect on the Compensation Proposal and the Adjournment Proposal, assuming a quorum is present.
Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement but will have no effect on the Compensation Proposal or the Adjournment Proposal. Broker non-votes are shares held by brokers that are present in person or by proxy at the Special Meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Grace common stock held in “street name” does not give voting instructions to the broker, then those shares will not be present in person or by proxy at the Special Meeting. For shares of Grace common stock held in “street name,” only shares of Grace common stock affirmatively voted “FOR” the proposal to adopt the Merger Agreement will be counted as a vote in favor of such proposal.
Stock Ownership and Interests of Certain Persons
Shares Held by Grace’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 284,624 shares of Grace common stock, representing approximately 0.4% of the shares of Grace common stock outstanding on the Record Date (and approximately 0.7% of the total shares of Grace common stock outstanding when taking into account Company Equity Awards held, in the aggregate, by our directors and executive officers).
We currently expect that our directors and executive officers will vote all of their respective shares of Grace common stock (1) “FOR” the adoption of the Merger Agreement, (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal, and (3) “FOR” the Adjournment Proposal.
Shares Held by 40 North Latitude Master Fund Ltd.
The Supporting Stockholder, which beneficially owns 9,865,008 shares of Grace common stock representing approximately 14.9% of the outstanding Grace common stock as of August 6, 2021, has entered into the Voting Agreement with the Company. Pursuant to the Voting Agreement, the Supporting Stockholder has agreed, among other things, to vote its shares of Grace common stock in favor of the proposal to adopt the Merger Agreement. For more information, see the section of this proxy statement captioned “Special Factors—The Voting Agreement.”

Voting of Proxies
Attendance
All holders of shares of Grace common stock as of the close of business on August 9, 2021, the Record Date, including stockholders of record and beneficial owners of Grace common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the Special Meeting.
To attend the Special Meeting in person, you must provide proof of ownership of Grace common stock as of the Record Date, such as an account statement indicating ownership on that date, and a form of personal identification for admission to the Special Meeting. If you hold your shares in “street name,” and you also wish to be able to vote at the Special Meeting, you must obtain a “legal proxy”, executed in your favor, from your bank, broker or other nominee.
Shares of Grace Common Stock Held by Record Holders
If your shares are registered in your name with our transfer agent, EQ Shareowner Services, you may cause your shares to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). You must have the enclosed proxy card available and follow the instructions on the proxy card in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares according to your directions.
If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person, your vote will revoke any previously submitted proxy.
Voting instructions are included on your proxy card. All shares represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal. If you fail to return your proxy card or vote by telephone or via the Internet, and you are a holder of record on the Record Date, unless you attend the Special Meeting and vote in person, your shares of Grace common stock will not be considered present at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting, which will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and, assuming a quorum is present, will have no effect on the Compensation Proposal or the Adjournment Proposal.
Shares of Grace Common Stock Held in “Street Name”
If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement but will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;
•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary of Grace; or
•	attending the Special Meeting and voting in person.
Please note that if you want to revoke your proxy by mailing a new proxy card to us or by sending a written notice of revocation to us, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by us before the Special Meeting.
If you have submitted a proxy, your appearance at the Special Meeting will not have the effect of revoking your prior proxy, provided that you do not vote in person or submit an additional proxy or revocation, which, in each case, will have the effect of revoking your proxy.
If you hold your shares of Grace common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors, on behalf of Grace, has unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Grace and its stockholders (including unaffiliated security holders); (ii) approved the execution, delivery and performance of the Merger Agreement by Grace and the consummation of the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend that Grace Stockholders (including unaffiliated security holders) adopt the Merger Agreement and the consummation of the transactions contemplated thereby.
The Board of Directors, on behalf of Grace, unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Grace. We have retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies in connection with the Special Meeting for a fee of approximately $60,000 plus reasonable out-of-pocket costs and expenses. We will also indemnify MacKenzie Partners against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, e-mail, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Other Information
You should not return your stock certificates or send in other documents evidencing ownership of Grace common stock with the proxy card. If the Merger is completed, if your shares of Grace common stock are evidenced by stock certificates, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Grace common stock evidenced by stock certificates for the Merger Consideration (without interest and subject to required withholding taxes).
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by Grace Stockholders of the proposal to adopt the Merger Agreement, we anticipate that the Merger will be consummated in the fourth quarter of 2021.
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of Grace common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of Grace common stock who perfect their appraisal rights, who do not thereafter withdraw their demand for appraisal, and who follow the procedures in the manner prescribed by Section 262 of the DGCL may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of Grace common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest to be paid on the amount determined to be fair value, if any (or in certain circumstances described in further detail in the section of this proxy statement captioned “Special Factors—Appraisal Rights,” on the difference between the amount determined to be the fair value and the amount paid by the Surviving Corporation in the Merger to each stockholder entitled to appraisal prior to the entry of judgment in any appraisal proceeding). Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to review Section 262 of the DGCL carefully and to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares.
To exercise your appraisal rights, you must: (i) submit a written demand for appraisal to Grace before the vote is taken on the adoption of the Merger Agreement; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement; (iii) continue to hold your shares of Grace common stock of record through the Effective Time; and (iv) strictly comply with all other procedures for exercising appraisal rights under Section 262 of the DGCL. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of the Merger unless certain stock ownership conditions are satisfied by the stockholders seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “Special Factors—Appraisal Rights,” which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is reproduced and attached as Annex D to this proxy statement and incorporated herein by reference. If you hold your shares of Grace common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee.
Delisting and Deregistration of Grace Common Stock
If the Merger is completed, the shares of Grace common stock will be delisted from the NYSE and deregistered under the Exchange Act, and shares of Grace common stock will no longer be publicly traded.
Other Matters
At this time, we know of no other matters to be voted on at the Special Meeting. If any other matters properly come before the Special Meeting, your shares of Grace common stock will be voted in accordance with the discretion of the appointed proxy holders.
Householding of Special Meeting Materials
Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two (2) or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.
If you would like to receive your own set of our disclosure documents, please contact us using the instructions set forth below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, please contact us using the instructions set forth below.
If you are a stockholder of record, you may contact us by calling or writing to Grace Shareholder Services at the address or phone number provided below. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044
(410) 531-4167
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Grace common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
Collect: (212) 929-5550
Toll-Free: (800) 322-2885
E-mail : proxy@mackenziepartners.com

SPECIAL FACTORS
This section of the proxy statement describes the material aspects of the Merger and certain special factors concerning the Merger of which you should be aware. This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this document contains important information about the Merger and how it affects you.
Parties Involved in the Merger
W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044
(410) 531-4000
Built on talent, technology and trust, Grace, a Delaware corporation, is a leading global supplier of catalysts and engineered materials. Grace’s two industry-leading business segments—Grace Catalysts Technologies and Grace Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 4,300 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at www.grace.com. Grace common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GRA.”
A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as amended, which is incorporated by reference into this proxy statement. See the section of this proxy statement captioned “Where You Can Find More Information.”
W. R. Grace Holdings LLC (fka Gibraltar Acquisition Holdings LLC)
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600
Parent was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. On July 29, 2021, in connection with the arranging of the debt financing in connection with the Merger, Parent’s limited liability company name was changed from Gibraltar Acquisition Holdings LLC to W. R. Grace Holdings LLC.
Gibraltar Merger Sub Inc.
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600
Merger Sub is a wholly owned subsidiary of Parent and was formed on April 23, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Standard Industries Holdings Inc. and Standard Industries Inc.
1 Campus Drive
Parsippany, New Jersey 07054
(973) 628-3000
Standard Industries Holdings is the parent company of Standard Industries, a privately held global industrial company operating in over 80 countries with over 15,000 employees, as well as the direct or indirect parent company of Parent Holdings, Midco Holdings, Parent and Merger Sub. The Standard Industries ecosystem spans a broad array of holdings, technologies and investments—including both public and private companies from early to late-stage—as well as world-class building materials assets and next-generation solar solutions. Throughout its

140-year history, Standard Industries has leveraged its deep industry expertise and vision to create outsize value across its businesses, which today include operating companies GAF, BMI, Siplast, GAF Energy, Schiedel and SGI, as well as related businesses 40 North, a multi-billion-dollar investment platform, 40 North Ventures and Winter Properties. More information about Standard Industries is available at www.standardindustries.com. Standard Industries Holdings’ related investment platform 40 North is a long-standing stockholder of Grace. At the Effective Time, the Surviving Corporation, will be directly owned by Parent.
In connection with the transactions contemplated by the Merger Agreement, (i) Standard Industries Holdings has provided Parent with an equity commitment of $3,516 million and (ii) Parent has obtained debt financing commitments in an aggregate amount of $3,455 million ($3,905 million including the revolving credit facility commitment) pursuant to the Debt Commitment Letter. Such amounts will be used to fund the aggregate purchase price required to be paid at the closing of the Merger and to also fund certain other payments (including the Merger Amounts), subject to the terms and conditions of the Merger Agreement. In addition, Standard Industries Holdings has agreed to guarantee the payment of certain liabilities and obligations of Parent under the Merger Agreement, subject to an aggregate cap equal to $290 million, including any termination fee and amounts in respect of certain reimbursement and indemnification obligations of Parent and Merger Sub for certain costs, expenses or losses incurred or sustained by Grace, as specified in the Merger Agreement. For more information, please see the section of this proxy statement captioned “—Financing of the Merger.”
W. R. Grace Midco Holdings LLC (fka Gibraltar Midco Holdings LLC)
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600
Midco Holdings was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. On July 29, 2021, in connection with the arranging of the debt financing in connection with the Merger, Midco Holdings’ limited liability company name was changed from Gibraltar Midco Holdings LLC to W. R. Grace Midco Holdings LLC.
W. R. Grace Parent Holdings LLC (fka Gibraltar Parent Holdings LLC)
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600
Parent Holdings was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger. On July 29, 2021, in connection with the arranging of the debt financing in connection with the Merger, Parent Holdings’ limited liability company name was changed from Gibraltar Parent Holdings LLC to W. R. Grace Parent Holdings LLC.
40 North Management LLC
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600
40 North serves as principal investment manager to 40 North Latitude Feeder and 40 North Latitude Master.
40 North Latitude Fund LP
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600

The principal business of 40 North Latitude Feeder is the making of investments in publicly traded securities and other assets.
40 North GP III LLC
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600
The principal business of 40 North GP III is to serve as general partner of 40 North Latitude Feeder.
40 North Latitude Master Fund Ltd.
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600
The principal business of 40 North Latitude Master is the making of investments in securities and other assets.
David S. Winter and David J. Millstone
9 West 57th Street, 47th Floor
New York, New York 10019
(212) 821-1600
David S. Winter and David J. Millstone serve as the sole members and principals of each of 40 North and 40 North GP III, as the sole directors of 40 North Latitude Master, as directors, Co-Executive Chairmen and Chief Executive Officers of Standard Industries and as the directors, Co-Executive Chairmen, Chief Executive Officers and Presidents of Standard Industries Holdings.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Grace and the separate corporate existence of Merger Sub will cease, with Grace continuing as the Surviving Corporation. As a result of the Merger, Grace will become a wholly owned subsidiary of Parent, and Grace common stock will no longer be publicly traded and will be delisted from the NYSE. In addition, Grace common stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).
Effect on Grace if the Merger Is Not Completed
If the Merger Agreement is not adopted by Grace Stockholders, or if the Merger is not completed for any other reason:
•	the Grace Stockholders will not be entitled to, nor will they receive, any payment for their respective shares of Grace common stock pursuant to the Merger Agreement;
•
(i) Grace will remain an independent public company; (ii) Grace common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act; and (iii) Grace will continue to file periodic reports with the SEC;

•
we anticipate that (i) management will operate the business in a manner similar to that in which it is being operated today and (ii) stockholders will be subject to similar types of risks and uncertainties as those to which they are currently subject, including, but not limited to, risks and uncertainties with respect to Grace’s business, prospects and results of operations, as such may be affected by, among other things, the highly competitive industry in which Grace operates and economic conditions;

•
the price of Grace common stock may decline significantly, and if that were to occur, it is uncertain when, if ever, the price of Grace common stock would return to the price at which it trades as of the date of this proxy statement;

•
the Board of Directors will continue to evaluate and review Grace’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate; irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that Grace’s business, prospects and results of operations will be adversely impacted; and

•
under specified circumstances, Grace will be required to pay Parent the Company Termination Fee of $141 million upon the termination of the Merger Agreement, as described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Termination Fee.”

Merger Consideration
Grace Common Stock
At the Effective Time, each share of Grace common stock (other than Excluded Shares, which include, for example, shares of Grace common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal in accordance with Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Grace common stock that you own (without interest and less any applicable withholding taxes), but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have a right to receive payment of the “fair value” of their shares as determined pursuant to an appraisal proceeding, as contemplated by Delaware law). For more information, please see the section of this proxy statement captioned “—Appraisal Rights.”
Treatment of Company Equity Awards
Treatment of Company Options and Company SARs. The Merger Agreement provides that each Company Option and each Company SAR that is outstanding immediately prior to the Effective Time will vest at closing and be converted into the right to receive an amount in cash equal to the product of Merger Consideration (less the applicable exercise price) and the number of shares of Grace common stock covered by such Company Option or Company SAR (without interest and less applicable withholding taxes). Payment of these cash amounts will be paid within three (3) business days after the Effective Time. Any Company Option or Company SAR that has a per share exercise price that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration or payment.
Treatment of Company RSU Awards and Company Performance Share Awards. The Merger Agreement provides that each Company RSU Award and each Company Performance Share Award that is outstanding immediately prior to the Effective Time will be assumed and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying the Merger Consideration by the number of shares of Grace common stock covered by such award immediately prior to the Effective Time, which converted cash award will be subject to continued service vesting and other terms as set forth in the Merger Agreement.
Background of the Merger
As part of its ongoing consideration and evaluation of its long-term value creation opportunities, the Board of Directors and senior management regularly review and assess the Company’s business strategies, objectives and key initiatives, including strategic opportunities and challenges, and have considered various strategic options potentially available to the Company, all with the goal of enhancing value for Grace Stockholders. The strategic considerations have focused on, among other things, the Company’s growth opportunities as well as the business environment facing the Company and its industry and have from time to time included consideration of capital structure, potential business combination, acquisition or sale transactions and other financial and strategic alternatives.
As a fundamentally-based investment platform focused on public equities, 40 North takes concentrated, long term positions across a range of sectors. Beginning in 2018 after 40 North made its initial investment in the Company, representatives of 40 North periodically met with members of Company management to discuss the Company’s strategic direction and ongoing business plans, among other matters.

On May 7, 2018, 40 North filed with the SEC a beneficial ownership report on Schedule 13D (the “13D”), which disclosed, among other things, that 40 North had acquired beneficial ownership of 9.9% of the then-outstanding shares of Grace common stock. Thereafter, 40 North filed with the SEC several amendments to the 13D, which disclosed, among other things, successive increases in 40 North’s beneficial ownership of Grace common stock such that, as of the December 26, 2018 amendment to the 13D, 40 North reported beneficial ownership of 13.9% of the then-outstanding shares of Grace common stock.
On February 20, 2019, the Company entered into a letter agreement (the “2019 Letter Agreement”) with 40 North and certain of its affiliates pursuant to which the Company agreed to increase the size of the Board of Directors and to include Kathleen G. Reiland, an employee of 40 North through July 2021, and Henry R. Slack, who had been identified by 40 North but was not associated with either 40 North or the Company, on the slate of director nominees recommended by the Board of Directors for election at the Company’s 2019 annual meeting of stockholders. Pursuant to the 2019 Letter Agreement, 40 North agreed to certain standstill restrictions and confidentiality obligations. In connection with its entry into the 2019 Letter Agreement, 40 North filed with the SEC an amendment to the 13D, which disclosed, among other things, 40 North’s beneficial ownership of 14.0% of the then-outstanding shares of Grace common stock. During Ms. Reiland’s tenure on the Board of Directors, 40 North continued its practice of periodically meeting with members of Company management to discuss the Company’s strategic direction and business plan, among other matters.
In February 2019, the Company and a potential strategic partner (“Counterparty A”), which had previously expressed an interest in exploring a potential strategic transaction with the Company, entered into a confidentiality agreement and began to engage in discussions and due diligence regarding a potential business combination transaction. Discussions and due diligence continued throughout February and March 2019.
In March 2019, a representative of the Company contacted another potential strategic partner (“Counterparty B”) on behalf of the Company to assess Counterparty B’s possible interest in a potential strategic transaction with the Company. Counterparty B indicated that it did not have an interest in further discussions regarding a transaction with the Company.
In April 2019, Counterparty A notified the Company that it would not continue to pursue a potential strategic transaction with the Company, explaining that it did not want to assume certain legacy liabilities of the Company.
On May 8, 2019, Ms. Reiland and Mr. Slack were elected to the Board of Directors at the Company’s 2019 annual meeting of stockholders for terms expiring at the Company’s annual meeting of stockholders in 2020 and 2022, respectively.
Throughout the second half of 2019 and first half of 2020, the Board of Directors continued to review the Company’s strategic alternatives, including by preliminary discussions with a significant shareholder of Counterparty A to explore possible alternative structures for a potential strategic transaction involving the Company and Counterparty A. The dialogue between the shareholder of Counterparty A and the Company during such period did not include any discussion of the valuation of the Company or the price that would be paid for shares of Grace common stock in a potential strategic transaction.
On May 12, 2020, Ms. Reiland’s term as a director expired and the Board of Directors reappointed her to the Board of Directors for a term expiring at the Company’s annual meeting of stockholders in 2021.
Over the course of the summer of 2020, the Board of Directors and Grace management received communications from several Grace Stockholders not affiliated with 40 North regarding Grace’s strategic direction, including in the form of letters to the Board of Directors and questions to Grace management during scheduled investor conference calls and virtual meetings. Among other things, these investors argued that, in light of Grace’s stock price performance, the Board of Directors should undertake a strategic review process. On August 23, 2020, Ms. Reiland sent an email to other members of the Board of Directors to express her agreement with the substance of these investor communications, and thereby raising concerns regarding the Company’s stock price performance and urging the Board of Directors to accelerate its plans to undertake a strategic review process.
On August 30, 2020, a meeting of the Board of Directors was held, during which the Board of Directors discussed its plans to undertake a strategic review process, as it has historically undertaken from time to time. The consensus view of the Board of Directors was that the Board of Directors should undertake a strategic review process. Following discussion, the Board of Directors determined to engage Goldman Sachs and Moelis to serve as the Company’s financial advisors in conducting a strategic review of the Company’s strategic alternatives, with each of Goldman Sachs and Moelis undertaking independent analyses, in order to assist the Board of Directors in determining the best course of action to maximize long-term value for the Company and its stockholders. The Board of Directors retained each of Goldman Sachs and Moelis based upon their qualifications, experience and expertise.
On September 8, 2020, the Company’s Chief Executive Officer, Hudson La Force, met telephonically with 40 North’s principals, David J. Millstone and David S. Winter, to provide an update on the Board of Directors’ intent to conduct a strategic review with the advice and assistance of the Company’s financial advisors, Goldman Sachs and Moelis, as well as the Company’s outside counsel, Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”).
On September 9, 2020, a meeting of the Board of Directors was held, which was attended by representatives of Goldman Sachs, Moelis and Wachtell Lipton. Representatives of Goldman Sachs and Moelis separately discussed with the Board of Directors their initial perspectives on strategic alternatives potentially available to the Company and plans for a more detailed preliminary assessment scheduled for a subsequent meeting. In addition, representatives of Wachtell Lipton described to the directors their fiduciary duties in connection with evaluating strategic alternatives or considering a mergers and acquisitions process.
On October 9, 2020, a meeting of the Board of Directors was held, during which representatives of Goldman Sachs and Moelis separately presented their independent preliminary assessments regarding the Company’s potential strategic alternatives, including a review of the public equity market perspectives regarding the Company, a financial analysis of the Company’s standalone plan, potential counterparties to strategic transactions, and possible means of pursuing certain strategic transactions involving the Company. In the course of their presentations, representatives of Goldman Sachs and Moelis reviewed their independent preliminary financial analyses of the Company based on various methodologies. The representatives of Goldman Sachs and Moelis each independently advised the Board of Directors that, in light of equity market volatility and dislocation due to the COVID-19 pandemic, the then-current valuation of Grace common stock in public equity markets undervalued the Company relative to its specialty chemical peers and the values for the Company implied by the preliminary financial analyses. In addition, the representatives of Goldman Sachs and Moelis each independently advised the Board of Directors that any outreach to potential counterparties to a business combination or sale transaction should be made privately in order to, among other things, mitigate the risk that public outreach by the Company would lead to the use of a dislocated market price of Grace common stock as a reference point for possible proposals by potential transaction counterparties rather than the Company’s intrinsic value. Following the presentations from the Company’s financial advisors and discussion among the directors, during which Ms. Reiland expressed her preference for the Company to conduct a public (as opposed to private) strategic review process, the Board of Directors directed the Company’s management and financial advisors to privately contact potential transaction counterparties to evaluate the possibility of a potential business combination or sale transaction involving the Company.
When the Board of Directors determined not to pursue the public strategic review process preferred by Ms. Reiland, Ms. Reiland concluded that there was no longer a purpose to her continuing to serve on the Board of Directors.
On October 13, 2020, Ms. Reiland delivered to the Board of Directors a letter tendering her resignation from the Board of Directors, effective immediately. In connection with Ms. Reiland’s resignation, 40 North filed with the SEC an amendment to the 13D, which disclosed, among other things, 40 North’s beneficial ownership of 14.9% of the then-outstanding shares of Grace common stock, and to which Ms. Reiland’s resignation letter was attached as an exhibit. As a result of Ms. Reiland’s resignation, pursuant to the 2019 Letter Agreement, the standstill restrictions applicable to 40 North and its affiliates pursuant to the 2019 Letter Agreement expired 15 days following the date of her resignation.
Over the course of October, November and December 2020, Mr. La Force and representatives of the Company, including its financial advisors, at the direction of the Board of Directors, contacted five strategic parties identified by the Company, Goldman Sachs and Moelis as potentially having an interest in a potential strategic transaction involving the Company. In addition, representatives of various financial sponsors contacted Goldman Sachs and Moelis to express an interest in a possible strategic transaction involving a combination of the Company with all or a part of their portfolio companies. While certain parties held one or more meetings with the Company’s management or financial advisors, none of the parties (other than Counterparty C (as defined below)) entered into a confidentiality or standstill agreement with the Company to facilitate further discussions regarding a potential transaction.
In addition, Mr. La Force met telephonically with the Chairman of Counterparty A on multiple occasions between November 2020 and February 2021. The Chairman of Counterparty A indicated that Counterparty A could be interested in a potential strategic transaction with the Company, but did not make a proposal for a transaction with the Company and ultimately did not continue discussions regarding such a transaction.
Between the date of Ms. Reiland’s resignation and November 9, 2020, 40 North continued to consider Grace’s strategic direction and 40 North’s investment in Grace, recognizing that the standstill restrictions (including those applicable to the submission of a public takeover proposal) expired 15 days following the date of Ms. Reiland’s resignation. In particular, 40 North considered that Grace’s share price performance did not reflect the strength of its underlying business. Further to that assessment, on November 9, 2020, after determining that taking Grace private represented the most credible path to unlock value for the Company and its stockholders with a high level of certainty, 40 North sent a letter to the Board of Directors, which was also filed with the SEC as an exhibit to an amendment to the 13D, pursuant to which 40 North and its affiliated investment funds proposed to acquire the Company for $60.00 per share of Grace common stock in cash, subject to certain conditions (the “November 9 Proposal”).
Later that day, a meeting of the Board of Directors was held, which was attended by representatives of Goldman Sachs, Moelis and Wachtell Lipton, during which the Board of Directors reviewed and considered the November 9 Proposal. Following discussion, the Board of Directors determined that the November 9 Proposal was inadequate and significantly undervalued the Company. Following the conclusion of the special meeting of the Board of Directors, the Company issued a press release confirming the Company’s receipt of the November 9 Proposal. The press release disclosed that the Board of Directors was “carefully evaluating and thoroughly discussing its value creation opportunities” and that given “the Company’s strong prospects and its ongoing review of the alternative opportunities available, Grace’s Board of Directors unanimously believes that 40 North’s $60 per share proposal significantly undervalues the Company and is not a basis for further discussion.” The press release also explained that the Board of Directors remained “open to all opportunities to maximize value for shareholders.”
Upon review of the Board of Directors’ response, 40 North was disappointed at the rejection of its November 9 Proposal without any further engagement. Nevertheless, 40 North began to consider possible options for further pursuing the potential transaction in light of that development, including the possibility of initiating an unsolicited tender offer and/or undertaking a proxy contest.
On November 17, 2020, Mr. La Force met telephonically with representatives of Counterparty B. Counterparty B indicated that it did not have an interest in pursuing a potential strategic transaction involving the Company at such time.
On November 23, 2020, a meeting of the Board of Directors was held, during which Mr. La Force provided an update regarding the ongoing review of strategic alternatives and the assessment of potential transactions that would maximize the long-term value of the Company for its stockholders.
On December 4, 2020, the Chairman and Chief Executive Officer of a portfolio company of a financial sponsor, along with representatives of the financial sponsor, met telephonically with representatives of the Company to discuss a possible strategic transaction involving a combination of the Company with the portfolio company (“Counterparty C”).
On December 16, 2020, the Company and Counterparty C entered into a confidentiality agreement containing customary provisions, including a customary standstill provision that would terminate upon the occurrence of certain events, including the entry by the Company into an agreement providing for the sale or change in control of the Company. Thereafter, during the remainder of December 2020 and throughout the first three months of 2021, Counterparty C, with the assistance of its advisors, conducted due diligence on the Company, including through telephone calls and videoconferences with Company management.
On December 18, 2020, a meeting of the Board of Directors was held, during which Mr. La Force provided an update regarding the ongoing review of strategic alternatives.

Between the November 9 Proposal and January 11, 2021, 40 North continued to consider Grace’s strategic direction and 40 North’s investment in Grace, including the response of the Board of Directors to the November 9 Proposal. 40 North continued to be of the view that Grace offered a strong and unique, but unrealized, value proposition that could make it a standout player in the world of specialty chemicals and that a take-private transaction would offer an opportunity for the Company’s existing stockholders to realize immediate liquidity at a value that, in 40 North’s view, far exceeded what Grace would be able to achieve on its then current course. 40 North ultimately determined to submit an improved offer in lieu of the alternative of an unsolicited tender offer or a proxy contest.
On January 11, 2021, 40 North sent another letter to the Board of Directors, which was also filed with the SEC as an exhibit to an amendment to the 13D, pursuant to which 40 North and its affiliated investment funds proposed to acquire the Company for $65.00 per share of Grace common stock in cash, subject to certain conditions (the “January 11 Proposal”). This letter explained that the January 11 Proposal represented “a premium of 62% over the Company’s unaffected share price” prior to October 14, 2020, when 40 North filed an amendment to the 13D disclosing Ms. Reiland’s resignation, and “a 54% premium over the Company’s unaffected 30-day VWAP” per Bloomberg, as of October 13, 2020. 40 North disclosed that they were advised “by Citi and J.P. Morgan, and [that] they, along with Deutsche Bank and BNP Paribas, have confirmed to us in writing that they are highly confident that they will be able to arrange the necessary financing for the acquisition.” In addition, 40 North reiterated that “we have conducted extensive due diligence and analysis based on publicly available information and can reconfirm that our remaining diligence requirements are strictly confirmatory in nature and can be completed on an accelerated basis.”
On January 12, 2021, a meeting of the Board of Directors was held, which was attended by representatives of Goldman Sachs, Moelis and Wachtell Lipton, during which Mr. La Force provided an update regarding the ongoing review of strategic alternatives, including the Company’s ongoing engagement with Counterparty C. The Board of Directors reviewed 40 North’s January 11 Proposal and determined that it would be in the best interests of the Company to respond to 40 North by offering to enter into a customary confidentiality agreement with 40 North, so that the Company might provide 40 North with additional information, and to engage with 40 North in discussions regarding 40 North’s proposal, in order for 40 North to be in a position to potentially further increase the value of its offer.
On January 15, 2021, in response to 40 North’s January 11 Proposal, the Company sent a letter to Messrs. Millstone and Winter, the text of which was included in a press release issued by the Company. The letter explained that the Board of Directors had “met and discussed [40 North’s] revised proposal [and is] willing to discuss a sale of Grace to 40 North in the context of [Grace’s] ongoing review of strategic alternatives. Any transaction would need to be at a price level that reflects the full value of Grace for its shareholders.” The Company’s letter conveyed that the Company “would be willing to share with [40 North], under customary and appropriate confidentiality arrangements, information that would support a full valuation of Grace.” Following receipt of the Company’s letter, at the direction of 40 North, a representative of Sullivan and Cromwell LLP (“Sullivan & Cromwell”), outside counsel to 40 North, requested a copy of a draft confidentiality agreement.
Over the course of January 14 and 15, 2021, members of management of the Company and representatives of Counterparty C, including their financial advisors, held a series of meetings by videoconference to present information regarding each of their respective businesses, managements, strategies and financial attributes.
On January 18, 2021, representatives of Wachtell Lipton provided a draft confidentiality agreement (the “2021 Confidentiality Agreement”) to representatives of Sullivan & Cromwell.
On January 21, 2021, a meeting of the Board of Directors was held, during which Mr. La Force provided an update regarding the ongoing review of strategic alternatives, including the discussions with Counterparty C and its evaluation of a potential strategic transaction involving the Company, as well as the status of negotiations of the 2021 Confidentiality Agreement with 40 North. The Board of Directors directed the Company’s management to continue to negotiate the 2021 Confidentiality Agreement with 40 North and, following its execution, proceed with furnishing certain due diligence information to 40 North so that it might be in a position to potentially further increase the value of its offer.

Also on January 21, 2021, representatives of Sullivan & Cromwell provided a revised draft of the 2021 Confidentiality Agreement to representatives of Wachtell Lipton, and over the course of the final two weeks of January 2021, representatives of Wachtell Lipton and Sullivan & Cromwell continued to exchange drafts of the 2021 Confidentiality Agreement.
On January 22, 2021, representatives of the Company and Counterparty C, including their respective financial advisors, met by videoconference to discuss certain financial analyses with respect to, and the potential synergies that might be realized by, a hypothetical combined company in order that such parties might determine whether to pursue a potential business combination transaction.
On February 1, 2021, the Company entered into the 2021 Confidentiality Agreement with 40 North and certain of its affiliates. In the 2021 Confidentiality Agreement, 40 North and its affiliates agreed, among other things, to comply with certain standstill restrictions prohibiting 40 North from taking certain actions including purchasing additional shares of Grace common stock, launching a proxy contest to seek representation on the Board of Directors, entering into any arrangements with directors of Grace, launching a hostile tender offer or forming any “groups” with third parties seeking to control Grace, until March 31, 2021, subject to the earlier termination of such restrictions in certain circumstances. The Company agreed, among other things, that the Board of Directors would consider timely any nomination by 40 North of director candidates for the Company’s 2021 annual meeting of stockholders delivered to the Company on or before the fifteenth (15th) day following the expiration or termination of the standstill restrictions. 40 North determined that it would enter into a short-duration standstill to pursue a negotiated transaction, but only if it did not preclude 40 North from nominating directors at the 2021 annual stockholders meeting, which 40 North thought was particularly important given that Grace has a classified Board of Directors.
On February 8, 2021, 40 North and certain of its advisors were provided with access to an electronic data room containing confidential due diligence information with respect to the Company. Thereafter, throughout February, March and April 2021, 40 North, with the assistance of its advisors, conducted additional due diligence on the Company, including through telephone calls and videoconferences with Company management.
On February 15, 2021, members of management of the Company, including its financial advisors, held a series of meetings by videoconference with representatives of 40 North to present information regarding the Company’s business, its management, strategy and financial attributes.
On February 17, 2021, representatives of the Company and Counterparty C, including their respective financial advisors, again met by videoconference to discuss the potential synergies that might be realized by a hypothetical combined company.
On February 22, 2021, Counterparty C delivered a letter from its Chairman and Chief Executive Officer to Mr. La Force, which letter proposed an all-stock merger with Counterparty C (the “February 22 Proposal”), subject to certain conditions. Counterparty C’s February 22 Proposal indicated that Grace Stockholders would retain a 36%-37% ownership interest in the combined company. A financial analysis of Counterparty C’s February 22 Proposal conducted by the Company’s financial advisors indicated that the proposal implied an upfront value per share of Grace common stock (before giving effect to synergies) that was less than the $65.00 per share offered by 40 North in its January 11 Proposal. The financial analysis also indicated that Counterparty C’s February 22 Proposal did not reflect that, based on the information about Counterparty C available to the Company and its advisors at the time, the Company should be valued at a premium multiple relative to the business of Counterparty C proposed to be combined with the Company, even before accounting for a change-of-control premium for the Company’s stockholders.
On February 24, 2021, Mr. La Force contacted the Chairman and Chief Executive Officer of Counterparty C to express disappointment in the economic terms implied by the proposal, in particular that such terms implied a change of control of the Company without offering an adequate premium. Mr. La Force and the Chairman and Chief Executive Officer of Counterparty C agreed to continue discussions and due diligence and that the Company and Counterparty C would continue to engage with their respective financial advisors so that Counterparty C might submit a revised proposal that would provide greater value to Grace Stockholders.
On February 25, 2021, a meeting of the Board of Directors was held, during which Mr. La Force updated the other members of the Board of Directors regarding the Company’s ongoing engagement with Counterparty C and 40 North. During the meeting, Mr. La Force and the other members of the Board of Directors reviewed the terms of Counterparty C’s February 22 Proposal and considered it in the context of 40 North’s January 11 Proposal. The Board of Directors discussed Mr. La Force’s response to the Chairman and Chief Executive Officer of Counterparty C, and expressed their concurrence with Mr. La Force’s encouragement of continued engagement between the Company and Counterparty C so that Counterparty C might submit a proposal on terms that could be compelling to the Company. The Board of Directors also directed the Company’s management and financial advisors to continue to provide due diligence information to 40 North so that it might be in a position to potentially further increase the value of its offer.
Throughout February and March 2021, representatives of 40 North met regularly with representatives of Citigroup Global Markets Inc. (“Citi”), J.P. Morgan Securities LLC (“J.P. Morgan”) and Sullivan & Cromwell to discuss, among other things, the progress of due diligence being conducted by 40 North, 40 North’s perspective regarding its investment in Grace and the potential transaction, and certain of the Citi and J.P. Morgan Discussion Materials (which are described in further detail in the section of this proxy statement captioned “—Summary of Certain Discussion Materials Provided by Citigroup Global Markets Inc. and J.P. Morgan Securities LLC”).
Throughout March 2021, representatives of the Company, including at various times Mr. La Force and the Company’s financial advisors and outside counsel, participated in discussions with representatives of Counterparty C with a view to obtaining additional information from Counterparty C regarding its business and proposed valuation, improving Counterparty C’s proposal and exploring potential transaction structures.
On March 7, 2021, a meeting of the Board of Directors was held, during which the Board of Directors reviewed Counterparty C’s February 22 Proposal and considered it in the context of 40 North’s January 11 Proposal as well as the Company’s standalone strategic plan. The Board of Directors discussed that Counterparty C’s February 22 Proposal depended on valuation assumptions regarding Counterparty C that the Company was not in a position to verify given that Counterparty C was privately held, whereas the material information regarding the Company was publicly disclosed. The Board of Directors discussed that the Company would need additional information from Counterparty C to verify its proposed valuation of itself relative to the Company and that, to date, Counterparty C was unwilling to proceed with mutual due diligence. Therefore, the Board of Directors directed the Company’s management to further engage with Counterparty C, including to respond with a counteroffer to the February 22 Proposal and to seek to facilitate mutual due diligence, in order to determine whether Counterparty C would make an actionable proposal for a potential business combination transaction, while also continuing to engage in the active due diligence process with 40 North to enable 40 North to complete its due diligence review of the Company and submit its best and final offer to acquire the Company.
On March 8, 2021, Mr. La Force called the Chairman and Chief Executive Officer of Counterparty C to convey a counteroffer, in response to Counterparty C’s February 22 Proposal and subject to further due diligence, of a relative valuation that would result in Grace Stockholders retaining a 45% ownership interest in the combined company.
On March 12, 2021, the Chairman and Chief Executive Officer of Counterparty C met telephonically with Mr. La Force and conveyed to Mr. La Force a revised proposal for an all-stock merger between the Company and Counterparty C (the “March 12 Proposal”), subject to certain conditions. Counterparty C’s March 12 Proposal indicated that Grace Stockholders would retain a 39%-40% ownership interest in the combined company.
On March 17, 2021, Mr. La Force met telephonically with the Chairman and Chief Executive Officer of Counterparty C to convey a counteroffer, in response to Counterparty C’s March 12 Proposal and subject to further due diligence, of a relative valuation that would result in Grace Stockholders retaining a 41%-42% ownership interest in the combined company.
In a March 19, 2021 email to Mr. La Force, the Chairman and Chief Executive Officer of Counterparty C reiterated the ownership range contemplated by the March 12 Proposal.
On March 22, 2021, Mr. La Force met telephonically with representatives of Counterparty C to discuss Counterparty C’s March 12 Proposal and the additional work, including due diligence and consideration of transaction structures and mechanics, that would be required to progress discussions toward an actionable proposal. During this conversation and various conversations between the advisors to the Company and the advisors to Counterparty C, Counterparty C was unwilling to commit to further improvements to its offer or to advance with any mutual due diligence without an agreement in principle on the relative valuation implied by Counterparty C’s March 12 Proposal.
On March 25, 2021, a meeting of the Board of Directors was held, which was attended by representatives of Goldman Sachs, Moelis and Wachtell Lipton, during which Mr. La Force updated the other members of the Board of Directors regarding the ongoing engagement with Counterparty C and 40 North. Mr. La Force advised the Board of Directors that, in recent discussions, Counterparty C had not been willing to improve the terms of its offer or proceed with further engagement until the Company agreed in principle to the relative valuation implied by Counterparty C’s March 12 Proposal. Mr. La Force also described the status of the ongoing due diligence process undertaken by 40 North, and explained that the Company was continuing to provide information in the virtual data room and organize due diligence calls in an effort to finalize the diligence process and advance the negotiation of deal terms and transaction documentation. Shortly following the conclusion of the Board of Directors’ meeting, at the direction of the Board of Directors, representatives of the Company delivered to representatives of 40 North a bid instruction letter with directions for 40 North’s submission of a final, definitive, binding proposal, including details regarding purchase price, financing, closing certainty and timing, as well as mark-ups of key transaction documents to be provided by the Company.
On March 25, 2021, Mr. La Force wrote the Chairman and Chief Executive Officer of Counterparty C to reiterate that the Company could not commit to the valuation range implied by Counterparty C’s March 12 Proposal and that any change-of-control combination must be at a valuation that compared favorably at the outset with other available alternatives. Mr. La Force suggested that the parties progress their engagement by proceeding with more advanced mutual due diligence and transaction-structuring discussions, without commitments of either party to a specific valuation range.
On March 27, 2021, the Chairman and Chief Executive Officer of Counterparty C responded to Mr. La Force to confirm that it had not identified any means of reaching a compromise on valuation, including in light of the alternatives available to the Company. The Chairman and Chief Executive Officer of Counterparty C further explained that Counterparty C would not agree to mutual due diligence without an agreement in principle on relative valuation.
On March 30, 2021, representatives of Wachtell Lipton sent to representatives of 40 North, including Sullivan & Cromwell, an initial draft of a Merger Agreement and Voting Agreement reflecting, among other things, (1) a termination fee equal to 2.0% of the Company’s equity value payable by the Company upon a termination of the Merger Agreement under certain circumstances, (2) a reverse termination fee equal to 10.0% of the Company’s equity value payable by Parent upon a termination of the Merger Agreement under certain circumstances and (3) a right of the Company to continue to pay, during the pendency of the Merger, a dividend to Grace Stockholders consistent with its historical practice. On March 31, 2021, representatives of Wachtell Lipton sent an initial draft of the confidential disclosure schedules to the Merger Agreement to representatives of 40 North, including Sullivan & Cromwell.
Between the January 11 Proposal and April 1, 2021, 40 North continued to consider Grace’s strategic direction and 40 North’s investment in Grace. In late March, 40 North also considered additional initiatives that could be pursued as part of its consideration of the transaction in light of the pending March 31, 2021 expiration of the standstill restrictions in the 2021 Confidentiality Agreement. Such additional initiatives included the possibility of nominating two or three director candidates to the Board of Directors at Grace’s 2021 annual meeting of stockholders, undertaking a “withhold” campaign in connection with Grace’s 2021 annual meeting of stockholders, submitting a revised proposal to acquire Grace and the price at which such proposal might be submitted, and the possibility of submitting a “best and final offer.” As part of considering these additional initiatives, 40 North also considered the findings of its due diligence conducted under the terms of the 2021 Confidentiality Agreement.
On April 1, 2021, following the expiration of the standstill provisions of the 2021 Confidentiality Agreement entered into by the Company and 40 North on February 1, 2021, 40 North delivered another letter to the Board of Directors, which was also filed with the SEC as an exhibit to an amendment to the 13D, pursuant to which 40 North and its affiliated investment funds proposed to acquire the Company for $70.00 per share of Grace common stock in cash, subject to certain conditions (the “April 1 Proposal”). 40 North’s letter explained that the

April 1 Proposal did not include any financing contingency, and that 40 North’s financing banks were Citi, J.P. Morgan, Deutsche Bank and BNP Paribas. In its letter, 40 North expressed its confidence that all necessary regulatory approvals could be received in a timely manner. 40 North noted that it had “engaged numerous advisers, consultants and specialists to further [its] analysis of the various facets of [the Company’s] business” and explained that its proposal was “subject only to confirmatory diligence, which [40 North] expect[ed] to be able to complete in two weeks, and the execution of definitive documentation.” 40 North’s proposal letter characterized the April 1 Proposal as 40 North’s “best and final offer.”
Shortly thereafter on April 1, 2021, Mr. La Force sent a letter to Messrs. Millstone and Winter, the text of which was included in a press release issued by the Company. In this letter, Mr. La Force acknowledged the Company’s receipt of 40 North’s April 1 Proposal and reiterated the Company’s requests for the information described in the Company’s bid instruction letter provided to 40 North on March 25, 2021, including the details of 40 North’s debt and equity financing commitments, as well as any comments on the draft transaction documentation previously provided to 40 North.
On April 5, 2021, representatives of 40 North provided to representatives of the Company a revised draft of the Merger Agreement, as well as additional draft transaction documentation, including drafts of the Equity and Debt Commitment Letters and the Limited Guaranty. The delivery of the transaction documentation was confirmed by 40 North on April 6, 2021 in a letter from Messrs. Millstone and Winter to Mr. La Force, which letter was also filed with the SEC as an exhibit to an amendment to the 13D. 40 North’s revised draft of the Merger Agreement provided for, among other things, (1) a termination fee equal to 4.0% of the Company’s equity value payable by the Company upon a termination of the Merger Agreement under certain circumstances, (2) a reverse termination fee equal to 5.0% of the Company’s equity value payable by Parent upon a termination of the Merger Agreement under certain circumstances and (3) a requirement for the Company to obtain Parent’s consent prior to paying dividends to Grace Stockholders during the pendency of the Merger.
On April 6, 2021, representatives of Moelis met telephonically with the Chairman and Chief Executive Officer of Counterparty C to assess Counterparty C’s interest in re-engaging in discussions or submitting a proposal for a strategic transaction that might be competitive with 40 North’s April 1 Proposal. The Chairman and Chief Executive Officer of Counterparty C explained that a representative of Counterparty C would contact the Company or its representatives if it had an interest in re-engaging in discussions regarding a potential strategic transaction, but thereafter no such contact was made.
On April 7, 2021, a meeting of the Board of Directors was held, during which members of the Company’s senior management and representatives of Wachtell Lipton, Goldman Sachs and Moelis were present. At the meeting, the Board of Directors discussed the Company’s ongoing strategic review, including 40 North’s April 1 Proposal and preliminary financial analyses of the April 1 Proposal. The Board of Directors discussed that Counterparty C had neither demonstrated a willingness to compromise further on relative valuation nor engage in due diligence or other transaction discussions without an agreement on an upfront valuation that did not compare favorably to 40 North’s April 1 Proposal, as well as that Counterparty C had not expressed any interest in re-engaging in discussions. The Board of Directors also discussed the Company’s solicitation activity during its outreach to potential transaction counterparties and the fact that, despite the fact that it had been widely and publicly known for months that Grace was conducting a strategic review process and was engaged in discussions with 40 North, there had been no other indications of interest from other potential counterparties to a strategic business combination or sale transaction. Following the discussion, it was the consensus of the Board of Directors that the Company should proceed in discussions with 40 North on the basis of its April 1 Proposal, contingent on 40 North obtaining acceptable financing commitments and the negotiation of definitive transaction documentation with terms that would be protective of Grace Stockholders and customary for transactions of a similar type and size.
On April 9, 2021, representatives of Wachtell Lipton sent to representatives of Sullivan & Cromwell revised drafts of the Merger Agreement and related transaction and financing documentation. The revised draft of the Merger Agreement provided for, among other things, (1) a termination fee equal to 2.5% of the Company’s equity value payable by the Company upon a termination of the Merger Agreement under certain circumstances, (2) a reverse termination fee equal to 8.0% of the Company’s equity value payable by Parent upon a termination of the Merger Agreement under certain circumstances and (3) the right of the Company to continue to pay, during the pendency of the Merger, a dividend to Grace Stockholders consistent with its historical practice.

On April 14, 2021, at 40 North’s request in order for 40 North and its financing sources to complete their due diligence, the Company entered into an amendment to the 2021 Confidentiality Agreement with 40 North and certain of its affiliates, pursuant to which the Company agreed to extend the nomination deadline for 40 North to submit candidates for election to the Company’s Board of Directors at the Company’s 2021 annual meeting of stockholders to April 26, 2021. The Company and 40 North also agreed not to make any further public statements regarding the other party or the ongoing discussions between the parties prior to April 26, 2021.
Between April 14, 2021 and April 25, 2021, representatives of Wachtell Lipton exchanged drafts of the Merger Agreement and the other transaction documents with representatives of Sullivan & Cromwell and negotiated the terms of such documents.
On April 14, 2021, representatives of Sullivan & Cromwell sent to representatives of Wachtell Lipton a revised draft of the Merger Agreement that did not specify proposed termination fee or reverse termination fee amounts but provided for, among other things, a requirement for the Company to obtain Parent’s consent prior to paying dividends to Grace Stockholders during the pendency of the Merger.
On April 16, 2021, representatives of Wachtell Lipton sent to representatives of Sullivan & Cromwell a revised draft of the Merger Agreement that provided for, among other things, (1) a termination fee equal to 3.0% of the Company’s equity value payable by the Company upon a termination of the Merger Agreement under certain circumstances, (2) a reverse termination fee equal to 8.0% of the Company’s equity value payable by Parent upon a termination of the Merger Agreement under certain circumstances and (3) the right of the Company to continue to pay, during the pendency of the Merger, a dividend to Grace Stockholders consistent with its historical practice.
On April 22, 2021, representatives of Sullivan & Cromwell sent to representatives of Wachtell Lipton a revised draft of the Merger Agreement that did not specify proposed termination fee or reverse termination fee amounts but provided for, among other things, a requirement for the Company to obtain Parent’s consent prior to paying dividends to Grace Stockholders during the pendency of the Merger.
On April 24, 2021, representatives of Wachtell Lipton sent to representatives of Sullivan & Cromwell a revised draft of the Merger Agreement that provided for, among other things, (1) a termination fee equal to 3.0% of the Company’s equity value payable by the Company upon a termination of the Merger Agreement under certain circumstances, (2) a reverse termination fee equal to 6.0% of the Company’s equity value payable by Parent upon a termination of the Merger Agreement under certain circumstances and (3) the right of the Company to continue to pay, during the pendency of the Merger, a dividend to Grace Stockholders consistent with its historical practice.
Early in the morning of April 25, 2021, representatives of Sullivan & Cromwell sent to representatives of Wachtell Lipton a revised draft of the Merger Agreement that, consistent with the Company’s prior proposal, provided for, among other things, a termination fee equal to 3.0% of the Company’s equity value payable by the Company upon a termination of the Merger Agreement under certain circumstances and a reverse termination fee equal to 6.0% of the Company’s equity value payable by Parent upon a termination of the Merger Agreement under certain circumstances. The revised draft of the Merger Agreement also included a requirement for the Company to obtain Parent’s consent prior to paying dividends to Grace Stockholders during the pendency of the Merger.
On April 25, 2021, a meeting of the Board of Directors was held, during which members of the Company’s senior management and representatives of Wachtell Lipton, Goldman Sachs and Moelis were present. Mr. La Force presented to the other members of the Board of Directors an update on the negotiations with 40 North and Standard Industries Holdings regarding the proposed acquisition of the Company, including the terms of the draft transaction documentation. A representative of Wachtell Lipton described to the directors their fiduciary duties in connection with their consideration of the proposed transaction. Representatives of Goldman Sachs presented the financial analysis undertaken by Goldman Sachs regarding the proposed transaction, including by reference to presentation materials which had been made available to the Board of Directors prior to the meeting. After discussion among the Board of Directors and the Company’s advisors, Goldman Sachs delivered its oral opinion, subsequently confirmed by delivery of a written opinion, dated April 26, 2021, to the Board of Directors to the effect that, as of such date and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Grace common stock in the proposed transaction was fair, from a financial point of view, to such holders. Representatives of Moelis then presented the financial analysis undertaken by Moelis regarding the proposed transaction, including by reference to presentation materials which had been made available to the Board of Directors prior to the meeting. After discussion among the Board of Directors and the advisors, Moelis rendered its oral opinion, to be subsequently confirmed by delivery of a written opinion, dated April 26, 2021, to the Board of Directors to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth therein, the Merger Consideration to be received by the holders of shares of Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, the Company or any other wholly owned subsidiary of the Company) in the Merger was fair from a financial point of view to such holders. Representatives of Wachtell Lipton reviewed the terms of the draft Merger Agreement and other transaction documentation, including by reference to a summary of the agreements and drafts of the agreements, which had been made available to the Board of Directors prior to the meeting. Following discussion among the Board of Directors, the members of the Company’s senior management and representatives of the Company’s advisors, the Board of Directors instructed Mr. La Force to engage with Messrs. Millstone and Winter and attempt to reach a compromise on the outstanding issues in the Merger Agreement. Following a series of adjournments while Mr. La Force engaged in further discussions with Messrs. Millstone and Winter, Mr. La Force and Messrs. Winter and Millstone agreed to a compromise. When the meeting was finally reconvened later in the evening of April 25, the Board of Directors then engaged in a general discussion of the potential transaction and the matters summarized for the Board of Directors at the meeting, including asking questions of the Company’s advisors and senior management. Following this discussion, and after carefully considering the proposed terms of the transaction, and taking into consideration the matters discussed during the meeting and prior meetings of the Board of Directors, the Board of Directors, on behalf of Grace, unanimously (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Grace and its stockholders (including unaffiliated security holders); (ii) approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend that Grace Stockholders (including unaffiliated security holders) approve the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.
Early in the morning of April 26, 2021, the parties executed and delivered the Merger Agreement, Voting Agreement, Equity Commitment Letter, Limited Guaranty and Debt Commitment Letter. Shortly thereafter, the parties issued a press release announcing the transaction.
Recommendation of the Board of Directors; Reasons for the Merger; Fairness of the Merger
Recommendation of the Board of Directors
The Board of Directors, on behalf of Grace, has unanimously: (i) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Grace and its stockholders (including unaffiliated security holders); (ii) approved the execution, delivery and performance of the Merger Agreement by Grace and the consummation of the transactions contemplated by the Merger Agreement; and (iii) resolved to recommend that Grace Stockholders (including unaffiliated security holders) approve the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.
The Board of Directors, on behalf of Grace, unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement; (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Reasons for the Merger
In the course of reaching its determination and recommendation, the Board of Directors consulted with Grace management, Wachtell Lipton, Goldman Sachs and Moelis. The Board of Directors considered a number of factors, including those below (which are not listed in any relative order of importance), all of which it viewed as generally supporting its (i) approval of the execution, delivery and performance of the Merger

Agreement by Grace and the consummation of the transactions contemplated by the Merger Agreement; and (ii) resolution to recommend, on behalf of Grace, that Grace Stockholders (including unaffiliated security holders) approve the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby:
•
the current and historical market prices of Grace common stock, including the market performance of the Grace common stock relative to those of other participants in Grace’s industry and general market indices, and the fact that the Merger Consideration constituted a premium of 59% over Grace’s closing stock price of $44.05 on November 6, 2020 (the last trading day prior to the public announcement of 40 North’s initial proposal to acquire Grace on November 9, 2020);

•
the belief of the Board of Directors, based upon the course and history of negotiations with 40 North and Standard Industries Holdings (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), that the Merger Consideration represents the highest price that Parent was willing to pay and that the terms of the Merger Agreement include the most favorable terms to the Company, in the aggregate, to which Parent was willing to agree;

•
the Board of Directors’ consideration of the strategic alternatives reasonably available to Grace, including the results of the strategic review process undertaken by Grace with the assistance of its financial advisors described in the section of this proxy statement captioned “—Background of the Merger”;

•
the fact that, during the course of such strategic review process, other than Counterparty C, no strategic parties or financial sponsors made a proposal to Grace with respect to a strategic business combination or sale transaction;

•
the fact that, despite the fact that it had been widely and publicly known for months that Grace was conducting a strategic review process and was engaged in discussions with 40 North (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”), there had been no indications of interest from other potential counterparties (other than 40 North and Counterparty C) to a strategic business combination or sale transaction;

•
the fact that, as described in the section of this proxy statement captioned “—Background of the Merger,” Counterparty C would not agree to mutual due diligence without an agreement in principle on a relative valuation that did not compare favorably other strategic alternatives reasonably available to the Company;

•
the fact that, despite an invitation to Counterparty C from representatives of the Company to re-engage in discussions following 40 North’s best and final April 1 Proposal, Counterparty C did not express any interest in re-engaging in discussions or submitting a proposal that might be competitive with 40 North’s April 1 Proposal (as described in more detail under the section of this proxy statement captioned “—Background of the Merger”);

•	the high degree of certainty that the closing would be achieved in a timely manner, in view of the terms of the Merger Agreement;
•
the view of the Board of Directors that the Merger Consideration was more favorable to Grace Stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to Grace, based upon the Board of Directors’ extensive knowledge of Grace’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the belief that the Merger Consideration represented an attractive and comparatively certain value for Grace Stockholders relative to the risk-adjusted prospects for Grace on a standalone basis;

•	the fact that the Supporting Stockholder, the Company’s most significant stockholder and a long-term investor in the Company, was prepared to execute and deliver the Voting Agreement;
•
the financial analysis presentation of Goldman Sachs, and the oral opinion of Goldman Sachs, subsequently confirmed by delivery of a written opinion, dated April 26, 2021, to the Board of Directors to the effect that, as of such date and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Grace common stock in the Merger was fair, from a financial point of view, to such holders, as more fully described below under the section of this proxy statement captioned “—Opinion of Goldman Sachs & Co. LLC,” the full text of which written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;
•
the financial analysis presentation of Moelis, and the oral opinion of Moelis, subsequently confirmed by delivery of a written opinion, dated April 26, 2021, to the Board of Directors to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth therein, the Merger Consideration to be received by the holders of shares of Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, the Company or any other wholly owned subsidiary of the Company) in the Merger was fair from a financial point of view to such holders, as more fully described below under the section of this proxy statement captioned “—Opinion of Moelis & Company LLC,” the full text of which written opinion is attached as Annex C to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•	the terms and conditions of the Merger Agreement and the other transaction documents, including the following:
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Grace’s ability to terminate the Merger Agreement in order to accept a Superior Company Proposal, subject to certain conditions of the Merger Agreement and paying Parent the Company Termination Fee of $141 million – an amount which the Board of Directors believed, based upon the advice of its financial and legal advisors, was unlikely to deter third parties from making Company Takeover Proposals;

•
the conditions to closing contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of Grace’s representations and warranties, is generally subject to a Company Material Adverse Effect (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Representations and Warranties”) qualification;

•	the requirement that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting;
•	the fact that Grace has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Merger;
•
the provision of the Merger Agreement allowing the Board of Directors to effect a Company Adverse Recommendation Change and to terminate the Merger Agreement, in certain circumstances relating to the presence of a Superior Company Proposal (or to effect a change of recommendation in response to an intervening event) subject to the applicable procedures, terms and conditions set forth in the Merger Agreement (including, if applicable, payment of termination fees) (for more information, see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Board Recommendation; Company Adverse Recommendation Change,” “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement” and “Proposal 1: Adoption of the Merger Agreement—Termination Fee”);

•	the absence of a financing condition in the Merger Agreement;
•	the limited overlaps between the businesses of Grace and Parent relative to those that could be present in transactions with certain other industry participants;
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the end date of January 26, 2022 (subject to extension to April 26, 2022 under certain circumstances, including for purposes of obtaining required regulatory approvals) allowing for sufficient time to complete the Merger;

•	that Parent has obtained committed debt financing for the transaction from reputable financial institutions and committed equity financing for the transaction from Standard Industries Holdings,

an affiliated entity of Parent, that together provide funding of an amount sufficient to cover the aggregate Merger Consideration, all fees and expenses payable by Parent, Merger Sub or Grace and the repayment or refinancing of certain indebtedness required to be repaid or refinanced;
•
that Parent has announced that the equity commitment from Standard Industries Holdings will be supported by (i) the available cash of Standard Industries Holdings’ subsidiary, Standard Industries and (ii) up to $2,500 million in proceeds from a secured term loan;

•	the obligation of Parent and Merger Sub to use reasonable best efforts to consummate the financing and the limited number and nature of the conditions to the debt and equity financing;
•	the Company’s ability, under circumstances specified in the Merger Agreement, to specifically enforce the obligations of Parent and Merger to consummate the Merger; and
•
the requirement that, in the event of a failure of the Merger to be consummated under certain circumstances, Parent will pay the Company the Parent Termination Fee of $281 million, and the obligation to pay such amount by Standard Industries Holdings, pursuant to the terms of a limited guaranty, as more fully described under the section of this proxy statement captioned “—Financing of the Merger—Equity Financing” and “—Financing of the Merger—Guaranty.”

•
the availability of appraisal rights under Delaware law to holders of shares of Grace common stock who do not vote in favor of the adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement; and

•
the fact that, in the absence of the Merger, Grace would continue to incur significant expenses by remaining a public company, including legal, accounting, transfer agent, printing and filing fees, and that those expenses could adversely affect Grace’s financial performance and the value of its shares.

The Board of Directors believes that sufficient procedural safeguards were and are present to ensure the fairness of the Merger and to permit the Board of Directors to represent effectively the interests of the unaffiliated Grace Stockholders, and in light of such procedural safeguards the Board of Directors did not consider it necessary to retain an unaffiliated representative to act solely on behalf of our unaffiliated security holders for purposes of negotiating the terms of the Merger Agreement or preparing a report concerning the fairness of the Merger Agreement and the Merger. These procedural safeguards include the following:
•
Ms. Reiland resigned from the Board of Directors on October 13, 2020, and since that time no employee or person affiliated with the Purchaser Filing Persons has been a member of the Board of Directors and none of the Purchaser Filing Persons participated in or had any influence on the deliberative process of, or the conclusions reached by, the Board of Directors;

•
the directors of Grace are not officers or employees of Grace (other than Mr. La Force), are not representatives of the Purchaser Filing Persons, and are not expected to have an economic interest in Grace or the Surviving Corporation following the completion of the Merger;

•	the Board of Directors received the advice and assistance of experienced legal and financial advisors;
•
at the direction of the Board of Directors, with the assistance of Grace’s legal and financial advisors, Grace and the Purchaser Filing Persons engaged in extensive arm’s length negotiations regarding the Merger Consideration that resulted in an increase in the Merger Consideration during the course of negotiations, and the improvement, from the perspective of Grace, of other terms of the Merger and the Merger Agreement, including the operating covenants and the amount of the termination fees, relative to the initial terms proposed by the Purchaser Filing Persons;

•
40 North will receive the same cash consideration as Grace’s other stockholders and the Merger Agreement does not provide for 40 North to “roll over” its shares or receive differential consideration in the Merger;

•
the Board of Directors met at least ten times during the course of approximately six months to review potential transactions including the proposal from and negotiations with 40 North, the proposal from Counterparty C and interest from other parties as well as other strategic options (including the standalone business plan) potentially available to Grace;

•	after the entry into the 2021 Confidentiality Agreement, the parties engaged in a robust and intensive nearly three-month-long, arm’s-length negotiation and diligence process;
•
the 2021 Confidentiality Agreement required 40 North and its affiliates, among other things, to comply with certain standstill restrictions until March 31, 2021, subject to the earlier termination of such restrictions in certain circumstances and, as such, prior to the entry into the Merger Agreement, 40 North temporarily relinquished its ability to seek additional influence over Grace, including by purchasing additional shares of Grace common stock, launching a proxy contest to seek representation on the Board of Directors, entering into any arrangements with directors of Grace, launching a hostile tender offer or forming any “groups” with third parties seeking to control Grace;

•
the Purchaser Filing Persons do not have any relationship with management of Grace which would provide the Purchaser Filing Persons with a say over the operations or management of Grace or would influence the Board of Directors’ decision to approve the Merger Agreement;

•
none of the members of management of Grace have discussed, negotiated or entered into any agreement or understanding with the Purchaser Filing Persons with respect to any rollover of their equity interests in Grace, representation on the Surviving Corporation’s board post-closing or the terms of any post-closing employment;

•
the equity awards held by management as of immediately prior to the closing of the Merger will generally convert into the same cash Merger Consideration that public stockholders will receive, subject to the specific terms and conditions described in this proxy statement;

•
given the size of 40 North’s ownership interest in Grace, the Supporting Stockholder’s vote in favor of the transaction, without the support of a large number of other stockholders of Grace, would not be sufficient to approve the Merger as a matter of Delaware law; and

•
the provision of the Merger Agreement allowing the Board of Directors to effect a Company Adverse Recommendation Change and to terminate the Merger Agreement, in certain circumstances relating to the presence of a Superior Company Proposal (or to effect a change of recommendation in response to an intervening event) subject to the applicable procedures, terms and conditions set forth in the Merger Agreement (including, if applicable, payment of a reasonable termination fee) (for more information, see the sections of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Company Board Recommendation; Company Adverse Recommendation Change,” “Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement” and “Proposal 1: Adoption of the Merger Agreement—Termination Fee”).

The Board of Directors also considered a number of uncertainties and risks concerning the Merger, including the following (which factors are not necessarily presented in order of relative importance):
•
the fact that Grace would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Grace;

•
the risks and costs to Grace if the Merger is not completed in a timely manner or at all, including the potential adverse effect on Grace’s ability to attract and retain key personnel, the diversion of management resources and the potential disruptive effect on Grace’s day-to-day operations and Grace’s relationships with employees, customers, suppliers, partners and other third parties, any or all of which risks and costs, among other things, could adversely affect Grace’s overall competitive position and the trading price of its common stock;

•
the requirement under certain circumstances that Grace pay Parent a termination fee following termination of the Merger Agreement, including if the Merger Agreement is terminated by Grace in order to enter into a Superior Company Proposal or by Parent because the Board of Directors effects a Company Adverse Recommendation Change;

•
the fact that, under the terms of the Merger Agreement, if Parent fails to complete the Merger as a result of failure to obtain the Debt Financing (as defined in the section of this proxy statement captioned “Special Factors—Financing of the Merger”), the Company’s remedies will be limited to the termination fee payable by Parent described above, which may be inadequate to compensate Grace for the damage caused;

•
the restrictions on the conduct of Grace’s business prior to the consummation of the Merger, which may delay or prevent Grace from undertaking business opportunities that may arise before the completion of the Merger and that, absent the Merger Agreement, Grace might have pursued;

•	the fact that an all cash transaction would be taxable to Grace’s stockholders that are U.S. persons for U.S. federal income tax purposes;
•	the fact that under the terms of the Merger Agreement, subject to certain exceptions, Grace is unable to solicit other Company Takeover Proposals;
•
the significant costs involved in connection with entering into the Merger Agreement and completing the Merger (many of which are payable whether or not the Merger is consummated) and the substantial time and effort of Grace management required to complete the Merger, which may disrupt its business operations and have a negative effect on its financial results;

•	the risk that 40 North’s ownership interest in Grace would be taken into account by third parties considering whether to make alternative proposals;
•	the risk that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on the trading price of Grace common stock;
•	the fact that the completion of the Merger requires certain regulatory clearances and consents, which clearances and consents could subject the Merger to unforeseen delays and risks;
•
the fact that Parent and Merger Sub are newly formed entities with essentially no assets, and the Guaranty, provided by Standard Industries Holdings, guarantees Parent’s obligations under the Merger Agreement only with respect to payment of the Parent Termination Fee and certain reimbursement obligations and is subject to a cap of $290 million;

•
the fact that Grace’s directors and officers may have interests in the Merger that may be different from, or in addition to, those of Grace’s stockholders generally (see below under the caption “—Interests of Executive Officers and Directors of Grace in the Merger”); and

•	the possible loss of key management or other personnel of Grace during the pendency of the Merger.
The Board of Directors concluded that the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the potential benefits of the Merger. The Board of Directors also concluded that approval by a majority of the unaffiliated Grace Stockholders is not necessary for approval of the Merger, as such approval is not required by Delaware law and various safeguards and protective steps have been adopted to ensure the procedural fairness of the transactions contemplated by the Merger Agreement, including the Merger, including the procedural safeguards discussed above.
In the course of reaching its decision to approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, the Board of Directors did not consider the liquidation value of Grace, and did not believe it to be a relevant methodology, because (i) it considered Grace to be a viable, going concern, (ii) it believes that liquidation sales generally result in proceeds substantially less than sales of going concerns, (iii) it considered determining a liquidation value to be impracticable given the significant execution risk involved in any breakup of Grace, and (iv) Grace will continue to operate its business following the Merger. Further, the Board of Directors did not consider net book value, which is an accounting concept, as a factor, because it believed that net book value is not a material indicator of the value of Grace as a going concern but rather is indicative of historical costs and because net book value does not take into account the prospects of Grace, market conditions, trends in the industry in which Grace operates or the business risks inherent in that industry. The Board of Directors did not seek to establish a pre-Merger going concern value for Grace, and therefore no such value was considered by the Board of Directors in making its fairness determination on behalf of Grace. Rather, the Board of Directors believed that the financial analyses presented by

Goldman Sachs and Moelis, as more fully summarized in the sections of this proxy statement captioned “Special Factors—Opinion of Goldman Sachs & Co. LLC” and “Special Factors—Opinion of Moelis & Company LLC” on which the Board of Directors relied, were indicative of going concern values for Grace as it continues to operate its business. The Board of Directors further believes that the trading price of the Grace common stock at any given time represents the best available indicator of Grace’s going concern value at that time so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction. In addition, other than as described in the section of the proxy statement captioned “Special Factors—Background of the Merger,” the Board of Directors was not aware of any firm offer for a merger, sale of all or a substantial part of Grace’s assets, or a purchase of a controlling amount of Grace securities having been received by Grace from anyone other than 40 North in the two years preceding the signing of the Merger Agreement.
The Board of Directors adopted the opinions and analyses provided by Goldman Sachs and Moelis, as more fully summarized in the sections of this proxy statement captioned “Special Factors—Opinion of Goldman Sachs & Co. LLC” and “Special Factors—Opinion of Moelis & Company LLC.” Although the reference to Grace’s stockholders in both the opinions of Goldman Sachs and Moelis did not exclude Grace’s directors and officers (but did exclude, in the case of the opinion of Goldman Sachs, Parent and its affiliates, and in the case of Moelis, the Supporting Stockholder, Parent, Merger Sub and any other subsidiary of Parent) notwithstanding that such persons are deemed affiliates of Grace, such reference did not affect the Board of Directors’ determination in respect of the Merger Agreement and the transactions contemplated thereby, including the Merger, because such directors and officers will receive the same Merger Consideration as unaffiliated Grace Stockholders, subject to the terms and conditions set forth in this proxy statement.
The foregoing discussion of reasons for the recommendation to approve the adoption of the Merger Agreement is not meant to be exhaustive but addresses the material information and factors considered by the Board of Directors in consideration of its determination that the Merger is fair to the Grace Stockholders (including unaffiliated security holders) and its recommendation. In view of the wide variety of factors considered by the Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, in considering the information and factors described above, individual members of the Board of Directors each applied his or her own personal business judgment to the process and may have given differing weights to differing factors.
The Board of Directors based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”
Position of the Purchaser Filing Persons as to Fairness of the Merger
Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, the Purchaser Filing Persons are required to provide certain information regarding their position as to the substantive and procedural fairness of the Merger to Grace’s unaffiliated security holders. Each of the Purchaser Filing Persons is making the statements included in this part of the proxy statement solely for the purpose of conforming with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Filing Persons should not be construed as a recommendation to any unaffiliated security holder of Grace as to how that security holder should vote on the proposal to adopt the Merger Agreement or any other proposal considered at the Special Meeting.
The Purchaser Filing Persons did not participate in the deliberations of the Board of Directors regarding, and did not receive advice from the Board of Directors’ legal or financial advisors as to, the fairness of the Merger. The Purchaser Filing Persons have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to Grace’s unaffiliated security holders. However, based on the knowledge and analysis by the Purchaser Filing Persons of available information regarding Grace, and the factors considered by, and the analysis and resulting conclusions of, the Purchaser Filing Persons discussed in “—Purpose and Reasons of the Purchaser Filing Persons for the Merger,” as well as the factors considered by, and the analysis and resulting conclusions of, the Board of Directors discussed in “—Purpose and Reasons of Grace for the Merger,” the Purchaser Filing Persons believe that the Merger is substantively and procedurally fair to Grace’s unaffiliated security holders.

In particular, the Purchaser Filing Persons believe that the Merger is both procedurally and substantively fair to Grace’s unaffiliated security holders based on their consideration of the following factors, among others, which are not presented in any relative order of importance:
•
the Merger Consideration represents a premium of approximately 59% over Grace’s closing stock price of $44.05 on November 6, 2020, the last trading day prior to the announcement of 40 North’s initial proposal to acquire Grace on November 9, 2020;

•	the Merger Consideration consists entirely of cash, which provides a degree of certainty of value and liquidity to Grace’s unaffiliated security holders;
•
the Merger Consideration consists entirely of cash, therefore Grace’s unaffiliated security holders that are subject to U.S. federal income taxation generally should be able to have cash on hand with which to pay all or a portion of their U.S. federal income taxes in connection with the sale of their common shares of Grace;

•	Grace’s unaffiliated security holders will not be exposed to risks and uncertainties relating to the prospects of Grace following completion of the Merger;
•
notwithstanding that the respective opinions of Goldman Sachs and Moelis were provided solely to the Board of Directors in connection with its evaluation of the Merger and are not recommendations as to any action the Board of Directors or any Grace Stockholder may take and that the Purchaser Filing Persons are not entitled to, nor did they, rely on such opinions, the fact that the Board of Directors received:

•
an opinion of Goldman Sachs, dated as of April 26, 2021, that, as of April 26, 2021 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Grace common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders; and

•
an opinion of Moelis, dated April 26, 2021, that, as of April 26, 2021 and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, the Merger Consideration to be received in the Merger by the holders of the Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, Grace or any wholly owned subsidiary of Grace) was fair, from a financial point of view, to such holders;

in each case, as more fully described under “—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of Moelis & Company LLC”;
•	the financial and other terms and conditions of the Merger Agreement were the product of extensive arm’s-length negotiations;
•
the Merger and Merger Agreement were unanimously approved by the Board of Directors, and the Board of Directors unanimously determined that entry into the Merger Agreement was in the best interests of Grace and its stockholders;

•
Ms. Reiland resigned from the Board of Directors on October 13, 2020, and since that time no employee or person affiliated with the Purchaser Filing Persons has been a member of the Board of Directors and none of the Purchaser Filing Persons participated in or had any influence on the deliberative process of, or the conclusions reached by, the Board of Directors; and

•	the Merger is conditioned on approval by Grace Stockholders representing a majority of outstanding shares of Grace common stock entitled to vote at the Special Meeting.
The Purchaser Filing Persons did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors considered in reaching their conclusion as to fairness. The Purchaser Filing Persons also did not consider the liquidation value of Grace’s assets, and did not perform a liquidation analysis, because they consider Grace to be a viable going concern. Therefore, no appraisal of liquidation value was sought for purposes of valuing the shares of Grace’s common stock, and the Purchaser Filing Persons believe that the liquidation value of the shares of Grace’s common stock is irrelevant to a determination as to whether the proposed Merger is fair to Grace’s unaffiliated security holders.

Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Board of Directors that, as of April 26, 2021 and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Grace common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated April 26, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of Goldman Sachs’ opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Grace common stock should vote with respect to the Merger or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to Grace Stockholders and Annual Reports on Form 10-K of Grace for the five fiscal years ended December 31, 2020;
•	certain interim reports to Grace Stockholders and Quarterly Reports on Form 10-Q of Grace;
•	certain other communications from Grace to the Grace Stockholders;
•	certain publicly available research analyst reports for Grace; and
•
certain internal financial analyses and forecasts for Grace prepared by its management, as approved for Goldman Sachs’ use by Grace (as described in the section of this proxy statement captioned “—Management Projections”).

Goldman Sachs also held discussions with members of the senior management of Grace regarding their assessment of the past and current business operations, financial condition and future prospects of Grace; reviewed the reported price and trading activity for the Grace common stock; compared certain financial and stock market information for Grace with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the chemicals industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering this opinion, Goldman Sachs, with Grace’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Grace’s consent that the Management Projections (as defined in the section of this proxy statement captioned “—Management Projections”) were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Grace. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Grace or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the expected benefits of the Merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the Merger will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Grace to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may be available to Grace, nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Grace common stock, as of the date of the opinion, of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Grace, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Grace, or class of such persons in connection with the transaction, whether relative to the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Grace common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Grace common stock trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Grace, Parent or the Merger, or as to the impact of the Merger on the solvency or viability of Grace or Parent or the ability of Grace or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The order of the analyses described does not represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 23, 2021, the last trading day before the public announcement of the Merger, and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs analyzed the $70.00 in cash per share to be paid to holders of Grace common stock (other than Excluded Shares) pursuant to the Merger Agreement in relation to:
•	the closing price per share of Grace common stock on April 23, 2021;
•
the closing price per share of Grace common stock on March 31, 2021, the last trading day before the public announcement of the proposal by 40 North to acquire Grace at $70.00 in cash per share of Grace common stock;

•	the volume weighted average price per share (“VWAP”) of Grace common stock over the 20-day trading period ended March 31, 2021;
•	the VWAP of Grace common stock over the 30-day trading period ended March 31, 2021;
•	the VWAP of Grace common stock after November 6, 2020, the last trading day before the first public announcement of a proposal by 40 North to acquire Grace, through April 23, 2021;
•	the closing price per share of Grace common stock on November 6, 2020;
•	the highest closing price per share of Grace common stock during the 52-week period ended April 23, 2021; and
•	the highest closing price per share of Grace common stock during the 52-week period ended November 6, 2020.
In addition, Goldman Sachs calculated the average stock price performance for the following selected companies (i) after November 6, 2020 through April 23, 2021 and (ii) after October 13, 2020, the last trading day before Kathleen Reiland, the director on the Board of Directors employed and designated by 40 North, announced her resignation from the Board of Directors, through April 23, 2021, and then applied these average performances to the closing price per share of Grace common stock on November 6, 2020 and October 13, 2020, respectively, to derive what are referred to in this proxy statement, for November 6, 2020 or October 13, 2020, as the case may be, as the “hypothetical undisturbed stock price” from such date. The selected companies used in this calculation were:
•	Umicore;
•	Clariant;

•	Johnson Matthey;
•	PQ Group;
•	PPG;
•	Ashland;
•	Avient; and
•	NewMarket
Although none of these selected companies is directly comparable to Grace, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Grace.
This analysis indicated that the $70.00 in cash per share to be paid to the holders of Grace common stock pursuant to the Merger Agreement represented:
•	a premium of 9.0% based on the closing price per share of the Grace common stock on April 23, 2021 of $64.24;
•	a premium of 16.9% based on the closing price per share of the Grace common stock on March 31, 2021 of $59.86;
•	a premium of 17.3% based on the VWAP of the Grace common stock over the 20-day trading period ended March 31, 2021 of $59.69;
•	a premium of 17.0% based on the VWAP of the Grace common stock over the 30-day trading period ended March 31, 2021 of $59.82;
•	a premium of 19.2% based on the VWAP of the Grace common stock after November 6, 2020 through April 23, 2021 of $58.71;
•	a premium of 58.9% based on the closing price per share on November 6, 2020 of $44.05;
•	a premium of 7.4% based on the highest closing price per share of Grace common stock during the 52-week period ended April 23, 2021 of $65.17;
•	a discount of 4.6% based on the highest closing price per share of Grace common stock during the 52-week period ended November 6, 2020 of $73.36;
•	a premium of 19.1% based on the hypothetical undisturbed stock price from November 6, 2020 of $58.77; and
•	a premium of 31.6% based on the hypothetical undisturbed stock price from October 13, 2020 of $53.21.
Illustrative Discounted Cash Flow Analysis. Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Grace. Using discount rates ranging from 8.0% to 9.0%, reflecting estimates of Grace’s weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2020 (i) estimates of unlevered free cash flow for Grace for the years 2021 through 2025 derived from the Management Projections and (ii) a range of illustrative terminal values for Grace, which were calculated by applying exit terminal year multiples ranging from 9.5x to 11.5x, to an estimate of Grace’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the terminal year, as reflected in the Management Projections (which analysis implied a perpetuity growth rate ranging from 2.0% to 3.9%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Grace’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Grace, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to EBITDA multiple range was derived by Goldman Sachs using its professional judgment and taking into account, among other things, the Management Projections and EBITDA multiples implied by the historical trading prices of the Grace common stock. Goldman Sachs derived ranges of illustrative enterprise values for Grace by adding the ranges of present values it derived above. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Grace, the net debt of Grace, as of December 31, 2020 and adjusted to give effect on a pro forma basis to the pending acquisition by Grace of the FCS business announced in February 2021, as provided by the management of Grace, to derive a range of illustrative equity values for Grace. Goldman Sachs then determined the net present value of tax attributes of Grace, as reflected in the Management Projections and excluded from the foregoing calculations, by applying a discount rate of 8.5%, representing the midpoint of the range of discount rates described above, to the value of these tax attributes and added these tax attributes to the range of illustrative equity values of Grace to derive a range of illustrative equity values that included an illustrative value for the tax attributes. Goldman Sachs then divided the range of illustrative equity values it derived including the tax attributes and excluding the tax attributes, respectively, by the number of fully diluted outstanding shares of Grace, as provided by the management of Grace, to derive a range of illustrative present values per share (including the tax attributes) ranging from $69.20 to $89.70 and a range of illustrative present values per share (excluding the tax attributes) ranging from $61.62 to $82.21.
Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Grace common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s financial multiples. For this analysis, Goldman Sachs used the Management Projections for each of the fiscal years 2022 through 2025. Goldman Sachs first calculated the implied enterprise value (“EV”) of Grace as of December 31 for each of the fiscal years 2021 to 2024, by multiplying the one-year forward EBITDA (“NTM EBITDA”) as of such date by an illustrative range of multiples of 9.0x to 11.0x. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and EV/NTM EBITDA multiples for Grace. To derive illustrative implied equity values per share of Grace common stock, Goldman Sachs then subtracted the amount of Grace’s projected net debt as of December 31 for each of the fiscal years 2021 to 2024, as provided by the management of Grace, to determine implied equity values per share of Grace common stock as of December 31 for each of the fiscal years 2021 to 2024. Goldman Sachs then discounted these implied equity values per share to December 31, 2020 using a discount rate of 10.13%, reflecting an estimate of Grace’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Grace, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then added to such implied present values the aggregate dividends per share of Grace common stock estimated to be paid by Grace for each of the fiscal years 2021 to 2014 in the Management Projections, and as discounted to December 31, 2020 using a discount rate of 10.13%, reflecting an estimate of Grace’s cost of equity. These analyses resulted in a range of implied present values of $58.17 to $87.08 per share of Grace common stock.
Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the chemicals industry since 2015:
Date	Acquirer	Target
March 2021	Cerberus / Koch	PQ’s Performance Chemicals Business
February 2021	Grace	Albemarle’s Fine Chemistry Services Business
February 2021	Bain Capital / Cinven	Lonza Specialty Ingredients
October 2020	Ardian	Angus Chemical Company
December 2019	Lone Star	BASF Construction Chemicals
December 2019	Avient	Clariant Masterbatches
April 2019	Merck	Versum
April 2019	Parker-Hannifin	LORD
April 2019	Nippon	Dulux
January 2019	Sika	Parex
August 2018	Cabot Microelectronics	KMG Chemicals
July 2018	Messer / CVC	Linde North America

Date	Acquirer	Target
March 2018	Carlyle	Specialty Chemicals Business of Akzo Nobel
December 2017	Grace	Albemarle Polyolefin Catalysts
September 2017	Kuraray	Calgon Carbon
September 2017	H.B. Fuller	Royal Adhesives
April 2017	Houghton	Quaker
March 2017	Henkel	Darex
October 2016	Carlyle	Atotech
June 2016	BASF	Chemetall
May 2016	Evonik	Air Products Performance Materials
March 2016	Sherwin-Williams	Valspar Corp
November 2015	Air Liquide SA	Airgas
July 2015	Platform Specialty	Alent plc
July 2015	Solvay	Cytec Industries
June 2015	Apollo Global Management, LLC	OM Group, Inc.
February 2015	Tronox Limited	FMC Corp’s Alkali Chemicals Business
While none of the companies that participated in the selected transactions are directly comparable to Grace, the target companies in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Grace’s results, market size and product profile. For each of the selected transactions, Goldman Sachs calculated the implied enterprise value of the applicable target company based on the consideration paid in the applicable transaction, as a multiple of the estimated EBITDA of the target company for the last 12-month period ended prior to announcement of each applicable transaction (“LTM EBITDA”), as disclosed in public company filings and other publicly available information.
The following table presents the results of this analysis:
	Selected Transactions			Proposed Transaction
	Range	Median	Mean
EV / LTM EBITDA	9.2x – 16.5x	13.1x	13.0x	14.0x
Goldman Sachs then applied a range of multiples of 9.2x to 16.5x, derived from this analysis, to the estimated 2021 EBITDA for Grace, as reflected in the Management Projections, to derive an illustrative range of enterprise values for Grace. Goldman Sachs then subtracted, from the range of illustrative enterprise values it derived for Grace, the net debt of Grace, as of December 31, 2020 and adjusted to give effect on a pro forma basis to the pending acquisition by Grace of the FCS business announced in February 2021, as provided by the management of Grace, to derive a range of illustrative equity values for Grace. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Grace, as provided by the management of Grace, to derive a range of illustrative values per share ranging from $48.66 to $114.22.
Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced during the time period from 2016 through April 23, 2021 involving a public company based in the United States as the target where the disclosed enterprise values for the transaction were between $5.0 billion and $10 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the transactions relative to the target’s stock price four weeks prior to the announcement of the transaction. This analysis indicated a median premium of 34.1% across the period. This analysis also indicated a 25th percentile premium of 20.8% and 75th percentile premium of 41.4% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 20.8% to 41.4% to the undisturbed closing price per share of Grace common stock of $44.05 as of November 6, 2020 (the last trading day before the first public announcement of a proposal by 40 North to acquire Grace) and calculated a range of implied equity values per share of Grace common stock of $53.21 to $62.29. In addition, Goldman Sachs applied a reference range of illustrative premiums of 20.8% to 41.4% to the hypothetical undisturbed stock price from November 6, 2020 of $58.77 and calculated a range of implied equity values per share of Grace common stock of $70.99 to $83.10.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Grace or Parent or the contemplated transaction.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors as to the fairness from a financial point of view of the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Grace common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Grace, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations between Grace and Parent and was approved by the Board of Directors. Goldman Sachs provided advice to Grace during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Grace or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.
As described above, Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.
Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Grace, Parent, any of their respective affiliates and third parties, including 40 North, and its respective affiliates and portfolio companies, or any currency or commodity that may be involved in the Merger. Goldman Sachs acted as financial advisor to Grace in connection with, and participated in certain of the negotiations leading to, the Merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to Grace and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as bookrunner with respect to Grace’s 4.875% Senior Notes due 2027 (aggregate principal amount $750,000,000) in June 2020, Grace’s financial advisor in connection with Grace’s agreement to acquire the FCS business from Albemarle Corporation in February 2021 and as sole arranger with respect to Grace’s Senior Secured Term Loan B-3 due March 2028 (aggregate principal amount $300,000,000) in March 2021. During the two year period ended April 26, 2021, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Grace and/or its affiliates of approximately $1,000,000. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Grace, Parent and 40 North and their respective affiliates and, as applicable, portfolio companies for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with 40 North and its affiliates from time to time and may have invested in limited partnership units of affiliates of 40 North from time to time and may do so in the future.

The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated March 22, 2021, Grace engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to this engagement letter, Grace has agreed to pay Goldman Sachs a $5,000,000 quarterly fee for financial advisory services from and after the fourth quarter of 2020 of up to an aggregate of $25,000,000 (the “Financial Advisory Fee”). This engagement letter also provides for a transaction fee, based on the information available as of the date of announcement of the Merger, of approximately $48,700,000, all of which is contingent upon consummation of the Merger (the “Transaction Fee”). Any Financial Advisory Fee that Grace has already paid to Goldman Sachs will reduce the subsequent Transaction Fee. No Financial Advisory Fee will be due to Goldman Sachs after the payment of the Transaction Fee. In addition, Grace has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Additional Presentations by Goldman Sachs
Goldman Sachs made a written and oral presentation to certain members of Grace management on April 1, 2021, which provided a preliminary analysis of Grace’s hypothetical undisturbed share price and the implied premiums of 40 North’s $70 per share offer. A copy of such written presentation by Goldman Sachs has been attached as Exhibit (c)(3) to the Schedule 13E-3 filed in connection with the Merger.
Goldman Sachs made a written and oral presentation to the Board of Directors and certain members of Grace management on April 7, 2021, which reviewed a summary of the bids from 40 North and the context of 40 North’s bids in light of market data, including historical share prices, trading multiples, and research analyst coverage. Goldman Sachs also reviewed the Management Projections and provided certain preliminary financial analyses regarding Grace including: (i) illustrative discounted cash flow analyses, (ii) illustrative present value of future share price analyses, (iii) a leveraged buyout analysis, (iv) precedent transactions analyses, (v) analyses of premia paid in precedent transactions, (vi) a historical trading range review, (vii) a review of research analyst price targets and (viii) public comparables analyses. A copy of such written presentation by Goldman Sachs has been attached as Exhibit (c)(4) to the Schedule 13E-3 filed in connection with the Merger.
The financial analyses in such written and oral presentations were based on market, economic and other conditions as they existed as of the date of such presentations as well as other information that was available at such time. Goldman Sachs continued to refine various aspects of these preliminary financial analyses over time in advance of the presentation to the Board on April 25, 2021, which is summarized above. A copy of the April 25, 2021 presentation has been attached as Exhibit (c)(5) to the Schedule 13E-3 filed in connection with the Merger.
Opinion of Moelis & Company LLC
At a meeting of the Board of Directors held on April 25, 2021 to evaluate and approve the Merger, Moelis rendered its oral opinion to the Board of Directors, confirmed by the delivery of a written opinion dated April 26, 2021, addressed to the Board of Directors to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, the Merger Consideration to be received in the Merger by the holders of the Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, Grace or any wholly owned subsidiary of Grace) was fair, from a financial point of view, to such holders.
The full text of Moelis’ written opinion dated April 26, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board of Directors (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, Grace or any wholly owned subsidiary of Grace) in the Merger and does not address Grace’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Grace. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•	reviewed certain publicly available business and financial information relating to Grace;
•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Grace furnished to Moelis by Grace, including financial forecasts provided to or discussed with Moelis by the management of Grace (as described in the section of this proxy statement captioned “—Management Projections”);

•	reviewed information relating to the capitalization (including incentive equity) of Grace furnished to Moelis by Grace;
•
conducted discussions with members of the senior management and representatives of Grace concerning the information described in the foregoing three items in this paragraph, as well as the business and prospects of Grace generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;
•
reviewed an execution version of each of (i) the Merger Agreement, (ii) the Debt Commitment Letter, (iii) the Equity Commitment Letter, (iv) the Guaranty, (v) the Voting Agreement and (vi) the debt commitment letter among JPMorgan Chase Bank, N.A., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Standard Industries;

•	participated in certain discussions and negotiations among representatives of Grace and Parent and their advisors; and
•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
In connection with its review, with the consent of the Board of Directors, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any of such information. With the consent of the Board of Directors, Moelis relied upon, without independent verification, the assessment of Grace and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Management Projections (as defined in the section of this proxy statement captioned “—Management Projections”), Moelis assumed, at the direction of the Board of Directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Grace’s management as to the future performance of Grace. Moelis expressed no views as to the reasonableness of the Management Projections and other financial forecasts or the assumptions on which they were based. In addition, with the consent of the Board of Directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Grace, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address Grace’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Grace and did not address any legal, regulatory, tax or accounting matters. At the direction of the Board of Directors, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Merger Consideration from a financial point of view to the holders of the Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, Grace or any wholly owned subsidiary of Grace). Moelis did not express any opinion as to fair value or the solvency of Grace following the closing of the Merger. In addition, Moelis noted that, pursuant to the Merger Agreement, the Excluded Shares will not be converted into the right to receive the Merger Consideration, and Moelis expressed no opinion with respect to such shares or as to the fairness of the Merger Consideration to holders thereof. In rendering its opinion, Moelis assumed, with the consent of the Board of Directors, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the Board of Directors, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to Moelis’ analysis.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion.
Moelis’ opinion did not address the fairness of the Merger or any aspect or implication of the Merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Grace, other than the fairness of the Merger Consideration from a financial point of view to the holders of the Grace common stock (other than the Supporting Stockholder, Parent, Merger Sub, any other subsidiary of Parent, Grace or any wholly owned subsidiary of Grace). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee.
Summary of Financial Analyses
The following is a summary of the material financial analyses prepared by Moelis for the Board of Directors in connection with rendering its written opinion, dated April 26, 2021. The complete written presentation delivered to the Board of Directors in connection with the meeting, which we refer to as the “fairness presentation,” has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the Merger, will be made available for inspection and copying at the principal executive offices of Grace during its regular business hours by any interested holder of common stock, and may be obtained by requesting it in writing from Grace at the address described in the section captioned “Where You Can Find More Information.” Moelis provided this presentation for the use and benefit of the Board of Directors (in its capacity as such) in its evaluation of the Merger.
Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
Unless the context indicates otherwise, stock prices (i) with respect to Grace, are based on the closing stock price of Grace common stock on April 23, 2021 and March 31, 2021 (which Moelis deemed to be the unaffected trading date for purposes of its analyses) and (ii) with respect to other companies, are also based on closing stock prices on April 23, 2021. For purposes of, among other things, deriving per share implied equity values for Grace, Moelis calculated certain per share amounts for Grace based on diluted shares outstanding as of April 22, 2021 provided by Grace management and approved for use by Moelis in rendering its opinion. For purposes of Moelis’ analyses, Moelis also used Grace management’s projected December 31, 2020 balance sheet, as set forth in the Management Projections and provided as of January 27, 2021, which management confirmed on April 24, 2021 was unchanged.
For purposes of its analyses, Moelis reviewed a number of financial metrics, including the following:
•
Adjusted EBITDA: generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization, as adjusted to exclude one-time charges and benefits and to reflect the full-year impact of material corporate transactions.

•
Enterprise Value (or EV): which (i) with respect to Grace, was calculated as the market value of Grace’s fully diluted common equity based on its closing stock prices on April 23, 2021 and March 31, 2021 (which Moelis deemed to be the unaffected trading date for purposes of its analyses) and share count information as of April 22, 2021 provided by Grace management and approved by Grace management for use by Moelis in rendering its opinion, plus (a) preferred stock, plus (b) debt, less (c) cash and cash equivalents, less (d) unconsolidated assets and plus (e) book value of non-controlling interests (in each of the foregoing clauses (a) through (e), as projected by Grace management as of

December 31, 2020 and provided as of January 27, 2021, which management confirmed on April 24, 2021 was unchanged), and (ii) with respect to other companies, was calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of April 23, 2021, plus (a) preferred stock, plus (b) debt, less (c) cash and cash equivalents, less (d) unconsolidated assets and plus (e) book value of non-controlling interests (in each of the foregoing clauses (a) through (e), as of the relevant company’s most recently reported quarter end).
Unless the context indicates otherwise, (i) the estimates of the future financial performance for the selected publicly traded companies listed below were based on certain publicly available research analyst estimates for those companies, and (ii) the estimates of the future financial performance of Grace relied upon for the financial analyses described below were based on the Management Projections.
Selected Publicly Traded Companies Analysis
Moelis reviewed financial and stock market information of the selected publicly traded companies noted below that manufacture specialty chemicals and catalysts on a global basis serving a broad range of transportation, industrial and consumer applications and other specialty chemical companies with similar growth trajectory, financial profile and technological expertise and deemed generally relevant by Moelis in certain respects to Grace. Moelis excluded companies that primarily manufacture commodity chemicals due to the significant differences in business models, go-to-market strategies, competitive dynamics and margin profile compared to Grace.
Moelis reviewed, among other things, the EV of the selected publicly traded companies as a multiple of estimated Adjusted EBITDA for calendar year 2021 and estimated Adjusted EBITDA for calendar year 2022. Financial data for the selected publicly traded companies were based on publicly available median consensus research analyst estimates and public filings. In the case of estimated Adjusted EBITDA for Grace, Moelis reviewed both median consensus research analyst estimates and the Management Projections.
The selected publicly traded companies used in this analysis and their implied trading values to estimated Adjusted EBITDA for calendar year 2021 and estimated Adjusted EBITDA for calendar year 2022 multiples are summarized in the following table:
	Market Cap ($ in millions)	EV ($ in millions)	EV / Adj. EBITDA 2021E	EV / Adj. EBITDA 2022E
Specialty Chemical Companies
Air Products & Chemicals, Inc.	$64,687	$66,883	16.5x	14.9x
Albemarle Corporation	$18,947	$20,673	24.8x	19.3x
Ashland Global Holdings Inc.	$5,718	$7,898	12.9x	11.8x
Celanese Corporation	$18,091	$20,695	10.8x	10.5x
DuPont de Nemours, Inc.	$41,641	$55,670	14.2x	13.3x
Element Solutions Inc.	$5,145	$6,367	13.9x	13.0x
Hexcel Corporation	$4,848	$5,678	28.8x	17.3x
Mean			17.4x	14.3x
Median			14.2x	13.3x
Catalyst Companies (For Reference Only)
Albemarle Corporation	$18,947	$20,673	24.8x	19.3x
Umicore SA	$14,579	$16,363	13.7x	13.1x
Johnson Matthey Plc.	$8,796	$9,967	9.7x	8.9x
Clariant AG	$7,318	$8,377	11.6x	10.6x
PQ Group Holdings Inc.	$2,343	$2,712	12.1x	10.6x
Mean			14.4x	12.5x
Median			12.1x	10.6x

Grace Consensus (Current – as of 04/23/21)	$4,299	$5,987	11.3x	10.1x
Grace Consensus (Unaffected – as of 03/31/21)	$4,002	$5,689	10.7x	9.7x
Grace Management Projections (Current – as of 04/23/21)	$4,299	$6,572	11.4x	9.4x
Grace Management Projections (Unaffected – as of 03/31/21)	$4,002	$6,274	10.9x	8.9x

In reviewing the characteristics of the selected publicly traded companies for purposes of selecting its reference ranges to apply to Grace’s estimated financial metrics, Moelis noted that the low-end of its reference ranges was informed by Grace’s unaffected trading metrics. Since the three public proposals by 40 North to acquire Grace, Grace had experienced significant share price outperformance relative to the selected publicly traded companies. Moelis deemed the unaffected trading date for these purposes to be March 31, 2021, which was one day prior to 40 North’s “best and final” $70.00 per share cash offer made publicly. Moelis also noted that the high-end of its reference ranges was informed by Ashland Global Holdings Inc., DuPont de Nemours, Inc., and Element Solutions Inc., considering their similar growth trajectory, margin profile, and technological expertise. While considered, Moelis did not utilize data for Air Products & Chemicals, Inc. and Albemarle Corporation in its reference ranges because Moelis assessed that those companies have a different customer mix than Grace. Moelis also did not utilize data for Celanese Corporation in its reference ranges because Moelis assessed that Celanese’s overall portfolio of business assets contains less specialty chemical assets than Grace. Finally, Moelis did not utilize data for Hexcel Corporation in its reference ranges because Moelis assessed that Hexcel’s EBITDA estimates are depressed given Hexcel’s exposure to aerospace and defense, which has been disproportionally impacted by COVID-19. The other catalyst manufacturers were included for reference only and not utilized by Moelis for purposes of selecting the reference range due to the limited relative revenue contribution of the catalyst segments to the aggregate product portfolio of the companies.
Based on the foregoing analysis and its professional judgment and experience, Moelis selected reference ranges of 10.5x to 12.5x estimated pro forma Adjusted EBITDA for calendar year 2021 and 9.5x to 11.5x estimated Adjusted EBITDA for calendar year 2022. Moelis then applied these multiples to Grace’s estimated pro forma Adjusted EBITDA for calendar year 2021 and estimated Adjusted EBITDA for calendar year 2022, respectively, provided by Grace’s management. This analysis indicated an implied per share value ranges for the Grace common stock of $60.34 to $78.13 per share, and $65.72 to $86.43 per share, respectively. Moelis compared the implied per share value ranges to the Merger Consideration of $70.00 per share.
Selected Precedent Transactions Analysis
Moelis reviewed financial information for selected precedent transactions announced since 2013 with an EV of at least approximately $300 million involving companies that manufacture specialty chemicals and catalysts on a global basis serving a broad range of transportation, industrial and consumer applications and high value specialty chemical companies with similar financial profile, technology focus and customer exposure. Moelis reviewed, among other things, transaction values of the selected precedent transactions as a multiple of last 12 month (“LTM”) Adjusted EBITDA of the target company. Financial data for the relevant transactions were based on publicly available information relating to the relevant transaction.
The selected precedent transactions used in this analysis and their implied transaction value to LTM Adjusted EBITDA multiples are summarized in the following table:
Date Announced	Acquiror	Target	EV (in millions)	EV / LTM Adj. EBITDA
March 2021	DuPont De Nemours, Inc.	Laird PLC	$2,300	16.5x
March 2021	Cerberus Capital Management, L.P. and Koch Minerals & Trading, LLC	PQ Group Holdings Inc.’s Performance Chemicals business	$1,100	9.4x
February 2021	Bain Capital Private Equity & Cinven Group Ltd.	Lonza Specialty Ingredients	$4,671	13.0x
October 2020	Ardian SA and Ardian Holding SAS	Angus Chemical Company	$2,250	13.1x
April 2019	Merck KGaA	Versum Materials, Inc.	$6,499	14.3x
August 2018	Cabot Microelectronics Corporation	KMG Chemicals, Inc.	$1,566	13.2x
March 2018	Carlyle Group Inc. & GIC Pte.	Akzo Nobel N.V.’s Specialty Chemicals business	$12,524	9.8x
December 2017	W. R. Grace & Co.	Albemarle Corporation’s Polyolefin Catalysts business	$416	12.8x
September 2017	Kuraray Co., Ltd.	Calgon Carbon Corporation	$1,329	15.6x

Date Announced	Acquiror	Target	EV (in millions)	EV / LTM Adj. EBITDA
September 2017	H.B. Fuller Company	Royal Adhesives & Sealants LLC	$1,575	11.4x
December 2016	Evonik Industries AG	J.M. Huber Corporation’s Silica business	$630	10.5x
October 2016	Carlyle Group Inc.	Atotech B.V.	$3,200	11.9x
September 2016	Lanxess AG	Chemtura Corporation	$2,563	9.5x
June 2016	BASF SE	Albemarle Corporation’s Chemetall Surface Treatment business	$3,200	15.3x
May 2016	Evonik Industries AG	Air Products & Chemicals, Inc.’s Performance Materials division	$3,800	15.8x
November 2015	Air Liquide S.A.	Airgas	$13,400	13.7x
July 2015	Solvay S.A.	Cytec Industries Incorporated.	$6,153	14.8x
July 2015	Platform Specialty Products Corporation	Alent plc	$2,254	13.1x
June 2015	Apollo Affiliated Funds	OM Group, Inc.	$1,100	11.4x
November 2014	Golden Gate Capital	Angus Chemical Company	$1,200	11.2x
September 2014	Eastman Chemical Company	Taminco Corporation	$2,706	10.0x
July 2014	Albemarle Corporation	Rockwood Chemical Co.	$6,142	11.3x
October 2013	W. R. Grace & Co.	Dow Chemical Company’s Catalysts business	$500	11.1x
October 2013	Platform Specialty Products Corporation	MacDermid	$1,800	10.2x
October 2013	Solvay S.A.	Chemlogics Group	$1,345	10.8x
June 2013	Cinven Group Ltd.	CeramTec	$1,988	11.3x
Mean				12.4x
Median				11.7x
In reviewing the characteristics of the selected precedent transactions for purposes of selecting its reference range to apply to Grace’s estimated financial metrics, Moelis noted that its reference range was informed by the mean and median of EV / LTM Adj. EBITDA multiples of selected precedent transactions after considering the selected precedent transactions at the high-end and low-end of the implied transaction multiples. Moelis also noted that its reference range was also informed by selected precedent transactions involving catalysts companies, including Grace’s acquisition of Albemarle Corporation’s Polyolefin Catalysts business at 12.8x EV / LTM Adjusted EBITDA and Grace’s acquisition of Dow Chemical Company’s Catalysts business at 11.1x EV / LTM Adjusted EBITDA. Moelis noted that these were smaller transactions in terms of EV and occurred during a meaningfully different market environment.
Based on the foregoing analysis and its professional judgment and experience, and given the nature of Grace’s operations, Moelis selected a reference range of 11.0x to 13.0x EV / LTM Adjusted EBITDA. Moelis then applied these multiples to Grace’s estimated pro forma Adjusted EBITDA for calendar year 2021 provided by Grace’s management. Moelis used Grace’s Adjusted EBITDA for calendar year 2021 to normalize for the effects of COVID-19 on Grace’s financial performance and included the estimated full-year run-rate impact of the FCS Acquisition. This analysis indicated an implied per share value range for the Grace common stock of $64.81 to $82.55 per share. Moelis compared the implied per share value range to the Merger Consideration of $70.00 per share.
For informational purposes only, Moelis then also applied these multiples to Grace’s estimated Adjusted EBITDA for calendar year 2021 provided by Grace’s management plus an estimated additional run-rate EBITDA of $50 million expected to result from increased capacity from recent capital investments that has not yet been fully realized due to COVID-19 and certain operating segment challenges. This analysis indicated an implied per share value range for the Grace common stock of $72.95 to $92.11 per share. Moelis did not utilize this analysis for purposes of its opinion given the uncertainty of projecting the timing of increased EBITDA resulting from the increased capacity in the current environment. In addition, given the lack of public information relating to adjustments for capital investments of target companies involved in the selected precedent transactions, Moelis noted that applying potential incremental EBITDA resulting from Grace’s increased capital investment to selected precedent information that may not have been adjusted in a consistent way could result in an implied per share value range that was not comparable for purposes of this analysis.
Discounted Cash Flow Analysis
Moelis performed a discounted cash flow analysis of Grace using the Management Projections and other information and data provided by Grace’s management to calculate the present value of the estimated future unlevered after-tax free cash flows projected to be generated by Grace and the present value of Grace’s estimated terminal value, taking into account the present value of Grace’s net operating losses and other tax credits. For purposes of the discounted cash flow analysis, Moelis calculated unlevered free cash flow as Adjusted EBITDA, less (i) taxes, (ii) capital expenditures, (iii) changes in net working capital, (iv) cash paid for environmental and other legacy liabilities and (v) other miscellaneous adjustments.
Moelis utilized a range of discount rates of 7.50% to 9.25% based on an estimated range of Grace’s weighted average cost of capital. The estimated weighted average cost of capital range reflected a cost of equity derived using the Capital Asset Pricing Model using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the selected publicly traded companies described above, (iii) an equity risk premium and (iv) a size premium based on publicly traded companies with similar equity values to Grace. Moelis used the foregoing range of discount rates to calculate the present values as of December 31, 2020 of (i) Grace’s estimated after-tax unlevered free cash flows for calendar years 2021 through 2025 (in each case, discounted using the mid-year discounting convention) and (ii) the estimated terminal values derived by applying a range of selected terminal multiples of 9.5x to 10.5x to Grace’s estimated terminal year Adjusted EBITDA.
For purposes of selecting the reference range to apply to Grace’s estimated terminal year Adjusted EBITDA, Moelis noted that the terminal multiple was informed most closely by (i) current and historical trading multiples for Grace, (ii) current and historical trading multiples for the selected publicly traded companies and (iii) headwinds in the refining industry, which are expected to drive multiple contraction over time. Based on the foregoing analysis and its professional judgment and experience, Moelis selected a multiple range of 9.5x to 10.5x estimated terminal year Adjusted EBITDA. Moelis then applied such multiple range to Grace’s estimated terminal year Adjusted EBITDA of $824 million provided by Grace’s management to calculate the estimated terminal values. Grace’s estimated terminal year Adjusted EBITDA reflects the impact of Grace’s management’s long-term, publicly disclosed view of expected lower demand for Grace’s FCC business within the Refining Technologies segment based on long-term secular trends in the refining industry.
In calculating the implied per share value ranges for the Grace common stock, Moelis separately valued Grace’s tax attributes including tax credits and net operating losses with the utilization based cash tax savings schedule for calendar years 2021 through 2030 provided by Grace’s management and using a cost of equity range of 8.5% to 12.5%.
Based on the foregoing, Moelis derived implied per share value ranges for the Grace common stock of $66.69 to $83.39. Moelis compared the implied per share value range to the Merger Consideration of $70.00 per share.
For informational purposes only, Moelis also performed a discounted cash flow analysis of Grace with a terminal year Adjusted EBITDA of $882 million based on Grace’s estimated Adjusted EBITDA for calendar year 2025, which was Grace’s terminal year projected Adjusted EBITDA prior to further adjustments by Grace to take into account the impact of the long-term secular trends in the refining industry on the FCC business within the Refining Technologies segment. This analysis indicated an implied per share value range for the Grace common stock of $71.93 to $89.62 per share. Moelis did not utilize this analysis for purposes of its opinion.
Subsequent to the April 25, 2021 presentation to the Board of Directors, Moelis discovered that in performing the foregoing discounted cash flow analysis, Moelis double counted $15.3 million of acquisition-related costs for the FCS Acquisition in Grace’s estimated future unlevered after-tax free cash flow calculation for 2021 and the projected December 31, 2020 balance sheet. Moelis recalculated Grace’s estimated future unlevered after-tax free cash flow for 2021 to remove the $15.3 million of these costs. This recalculation and the impact on the discounted cash flow analysis did not result in any change to Moelis’ ultimate fairness opinion. Moelis did, however, provide the Board of

Directors with the revised discounted cash flow analysis, which indicated (i) an increase to the discounted cash flow analysis implied per share value range for the Grace common stock of approximately $0.22 per share, and (ii) an implied per share value range for the Grace common stock of $66.91 to $83.61 (as compared to $66.69 to $83.39 prior to the correction for the estimated future unlevered after-tax free cash flow for 2021). For informational purposes only, Moelis also recalculated its discounted cash flow analysis using the corrected estimated future unlevered after-tax free cash flow for 2021 and the terminal year Adjusted EBITDA of $882 million, which indicated an implied per share value range for the Grace common stock of $72.14 to $89.84 (as compared to $71.93 to $89.62 prior to the correction for the estimated future unlevered after-tax free cash flow for 2021).
Other Information
Moelis also noted for the Board of Directors the following additional factors that were not considered part of Moelis’ financial analyses with respect to its opinion, but were referenced for informational purposes: (i) an illustrative leverage buyout analysis for the Grace common stock that reviewed Grace using the Management Projections and other information and data provided by Grace’s management which, based on, among other things, a 6.0x leverage and a 15% to 25% internal revenue rate of return, reflected a range of implied share prices of $48.51 to $65.58, (ii) the historical intraday trading prices for the Grace common stock during the 52-week period ended April 23, 2021, which reflected low and high stock prices during such period of $38.70 and $65.17 per share, (iii) the one-year forward stock price targets for the Grace common stock in recently published, publicly available equity research analysts’ reports, which indicated undiscounted low and high stock price targets ranging from $65.00 to $75.00 per share, and (iv) the one-year forward stock price targets for the Grace common stock in recently published, publicly available equity research analysts’ reports, which was discounted for one year and indicated low and high stock price targets ranging from $58.82 to $67.87 per share.
Miscellaneous
The foregoing is a summary of the analyses undertaken by Moelis in connection with Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above is identical to Grace or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Grace nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations between Grace and Parent and was approved by the Board of Directors. Moelis did not recommend any specific consideration to Grace or the Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. The Board of Directors selected Moelis as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated April 12, 2021, Moelis acted as financial advisor to Grace in connection with the Merger and will receive a fee for its services, estimated to be approximately $28 million in the aggregate based on the information available as of the date of announcement of the Merger, $3 million of which was earned in connection with the delivery of Moelis’ opinion dated April 26, 2021, in connection with the Board of Directors’ consideration of the Merger, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Merger. Furthermore, Grace has agreed to reimburse Moelis for certain expenses and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Grace and Parent. In the past two years, Moelis has not provided investment banking or other services to Grace or Parent. Moelis may, in the future, provide investment banking or other services to Grace, Parent or other parties involved in the Merger and may receive compensation for such services. 40 North or its affiliates have invested in, and from time to time may invest in, securities of entities that are affiliated with Moelis. Mr. Shlomo Yanai, a member of the Board of Directors, serves as a senior advisor to Moelis. Mr. Yanai did not participate in the preparation of the Moelis opinion described above or in the provision of financial advisory services by Moelis to the Board of Directors.
Additional Presentations by Moelis
In addition to the fairness presentation described above, Moelis presented to the Board of Directors at the meetings held on April 7, 2021 and April 25, 2021 that were each supplemented by respective written presentations. In addition, Moelis provided to the Board of Directors a written supplemental presentation on May 23, 2021. Copies of such presentations (which we collectively refer to as the “additional Moelis presentations”) have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the Merger, will be made available for inspection and copying at the principal executive offices of Grace during its regular business hours by any interested holder of common stock, and may be obtained by requesting it in writing from Grace at the address described in the section of this proxy statement captioned “Where You Can Find More Information.”
The additional Moelis presentations did not form the basis of the Moelis fairness opinion described above. The additional Moelis presentations dated April 7, 2021 and April 25, 2021 were given to the Board of Directors to assist in the negotiations with Parent and the evaluation of the proposed Merger and contained, among other things, an outline of the terms of Parent’s bid as of such date, the status of negotiations with other interested parties and Moelis’ preliminary financial analysis (including a selected publicly traded companies analysis, selected precedent transactions analysis and discounted cash flow analysis), in each case subject to further updates reflected in the fairness presentation. As described above in this section, the supplemental presentation dated May 23, 2021 was provided to the Board of Directors solely to recalculate Grace’s estimated future unlevered after-tax free cash flow for 2021 to remove certain acquisition-related costs for the FCS Acquisition and revise Moelis’ discounted cash flow analysis.
Purpose and Reasons of Grace for the Merger
Grace’s purpose for engaging in the Merger is to enable the Grace Stockholders to receive the Merger Consideration, which represents a premium of 59% over the closing price of the Grace common stock of $44.05 on November 6, 2020, the last trading day prior to the public announcement of 40 North’s initial proposal to acquire Grace on November 9, 2020. Grace believes that the Merger provides the best opportunity to maximize stockholder value (including for unaffiliated security holders). Grace has also considered certain additional factors in determining to undertake the Merger, which are described in further detail in the section of this proxy statement captioned “—Recommendation of the Board of Directors; Reasons for the Merger; Fairness of the Merger.”
Purpose and Reasons of the Purchaser Filing Persons for the Merger
Under the SEC’s rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, the following persons (collectively, the “Purchaser Filing Persons”) may be deemed to be “affiliates” of Grace and therefore each Purchaser Filing Person is required to disclose, among other things, its purposes and reasons for the Merger to Grace’s “unaffiliated security holders” as defined in Rule 13e-3:
•	Merger Sub;
•	Parent;
•	Midco Holdings, the parent company of Parent;
•	Parent Holdings, the parent company of Midco Holdings;
•	Standard Industries;
•	Standard Industries Holdings, the parent company of both Parent Holdings and Standard Industries;
•	40 North;
•	40 North Latitude Feeder;

•	40 North GP III;
•	the Supporting Stockholder;
•	David Winter, the Co-Chief Executive Officer of Standard Industries Holdings and Co-Principal of 40 North; and
•	David Millstone, the Co-Chief Executive Officer of Standard Industries Holdings and Co-Principal of 40 North.
Each Purchaser Filing Person is making the statements included in this part of the proxy statement solely for the purpose of conforming with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Filing Persons should not be construed as a recommendation to any unaffiliated security holder of Grace as to how that security holder should vote on the proposal to adopt the Merger Agreement or any other proposal considered at the Special Meeting.
For the Purchaser Filing Persons, the purpose of the Merger is to enable Parent to acquire control of Grace so that Parent can operate Grace as a privately held company via a transaction in which the stockholders of Grace will be cashed out for $70.00 per share of Grace common stock, and Parent will bear the rewards and risks of the ownership of Grace after completion of the Merger. In the opinion of the Purchaser Filing Persons, the Merger will provide numerous benefits to the Purchaser Filing Persons and Grace that would follow from Parent acquiring Grace, including, but not limited to:
•
As a privately held company, Grace will have greater flexibility to operate with a view to the long term without focusing on short-term operating earnings and the associated implications to Grace’s unaffiliated security holders;

•
By ceasing to be a public company, Grace will benefit from the elimination of the additional burdens on its management, as well as the expense associated with being a public company, including the burdens of preparing periodic reports, maintaining required controls under U.S. federal securities laws and the costs of maintaining investor relationships, staff and resources;

•	The Merger will increase Standard Industries Holdings’ exposure to the specialty chemicals and specialty materials industries, which Standard Industries Holdings regards as attractive; and
•
David S. Winter and David J. Millstone have significant experience in the specialty chemicals industry, including through their former roles as Director and Vice Chairmen of International Specialty Products Inc. prior to its 2011 sale to Ashland Inc., and the Purchaser Filing Persons believe that Messrs. Winter and Millstone can utilize that experience to effectively manage the Company’s business for the benefit of stakeholders.

The Purchaser Filing Persons believe that structuring the transaction as a merger is preferable to other transaction structures because (i) it will enable Parent to acquire all of the outstanding shares of Grace common stock at the same time and (ii) it represents an opportunity for holders of Grace common stock to receive a premium for their shares of approximately 59% over Grace’s closing stock price of $44.05 on November 6, 2020, the last trading day prior to the announcement of 40 North’s initial proposal to acquire Grace on November 9, 2020. Further, the Purchaser Filing Persons believe that structuring the transaction as a merger provides a prompt and orderly transfer of ownership of Grace in a single step, without the necessity of financing separate purchases of shares of Grace common stock in a tender offer and implementing a second-step merger to acquire any shares of Grace common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.
Prior to the execution of the 2021 Confidentiality Agreement, 40 North gave preliminary consideration to seeking to implement the transaction via an unsolicited tender offer and undertaking a proxy contest to gain representation on the Board of Directors. 40 North also considered the challenges of implementing the transaction through an unsolicited tender offer and the potential defensive mechanisms available to the Board of Directors in the event the Board of Directors were not supportive of the tender offer. However, 40 North ultimately decided an unsolicited tender offer was an option for consideration if all avenues to a negotiated merger were exhausted, with the view that a negotiated merger provided greater transaction certainty for both parties and a structure more likely to be supported by the Board of Directors.

Parent will benefit from any future earnings and growth of Grace after the Merger, and will bear the risk of its investment in Grace. Grace’s unaffiliated security holders will not benefit from any future earnings and growth of Grace after the Merger, and they will no longer bear the risk of investment in Grace. The receipt of cash by Grace Stockholders in exchange for shares of Grace common stock in the Merger will be a taxable transaction to Grace Stockholders for U.S. federal income tax purposes. See “—Material U.S. Federal Income Tax Consequences of the Merger.”
40 North took into account several factors when considering the timing of its proposals. As described in more detail under the section of this proxy statement captioned “—Background of the Merger”, between the date of Ms. Reiland’s resignation and November 9, 2020, 40 North continued to consider Grace’s strategic direction and 40 North’s investment in Grace. In particular, 40 North considered that Grace’s share price performance did not reflect the strength of its underlying business. In addition, 40 North was subject to a standstill while Ms. Reiland served as a member of the Board of Directors, but 15 days after Ms. Reiland’s resignation, the standstill restrictions contained in the 2019 Letter Agreement expired, allowing 40 North to undertake additional initiatives as part of its consideration of the transaction. On November 9, 2020, after determining that taking Grace private represented the most credible path to unlock value for the Company and its stockholders with a high level of certainty, 40 North sent the November 9 Proposal to the Board of Directors. Upon review of the Board of Directors’ response, 40 North was disappointed at the rejection of its November 9 Proposal without any further engagement. Over the following months, 40 North continued to be of the view that Grace offered a strong and unique, but unrealized, value proposition that could make it a standout player in the world of specialty chemicals and that a take-private transaction would offer an opportunity for the Company’s existing stockholders to realize immediate liquidity at a value that, in 40 North’s view, far exceeded what Grace would be able to achieve on its then current course. 40 North ultimately determined to submit an improved offer, and on January 11, 2021, 40 North sent the January 11 Proposal to the Board of Directors. Following the delivery of the January 11 Proposal, Grace and 40 North negotiated the terms of the 2021 Confidentiality Agreement, and 40 North determined that it would enter into a short-duration standstill to pursue a negotiated transaction, but only if it did not preclude 40 North from nominating directors at the 2021 annual stockholders meeting, which 40 North thought was particularly important given that Grace has a classified Board of Directors. Upon entry into the 2021 Confidentiality Agreement, Grace provided 40 North with additional information, and engaged in discussions with 40 North regarding 40 North’s proposal. Between the January 11 Proposal and April 1, 2021, 40 North continued to consider Grace’s strategic direction and 40 North’s investment in Grace. In late March, 40 North also considered additional initiatives that could be pursued as part of its consideration of the transaction in light of the pending March 31, 2021 expiration of the standstill restrictions in the 2021 Confidentiality Agreement. Such additional initiatives included the possibility of nominating two or three director candidates to the Board of Directors at Grace’s 2021 annual meeting of stockholders, undertaking a “withhold” campaign in connection with Grace’s 2021 annual meeting of stockholders, submitting a revised proposal to acquire Grace and the price at which such proposal might be submitted, and the possibility of submitting a “best and final offer.” As part of considering these additional initiatives, 40 North also considered the findings of its due diligence conducted under the terms of the 2021 Confidentiality Agreement. On April 1, 2021, following the expiration of the standstill provisions of the 2021 Confidentiality Agreement, 40 North delivered the April 1 Proposal to the Board of Directors which it characterized as its “best and final” offer.
Summary of Certain Discussion Materials Provided by Citigroup Global Markets Inc. and J.P. Morgan Securities LLC
40 North retained Citi and J.P. Morgan as financial advisors in connection with its consideration of the transactions contemplated by the Merger Agreement. 40 North selected Citi and J.P. Morgan as its financial advisors because they are internationally recognized investment banking firms that have substantial experience in transactions similar to the transactions contemplated by the Merger Agreement. In this capacity, representatives of Citi and J.P. Morgan provided 40 North with certain financial advisory services. Although Citi and J.P. Morgan generally acted as financial advisor to 40 North, Citi and J.P. Morgan were not requested to provide, and did not provide, to 40 North, any other Purchaser Filing Person, Grace, the holders of any class of securities, creditors or other constituencies of any Purchaser Filing Person or Grace, or any other person (i) any report, opinion or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement, the Merger Consideration or any other term or aspect of any of the foregoing, (ii) any other valuation of any of the Purchaser Filing Persons or Grace for the purpose of assessing the fairness of the Merger Consideration to any such person or (iii) any advice as to the underlying decision by any Purchaser Filing Person to engage in the transactions contemplated by the Merger Agreement. Because Citi and J.P. Morgan were not requested to, and did not, deliver a fairness opinion in connection with the transactions contemplated by the Merger Agreement, they did not perform financial analyses with a view towards those analyses supporting a fairness opinion. At various times during the course of Citi and J.P. Morgan’s engagement as financial advisors to 40 North, representatives of Citi and J.P. Morgan discussed with 40 North various considerations with respect to the transactions contemplated by the Merger Agreement, including what financial analyses would be helpful to 40 North, and Citi and J.P. Morgan produced various financial analyses during the course of their engagement.
The discussion materials prepared by representatives of Citi and/or J.P. Morgan for use in discussions with 40 North (the “Citi and J.P. Morgan Discussion Materials”) have been filed as exhibits to the Schedule 13E-3 filed with the SEC in connection with the transactions contemplated by the Merger Agreement and are incorporated herein by reference. The Schedule 13E-3, including the Citi and J.P. Morgan Discussion Materials, may be examined at, and copies may be obtained from, the SEC in the manner described under “Where You Can Find More Information.” The information in the Citi and J.P. Morgan Discussion Materials is subject to, among other things, the assumptions made, procedures followed, matters considered, and limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Citi and J.P. Morgan as of, the date of such materials. The Citi and J.P. Morgan Discussion Materials are not intended to be and do not constitute a recommendation to any Purchaser Filing Person, Grace, or any other entity with respect to the transactions contemplated by the Merger Agreement, or any other matter. The Citi and J.P. Morgan Discussion Materials do not constitute, and are not intended to represent, any view, opinion, report or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement or the Merger Consideration to any Purchaser Filing Person, the Grace Stockholders or any other person.
Below is a summary of the Citi and J.P. Morgan Discussion Materials, which is qualified in its entirety by the full contents of the Citi and J.P. Morgan Discussion Materials. The below summary presents the material analyses conducted by Citi and/or J.P. Morgan and provided to 40 North, as well as the material assumptions made, procedures followed, matters considered and limitations, qualifications and other conditions to the Citi and J.P. Morgan Discussion Materials, but does not purport to be a complete description of the financial analyses or data presented by Citi and J.P. Morgan or the underlying assumptions made, procedures followed, matters considered, and limitations, qualifications and other conditions contained therein, nor does the order of analyses or materials represent relative importance or weight given to those analyses or materials by Citi and J.P. Morgan. The Citi and J.P. Morgan Discussion Materials were not appraisals of the business of Grace or the actual value that may be received in connection with the transaction, and did not take into account the potential effects of the transaction. The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, financial analyses are not readily susceptible to summary description. Citi and J.P. Morgan considered the results of all analyses undertaken and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Considering the summaries set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of the Citi and J.P. Morgan Discussion Materials. The Citi and J.P. Morgan Discussion Materials are materials that representatives of Citi and J.P. Morgan presented to the Purchaser Filing Persons with respect to the transactions contemplated by the Merger Agreement.
The Citi and J.P. Morgan Discussion Materials were provided solely for the benefit of 40 North for its information and assistance in connection with its consideration of the transactions contemplated by the Merger Agreement. The Citi and J.P. Morgan Discussion Materials do not themselves convey rights or remedies upon the holders of any class of securities, creditors or other constituencies of any Purchaser Filing Person, Grace or any other person (other than 40 North).
In connection with the Citi and J.P. Morgan Discussion Materials, Citi and J.P. Morgan reviewed, among other things, certain publicly available business and financial information concerning Grace and certain non-public information regarding the business and prospects of Grace prepared by management of Grace and approved for Citi and J.P. Morgan’s use by 40 North. Citi and J.P. Morgan also reviewed certain financial analyses and forecasts concerning Grace prepared by 40 North and approved for Citi and J.P. Morgan’s use by 40 North, which predated 40 North's initial November 9 Proposal and were solely based on then-publicly available business and financial information about Grace. Citi and J.P. Morgan assumed and relied, without independent verification, upon the accuracy and completeness of such information. Citi and J.P. Morgan also considered such other factors as Citi and J.P. Morgan deemed appropriate. 40 North did not give any specific instructions nor impose any limitations on Citi and J.P. Morgan with respect to Citi and J.P. Morgan’s preparation of the Citi and J.P. Morgan Discussion Materials.
Citi and J.P. Morgan assumed with the consent of 40 North that the financial analyses and forecasts for Grace prepared by the management of Grace were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Grace, and that the financial analyses prepared by 40 North were reasonably prepared on a basis reflecting the best currently available estimates and judgment of 40 North, in each case as of the date of the analysis or forecast. With respect to any financial forecasts, projections, other estimates and other forward-looking information provided to or otherwise obtained by Citi and J.P. Morgan from public sources, data suppliers and other third parties, Citi and J.P. Morgan assumed that such forecasts, projections, other estimates and information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparer as to, and were a reasonable and reliable basis upon which to evaluate, the matters covered thereby. Citi and J.P. Morgan expressed no view as to any of the foregoing financial forecasts, projections, other estimates and other forward-looking information or the assumptions on which they were based. No representation or warranty, express or implied, was made by Citi or J.P. Morgan in relation to the accuracy or completeness of the information presented in the Citi and J.P. Morgan Discussion Materials or their suitability for any particular purpose.
Citi and J.P. Morgan expressed no view, opinion, representation, guaranty or warranty (in each case, express or implied) regarding the reasonableness or achievability of any financial forecasts, projections, other estimates or other forward-looking information provided to, obtained or otherwise reviewed by, or discussed with, Citi or J.P. Morgan, or the assumptions upon which they are based. Citi and J.P. Morgan did not conduct, and were not provided with, any independent valuation or appraisal of any assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of Grace or any other company or business, nor did Citi or J.P. Morgan make any physical inspection of the properties or assets of Grace or any other company or business. Citi and J.P. Morgan did not express any view with respect to accounting, tax, regulatory, legal or similar matters and relied, with 40 North’s consent, upon the assessments of representatives of Grace as to such matters.
Citi and J.P. Morgan expressed no opinion as to the prices at which Grace common stock will trade at any time, or as to the potential effects of volatility in the credit, financial and stock markets on the Purchaser Filing Persons, Grace or the transactions contemplated by the Merger Agreement, or as to the impact of the transactions contemplated by the Merger Agreement on the solvency or viability of the Purchaser Filing Persons or Grace or the ability of the Purchaser Filing Persons or Grace to pay their respective obligations when they come due. The matters considered by Citi and J.P. Morgan in their financial analyses and reflected in the Citi and J.P. Morgan Discussion Materials were necessarily based on various assumptions, including assumptions concerning general business, economic and capital markets conditions and industry-specific and company-specific factors as in effect on, and information made available to Citi and J.P. Morgan as of the date of such Citi and J.P. Morgan Discussion Materials. Many such conditions are beyond the control of the Purchaser Filing Persons, Grace, Citi and J.P. Morgan. Accordingly, the financial analyses included in the Citi and J.P. Morgan Discussion Materials are inherently subject to uncertainty, and neither of Citi and J.P. Morgan nor any other person assumes responsibility if future results are different from those forecasted. Furthermore, it should be understood that subsequent developments may affect the views expressed in the Citi and J.P. Morgan Discussion Materials and that Citi and J.P. Morgan do not have any obligation to update, revise or reaffirm their financial analyses or the Citi and J.P. Morgan Discussion Materials based on circumstances, developments or events occurring after the date of such Citi and J.P. Morgan Discussion Materials. With respect to the financial analyses performed by Citi and J.P. Morgan in the Citi and J.P. Morgan Discussion Materials, such financial analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses. While none of the selected companies referred to in the Citi and J.P. Morgan Discussion Materials are directly comparable to Grace, the companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Grace based on the familiarity of Citi and J.P. Morgan with the specialty chemicals industry. While none of the selected precedent transactions used in the premia paid analyses and the comparable precedent transaction analyses referred to below are identical to the transactions contemplated by the Merger Agreement and while none of the selected companies involved in such transactions are identical or directly comparable to Grace, the transactions were selected because they involved publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Grace based on the familiarity of Citi and J.P. Morgan with the specialty chemicals industry. Such financial analyses do not purport to be reports, appraisals or to reflect the prices at which shares or other securities or financial instruments of or relating to the common shares of Grace may trade or otherwise be transferable at any time.
The Citi and J.P. Morgan Discussion Materials are not, and should not be viewed as, a recommendation with respect to any matter pertaining to the transactions contemplated by the Merger Agreement. The terms of the transactions contemplated by the Merger Agreement, including the Merger Consideration, were determined solely through negotiations between the parties to the Merger Agreement. The Citi and J.P. Morgan Discussion Materials did not address the relative merits of the transactions contemplated by the Merger Agreement or any other transactions contemplated in connection with the transactions contemplated by the Merger Agreement compared to other business strategies or transactions that may have been considered by the management of the Purchaser Filing Persons.
October 23, 2020 Discussion Materials
The materials that representatives of Citi sent to certain representatives of the Purchaser Filing Persons on October 23, 2020 summarized among other things (i) trading and financial information for Grace, (ii) analyst and investor views on Grace, (iii) preliminary illustrative valuations of Grace, (iv) a preliminary analysis of a hypothetical leveraged buyout transaction with Grace, (v) information regarding economic recovery from the impacts of COVID-19 and (vi) an illustrative transaction valuation case study. The October 23, 2020 materials included the following:
•
a summary of preliminary analyses of illustrative valuations for Grace using methodologies including (i) a preliminary present value of future share price analysis that used an illustrative range of firm value (“FV”) / NTM EBITDA multiples of 9.3x to 12.0x and an illustrative range of Cost of Equity (“CoE”) of 9.5% and 11.5% and indicated an illustrative range of values per share of Grace common stock of $51.75 to $74.70, (ii) a preliminary discounted cash flow analysis that used an illustrative range of exit multiples of 10.0x to 12.0x and of discount rates of 7.3% to 8.3% and indicated an illustrative range of values per share of Grace common stock of $62.05 to $80.55, (iii) a preliminary implied premiums paid analysis, based on premium to 52-week high price for industrial targets since 2017, that used an illustrative range of premiums of 4.8% to 14.8% and indicated an illustrative range of values per share of Grace common stock of $76.90 and $84.25, (iv) a preliminary implied premiums paid analysis, based on premium to 1-day unaffected price for industrial targets since 2017, that used an illustrative range of premiums of 25.0% to 45.0% and indicated an illustrative range of values per share of Grace common stock of $57.65 and $66.90, (v) a preliminary leveraged buyout analysis that used an illustrative range of exit multiples of 11.0x to 13.0x and target internal rate of return range of 17.5% to 22.5% and indicated an illustrative range of values per share of Grace common stock of $53.70 to $68.65, (vi) a preliminary selected precedent transactions analysis that used an illustrative range of EBITDA multiples of 12.0x to 14.0x and indicated an illustrative range of values per share of Grace common stock of $63.70 to $78.70 and (vii) preliminary selected public companies analysis that used an illustrative range of FV / 2021E EBITDA multiples of 8.9x to 12.0x and indicated an illustrative range of values per share of Grace common stock of $46.15 to $72.15, based on information Citi obtained from public presentations by management of Grace, public filings, Factset, Wall Street Research, Citi Deal Intelligence, press releases and industry periodicals;

•
a review of the historical price performance of Grace’s common stock for the time period from February 4, 2016 to October 16, 2020 noting, among other things, the then current share price of $46.14, based on information Citi obtained from FactSet;

•
a comparison of FV / NTM EBITDA and FV / LTM EBITDA for Grace against certain peer companies for the time period from February 2016 to October 2020, noting, among other things, current peer average multiples of 11.6x and 12.3x respectively and Grace multiples of 9.3x and 10.6x respectively, based on information Citi obtained from public filings and FactSet;

•	a review of Grace’s FV / NTM EBITDA distribution based on information Citi obtained from public filings and FactSet;

•
a review of selected research analysts’ investment recommendations for Grace common stock, publicly available as of October 16, 2020, which indicated overall low to high target price ranges of $45.00 to $75.00 per share (with a median of $59.00 per share) based on information Citi obtained from FactSet, Bloomberg and Wall Street Research;

•	a review of analyst consensus estimates for Grace’s EBITDA from January 2018 to October 2020 based on information Citi obtained from Factset;
•	a review of Grace’s historical and projected segment EBITDA based on certain financial information of Grace obtained by Citi as well as public presentations by management of Grace;
•	a preliminary analysis of Grace’s long-term EBITDA margins for the time period of 2007 to 2019 based on certain financial information of Grace obtained by Citi;
•
a summary of transactions involving Grace common stock by certain stockholders and quarterly volume weighted average prices for the time period from September 30, 2018 to September 30, 2020 based on information Citi obtained from Factset;

•	a summary of investor perceived risks and returns on investment in Grace and certain macro trends that would make Grace attractive to a future strategic acquiror;
•
a preliminary sensitivity analysis using illustrative share prices of $55.00 to $80.00 based on methodologies including (i) FV / EBITDA, (ii) pension adjusted FV / EBITDA, (iii) transaction value / EBITDA, and (iv) adjusted transaction value including NOLs / EBITDA, based on information Citi obtained from Factset, and public filings; and

•	a comparison of projections prepared by management of Grace for Revenue and EBITDA against analyst consensus projections, based on information Citi obtained from public filings and Factset.
November 16, 2020 Discussion Materials
The materials that representatives of Citi sent to certain representatives of the Purchaser Filing Persons on November 16, 2020 summarized certain preliminary financial analyses and data concerning Grace, including the following:
•
a review of the historical price performance of Grace common stock for the time period from February 4, 2016 to November 13, 2020 noting, among other things, the then current share price of $54.38, based on information Citi obtained from FactSet;

•
a comparison of FV / NTM EBITDA and FV / LTM EBITDA for Grace against certain peer companies for the time period from February 2016 to November 2020 noting, among other things, current peer average multiples of 12.1x and 12.8x respectively and Grace multiples of 10.4x and 12.2x respectively, based on information Citi obtained from public filings and FactSet;

•	a review of Grace’s FV / NTM EBITDA distribution based on information Citi obtained from public filings and FactSet;
•
a review of selected research analysts’ investment recommendations for Grace common stock, publicly available as of November 13, 2020, which indicated overall low to high target price ranges of $55.00 to $70.00 per share (with a median of $60.00 per share) based on information Citi obtained from FactSet, Bloomberg and Wall Street Research;

•
a preliminary sensitivity analysis using illustrative share prices of $55.00 to $80.00 based on methodologies including (i) FV / EBITDA, (ii) pension adjusted FV / EBITDA, (iii) transaction value / EBITDA, and (iv) adjusted transaction value including NOLs / EBITDA, based on information Citi obtained from Factset and public filings; and

•
a comparison of Grace’s FV / calendar year (“CY”) 2020E EBITDA and FV / CY 2021E EBITDA against certain peer companies showing median peer multiples of 11.6x and 10.3x respectively, compared to a range of Wall Street consensus median multiples for Grace of 10.5x to 12.8x and 8.3x to 10.1x, respectively, based on information Citi obtained from FactSet and public filings.

February 24, 2021 Discussion Materials
The materials that representatives of Citi and J.P. Morgan sent to certain representatives of the Purchaser Filing Persons on February 24, 2021 summarized strategies for negotiations with Grace, as well as certain preliminary financial analyses and data concerning Grace, including the following:
•
a summary of preliminary illustrative valuation analyses for Grace using methodologies including (i) preliminary selected public companies trading multiples analysis that used illustrative ranges of FV / 2021E EBITDA multiples of 10.5x to 12.5x and of FV / 2022E EBITDA multiples of 9.5x to 11.5x and indicated illustrative ranges of values per share of Grace common stock of $60.30 to $76.55 and $66.50 to $85.55, respectively, (ii) a preliminary selected precedent transactions analysis that used an illustrative range of LTM EBITDA multiples of 11.0x to 13.0x and indicated an illustrative range of values per share of Grace common stock of $56.85 to $71.70, (iii) a preliminary present value of future share price analysis that used an illustrative range of FV / NTM EBITDA multiples of 10.0x to 12.0x and an illustrative range of CoE of 9.5% and 11.5% and indicated an illustrative range of values per share of Grace common stock of $69.75 to $91.50, and (iv) a preliminary discounted cash flow analysis that used an illustrative range of exit multiples of 11.0x to 13.0x and discount rates of 7.5% to 8.5% and indicated an illustrative range of values per share of Grace common stock of $81.10 to $102.00, based on information Citi and J.P. Morgan obtained from presentations to the Purchaser Filing Persons by management of Grace and provided to Citi and J.P. Morgan by the Purchaser Filing Persons, public filings, Factset, and Bloomberg;

•
a preliminary sensitivity analysis using illustrative share prices of $65.00 to $72.00 based on methodologies including (i) FV / EBITDA (based on projections prepared by management of Grace) and (ii) FV / EBITDA (based on analyst consensus projections), based on information Citi and J.P. Morgan obtained from Factset;

•
a comparison for illustrative purposes of recent forecasts prepared by management of Grace for revenue and adjusted EBITDA against prior forecasts prepared by 40 North using solely publicly available information as of October 31, 2020, based on information Citi and J.P. Morgan obtained from forecasts prepared by management of Grace, forecasts prepared by 40 North, public filings and Factset;

•
a review of the historical price performance of Grace’s common stock for the time period from February 4, 2016 to February 22, 2021 noting, among other things, the then current share price of $60.57, based on information Citi and J.P. Morgan obtained from FactSet;

•
a comparison of FV / NTM EBITDA and FV / LTM EBITDA for Grace against certain peer companies for the time period from February 2016 to February 2021 noting, among other things, current peer average multiples of 13.9x and 15.9x respectively and Grace multiples of 10.7x and 13.0x respectively, based on information Citi and J.P. Morgan obtained from public filings and FactSet;

•
a comparison of Grace’s FV / 2021E EBITDA and FV / 2022E EBITDA against certain peer companies showing median peer multiples of 11.8x and 10.7x respectively, compared to Wall Street consensus median multiples for Grace of 10.7x and 9.8x, respectively, based on information Citi and J.P. Morgan obtained from public filings and Factset;

•	a comparison of transaction multiples from certain precedent transactions based on information Citi and J.P. Morgan obtained from public filings, investor presentations and press releases;
•
a preliminary illustrative future stock price valuation analysis of Grace based on information Citi and J.P. Morgan obtained from public filings, presentations to the Purchaser Filing Persons by management of Grace and provided to Citi and J.P. Morgan by the Purchaser Filing Persons, Wall Street Research and Factset;

•
a preliminary discounted cash flow illustrative valuation analysis of Grace based on information Citi and J.P. Morgan obtained from public filings, presentations to the Purchaser Filing Persons by management of Grace and provided to Citi and J.P. Morgan by the Purchaser Filing Persons, Wall Street Research, Bloomberg and Factset;

•
a preliminary illustrative analysis of a hypothetical leveraged buyout transaction with Grace based on information Citi and J.P. Morgan obtained from public filings, presentations to the Purchaser Filing

Persons by management of Grace and provided to Citi and J.P. Morgan by the Purchaser Filing Persons, Wall Street Research, Bloomberg and Factset;
•
a preliminary sum-of-the-parts illustrative valuation analysis of Grace using 2021E EBITDA and 2022E EBITDA projections prepared by Grace management and including, for illustrative purposes, prior forecasts prepared by 40 North using solely publicly available information as of October 31, 2020, based on information Citi and J.P. Morgan obtained from public filings, projections prepared by 40 North, projections prepared by Grace management and Factset; and

•
a summary of certain Grace tax attributes based on information Citi and J.P. Morgan obtained from presentations to the Purchaser Filing Persons by management of Grace and provided to Citi and J.P. Morgan by the Purchaser Filing Persons, forecasts prepared by management of Grace and Factset.

March 23, 2021 Discussion Materials
The materials that representatives of J.P. Morgan sent to certain representatives of the Purchaser Filing Persons on March 23, 2021 summarized certain preliminary financial analyses and data concerning Grace, including the following:
•
a review of the historical price performance of Grace’s common stock for the time period from October 13, 2020 to March 22, 2021 noting, among other things, the then current share price of $59.40, as well as other trading and price data, based on information J.P. Morgan obtained from FactSet;

•
a preliminary sensitivity analysis using illustrative NTM EBITDA multiples of 9.0x to 12.0x based on methodologies including (i) FV / Adjusted EBITDA (based on projections prepared by management of Grace), and (ii) FV /Adjusted EBITDA (based on analyst consensus projections), based on information J.P. Morgan obtained from public filings and Factset;

•	a review of FV / NTM EBITDA for Grace for the time period from February 2016 to March 2021 based on information J.P. Morgan obtained from public filings and FactSet; and
•
an overview of certain financial and stock market information, including share prices as of March 22, 2021 and the current share price as a percentage of the 52-week high, equity and FVs, and FVs as a multiple of calendar years 2021 and 2022 estimated EBITDA, EBITDA margins for calendar years 2021 and 2022 and revenue growth from 2020A to 2021E and from 2021E to 2022E, of the following 10 selected comparable publicly traded entities in specialty chemical and catalysts industries, based on information J.P. Morgan obtained from public filings and Factset:

•	Albemarle Corporation	•	Ashland Global Holdings Inc
•	CMC Materials, Inc.	•	Element Solutions Inc
•	GCP Applied Technologies Inc.	•	Quaker Chemical Corporation
•	Ingevity Corporation	•	PQ Group Holdings Inc.
•	Umicore S.A.	•	Johnson Matthey PLC
J.P. Morgan observed the following overall low to high ranges of such metrics for the selected entities and the following metrics for Grace:
•	Selected Entities
•	FVs to EBITDA multiples for calendar years 2021 and 2022: 9.0x to 25.6x (with a mean of 14.2x and a median of 13.1x) and 8.3x to 19.3x (with a mean of 12.7x and a median of 12.4x), respectively;
•	EBITDA margins for calendar years 2021 and 2022: 15.1% to 39.9% (with a mean of 25.2% and a median of 25.0%) and 15.6% to 43.5% (with a mean of 26.2% and a median of 24.7%), respectively; and
•	revenue growth for 2020A to 2021E and 2021E to 2022E: 1.4% to 17.0% (with a mean of 6.9% and a median of 5.7%) and 2.3% to 26.6% (with a mean of 9.1% and a median of 5.4%), respectively.

•	Grace
•	FV to EBITDA multiples for calendar years 2021 and 2022: 10.9x and 10.0x, respectively;
•	EBITDA margins for calendar years 2021 and 2022: 28.6% and 29.6%; and
•	revenue growth for 2020A to 2021E and 2021E to 2022E: 15.0% and 21.1%.
Miscellaneous
As described above, Citi and J.P. Morgan were not asked to, and did not, render any opinion, report or appraisal as to the fairness, from a financial point of view or otherwise, of the transactions contemplated by the Merger Agreement or the Merger Consideration to the Purchaser Filing Persons, Grace, the holders of any class of securities, creditors or other constituencies of the Purchaser Filing Persons or Grace. The Citi and J.P. Morgan Discussion Materials were one of many factors taken into consideration by 40 North in its deliberations in connection with the transactions contemplated by the Merger Agreement.
Each of Citi and J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of these analyses as a whole, could create an incomplete view of the processes underlying the analyses. As a result, any potential indications of valuation resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes. The order of analyses described does not represent the relative importance or weight given to those analyses by Citi and J.P. Morgan. In preparing the Citi and J.P. Morgan Discussion Materials, Citi and J.P. Morgan did not attribute any particular weight to any analyses or factors considered and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support the analysis set forth in the Citi and J.P. Morgan Discussion Materials. Rather, Citi and J.P. Morgan considered the totality of the factors and analyses performed in preparing the Citi and J.P. Morgan Discussion Materials. Moreover, Citi and J.P. Morgan’s analyses are not and do not purport to be reports, appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected transactions referred to in the above summaries is identical to the transactions contemplated by the Merger Agreement and no company used in the aforementioned analyses as a comparison is directly comparable to Grace. However, the transactions were chosen because they involve transactions that, for purposes of the analysis of Citi and J.P. Morgan, may be considered similar to the transactions contemplated by the Merger Agreement. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Grace.
Citi and J.P. Morgan did not recommend any specific merger consideration to the Purchaser Filing Persons or that any specific amount constituted the only appropriate merger consideration for the transactions contemplated by the Merger Agreement.
Citi and J.P. Morgan and their respective affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Citi and J.P. Morgan and their respective affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests, or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Purchaser Filing Persons, Grace and any of their respective affiliates and third parties, including affiliates of the holders of Grace common stock, or any currency or commodity that may be involved in the transactions contemplated by the Merger Agreement, for the accounts of Citi and J.P. Morgan and their respective affiliates, employees and customers.
Citi and its affiliates in the past have provided and in the future may provide investment banking, commercial banking and other similar financial services to the Purchaser Filing Persons and/or certain of their affiliates unrelated to the transactions contemplated by the Merger Agreement, for which services Citi and its affiliates have received and would expect to receive compensation, including during the approximately two-year period prior to April 26, 2021, (i) having acted as a lender under certain credit facilities and (ii) having provided certain treasury and trade solutions services, liability portfolio management services and asset based finance lending services, for which services Citi and its affiliates received no fees during such two-year period. Citi and its affiliates also in the past have provided and in the future may provide investment banking, commercial banking and other similar financial services to Grace and/or certain of its affiliates unrelated to the transactions contemplated by the Merger Agreement, for which services Citi and its affiliates have received and would expect to receive compensation, including during the approximately two-year period prior to April 26, 2021, (i) having acted as a bookrunner for certain debt offerings, (ii) having acted as a lender under certain credit facilities, (iii) having provided certain foreign exchange services, treasury and trade solutions services and liability portfolio management services, for which services Citi and its affiliates received during such two-year period fees of approximately $900,000. During the prior two years, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Grace and the Purchaser Filing Persons for which J.P. Morgan and such affiliates have received customary compensation. During the prior two years, the aggregate fees recognized by J.P. Morgan from Grace were approximately $5 million and from the Purchaser Filing Persons were approximately $3 million. Citi and J.P. Morgan each acted as financial advisor to 40 North in connection with the transactions contemplated by the Merger Agreement. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities or financial instruments (including loans and other obligations) of the Purchaser Filing Persons, Grace, other parties involved in the transactions contemplated by the Merger Agreement, and their respective affiliates, as applicable, for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position or otherwise effect transactions in such securities or financial instruments. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Purchaser Filing Persons, Grace and their respective affiliates.
Pursuant to a letter agreement, dated April 24, 2021 (the “Citi Engagement Letter”), and a letter agreement, dated January 7, 2021 (the “J.P. Morgan Engagement Letter”), 40 North engaged Citi and J.P. Morgan to act as its financial advisors in connection with the transactions contemplated by the Merger Agreement. If the transactions contemplated by the Merger Agreement are consummated, 40 North expects to pay transaction fees of up to $25 million to each of Citi and J. P. Morgan, inclusive of amounts owing under the Citi Engagement Letter and J.P. Morgan Engagement Letter. In addition, 40 North has agreed to reimburse Citi and J.P. Morgan for certain of their expenses, including reasonable attorneys’ fees and expenses, and to indemnify Citi, J.P. Morgan and their related persons against various liabilities.
Plans for Grace After the Merger
Following the consummation of the Merger, the Purchaser Filing Persons anticipate that the business and operations of Grace will continue to be conducted substantially as they are currently conducted, except that Grace will cease to be a public company. Pursuant to the Merger Agreement, the shares of Grace common stock will be delisted from the NYSE and will cease to be registered under the Exchange Act. At the effective time of the Merger, the directors of Merger Sub will become the directors of Grace, and the officers of Grace will remain the officers of Grace, in each case until their successor is duly elected or appointed and qualified or until the earlier of their death, resignation or removal, as the case may be. As of the date of this proxy statement, other than the Merger and except as otherwise set forth within this proxy statement, the Purchaser Filing Persons have no current plans or proposals or negotiations that would relate to or result in an extraordinary transaction involving Grace’s business or management, such as a merger, reorganization, liquidation, relocation of any operations, sale or transfer of a material amount of assets, or the incurrence of any indebtedness (except in connection with consummation of the Merger).
Benefits of the Merger for Grace’s Unaffiliated Stockholders
The primary benefit of the Merger to Grace’s unaffiliated stockholders will be their right to receive the Merger Consideration, without interest, less any applicable withholding taxes, for each share of Grace common stock held by such stockholders as described above, representing a premium of 59% above the closing price of shares of Grace common stock of $44.05 on November 6, 2020, the last trading day prior to the public announcement of 40 North’s initial proposal to acquire Grace on November 9, 2020. Additionally, Grace Stockholders will avoid the risk after the Merger of any possible decrease in our future earnings, growth or value.
Detriments of the Merger for Grace’s Unaffiliated Stockholders
The primary detriments of the Merger to Grace’s unaffiliated stockholders include the lack of an interest of such stockholders in the potential future earnings, growth, or value realized by Grace after the Merger.

Certain Effects of the Merger for Parent
Following the consummation of the Merger, Parent will own all of the equity interests of Grace and be the sole beneficiary of future earnings, growth and value, and will be the only one entitled to vote on corporate matters affecting Grace.
Additionally, following the Merger, shares of Grace common stock will be delisted and cease to be registered under the Exchange Act. See the section of the proxy statement captioned “Special Factors—Plans for Grace After the Merger.” As such, Grace will be relieved of the requirements applicable to companies having publicly traded equity securities, including the pressure to meet analyst forecasts and the requirements and restrictions on trading that directors, officers and beneficial owners of more than 10% of the shares of Grace’s common stock face as a result of the provisions of Section 16 of the Exchange Act. Grace will also be relieved of the obligation to separately prepare and furnish information to its stockholders. Parent will benefit from any regulatory compliance cost savings realized by Grace after it becomes a private company.
The primary detriments of the Merger to Parent include the fact that all of the risk of any possible decrease in the future earnings, growth or value of Grace following the Merger will be borne by Parent. Additionally, Parent’s ownership of Grace will be illiquid, with no public trading market for such securities.
Management Projections
Summary of Management Projections
Except for a financial outlook with respect to the current fiscal quarter and year and, from time to time, certain future years, issued in connection with its ordinary course earnings announcements, Grace does not, as a matter of course, publicly disclose forecasts or projections as to future performance, earnings or other results due to the inherent unpredictability of the underlying assumptions, estimates and projections, especially over the longer term periods. However, Grace is including a summary of certain previously nonpublic, unaudited prospective financial information prepared by its management for the calendar years 2021-2025 (the “Management Projections”) in order to provide Grace Stockholders with access to information that was made available to, and approved by, the Board of Directors in connection with its evaluation of the Merger and the Merger Consideration. The Management Projections were also made available to Parent and Merger Sub at Parent’s request in connection with their due diligence review, and the Management Projections were made available to Goldman Sachs and Moelis in connection with the rendering of their respective opinions to the Board of Directors, as further described in the sections of this proxy statement captioned “—Opinion of Goldman Sachs & Co. LLC” and “—Opinion of Moelis & Company LLC.”
The following table presents a summary of the Management Projections:
(in millions, except per share data)	2021E	2022E	2023E	2024E	2025E
Revenue	$2,039	$2,288	$2,405	$2,525	$2,648
Gross Profit	$812	$941	$1,004	$1,058	$1,111
Adjusted EBITDA(1)	$576	$702	$766	$823	$882
Adjusted EBIT(2)	$446	$557	$614	$663	$714
Marginal Tax Rate	26.0%	26.0%	26.0%	26.0%	26.0%

Selected Cash Flow Adjustments
Depreciation & Amortization	$131	$145	$152	$160	$168
Change in Net Working Capital	$(78)	$(28)	$(22)	$(24)	$(24)
Capital Expenditures	$(173)	$(193)	$(210)	$(210)	$(200)
Cash Paid for Environmental and Other Legacy Liabilities	$(41)	$(43)	$(48)	$(41)	$(15)
Other Misc. Adjustments	$38	$(3)	$(3)	$(1)	$(2)
(1)
“Adjusted EBITDA” is a non-GAAP financial measure which was calculated in the Management Projections as Adjusted EBIT adjusted for depreciation and amortization, and depreciation and amortization included in equity in earnings of unconsolidated affiliates. For purposes of the market-based financial multiples analysis performed by Goldman Sachs and Moelis, the Management Projections also included pro forma 2021E Adjusted EBITDA, giving effect to the FCS Acquisition as though it was completed prior to January 1, 2021, of $601 million.

(2)
“Adjusted EBIT” is a non-GAAP financial measure which was calculated in the Management Projections as net income attributable to Grace Stockholders adjusted for interest income and expense; income taxes; costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; gains and losses on modification or extinguishment of debt; the effects of these items on equity in earnings of unconsolidated affiliate; and certain other items that are not representative of underlying trends.
Important Information Regarding the Management Projections
The Management Projections were developed by Grace management on a pro forma basis, giving effect to the FCS Acquisition, which was announced on February 26, 2021, prior to the execution of the Merger Agreement, and consummated on June 1, 2021. The Management Projections, however, do not give effect to the Merger and the other transactions contemplated by the Merger Agreement. Furthermore, the Management Projections do not take into account the effect of any failure of the transactions contemplated by the Merger Agreement to be completed and should not be viewed as accurate or continuing in that context. Although the Management Projections are presented with numerical specificity, they were based on numerous estimates, variables and assumptions made by Grace management with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Grace’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Grace’s control. Among other things, the Management Projections were prepared in the following manner and based on the following key assumptions:
•
The Management Projections assume that the FCS Acquisition, which was announced on February 26, 2021, prior to the execution of the Merger Agreement, and consummated on June 1, 2021, would be consummated in calendar year 2021.

•
The Management Projections are based on Grace’s operating plan for 2021, which was developed internally as part of Grace’s regular annual planning process, and a growth plan developed by Grace as part of its annual growth plan process, each of which incorporate market expectations, volume, pricing and cost trends and expectations and recently completed capacity growth investments.

•
The Management Projections assume that demand for Grace’s products and services would improve throughout 2021 as Grace’s businesses recover from the impact of the COVID-19 pandemic and would approach pre-pandemic levels in late 2021.

•	The Management Projections assume that Gross Margin and EBITDA margin would return to pre-pandemic levels in the forecast period.
•
The Management Projections assume that capital investments by Grace during calendar years 2021-2025 would include maintenance, information technology, productivity, environment, health and safety, and growth capital required to maintain and operate Grace’s businesses and support increased demand.

The Management Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Management Projections, including, but not limited to, Grace’s performance, industry performance, general business and economic conditions, customer requirements, staffing levels, competition, adverse changes in applicable laws, regulations or rules, the ability to successfully pursue and complete acquisitions, and the various risks set forth in Grace’s reports filed with the SEC. Without limiting the foregoing, the Management Projections are subject to the following risks and limitations:
•
The global COVID-19 pandemic has had a significant negative effect on certain industries to which Grace supplies products and services and on Grace’s financial results. The pandemic is expected to continue to negatively impact Grace’s operations and businesses until successfully controlled. The timing of the market recovery from the pandemic’s economic impact is dependent on factors outside of Grace’s control and may differ from the assumptions included in the Management Projections.

•
As Grace operates worldwide in a competitive environment, global economic and financial market conditions may adversely affect Grace’s business, financial condition and results of operations in future periods.

•
Prices for certain raw materials and energy are volatile and may have a significant effect on Grace’s manufacturing and supply chain strategies as Grace seeks to maximize its profitability. If Grace is unable to successfully adjust its strategies in response to volatile raw materials and energy prices, such volatility may adversely affect Grace business, financial condition and results of operations in future periods.

•
Evolving energy consumption patterns, investor sentiment regarding fossil fuels and related matters, and risks related to climate change may adversely affect Grace’s business, financial condition, and results of operations in future periods.

•	Grace is subject to business continuity risks that may adversely affect its business, financial condition and results of operations in future periods.
For additional information on factors that may cause Grace’s future results to materially vary, see the section of this proxy statement captioned “Forward-Looking Statements.” There can be no assurance that the Management Projections will be realized or that actual results will not be significantly higher or lower than the Management Projections. The Management Projections cover several years, and such information by its nature becomes less reliable with each successive year. In addition, the Management Projections will be affected by Grace’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Management Projections reflect assumptions as to certain business decisions that are subject to change and cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such. The inclusion of the Management Projections should not be regarded as an indication that Grace, Goldman Sachs, Moelis, their respective officers, directors, affiliates, advisors, or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Management Projections in this proxy statement should not be regarded as an indication that the Management Projections will be necessarily predictive of actual future events. No representation is made by Grace or any other person regarding the Management Projections or Grace’s ultimate performance compared to such information. The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Grace contained in Grace’s public filings with the SEC. For more information, please see the section of this proxy statement captioned “Where You Can Find More Information.” In light of the foregoing factors, and the uncertainties inherent in the Management Projections, stockholders are cautioned not to place undue, if any, reliance on the Management Projections.
The Management Projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. Neither Grace’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Management Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability.
Adjusted EBITDA and Adjusted EBIT contained in the Management Projections summarized above are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Management Projections were relied upon by Goldman Sachs and Moelis for purposes of their respective opinions and by the Board of Directors in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Goldman Sachs or Moelis for purposes of their respective opinions or by the Board of Directors in connection with its evaluation of the Merger. Accordingly, Grace has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Grace may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a

GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
The summary of such information above is included solely to give stockholders access to the information that was made available to the Board of Directors, Goldman Sachs, Moelis, Parent and Merger Sub, and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to their shares of Grace common stock. In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement, and except as required by applicable securities laws, Grace does not intend to, and disclaims any obligation to, update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.
Fees and Expenses
The estimated fees and expenses incurred or expected to be incurred by Grace in connection with the Merger are as follows:
Description	Amount
Financial advisory fees and expenses	$57,000,000
Legal fees and expenses	$20,500,000
Accounting and other advisory fees	$1,500,000
SEC filing fees	$510,870
Printing, proxy solicitation and mailing costs	$190,400
Miscellaneous	$1,087,772
Total	$80,789,042
The estimated fees and expenses incurred or expected to be incurred by the Purchaser Filing Persons in connection with the Merger are as follows:
Description	Amount
Financial advisory fees and expenses	Up to $50,000,000
Legal fees and expenses	$10,000,000
Financing fees and expenses	$126,000,000
Total	Up to $186,000,000
The estimate for legal fees set forth in this proxy statement does not include any amounts attributable to any existing or future litigation challenging the Merger. Except in specified circumstances, whether or not the Merger is completed, Grace, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. All filing fees incurred to obtain regulatory approvals in connection with the transactions contemplated by the Merger Agreement will be borne by Parent, and all fees, costs and expenses (subject to certain exceptions) associated with the preparation, filing and mailing of this proxy statement will be borne by Grace.
Interests of Executive Officers and Directors of Grace in the Merger
In considering the recommendation of the Board of Directors that the Grace Stockholders adopt the Merger Agreement, the Grace Stockholders should be aware that the executive officers and directors of Grace have certain interests in the Merger that may be different from, or in addition to, the interests of the Grace Stockholders generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated hereby, including the Merger, and in making their recommendation that the Grace Stockholders adopt the Merger Agreement.
For purposes of this disclosure,
•	the executive officers of Grace are:
•	Hudson La Force, President and Chief Executive Officer;
•	William C. Dockman, Senior Vice President and Chief Financial Officer;

•	Elizabeth C. Brown, Senior Vice President, Human Resources and Information Technology and Chief Human Resources Officer;
•	Keith N. Cole, Senior Vice President, Public Affairs and Environment, Health, Safety, and Chief Sustainability Officer;
•	Cherée H. Johnson, Senior Vice President, General Counsel and Secretary; and
•	Mark A. Shelnitz, Former Senior Vice President, General Counsel and Secretary
•
As disclosed in prior SEC filings, Mr. Shelnitz resigned his position as Senior Vice President, General Counsel and Secretary on December 31, 2020. Mr. Shelnitz is entitled to certain payments in respect of his outstanding and unvested Company Equity Awards in connection with the Merger but is not otherwise entitled to any payments or benefits in connection with the Merger.

Treatment of Company Equity Awards
The Merger Agreement provides that each Company Option and each Company SAR that is outstanding immediately prior to the Effective Time will vest at closing and be converted into the right to receive an amount in cash equal to the product of Merger Consideration (less the applicable exercise price) and the number of shares of Grace common stock covered by such Company Option or Company SAR (without interest and less applicable withholding taxes). Payment of these cash amounts will be paid within three (3) business days after the Effective Time. Any Company Option or Company SAR that has a per share exercise price that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration or payment.
The Merger Agreement provides that each Company RSU Award and each Company Performance Share Award that is outstanding immediately prior to the Effective Time will be assumed and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying the Merger Consideration by the number of shares of Grace common stock covered by such award immediately prior to the Effective Time, which converted cash award will be subject to continued service vesting and other terms as set forth in the Merger Agreement.
For an estimate of the value of unvested equity awards that would vest assuming that the Merger occurs on August 6, 2021 and each of the named executive officers experiences a qualifying termination on that date, see “—Quantification of Payments and Benefits to Grace’s Named Executive Officers” below. We estimate that the value of unvested equity awards held by our executive officer who is not a named executive officer that would vest assuming that the Merger occurs on August 6, 2021 and such executive officer experiences a qualifying termination on that date is $914,830. Grace’s non-employee directors do not hold equity awards that would vest in connection with the closing of the Merger.
Executive Change in Control Severance Agreements
Each of the Grace executive officers (other than Mr. Shelnitz) is party to a change in control severance agreement with Grace. Each change in control severance agreement provides that, in the event of a termination without “cause” or for “good reason” (in each case, as defined in the applicable change in control severance agreement) following a change in control, the executive officer will be entitled to (i) accrued base salary and employee benefits through the date of termination, (ii) an annual bonus for the year prior to termination payable at target levels, to the extent such bonus remains unpaid as of the date of the change in control, (iii) a prorated target bonus for the year of termination, (iv) severance equal to 300% of the sum of his or her annual base salary plus target annual bonus (subject to reduction if the executive is above age 62 at the time of termination), payable in a lump sum, and (v) continued payment by the Company of life and health insurance premiums for 24 months of coverage for the executive and, in the case of such health insurance coverage, his or her dependents, subject to reduction in the event an executive receives comparable benefits during such period following termination of employment, as well as outplacement services. In connection with the Merger, Grace expects to amend the change in control severance agreements with each of Messrs. Cole and Dockman to remove the reduction in severance payments if the executive is above age 62 at the time of termination. The change in control severance agreements provide that any payments and benefits payable to the executive officer will be reduced to the extent necessary to avoid any excise taxes on “excess parachute payments” that would otherwise be imposed under Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”).

For an estimate of the value of the severance payments described above that would be payable to Grace’s named executive officers upon a qualifying termination on August 6, 2021, see the section of this proxy statement captioned “—Quantification of Payments and Benefits to Grace’s Named Executive Officers” below. We estimate that the value of the severance payments described above that would be payable to Grace’s executive officer who is not a named executive officer upon a qualifying termination on August 6, 2021 is $2,206,466.
Treatment of Annual Bonuses
Under the terms of the Merger Agreement, if the Effective Time occurs during the Company’s 2021 or 2022 fiscal year, Grace will pay to each Grace employee who is actively employed as of the last day of Grace’s 2021 fiscal year and who is then participating in an applicable Grace annual bonus plan, a bonus based on performance at a level no less than target and otherwise in accordance with the terms of the applicable bonus plan.
Retention Program
Under the terms of the Merger Agreement, Grace may provide each of its executive officers (other than Mr. Shelnitz) with a retention bonus equal to 50% of the severance payment that would be payable under each such executive’s change in control severance agreement, which retention bonus will be payable subject to continued employment through the first anniversary of the closing of the Merger. In the event any such executive’s employment is terminated by Grace prior to the first anniversary of the closing, the executive will not be entitled to receive such retention bonus, but would remain eligible to receive a severance payment as set forth in the executive’s change in control severance agreement.
Penalty Tax Make-Whole Payments
Grace expects to provide each of its named executive officers (other than Mr. Shelnitz), as well as Grace’s executive officer who is not a named executive officer, with a payment that is intended to mitigate the impact of Sections 280G and 4999 of the Code on each such officers (a “Penalty Tax Make-Whole Payment”). These payments would be made if and when the excise tax under Section 4999 of the Code becomes due and payable, which payment dates could occur upon the closing of the Merger and/or on the date that the officer’s employment terminates under circumstances giving rise to severance payments and benefits under the change in control severance agreements. The estimated amount of the Penalty Tax Make-Whole Payment for each of the following individuals, if granted, is as follows:
Executive Officer	($)
Mr. La Force	4,296,697
Mr. Dockman	1,542,972
Ms. Brown	1,167,397
Mr. Cole	1,007,112
Ms. Johnson	1,008,556
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, Grace’s directors and executive officers will be entitled to certain ongoing indemnification and coverage for a period of six (6) years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation. This indemnification and insurance coverage is further described in the section captioned “Proposal 1: Adoption of the Merger Agreement—Indemnification and Insurance.”
Quantification of Payments and Benefits to Grace’s Named Executive Officers
The table below sets forth the amount of payments and benefits that each of Grace’s named executive officers would receive in connection with the Merger, assuming (i) that the Merger were consummated and each such named executive officer experienced a qualifying termination on August 6, 2021 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (ii) a per share price of Grace common stock of $70.00, (iii) that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement, and (iv) equity awards that are outstanding as of August 6, 2021. The calculations in the table below do not include any amounts that the named executive officers were entitled to receive or that were vested as of the date hereof. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur prior to the Effective Time of the Merger or any awards that, by their terms, vest irrespective of the Merger prior to August 6, 2021. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below.
For purposes of this discussion, “single trigger” refers to benefits that arise as a result of the completion of the Merger and “double trigger” refers to benefits that require two conditions, which are the completion of the Merger and a qualifying termination.
Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity Awards ($)(2)	Perquisites/Benefits ($)(3)	Tax Reimbursement ($)(4)	Total ($)
Hudson La Force	6,264,821	9,243,203	53,269	4,296,697	19,857,990
William C. Dockman	2,670,397	2,167,007	38,681	1,542,972	6,419,057
Elizabeth C. Brown	2,409,461	1,469,424	50,690	1,167,397	5,096,972
Keith N. Cole	2,096,165	1,208,755	49,152	1,007,112	4,361,184
Mark A. Shelnitz	0	118,160	0	0	118,160
(1)
Cash Severance for Named Executive Officers. Each of the Grace named executive officers, with the exception of Mr. Shelnitz, is party to a change in control severance agreement with Grace. Each change in control severance agreement provides that, in the event of a termination without “cause” or for “good reason” following a change in control (i.e., “double trigger”), the named executive officer will be entitled to (i) accrued base salary and employee benefits through the date of termination, (ii) an annual bonus for the year prior to termination payable at target levels, to the extent such bonus remains unpaid as of the date of the change in control, (iii) a prorated target bonus for the year of termination, and (iv) severance equal to 300% of the sum of his or her annual base salary plus target annual bonus (for purposes of the foregoing table, this amount has not been reduced for Messrs. Cole or Dockman), payable in a lump sum.

(2)
Company Equity Award Treatment. As described in more detail in “—Merger Consideration—Treatment of Company Equity Awards,” each Company Option and each Company SAR that is outstanding immediately prior to the Effective Time will vest at closing and be converted into the right to receive an amount in cash equal to the product of the Merger Consideration (less the applicable exercise price) and the number of shares of Grace common stock covered by such Company Option or Company SAR (without interest and less applicable withholding taxes), and each Company RSU Award and each Company Performance Share Award that is outstanding immediately prior to the Effective Time will be assumed and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying the Merger Consideration by the number of shares of Grace common stock covered by such award immediately prior to the Effective Time, which converted cash award will be subject to continued service vesting and other terms as set forth in the Merger Agreement. Amounts shown in respect of Mr. Shelnitz reflect the fact that Mr. Shelnitz holds Company Performance Share Awards that remain eligible to vest based on applicable performance criteria following his resignation from Grace effective December 31, 2020.

Set forth below are the values of each type of unvested Company Equity Award held by the named executive officers that would become vested upon the consummation of the Merger (i.e., “single trigger”) or a termination without “cause” or for “good reason” within two years after the Merger (i.e., “double trigger”).
Named Executive Officer	Company Options Outstanding as of August 6, 2021 (Single Trigger) ($)	Company SARs Outstanding as of August 6, 2021 (Single Trigger) ($)	Company RSU Awards Outstanding as of August 6, 2021 (Double Trigger) ($)	Company Performance Share Awards Outstanding as of August 6, 2021 (Double Trigger) ($)	Total ($)
Hudson La Force	814,853	0	3,644,900	4,783,450	9,243,203
William C. Dockman	203,717	0	831,810	1,131,480	2,167,007
Elizabeth C. Brown	140,054	0	576,870	752,500	1,469,424
Keith N. Cole	114,585	0	478,450	615,720	1,208,755
Mark A. Shelnitz	0	0	0	118,160	118,160
(3)
Health and Welfare Benefits for Named Executive Officers. Each change in control severance agreement with the Grace named executive officers provides that, in the event of a termination without “cause” or for “good reason” following the Merger prior to August 6, 2021 (i.e., “double trigger”), the named executive officer will be entitled to continued payment by the Company of life and health insurance premiums for 24 months of coverage for the executive and, in the case of such health insurance coverage, his or her dependents, subject to reduction in the event an executive receives comparable benefits during such period following termination of employment, as well as outplacement services.

(4)
Penalty Tax Make-Whole Payments. Grace expects to provide each of its named executive officers (other than Mr. Shelnitz) with a Penalty Tax Make-Whole Payment. These payments would be made if and when the excise tax under Section 4999 of the Code becomes due and payable, which payment dates could occur upon the closing of the Merger and/or on the date that the officer’s employment terminates under circumstances giving rise to severance payments and benefits under the change in control severance agreements.

Intent to Vote in Favor of the Merger
Grace’s directors and executive officers have informed us that they intend to vote their shares of Grace common stock in favor of the proposal to adopt the Merger Agreement and the other proposals to be considered at the Special Meeting, although they have no obligation to do so. As of the Record Date, our directors and executive officers owned and were entitled to vote, in the aggregate, approximately 284,624 shares of Grace common stock, or approximately 0.4% of the outstanding shares of Grace common stock entitled to vote at the Special Meeting.
The Voting Agreement
The Supporting Stockholder entered into the Voting Agreement with the Company. The Supporting Stockholder beneficially owns 9,865,008 shares of Grace common stock representing approximately 14.9% of the outstanding Grace common stock as of August 6, 2021. Pursuant to the Voting Agreement, the Supporting Stockholder has agreed, among other things, to vote in favor of the proposal to adopt the Merger Agreement, the Adjournment Proposal and any other matter or action necessary to the consummation of the Merger. The Voting Agreement will terminate upon the earlier to occur of (i) the receipt of the affirmative vote for the proposal to adopt the Merger Agreement of the holders of at least a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting, and (ii) the valid termination of the Merger Agreement.
Subject to certain exceptions, the Supporting Stockholder may not transfer its shares (whether owned of record or beneficially) of Grace common stock.
Financing of the Merger
We anticipate that the total amount of funds necessary to complete the Merger and the related transactions, and to pay the fees and expenses required to be paid at the closing of the Merger by Parent and Merger Sub under the Merger Agreement, will be approximately $7,151 million. This amount includes funds needed to: (i) pay Grace Stockholders the amounts due under the Merger Agreement for their Grace common stock, (ii) make payments in respect of our outstanding Company Equity Awards payable at closing of the Merger pursuant to the Merger Agreement, (iii) repay or refinance any outstanding indebtedness of Grace and its subsidiaries contemplated by, or required in connection with the transactions described in, the Merger Agreement or the Commitment Letters and (iv) pay any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation at the closing of the Merger.
Parent and Merger Sub have obtained committed financing consisting of (i) equity to be provided by Standard Industries Holdings pursuant to the terms of the Equity Commitment Letter and (ii) debt financing to be provided pursuant to the Debt Commitment Letter by the lenders party thereto. In connection with the Merger Agreement, Parent and Merger Sub have delivered to Grace copies of the Commitment Letters. Notwithstanding anything in the Merger Agreement to the contrary, in no event will the receipt or availability of any funds or financing (including the financing contemplated by the Commitment Letters) by or to Parent or any of its affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub under the Merger Agreement.
Equity Financing
Pursuant to the Equity Commitment Letter, Standard Industries Holdings has committed to contribute to Parent at the closing of the Merger an aggregate amount in cash equal to $3,516 million for the purpose of funding the Merger Amounts. The obligations of Standard Industries Holdings to provide the equity financing under the Equity Commitment Letter are subject to a number of conditions, including, but not limited to: (i) the execution and delivery of the Merger Agreement by Grace; (ii) the satisfaction or waiver of all of the conditions to the obligations of Grace, Parent and Merger Sub to consummate the Merger set forth in Section 7.01 and Section 7.03 of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but which are capable of being satisfied at such time), and (iii) the debt financing contemplated by the Debt Commitment Letter or, if applicable, alternative debt financing, has been funded or will be funded at the closing of the Merger if the equity financing under the Equity Commitment Letter is funded at the closing of the Merger. We refer to the equity financing described in the preceding sentence as the “Equity Financing,” and we refer to the Equity Financing together with the Debt Financing (as defined below) as the “Financing.”
The obligation of Standard Industries Holdings to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of: (i) the consummation of the closing of the Merger in accordance with the Merger Agreement and the funding of the Equity Financing, (ii) the valid termination of the Merger Agreement in accordance with its terms (including, if payable thereunder, the payment of the Parent Termination Fee), (iii) the assertion by the Company or any of its controlled affiliates or any of its and their respective representatives (acting at their direction or on their behalf) of any claim against Standard Industries Holdings or any of its related parties in connection with the transaction documents or the transactions contemplated thereby or the ownership of Grace common stock by Standard Industries Holdings or any of its related parties (except for certain permitted claims).
Grace is an express third-party beneficiary of the Equity Commitment Letter and may cause Standard Industries Holdings to perform its funding obligations under the Equity Commitment Letter subject to (i) the limitations and conditions set forth in the Equity Commitment Letter and (ii) the terms and conditions of the Merger Agreement. Standard Industries Holdings has announced that the Equity Financing will be supported by (a) the available cash of its subsidiary, Standard Industries, (b) up to $2,500 million in proceeds from a secured term loan and (c) a financing commitment of $600 million by certain investment funds affiliated with Apollo Global Management.
Debt Financing
The Debt Commitment Letter provides that the lenders party thereto will provide, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, in the aggregate up to $3,905 million in debt financing (not all of which is expected to be drawn at the closing of the Merger), consisting of the following:
•	$2.5 billion senior secured term loan B facility;
•	$450 million senior secured revolving credit facility; and
•	$955 million senior unsecured bridge credit facility.
We refer to the debt financing described above as the “Debt Financing.” The proceeds of the Debt Financing will be used by Parent and Merger Sub (i) to effect the Merger and related transactions on the Closing Date, (ii) for working capital, capital expenditures and other general corporate purposes and (iii) to pay fees and expenses related to the Merger and related transactions.
The obligations of the lenders party to the Debt Commitment Letter to provide the Debt Financing under the Debt Commitment Letter are subject to a number of customary conditions, including, but not limited to (as applicable):
•	the absence of a Company Material Adverse Effect since April 26, 2021;
•
the consummation in all material respects of the Merger in accordance with the Merger Agreement as in effect on April 26, 2021 (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the lenders in their capacity as such without the consent of the lead arrangers, such consent not to be unreasonably withheld, delayed or conditioned);

•
subject to certain limitations and exceptions, the accuracy in all material respects as of the closing of the Merger of certain specified representations and warranties in the Merger Agreement and certain specified representations and warranties in the loan documents;

•	the Equity Financing has occurred or, substantially concurrently with the initial funding of the Debt Financing, will occur; and
•
such lenders having been afforded a Marketing Period (as defined in the section of this proxy statement captioned “—Closing and Effective Time”) of at least 15 consecutive business days (subject to certain blackout dates) following receipt of certain required financial information regarding Grace.

As of the date hereof, the documentation governing the Debt Financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this proxy statement.
Guaranty
Pursuant to the Guaranty, Standard Industries Holdings has agreed to guarantee the discharge when due of Parent’s obligation to pay: (i) the Parent Termination Fee (as defined under the caption “Proposal 1: Adoption of the Merger Agreement—Termination Fee”) pursuant and in accordance with the Merger Agreement; (ii) the reimbursement obligations of Parent in connection with fees and expenses payable pursuant to and in accordance with the Merger Agreement; (iii) the reimbursement and indemnification obligations of Parent and Merger Sub in connection with debt financing; and (iv) any enforcement expenses due by Parent pursuant to legal proceedings as a result of certain defaults under the Merger Agreement. We refer to the obligations set forth in the preceding sentence as the “Guaranteed Obligations.” The obligations of Standard Industries Holdings under the Guaranty are subject to an aggregate cap equal to $290 million.
Subject to specified exceptions, the Guaranty will terminate upon the earliest to occur of:
•	the consummation of the closing of the Merger;
•
90 days following the valid termination of the Merger Agreement unless prior to such date (i) Grace has delivered a written notice with respect to the Guaranteed Obligations or (ii) Grace has commenced a legal proceeding against Standard Industries Holdings, Parent or Merger Sub alleging that any Guaranteed Obligations are due and owing, in which case the Guaranty will survive only with respect to such obligations and will terminate upon the final, non-appealable resolution of all such legal proceedings by a court of competent jurisdiction and the satisfaction by Standard Industries Holdings of any obligations finally determined to be owed by Standard Industries Holdings consistent with the terms of the Guaranty; and

•
the actual receipt in full by Grace of all Guaranteed Obligations (regardless of whether paid by Standard Industries Holdings or by Parent or an affiliate thereof), except to the extent that any payment to Grace in respect of any Guaranteed Obligations is rescinded or otherwise returned.

Closing and Effective Time
The closing of the Merger will take place (i) at 10:00 a.m., New York City time, on the third (3rd) business day following the satisfaction or waiver of all conditions to closing of the Merger (as described under the caption, “Proposal 1: Adoption of the Merger Agreement—Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions at such time, unless the Marketing Period (as defined below) has not concluded at the time the closing would have otherwise been required to occur, in which case the closing will take place on the date following the satisfaction or waiver of the conditions to closing of the Merger that is the earliest to occur of (a) any business day during the Marketing Period specified by Parent on at least three (3) business days’ written notice to Grace and (b) the third (3rd) business day immediately following the last day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions to the closing of the Merger set forth in the Merger Agreement at or prior to such time (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time)), or (ii) at another date and time mutually agreed upon in writing between Grace and Parent. For purposes of the Merger Agreement, “business day” refers to any day except a Saturday, a Sunday or any other day on which banking and savings and loan institutions are authorized or required by applicable law to close in New York, New York.
For purposes of this proxy statement, “Marketing Period” means the first period of 15 consecutive business days commencing on or after the date of the Merger Agreement throughout which and on the first and last day of which (i) Parent has the Required Information (as defined in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Cooperation with Debt Financing”) and such Required Information (as provided at the beginning of such 15 consecutive business day period) is and remains compliant with certain requirements in the Merger Agreement, and (ii) the conditions to Parent’s obligation to effect the Merger have been satisfied or waived (except for those conditions that by their terms are to be satisfied at the closing) and nothing shall have occurred and no condition shall exist that would cause any of the conditions to

Parent’s obligation to effect the Merger to fail to be satisfied assuming the closing would be scheduled at any time during such 15 consecutive business day period; provided that, for purposes of determining the Marketing Period, (a) if the Marketing Period has not ended by August 20, 2021, then the Marketing Period will not commence prior to September 9, 2021, (b) if the Marketing Period has not ended by December 17, 2021, then the Marketing Period will not commence prior to January 3, 2022 and (c) July 2, 2021, July 5, 2021, November 24, 2021 and November 26, 2021 will not be business days; provided, further, that if Grace in good faith reasonably believes that the Required Information has been delivered to Parent and the Required Information is compliant with the requirements in the Merger Agreement, it may deliver to Parent a written notice to that effect (stating that it believes that such delivery has been completed and the Required Information is compliant), in which case the Required Information will be deemed to have been provided and compliant (and, if the other conditions set forth in this definition have been met, the Marketing Period commenced) on the first business day following the date such notice is deemed to have been received pursuant to the Merger Agreement unless Parent in good faith reasonably believes the delivery of the Required Information has not been completed or is not compliant and, within two (2) business days of the delivery of such notice by Grace, delivers a written notice to Grace to that effect (stating with specificity which Required Information that Parent reasonably believes has not been delivered or is not compliant), in which case the Marketing Period will be deemed to have not commenced and will only commence beginning on the date of delivery to Parent of the Required Information that is compliant and the other conditions set forth in this definition having been met. Notwithstanding the foregoing, the Marketing Period will not commence and will be deemed not to have commenced if, on or prior to the completion of such 15 consecutive business day period, Grace indicates its intent to restate any financial statements or material financial information included in the Required Information, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or Grace has announced that it has concluded that no restatement will be required. If the Required Information is not compliant with the requirements in the Merger Agreement throughout and on the first and the last day of such period, then a new 15 consecutive business day period will commence upon Parent receiving updated Required Information that is compliant and the other conditions set forth in this definition having been met. Notwithstanding anything in the Merger Agreement to the contrary, the Marketing Period will be deemed to have been completed on any date on which Parent or its subsidiaries obtains proceeds of a high yield financing in an amount sufficient to replace the bridge facilities contemplated by the Debt Commitment Letter (including proceeds obtained in escrow) and completed syndication of the term loan and revolving credit facilities contemplated by the Debt Commitment Letter.
Appraisal Rights
If the Merger is consummated, stockholders who continuously hold shares of Grace common stock through the Effective Time, who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares and who do not withdraw their demands or otherwise lose their rights of appraisal will be entitled to seek appraisal of their shares in connection with the Merger under Section 262 of the DGCL (“Section 262”). The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of shares of Grace common stock unless otherwise expressly noted herein. Only a holder of record of shares of Grace common stock is entitled to demand appraisal of the shares registered in that holder’s name. A person having a beneficial interest in shares of Grace common stock held of record in the name of another person, such as a bank, broker, trust or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of Grace common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee.
Under Section 262, if the Merger is completed, holders of shares of Grace common stock who: (i) submit a written demand for appraisal of their shares; (ii) do not vote in favor of the adoption of the Merger Agreement; (iii) continuously are the record holders of such shares through the Effective Time; and (iv) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of Grace common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of Grace common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate Merger Consideration in respect of the shares of Grace common stock for which appraisal rights have been pursued and perfected exceeds $1 million (conditions (a) and (b) referred to as the “ownership thresholds”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may voluntarily pay to each stockholder entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a Merger Agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Grace’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex D. In connection with the Merger, any holder of shares of Grace common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Grace common stock, Grace believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of Grace common stock must do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Grace a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;
•
the stockholder must continuously hold the shares from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time); and

•
the stockholder (or any person who is the beneficial owner of shares of Grace common stock held either in a voting trust or by a nominee on behalf of such person) or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

In addition, one of the ownership thresholds must be met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement, abstain or not vote its shares.
Filing Written Demand
Any holder of shares of Grace common stock wishing to exercise appraisal rights must deliver to Grace, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of Grace common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting, or otherwise fail to vote, on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of Grace Stockholders will constitute a waiver of appraisal rights.
Only a holder of record of shares of Grace common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Grace common stock must be executed by or on behalf of the holder of record, and must reasonably inform Grace of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one (1) person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two (2) or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.
STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
W. R. Grace & Co.
Attention: Senior Vice President, General Counsel and Secretary
7500 Grace Drive
Columbia, Maryland 21044
Any holder of shares of Grace common stock who has delivered a written demand to Grace and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to Grace a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration within 60 days after the Effective Time. If an appraisal proceeding is commenced and Grace, as the Surviving Corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the Merger Consideration being offered pursuant to the Merger Agreement.
Notice by the Surviving Corporation
If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of Grace common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the adoption of the Merger Agreement, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of Grace common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 (including for this purpose any beneficial owner of the relevant shares) may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder (or beneficial owner), demanding a determination of the fair value of the shares held by all dissenting stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of Grace common stock. Accordingly, any holders of shares of Grace common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of Grace common stock within the time and in the manner prescribed in Section 262. The failure of a holder of Grace common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any holder of shares of Grace common stock who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which Grace has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt by the Surviving Corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of Grace common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.
If a petition for an appraisal is duly filed by a holder of shares of Grace common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the Surviving Corporation and all of the stockholders shown on the written statement described above at the addresses stated therein. Such notice will also be published at least one (1) week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the court. The costs of these notices are borne by the Surviving Corporation. After notice to stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. The Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who have asserted appraisal rights if neither of the ownership thresholds is met.

Determination of Fair Value
After determining the holders of Grace common stock entitled to appraisal and that at least one of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of Grace common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Grace nor Parent anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Grace and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Grace common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, or if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.
If any stockholder who demands appraisal of his, her or its shares of Grace common stock under Section 262 fails to perfect, or effectively loses or withdraws, such holder’s right to appraisal, the stockholder’s shares of Grace common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, if neither of the ownership thresholds described above has been satisfied as to stockholders seeking appraisal rights or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of Grace common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of Grace common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, if neither of the ownership thresholds described above has been satisfied as to the stockholders seeking appraisal rights, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of certain material U.S. federal income tax consequences of the Merger that may be relevant to U.S. Holders (as defined below) of shares of Grace common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is limited to Grace Stockholders who hold their shares of Grace common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion is based upon the Code, Treasury Regulations promulgated under the Code, rulings and other published positions of the Internal Revenue Service (the “IRS”) and judicial decisions, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described in this discussion. No advance ruling has been or will be sought from the IRS regarding any matter discussed below.
This discussion is for general information purposes only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances, or to Grace Stockholders subject to special rules under the U.S. federal income tax laws, including, for example, but not limited to:
•	banks and other financial institutions;
•	mutual funds;
•	insurance companies;
•	brokers or dealers in securities, currencies or commodities;
•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Grace common stock (by vote or value);
•	regulated investment companies and real estate investment trusts;
•	retirement plans, individual retirement and other deferred accounts;

•	tax-exempt organizations, governmental agencies, instrumentalities or other governmental organizations and pension funds;
•	holders that are holding shares of Grace common stock as part of a “straddle,” hedge, constructive sale, or other integrated transaction or conversion transaction or similar transactions;
•	U.S. Holders whose functional currency is not the U.S. dollar;
•
partnerships, other entities classified as partnerships for U.S. federal income tax purposes, “S corporations,” or any other pass-through entities for U.S. federal income tax purposes (or investors in such entities);

•	expatriated entities subject to Section 7874 of the Code;
•	holders that are required to accelerate the recognition of any item of gross income as a result of such income being recognized on an “applicable financial statement”;
•	persons subject to the alternative minimum tax;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	grantor trusts;
•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;
•	holders that received their shares of Grace common stock in a compensatory transaction, through a tax qualified retirement plan or pursuant to the exercise of options or warrants;
•	holders that own an equity interest in Parent following the Merger;
•	holders that hold their Grace common stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	holders that own or have owned (directly, indirectly or constructively) five (5) percent or more of Grace common stock (by vote or value);
•	holders that are not U.S. Holders; and
•	holders that do not vote in favor of the Merger and that properly demand appraisal of their shares under Section 262 of the DGCL.
This discussion does not address any U.S. federal tax considerations other than those pertaining to the income tax (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax considerations. In addition, this discussion does not address any considerations arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, or any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith and any laws, regulations or practices adopted in connection with any such agreement).
If a partnership (including an entity or arrangement, domestic or non-U.S., treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Grace common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partner and the partnership and certain determinations made at the partner level. Accordingly, partners in partnerships holding shares of Grace common stock should consult their tax advisors as to the particular tax consequences to them of the Merger.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES.

This section applies to “U.S. Holders.” For purposes of this discussion, a “U.S. Holder” means a beneficial owner of shares of Grace common stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one (1) or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust validly elected to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for shares of Grace common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of Grace common stock surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Grace common stock. A U.S. Holder’s gain or loss on the disposition of shares of Grace common stock generally will be characterized as capital gain or loss. Any such gain or loss will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one (1) year on the date of the Merger. A preferential tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. U.S. Holders who hold different blocks of Grace common stock (shares of Grace common stock purchased or acquired on different dates or at different prices) should consult their tax advisor to determine how the above rules apply to them.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders in connection with the Merger.
Backup withholding (currently, at a rate of 24%) generally will apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
THE DISCUSSION ABOVE IS BASED ON CURRENT LAW. LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THE STATEMENTS SET FORTH THEREIN. THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. IT DOES NOT ADDRESS TAX CONSIDERATIONS THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES OR THE APPLICATION OF ANY U.S. NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING SUCH MATTERS AND THE TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Regulatory Approvals Required for the Merger
General
Grace and Parent have agreed to take all actions necessary or advisable to comply with all regulatory notification requirements and, subject to certain limitations, to obtain all regulatory approvals required to consummate the Merger and the other transactions contemplated by the Merger Agreement. These approvals include approval under the HSR Act and the antitrust laws of certain specified foreign jurisdictions.

HSR Act and U.S. Antitrust Matters
Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Grace and Parent each files a Notification and Report Form with the Antitrust Division of the U.S. Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or the DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.
Grace and Parent each filed a Notification and Report Form with respect to the Merger with the FTC and the DOJ on May 10, 2021, and the applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern time on June 9, 2021.
At any time before or after consummation of the Merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Other Regulatory Approvals
The Merger is also subject to clearance or approval by the antitrust authorities in certain specified foreign jurisdictions. The Merger cannot be completed until Grace and Parent obtain approval, consent, waiver or clearance to consummate the Merger or the applicable waiting periods have expired or been terminated in such jurisdictions.
Litigation Relating to the Merger
On May 26, 2021, a complaint, captioned Shiva Stein v. W. R. Grace & Co. et al., No. 1:21-cv-4731, was filed by a purported stockholder of Grace in the U.S. District Court for the Southern District of New York. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a materially incomplete and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On May 29, 2021, a complaint, captioned Peter Ansay v. W. R. Grace & Co. et al., No. 1:21-cv-03077, was filed by a purported stockholder of Grace in the U.S. District Court for the Eastern District of New York. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a false and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On June 3, 2021, a complaint, captioned Charles Bowles v. W. R. Grace & Co. et al., No. 1:21-cv-04922, was filed by a purported stockholder of Grace in the U.S. District Court for the Southern District of New York. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a false and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.

On June 23, 2021, a complaint, captioned Kathleen Finger v. W. R. Grace & Co. et al., No. 5:21-cv-01055, was filed by a purported stockholder of Grace in the U.S. District Court for the Central District of California. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a materially incomplete and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On June 25, 2021, a complaint, captioned Alex Ciccotelli v. W. R. Grace & Co. et al., No. 2:21-cv-02842, was filed by a purported stockholder of Grace in the U.S. District Court for the Eastern District of Pennsylvania. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a false and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
On June 30, 2021, a complaint, captioned Sam Carlisle v. W. R. Grace & Co. et al., No. 1:21-cv-00965, was filed by a purported stockholder of Grace in the U.S. District Court for the District of Delaware. The complaint names Grace and the Board of Directors as defendants. The complaint alleges, among other things, that the defendants violated certain sections of the Exchange Act by disseminating a false and misleading proxy statement in connection with the Merger. The complaint seeks, among other things, to enjoin Grace from taking steps to consummate the Merger or, in the event the Merger is consummated, to rescind the Merger or grant rescissory damages. Grace believes the claims asserted in the lawsuit are without merit.
Grace cannot predict the outcome of or estimate the possible loss or range of loss from these matters. Additional complaints or demands may be filed in connection with the Merger, which could prevent or delay completion of the Merger and result in substantial costs to Grace. If additional similar complaints or demands are filed or made, absent new or different allegations that are material, Grace will not necessarily announce them.
Provisions for Unaffiliated Grace Stockholders
No provision has been made to grant the Grace Stockholders, other than Parent or its representatives (as described in the section of the proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Other Covenants—Access”), access to the corporate files of Grace or any other party to the Merger or to obtain counsel or appraisal services at the expense of Grace or any other such party.
Accounting Treatment of the Merger
The Merger will be accounted for in accordance with GAAP. Parent and Grace are currently researching the accounting effects of the Merger and whether the purchase method of accounting or historical book values will be used to account for the transaction.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Merger, because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by Grace, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. In addition, the representations and warranties have been included in the Merger Agreement for the purpose of allocating contractual risk between Grace, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Grace, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Grace, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Grace, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Grace and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time: (i) Merger Sub will be merged with and into Grace, with Grace becoming a wholly owned subsidiary of Parent; (ii) the separate corporate existence of Merger Sub will thereupon cease; and (iii) Grace will continue as the Surviving Corporation. From and after the Effective Time, the Surviving Corporation will possess all property, rights, privileges, powers and franchises of Grace and Merger Sub, and all of the debts, liabilities and duties of Grace and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “W. R. Grace & Co.” At the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “W. R. Grace & Co.”
The individuals holding positions as directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the Surviving Corporation. The individuals holding positions as officers of Grace immediately prior to the Effective Time will become the initial officers of the Surviving Corporation.
Closing and Effective Time
The closing of the Merger will take place (i) at 10:00 a.m., New York City time, on the third (3rd) business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption, “—Conditions to the Closing of the Merger”) (other than conditions that by their terms are to be satisfied at the closing but subject to the satisfaction or waiver of such conditions at such time, and subject to the sentence that immediately follows), or (ii) at another date and time mutually agreed upon in writing between Grace and Parent. However, if the Marketing Period has not concluded at the time of the satisfaction or waiver of all conditions to closing of the Merger (other than those conditions to be satisfied at the closing of the Merger), the closing of the Merger will then occur on the date that is the earliest of (a) any business day during such Marketing Period specified by Parent to Grace on no fewer than three (3) business days’ notice to Grace and (b) the third (3rd) business day after the final day of such Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions to the closing of the Merger set forth in the Merger Agreement at or prior to such time (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at such time)). The date on which the closing of the Merger occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties will file a certificate of merger with the Secretary of State for the State of Delaware as provided under the DGCL. The time at which the Merger will become effective will occur at the Effective Time.
Merger Consideration
Grace common stock
At the Effective Time, and without any action required by any stockholder, each share of Grace common stock (other than Excluded Shares, which include, for example, shares of Grace common stock owned by stockholders who have properly and validly exercised their statutory rights of appraisal under Section 262 of the DGCL) outstanding as of immediately prior to the Effective Time will be cancelled and retired and automatically converted into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes.
Treatment of Company Equity Awards
Treatment of Company Options and Company SARs. The Merger Agreement provides that each Company Option and each Company SAR that is outstanding immediately prior to the Effective Time will vest at closing and be converted into the right to receive an amount in cash equal to the product of Merger Consideration (less the applicable exercise price) and the number of shares of Grace common stock covered by such Company Option or Company SAR (without interest and less applicable withholding taxes). Payment of these cash amounts will be paid within three (3) business days after the Effective Time. Any Company Option or Company SAR that has a per share exercise price that is greater than or equal to the Merger Consideration will be cancelled at the Effective Time for no consideration or payment.
Treatment of Company RSU Awards and Company Performance Share Awards. The Merger Agreement provides that each Company RSU Award and each Company Performance Share Award that is outstanding immediately prior to the Effective Time will be assumed and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying the Merger Consideration by the number of shares of Grace common stock covered by such award immediately prior to the Effective Time, which converted cash award will be subject to continued service vesting and other terms as set forth in the Merger Agreement.
Exchange and Payment Procedures
Prior to the Effective Time, Parent and Grace will mutually agree upon, and Parent will appoint, a bank or trust company to act as paying agent to make payments of the Merger Consideration to Grace Stockholders. Prior to the Effective Time, Parent will deposit (or cause to be deposited) with the paying agent, in trust for the benefit of holders of Grace common stock, cash sufficient to pay the aggregate Merger Consideration.
Promptly (but no later than two (2) business days) after the Effective Time, Parent will cause the paying agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Grace common stock (other than Excluded Shares) (i) a letter of transmittal and (ii) instructions for effecting the surrender of such certificates to the paying agent in exchange for payment of the Merger Consideration (without interest and subject to required withholding taxes). Upon surrender to the paying agent of certificates, together with the letter of transmittal, duly completed and validly executed in accordance with the instructions, and such other documents as may reasonably be required, the holder of such certificates will be entitled to receive payment of the Merger Consideration which the holder is entitled to pursuant to the Merger Agreement in respect of each share formerly represented by such certificate (without interest and after giving effect to any required tax withholding).

No holder of book-entry shares of Grace common stock will be required to deliver a certificate or letter of transmittal to the paying agent to receive the Merger Consideration (without interest and subject to required withholding taxes). In lieu thereof, the registered holder of each book-entry share of Grace common stock will automatically upon the Effective Time be entitled to receive, and Parent will cause the paying agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the Merger Consideration (without interest and after giving effect to any required tax withholding).
If any cash deposited with the paying agent is not claimed within one (1) year following the Effective Time, such cash will be returned to the Surviving Corporation, upon demand, and any holders of Grace common stock who have not complied with the exchange procedures in the Merger Agreement may thereafter look only to the Surviving Corporation and Parent for payment of the Merger Consideration (without interest and after giving effect to any required tax withholding).
Representations and Warranties
The Merger Agreement contains representations and warranties of Grace, Parent and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by Grace are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of Grace and its subsidiaries, taken as a whole, except that no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, will constitute or be taken into account when determining whether a Company Material Adverse Effect has occurred:
•
any change generally affecting the industries in which Grace and its subsidiaries operate in the United States or elsewhere (including changes in commodity prices or general market prices generally affecting such industries and changes in the global demand environment generally affecting such industries);

•
any change generally affecting any economic, legislative or political condition (including trade wars and sanctions) or any change generally affecting any securities, credit, financial, commodities or capital markets condition, in each case in the United States or elsewhere;

•
any failure in and of itself by Grace or any of its subsidiaries to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics or measures for any period (provided that the changes and effects giving rise to or contributing to such failure may (to the extent not otherwise excluded by the definition of Company Material Adverse Effect) constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred);

•
any change resulting from the announcement, execution or delivery of the Merger Agreement, including (i) the failure of Grace or its subsidiaries to take any action if Parent’s prior consent is required hereunder and Parent unreasonably withholds consent to taking of such action after receipt of the written request therefor from Grace; (ii) any stockholder litigation related to the Merger Agreement or the transactions contemplated by the Merger Agreement (but not any finally adjudicated breach of fiduciary duty or any violation of law itself); (iii) any action taken by Parent or any affiliate thereof to obtain any required statutory approval from any governmental entity or satisfy any condition to the consummation of the Merger and the result of such actions; (iv) any change to the extent that arises out of or relates to the identity of Parent or any of its affiliates as the acquirer of Grace; or (v) the impact of the announcement, execution or delivery on relationships with employees and labor unions, customers, suppliers, distributors, governmental entities and other persons (provided that this bullet will not apply with respect to Grace’s representations or warranties regarding required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof and the absence of certain violations (or any condition to any party’s obligation to consummate the Merger relating to such representation and warranty));

•
any change in the market price or trading volume of shares of Grace common stock on the NYSE (provided that the changes and effects giving rise to or contributing to any such change may (if not otherwise excluded by the definition of Company Material Adverse Effect) constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred);

•	any change in applicable law, regulation or GAAP (or authoritative interpretation thereof);
•
any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, promulgated by any governmental entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”);

•
any geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or purported terrorism, or any escalation or worsening of any such act of war, sabotage or purported terrorism;

•
any change or effect arising from any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, or other natural disaster or extreme weather-related event, circumstance or development (or escalation or worsening of any such events or occurrences, including, as applicable, second or subsequent wave(s));

•	any change or effect arising from any requirements imposed by any governmental entity as a condition to obtaining the required statutory approvals;
except that any fact, circumstance, effect, change, event or development set forth in bullets 1, 2, 6, 8 and 9 above may be taken into account to the extent that such change or effect has a disproportionate adverse effect on Grace and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Grace and its subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect).
In the Merger Agreement, Grace has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and power to do business;
•	subsidiaries;
•	capitalization;
•	corporate power and authority relating to execution, delivery and performance of the Merger Agreement;
•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof and the absence of certain violations;
•
the reports, schedules, forms, statements and other documents required to be furnished or filed with the SEC, compliance of the consolidated financial statements of Grace included in such documents, the absence of undisclosed liabilities, the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting, the absence of material complaints, allegations, assertions or claims regarding Grace’s accounting practices;

•	the absence of certain changes or events;
•	tax matters;
•	employee benefit plans and other agreements, plans and policies with or concerning employees;
•	labor matters;
•	litigation;

•	compliance with applicable laws and validity of permits;
•	compliance with applicable anti-bribery, anti-corruption and anti-money laundering laws;
•	compliance with applicable economic sanctions and export control laws;
•	the inapplicability of takeover statutes to the Merger and the absence of anti-takeover agreements and plans;
•	environmental matters;
•	material contracts;
•	real property matters;
•	intellectual property, information technology assets and data privacy;
•	suppliers and customers;
•	insurance matters;
•	product warranties;
•	product liability;
•	affiliate party transactions;
•	brokers’ fees and expenses; and
•	the opinions of Grace’s financial advisors.
In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to Grace that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and power to do business;
•	power and authority relating to execution, delivery and performance of the Merger Agreement;
•	consents and approvals relating to the execution, delivery and performance of the Merger Agreement and the absence of certain violations;
•	litigation;
•	compliance with applicable laws;
•
the executed Equity Commitment Letter and Debt Commitment Letter providing for a commitment to provide Equity Financing and Debt Financing, respectively, to Parent, and the sufficiency of the proceeds to be disbursed under the Commitment Letters, together with other sources of financing available to Parent, to pay the aggregate Merger Consideration and the other amounts payable under the Merger Agreement, and the enforceability of the Commitment Letters;

•	the limited guaranty delivered by the Guarantor guaranteeing certain obligations of Parent in connection with the Merger Agreement;
•	brokers’ fees and expenses;
•	capitalization of Merger Sub;
•	the absence of any required consent of shareholders of Parent and the sufficiency of Parent’s vote, as sole stockholder of Merger Sub, on behalf of Merger Sub;
•	the absence of beneficial ownership of Grace common stock by Parent and its subsidiaries and affiliates, except as publicly disclosed prior to the date of the Merger Agreement;
•	the solvency of Parent and its subsidiaries as of the Effective Time and immediately after giving effect to the transactions contemplated by the Merger Agreement; and
•
the absence of certain arrangements between the Parent or Merger Sub, on the one hand, and any (i) director or officer of Grace relating to Grace or any of its businesses or subsidiaries or (ii) any other stockholder of Grace, on the other hand.

Some of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, would reasonably be expected to prevent Parent’s or Merger Sub’s consummation of the transactions contemplated by the Merger Agreement prior to the End Date.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except: (i) for matters set forth in the confidential disclosure schedules to the Merger Agreement, (ii) as required or expressly contemplated by the Merger Agreement; (iii) as mandated by a governmental entity or required by applicable law; (iv) for any actions that Grace reasonably determines are necessary to comply with COVID-19 Measures or to respond to COVID-19 in a manner consistent with past practice, except that, prior to taking any actions pursuant to such clause (iv) which would otherwise be prohibited by the Merger Agreement, Grace must use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto; or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to have been given if Parent does not respond within five (5) business days (subject to extension if Parent requests additional information, in which case Parent will have three (3) business days to provide a decision after Grace furnishes the requested information)), during the period of time between the date of the signing of the Merger Agreement and the first to occur of the Effective Time and the termination of the Merger Agreement (the “Interim Period”), Grace will and will cause each of its subsidiaries to:
•	use reasonable best efforts to conduct its business in the ordinary course of business in all material respects; and
•
use commercially reasonable efforts to preserve intact its current business organization and goodwill and to preserve its relationship with employees, customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with Grace or its subsidiaries.

In addition, Grace has also agreed that, except: (i) for matters set forth in the confidential disclosure schedules to the Merger Agreement; (ii) as required or expressly contemplated by the Merger Agreement; (iii) as mandated by a governmental entity or required by applicable law; (iv) for any actions that Grace reasonably determines are necessary to comply with COVID-19 Measures or to respond to COVID-19 in a manner consistent with past practice, except that, prior to taking any actions pursuant to such clause (iv) which would otherwise be prohibited by the Merger Agreement, Grace must use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto; or (v) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed, and which consent will be deemed to have been given if Parent does not respond within five (5) business days (subject to extension if Parent requests additional information, in which case Parent will have three (3) business days to provide a decision after Grace furnishes the requested information)), during the Interim Period, Grace will not, and will cause each of its subsidiaries not to, among other things (and subject to certain exceptions):
•	declare, set aside or pay any dividend or make any other distribution in respect of any of its capital stock, equity interests or other voting securities;
•	amend any of Grace’s organizational documents;
•
other than in the case of wholly owned subsidiaries, split, combine, consolidate, subdivide, or reclassify the capital stock of Grace, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, except for any issuances of compensatory equity awards relating to Grace common stock in the ordinary course consistent with past practice (except that Grace may grant time-vesting restricted stock units in lieu of stock options and performance-based units) or issuances of Grace common stock pursuant to the due exercise, vesting and/or settlement of Company Equity Awards outstanding as of the date of the Merger Agreement in accordance with their terms;

•
repurchase, redeem or acquire any capital stock or voting securities of Grace, other than (i) in connection with the exercise, vesting or settlement, as applicable, of Company Equity Awards outstanding as of the date of the Merger Agreement or granted in accordance with the Merger Agreement and (ii) transactions between Grace and its wholly owned subsidiaries or between Grace’s wholly owned subsidiaries;

•
grant to any key personnel any material increase in compensation or benefits, or grant to all other Grace personnel material increases, in the aggregate, in cash compensation and benefits or any increases not in the ordinary course consistent with past practice;

•	grant to any Grace personnel any new material rights to, or materially increase any existing rights to, change-in-control, severance, retention or termination pay;
•
enter into or materially amend any change-in-control, severance, retention or termination agreement with any key personnel or, for other Grace personnel, other than in the ordinary course consistent with past practice;

•	establish, adopt, enter into, amend in any material respect or terminate any Grace benefit plan;
•	take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Grace benefit plan;
•	hire any key personnel without Parent’s consent, not to be unreasonably withheld or delayed;
•	terminate the employment of any key personnel other than for cause;
•
make any material change in financial accounting methods, principles, policies or practices, except insofar as may be required by applicable law or GAAP or by any governmental entity (including the SEC or the Public Company Accounting Oversight Board);

•
make any acquisitions or dispositions of a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (i) an acquisition for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $20,000,000, (ii) any disposition (other than intellectual property) for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $20,000,000, (iii) transactions between Grace and any of its direct or indirect wholly owned subsidiaries or between direct or indirect wholly owned Grace subsidiaries in the ordinary course of business, (iv) any disposition of obsolete or worn-out equipment (other than intellectual property) in the ordinary course of business, (v) purchases of raw materials, inventory or equipment in the ordinary course of business, (vi) sales to customers of products or services of Grace (other than intellectual property) in the ordinary course of business and (vii) any capital expenditures permitted by the applicable restriction on capital expenditures described below;

•
sell, assign, lease, license, encumber, divest, cancel, abandon, transfer, or otherwise dispose of any material intellectual property of Grace, other than the grant of non-exclusive licenses in the ordinary course of business;

•
redeem, repurchase or prepay (other than prepayment of revolving loans), or incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any indebtedness, excluding (i) indebtedness, guarantees and other credit support incurred in the ordinary course of business consistent with past practice or between Grace and its wholly owned subsidiaries or between its wholly owned subsidiaries, (ii) as reasonably necessary to finance any capital expenditures permitted under this section, (iii) as reasonably necessary to finance any acquisitions permitted under this section, (iv) indebtedness in replacement of, and on terms no less favorable in the aggregate to Grace than, existing indebtedness (subject to certain exceptions pursuant to this clause (iv) for indebtedness in excess of $100 million), (v) guarantees by Grace of existing indebtedness of any of its wholly owned subsidiaries and (vi) borrowings under existing revolving credit facilities (or replacements thereof on terms no less favorable in the aggregate to Grace) or existing commercial paper programs in the ordinary course of business;

•
other than in the ordinary course of business (including renewals consistent with the terms thereof) (i) modify or amend in any material respect, terminate, or waive any material right under, any material contract of Grace (other than modifications or amendments of contracts with material customers or suppliers of Grace that are no less favorable in the aggregate to Grace than the terms in force on the date of the Merger Agreement) or (ii) enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement (other than material customer or supplier contracts);
•
other than in the ordinary course of business, (i) make any tax election that is material to Grace and its subsidiaries taken as a whole, on any material tax return filed after the date of the Merger Agreement, which election is inconsistent with past practice, (ii) change any method of accounting for tax purposes in a manner that is material to Grace and its subsidiaries taken as a whole, (iii) amend any U.S. federal or other material tax return in any material respect in a manner that is material to Grace and its Subsidiaries taken as a whole or (iv) settle or resolve any tax controversy that is material to Grace and its subsidiaries for an amount materially in excess of the amount reserved therefor;

•
institute, waive, release, assign, settle or compromise any material claim other than in the ordinary course of business or waivers or releases that (i) require Grace and its subsidiaries to pay amounts (in excess of insurance proceeds) that do not exceed (a) the amount with respect thereto reflected on Grace’s publicly filed financial statements (including the notes thereto) plus (b) $5,000,000 individually or $10,000,000 in the aggregate and (ii) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have a material restrictive impact on the operations of Grace or any of its subsidiaries;

•	dissolve or liquidate any existing direct or indirect Grace subsidiary, other than in the ordinary course of business, or establish any new direct or indirect Grace subsidiary;
•
take any action (other than an accounting action required by GAAP, the preparation or filing of investigatory or similar reports or studies in the ordinary course consistent with past practice, or the payment of filing fees, similar ministerial costs and customary advisory fees and expenses) that would reasonably be expected to cause Grace or any of its subsidiaries to incur or assume any expenditure or liability arising out of any environmental law, environmental permit or environmental claim associated with (i) the Libby, Montana mine site and surrounding area or (ii) any other current or former property of Grace or its subsidiaries in an amount which, in the case of clause (ii) of this bullet point, is materially in excess of Grace’s publicly disclosed reserves as of the date of the Merger Agreement;

•
terminate or fail to renew any material insurance policy of Grace, reduce the coverage provided by any material insurance policy or materially expand any director and officer insurance and indemnification policies;

•
authorize, make or enter into any commitment for any capital expenditures, other than capital expenditures that, in the aggregate, do not exceed by more than 10% the aggregate capital expenditure budgets identified in the confidential disclosure schedules to the Merger Agreement; or

•	announce any intention, resolve, or commit to enter into any contract to do any of the foregoing.
Company Takeover Proposals; No Solicitation
Except as permitted by the Merger Agreement, Grace must not, and must cause its subsidiaries not to, and must use reasonable best efforts to cause its affiliates and its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives not to, directly or indirectly:
•
solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal (as defined below) or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for the Merger Agreement and the transactions contemplated thereby; or

•
continue, enter into, maintain, participate or engage in any discussions or negotiations with any person (except for Grace’s affiliates and its and their respective representatives or Parent and Parent’s affiliates and its and their respective representatives) regarding, furnish to any such person any nonpublic information with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal.

Existing Discussions or Negotiations
Pursuant to the Merger Agreement, Grace must, and must cause its affiliates and its and their respective representatives to, immediately:
•
cease and cause to be terminated all existing discussions, solicitations or negotiations with or of any person (except for Parent and Parent’s affiliates and its and their respective representatives) conducted prior to the date of the Merger Agreement with respect to any Company Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal; and

•
request the prompt return or destruction of all confidential information previously furnished and terminate all physical and electronic data room access previously granted to any such person or its representatives.

Receipt of Company Takeover Proposal
Notwithstanding these restrictions, at any time prior to obtaining the Grace stockholder approval, in response to the receipt of a bona fide, written Company Takeover Proposal made after the date of the Merger Agreement that does not result from a material breach of Grace’s non-solicitation obligations described above, and that the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or could reasonably be expected to lead to a Superior Company Proposal (as defined below), Grace and its representatives may:
•
furnish information with respect to Grace and its subsidiaries to the person making such Company Takeover Proposal (and its representatives) (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the provision of such information to such person) pursuant to a confidentiality agreement containing confidentiality restrictions substantially not less favorable to Grace than the 2021 Confidentiality Agreement; and

•
participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement (as defined below) with respect thereto, and the negotiation of such terms with the person making such Company Takeover Proposal (and such person’s representatives);

but, in each case, if and only if, (i) the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to stockholders under applicable law and (ii) Grace has delivered to Parent prior written notice advising Parent that it intends to take the foregoing actions.
Notwithstanding the foregoing restrictions, Grace may grant a waiver, amendment or release under any confidentiality or standstill agreement solely to the extent necessary to allow a confidential Company Takeover Proposal to be made to Grace or the Board of Directors.
Additionally, Grace has agreed to promptly (and in any event within 24 hours) advise Parent orally and in writing of:
•
any Company Takeover Proposal, any request outside the ordinary course of business for material non-public information relating to Grace or any of its subsidiaries or for access to the business, properties, assets, books or records of Grace or any of its subsidiaries by any third party (other than by any governmental entity or in connection with obtaining the required statutory approvals) which request could reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal or request (including any changes thereto) and the identity of the person making any such Company Takeover Proposal or request; and

•
any Company Intervening Event (as defined in the section of this proxy statement captioned “—Company Board Recommendation; Company Adverse Recommendation Change”) or any facts and circumstances that would reasonably be expected to lead to a Company Intervening Event.

Grace must also keep Parent informed in all material respects on a reasonably current basis of the material terms and status (including any change to the material terms thereof) of any Company Takeover Proposal or request and, in the case of a Company Intervening Event, keep Parent informed in all material respects on a current basis of the facts and circumstances related to such Company Intervening Event.

Termination of the Merger Agreement for a Superior Company Proposal
Prior to the adoption of the Merger Agreement by the Grace Stockholders, the Board of Directors may terminate the Merger Agreement if Grace receives a bona fide, written Company Takeover Proposal that does not result from a material breach of Grace’s non-solicitation obligations described above and the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors and after taking into account any changes to the terms of the Merger Agreement proposed by Parent during the period referred to in the third bullet point below) that such Company Takeover Proposal constitutes a Superior Company Proposal, unless Grace complies with the following procedures:
•
the Board of Directors has provided five (5) business days’ prior written notice to Parent that it is prepared to terminate the Merger Agreement pursuant to the applicable termination right (as described in greater detail in the section of this proxy statement captioned “—Termination of the Merger Agreement”), which written notice must include the material terms and conditions of such Company Takeover Proposal;

•
if requested by Parent, during the five (5) business day period after delivery of such written notice, Grace and its representatives negotiate in good faith with Parent and its representatives regarding any revisions to the Merger Agreement committed to in writing by Parent; and

•
at the end of such five (5) business day period and taking into account any changes to the terms of the Merger Agreement committed to in writing by Parent (provided that if there has been any subsequent amendment to any material term of such Superior Company Proposal, the Board of Directors must provide a new written notice and an additional three (3) business day period from the date of such written notice will apply), the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to terminate the Merger Agreement as a result of such Superior Company Proposal would be inconsistent with the Board of Director’s fiduciary duties under applicable law.

If Grace terminates the Merger Agreement prior to the adoption of the Merger Agreement by Grace Stockholders for the purpose of entering into an agreement in respect of a Superior Company Proposal, Grace must pay a Company Termination Fee of $141 million to Parent as further described in the sections of this proxy statement captioned “—Termination of the Merger Agreement” and “—Termination Fee.”
For purposes of this proxy statement:
“Company Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement, agreement in principle, undertaking or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal or requiring Grace to abandon or terminate the Merger Agreement.
“Company Takeover Proposal” means any proposal, indication, interest or offer (whether or not in writing) from any person (other than Parent and its subsidiaries) involving a (i) merger, consolidation, share exchange, consolidation, joint venture, other business combination, recapitalization, liquidation, dissolution or similar transaction involving (a) Grace or (b) any of its subsidiaries whose revenues, net income or assets, taken together, constitute more than 15% of the consolidated revenues, net income or assets of Grace and its subsidiaries, taken as a whole, (ii) sale, lease, license, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Grace subsidiary or otherwise) of any business or assets of Grace or its subsidiaries representing more than 15% of the consolidated revenues, net income or assets of Grace and its subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 15% of the voting power of Grace, (iv) transaction (including any tender offer or exchange offer) in which any person (or the stockholders of any person) or group would acquire, if consummated, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of more than 15% of any class of capital stock of Grace, or (v) any combination of the foregoing.
“Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Company Takeover Proposal will be

“50%” rather than “15%”), that did not result from, or arise in connection with, any material breach of Grace’s non-solicitation obligations described above, that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, and taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal, the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the person making such proposal and such other factors that are deemed relevant by the Board of Directors, is (i) reasonably capable of being completed on the terms proposed and (ii) is more favorable to the holders of Grace common stock from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any proposed revisions to the terms of the Merger Agreement that are committed to in writing by Parent).
Company Board Recommendation; Company Adverse Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors, on behalf of Grace, has made the recommendation that the holders of shares of Grace common stock (including unaffiliated security holders) vote “FOR” the proposal to adopt the Merger Agreement and the consummation of the transactions contemplated thereby (the “Company Board Recommendation”).
Except as expressly permitted by the Merger Agreement and described below, neither the Board of Directors nor any committee thereof may (any such action, a “Company Adverse Recommendation Change”):
•
withdraw, change, qualify, withhold or modify in any manner adverse to Parent or to the prompt consummation of the Merger, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent or to the prompt consummation of the Merger, the Company Board Recommendation;

•	adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal;
•	fail to include the Company Board Recommendation in this proxy statement;
•
take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes a Company Takeover Proposal (except for either a recommendation against such offer or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act); or

•	resolve or agree to take any of the foregoing actions.
Additionally, except as expressly permitted in the Merger Agreement, neither the Board of Directors nor any committee thereof may permit, authorize, approve or recommend to the Grace Stockholders, or propose publicly to permit, authorize, approve or recommend to the Grace Stockholders, or allow Grace or any of its affiliates to execute or enter into a Company Acquisition Agreement.
For the avoidance of doubt, none of the restrictions described in this section of the proxy statement and in the section of this proxy statement captioned “—Company Takeover Proposals; No Solicitation” will prohibit Grace from: (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Grace Stockholders if, in the good-faith judgment of the Board of Directors (after consultation with outside legal counsel), failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable law (provided, that if any such disclosure or communication has the effect of withdrawing, qualifying or modifying the Company Board Recommendation in a manner adverse to Parent, such disclosure or communication will constitute a Company Adverse Recommendation Change), or (iii) responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the restrictions described in this section of the proxy statement and in the section of this proxy statement captioned “—Company Takeover Proposals; No Solicitation.”
Notwithstanding the restrictions described above, prior to the adoption of the Merger Agreement by Grace Stockholders, the Board of Directors may make a Company Adverse Recommendation Change if: (i) a Company Intervening Event has occurred; or (ii) Grace has received a Superior Company Proposal that does not result from a material breach of Grace’s non-solicitation obligations and, in each case, if the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors and after taking into account any changes to the terms of the Merger Agreement proposed by Parent during the period referred to in the third bullet point below) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Company Proposal, as the case may be, would be inconsistent with the Board of Director’s fiduciary duties under applicable law. The Board of Directors may only effect a Company Adverse Recommendation Change if it complies with the following procedural requirements:
•
the Board of Directors has provided five (5) business days’ prior written notice to Parent that it is prepared to effect a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event or the receipt of a Superior Company Proposal, which written notice must, in the case of a Company Adverse Recommendation Change as a result of a Company Intervening Event, describe such Company Intervening Event in reasonable detail and, in the case of a Company Adverse Recommendation Change in response to the receipt of a Superior Company Proposal, include the material terms and conditions of such Superior Company Proposal;

•
if requested by Parent, during the five (5) business day period after delivery of such written notice, Grace and its representatives negotiate in good faith with Parent and its representatives regarding revisions to the Merger Agreement committed to in writing; and

•
at the end of such five (5) business day period and taking into account any changes to the terms of the Merger Agreement committed to in writing by Parent (provided that if there has been any subsequent amendment to any material term of such Superior Company Proposal, the Board of Directors will provide a new written notice and an additional three (3) business day period from the date of such notice will apply), the Board of Directors determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make such a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to stockholders under applicable law.

For purposes of this proxy statement, a “Company Intervening Event” means a material change or effect relating to Grace that is unknown and not reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement, or if known or reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement, the material consequences of which were not known or reasonably foreseeable to the Board of Directors as of the date of the Merger Agreement; provided that in no event will any of the following be deemed to constitute a Company Intervening Event: (i) the receipt, existence or terms of a Company Takeover Proposal or a Superior Company Proposal or any inquiry or communications or matters relating thereto; (ii) any event, change or effect that results from the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or any actions required to be taken or to be refrained from being taken pursuant to the Merger Agreement (including the timing of any consent, registration, approval, permit or authorization to be obtained from any governmental entity or any other actions by or in respect of any governmental entity with respect to the transactions contemplated by the Merger Agreement); (iii) any event, change or effect that results from a breach of the Merger Agreement by Grace; (iv) the fact that Grace meets or exceeds any internal or analysts’ expectations or projections (provided that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by this definition); or (v) any change after the execution and delivery of the Merger Agreement in the market price or trading volume of Grace common stock on the NYSE (provided that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by this definition).
Grace Stockholders Meeting
Grace has agreed to duly call, give notice of, convene and hold the Special Meeting as soon as practicable following the mailing of this proxy statement for the purpose of obtaining the affirmative vote of the holders of a majority of the outstanding shares of Grace common stock entitled to vote at the Special Meeting that is required to adopt the Merger Agreement; provided, that Grace may postpone or adjourn the Special Meeting (i) with Parent’s written consent (which may not be unreasonably withheld, conditioned or delayed), (ii) in the absence of a quorum or if additional time is necessary to solicit proxies in favor of the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby, (iii) to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement is provided to Grace Stockholders sufficiently in advance of a vote on the Merger Agreement, or (iv) if required by applicable law.
Subject to the Board of Directors’ right to make a change of recommendation, as described in the section of this proxy statement captioned “—Company Board Recommendation; Company Adverse Recommendation

Change,” the Company must use its reasonable best efforts to solicit from Grace Stockholders proxies in favor of the adoption of the Merger Agreement to secure the requisite stockholder approval. The Company is required to keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub.
Employee Matters
Under the Merger Agreement, during the period commencing at the Effective Time and for 12 months thereafter (the “Continuation Period”), Parent will generally provide the Company employees who remain employed after the Effective Time with (i) a base salary or wage rate that is no less favorable than that provided to the Company employee immediately prior to the Effective Time, (ii) target annual cash incentive compensation opportunities that are no less favorable to those target annual cash incentive compensation opportunities provided to the Company employee immediately prior to the Effective Time, (iii) solely for key personnel, target equity-based incentive compensation opportunities that are no less in dollar amount than those target equity-based incentive compensation opportunities provided to the key personnel immediately prior to the Effective Time, and (iv) employee benefits that are substantially comparable, in the aggregate, to those provided to the Company employees immediately prior to the Effective Time. In addition, Parent will continue to maintain the Company Retirement Plan for Salaried Employees, as in effect on the date of the Merger Agreement, without modification, through December 31, 2024, and will maintain certain Company benefit plans. During the Continuation Period, Parent will generally provide each Company employee who experiences a termination of employment with the Surviving Corporation, Parent or any of their subsidiaries with a certain level of severance benefits.
With respect to any Company employees who are covered by a collective bargaining agreement or who are based outside of the United States, Parent will honor all terms, conditions and requirements of each such collective bargaining agreement.
Each Company employee’s service prior to the Effective Time will generally be treated as service with Parent for all purposes under Parent’s benefit plans, including determining eligibility to participate, level of benefits, vesting and benefit accruals, subject to certain customary exceptions.
With respect to any Parent benefit plan in which Company employees are eligible to participate following the Effective Time and that provides medical, dental or vision insurance benefits, for the plan year in which such Company employee is first eligible to participate, Parent will use commercially reasonable efforts to generally waive any preexisting condition limitations or eligibility waiting periods and credit each Company employee for any co-payments or deductibles incurred by such Company employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such plan. Such credited expenses will also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.
Under the Merger Agreement, Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company benefit plans will occur at or prior to the Effective Time, as applicable.
Efforts to Close the Merger
Under the Merger Agreement, Parent, Merger Sub and Grace agreed to, and agreed to cause their respective affiliates (and, in the case of Parent, Standard Industries Holdings and their affiliates) to, take, or cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other in doing all things necessary or advisable to cause the conditions to the closing of the Merger to be satisfied as promptly as reasonably practicable and to effect the closing of the Merger as promptly as reasonably practicable and in any event prior to the End Date, including (i) making all necessary filings with governmental entities or third parties, (ii) obtaining the required consents and all other third party consents necessary to consummate the Merger, (iii) obtaining the required statutory approvals and all other consents of governmental entities necessary to consummate the Merger and (iv) executing and delivering any additional instruments necessary to consummate the Merger. Parent will control and lead all communications and strategy relating to obtaining the required approvals from governmental entities, except that Parent is required to keep Grace reasonably informed on a current basis, consult with and consider in good faith the views and comments of Grace in connection with such communications and strategy.

Each of Parent and Grace must, and must cause their respective affiliates (and, in the case of Parent, Standard Industries Holdings and its affiliates) to:
•
make or cause to be made, in consultation and cooperation with the other, as promptly as reasonably practicable after the date of the Merger Agreement and in any event within ten (10) business days after the date of the Merger Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger;

•
make or cause to be made, as promptly as reasonably practicable after the date of the Merger Agreement, all necessary filings with other governmental entities relating to the Merger, including any such filings necessary to obtain any required statutory approvals;

•	furnish to the other all assistance, cooperation and information reasonably required for any such filing;
•
unless prohibited by applicable law or a governmental entity, give the other reasonable prior notice of any such filing and, to the extent reasonably practicable, of any substantive communication with any governmental entity relating to the Merger and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such filing or substantive communication;

•
respond as promptly as reasonably practicable under the circumstances to any requests received from any governmental entity enforcing applicable antitrust laws for additional information or documentary material in connection with antitrust, competition or similar matters (including any “Second Request” under the HSR Act) and not agree to extend any waiting period under the HSR Act or enter into any agreement with any such governmental entity or other authorities that, in either case, would reasonably be expected to extend the Closing Date beyond the End Date; and

•
unless prohibited by applicable law or a governmental entity, (i) not participate in or attend any meeting (whether in person, via telephone, or otherwise) with any governmental entity in respect of the Merger without the other party, (ii) keep the other party apprised with respect to any meeting or conversation with any governmental entity in respect of the Merger, (iii) cooperate in the filing of any memoranda, white papers, filings, material correspondence or other material written communications explaining or defending this Merger Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any governmental entity, and (iv) furnish the other party with copies of all material correspondence, filings and substantive communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives on the one hand, and any governmental entity or members of any governmental entity’s staff, on the other hand, with respect to the Merger Agreement or the Merger; provided that the parties or their respective counsel will be permitted to designate information “for outside counsel only” and to redact any correspondence, filing or communication (a) to the extent such correspondence, filing or communication contains commercially sensitive information, trade secrets, confidential information of third parties, personal identifying information, or references concerning the valuation of Grace, any Grace subsidiaries or the Merger, or (b) to prevent the loss of any attorney-client or other legal privilege.

Additionally, Parent must not, and must cause its affiliates (and Standard Industries Holdings and its affiliates) not to, and Grace must not, and must cause its affiliates not to, take any action, including acquiring, or agreeing to acquire, any asset, property, business or person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), or entering into any contract, that could reasonably be expected to adversely affect or delay obtaining or making any consent or filing, including any required statutory approval or the timely receipt thereof. In furtherance of and without limiting any of Parent’s covenants and agreements under the Merger Agreement, Parent must, and must cause its affiliates to, take all actions necessary, proper or advisable to avoid or eliminate each and every impediment, including any judgment, that may be asserted by a governmental entity pursuant to any antitrust law with respect to the Merger or in connection with granting any required statutory approval or other consent of a governmental entity so as to enable the closing to occur as soon as reasonably possible (and in each case, sufficiently before the End Date in order to allow closing by the End Date), and, in furtherance thereof, must:
•
in the case of any civil, criminal or administrative action, suit, litigation, arbitration, proceeding or investigation that is instituted (or threatened to be instituted) challenging the consummation of the Merger or any other transaction contemplated by the Merger Agreement as violative of any antitrust law, take any and all steps not prohibited by applicable law to avoid the entry of, or to have vacated, lifted, reversed or overturned any order that would restrain, prevent or delay the closing on or before the End Date, including defending through litigation on the merits, including appeals, any claim asserted in any court or other proceeding by any person, including any governmental entity, with respect to the Merger or the Merger Agreement that seeks to or would reasonably be expected to prevent or prohibit or impede, interfere with or delay the consummation of the closing;

•
propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or its affiliates or Grace or its subsidiaries, including by entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would prevent the consummation of the transactions contemplated by the Merger Agreement as soon as practicable (and in each case, sufficiently before the End Date in order to allow closing by the End Date);

•
agree to any limitation on the conduct of Parent or its affiliates (including, after the closing, the Surviving Corporation and Grace’s subsidiaries) proposed by a governmental entity enforcing applicable laws; and

•
agree to take any other action as may be required by a governmental entity in order to effect each of the following: (i) obtaining all required statutory approvals as soon as reasonably possible and in any event before the End Date; (ii) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the closing; and (iii) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the closing or impeding, interfering with or delaying the closing.

Grace is required to provide such reasonable assistance as Parent may reasonably request in connection with Parent effectuating any of the transactions or restrictions contemplated by the provisions of the Merger Agreement described in the foregoing paragraph, provided that such transactions or restrictions are subject to, conditioned upon and effective only after the closing. Unless prohibited by applicable law or by a governmental entity, Parent must keep Grace reasonably informed on a current basis of, and must permit Grace to review and discuss in advance, any plans, proposals, discussions, negotiations or other actions (including the agreement to or effectuation of any transactions or restrictions) contemplated by the provisions of the Merger Agreement described in the foregoing paragraph, and Parent must consider in good faith the views of Grace in connection therewith.
Cooperation with Debt Financing
Pursuant to the Merger Agreement, Parent and Merger Sub must use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the financing on the terms and subject only to the conditions described in the Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter).
Pursuant to the Merger Agreement, if any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will (i) use reasonable best efforts as promptly as practicable following the occurrence of such event to obtain alternative financing (in an amount sufficient, when taken together with the available portion of the Financing and available cash and marketable securities of the Company, to pay the Merger Consideration and the other Merger Amounts) from the same or other source(s) (a) which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Commitment Letters as of the date of the Merger Agreement (or on other terms acceptable to Parent, subject to certain prohibited financing modifications) and (b) that would not otherwise reasonably be expected to materially delay or prevent closing of the Merger and (ii) promptly notify the Company of such unavailability and the reason therefor.
Pursuant to the Merger Agreement, prior to the Closing Date, the Company must use its reasonable best efforts to provide, and must use its reasonable efforts to cause its representatives to provide, in each case at Parent’s sole cost and expense, such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of the Company’s subsidiaries), including by using reasonable best efforts to (subject to certain exceptions in the Merger Agreement):
•
make management (with appropriate seniority and expertise to participate) of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, including a reasonable and limited number of customary one-on-one meetings and calls with prospective lenders and purchasers of the Financing, in each case, at reasonable times and with reasonable advance notice;

•	facilitate the pledging of collateral and granting of security interests in connection with the Debt Financing, effective no earlier than the Closing Date;
•
execute and deliver any credit agreement, indenture, purchase agreement, guarantees, pledge and security documents, and other definitive financing documents, closing certificates and other certificates and documents as may be reasonably requested by Parent, in each case contemplated in connection with the Debt Financing (provided that (i) none of such documents or agreements contemplated by this bullet point will be executed and/or delivered except in connection with the closing of the Merger, (ii) the effectiveness thereof will be conditioned upon, or become operative after, the occurrence of the closing of the Merger and (iii) no liability will be imposed on the Company or any of its subsidiaries or any of their respective officers or employees involved prior to the Closing Date with respect to such matters);

•
furnish Parent and the lenders as promptly as reasonably practicable certain required information (the “Required Information”) that is compliant with certain requirements in the Merger Agreement and update any Required Information provided to Parent or the lenders as may be reasonably necessary so that such Required Information remains compliant (provided, that for the avoidance of doubt, there will not be more than one Marketing Period);

•
assist Parent with the preparation by Parent or the lenders of (i) offering documents, marketing documents and similar documents for any portion of the Debt Financing and (ii) materials for rating agency presentations;

•	cooperate with the lenders in performing their due diligence as reasonably requested by Parent;
•	assist Parent in obtaining credit ratings in connection with the Debt Financing;
•
cause the Company’s independent auditors, to the extent consistent with customary practice, to provide reasonable and customary assistance and cooperation in connection with the Debt Financing, including (i) rendering customary “comfort letters” and (ii) providing consents for use of their reports, as reasonably requested by Parent and/or lenders; and

•	furnish no later than three (3) business days prior to the Closing Date all documentation and other information relating to the Company and its subsidiaries that is reasonably requested by Parent and required by bank regulatory authorities under applicable “know-your-customer,” beneficial ownership and anti-money laundering laws, including the PATRIOT Act (provided, that none of the Company or its subsidiaries will be responsible for including in any such certificate information relating to the post-closing ownership of the Company or its subsidiaries).
Parent must, promptly upon request by the Company, reimburse the Company for all reasonable, documented and invoiced out-of-pocket costs incurred by the Company or its subsidiaries or their respective representatives in connection with the cooperation contemplated by the financing cooperation section of the Merger Agreement and must indemnify and hold harmless the Company and its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with the Debt Financing, any action taken by them pursuant to the financing cooperation section of the Merger Agreement and the provision of any information used in connection therewith (other than information provided by the Company or its subsidiaries specifically in connection with its obligations pursuant to the financing cooperation section of the Merger Agreement), except to the extent such losses arise out of the gross negligence, bad faith, fraud or wilful misconduct of the Company, its subsidiaries or their respective representatives.
Pursuant to the Merger Agreement, if and to the extent Parent or Merger Sub elects to prepay, redeem, terminate or otherwise discharge any of the existing notes of the Company (the “Existing Notes”), the Company must use reasonable best efforts to assist Parent or Merger Sub, at Parent’s or Merger Sub’s request, in certain transactions with respect to the Existing Notes, including redemptions, satisfaction and discharges and/or consent solicitations, in each case subject to certain exceptions and qualifications. In addition, the Company must use its reasonable best efforts to obtain and deliver to Parent, at least one business day prior to the Closing Date, an executed pay-off letter in customary form reasonably acceptable to Parent with respect to the Company’s existing credit agreement.
Indemnification and Insurance
From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, to the fullest extent permitted under applicable law, (i) indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each present and former director, officer or employee of Grace of any of its subsidiaries (each, a “Company Indemnified Party”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Company Indemnified Party’s capacity as a director, officer or employee of Grace or any Grace subsidiary prior to the Effective Time and (ii) pay (including by advancement) the expenses (including reasonable attorneys’ fees) of any Company Indemnified Party incurred in connection with any such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such Company Indemnified Party to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.
For a period of six (6) years after the Effective Time, Parent is required, unless otherwise prohibited by applicable law, to cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Company Indemnified Parties with respect to exculpation, indemnification and rights to advancement of expenses for periods at or prior to the Effective Time than those set forth as of the date of the Merger Agreement in the certificate of incorporation and bylaws of Grace, and not to amend or modify those provisions in a manner that would adversely affect the rights of any Company Indemnified Party.
In addition, prior to the Effective Time, Grace must (and if Grace is unable to, Parent must cause the Surviving Corporation to) obtain six (6)-year “tail” insurance and indemnification policies that are not less favorable than Grace’s existing policies. If the Company fails to obtain such tail policies prior to the Effective Time, Parent and the Surviving Corporation must cause to be maintained in effect for such six (6)-year period the current Grace insurance and indemnification policies for the Company Indemnified Parties that provide coverage for events occurring at or prior to the Effective Time. Notwithstanding the foregoing, in no event will the aggregate cost of obtaining such tail policies exceed an amount agreed between Grace and Parent, and, if the aggregate cost of such insurance coverage exceeds such maximum amount, Parent or the Surviving Corporation will only be required to obtain policies which, in its good faith determination, provide the greatest coverage available for a cost not exceeding such maximum amount. Any renewed policies must have coverage terms not materially more expansive than Grace’s insurance policies in place as of January 1, 2021.

Other Covenants
Employment Discussions
Except as approved by the Board of Directors, from the date of the Merger Agreement and until the earlier to occur of the termination of the Merger Agreement pursuant to the terms thereof and the Effective Time, Parent and Merger Sub generally will not authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Grace officer or employee (i) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Grace common stock; or (ii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
Transaction Litigation
Each of Grace and Parent will: (i) promptly notify the other party of any stockholder litigation or other litigation or proceedings arising from the Merger Agreement or the Merger that is brought against such party or any of its affiliates or directors; and (ii) keep the other party sufficiently informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other party and its representatives such information relating to such litigation as may be reasonably requested). In addition, Grace will give Parent the opportunity to participate in the defense and settlement of any such litigation. Grace may not compromise or settle (in full or partially) any such litigation without Parent’s prior written consent.
Access
Subject to certain exceptions and limitations, from and after the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Merger Agreement, Grace is required to, and required to cause its subsidiaries to, afford to Parent and its representatives reasonable access (at Parent’s sole cost and expense), upon reasonable advance notice and during normal business hours, to Grace’s properties, offices, personnel and records, and to make available reasonably promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, except that Grace may withhold: (i) information that Grace reasonably believes is subject to the terms of any confidentiality agreement with a third person entered into prior to the date of the Merger Agreement, (ii) information subject to attorney-client privilege or (iii) information the disclosure of which would violate applicable law (provided that Grace is required to use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure which would not result in the effects in the foregoing clauses (i) through (iii)).
Conditions to the Closing of the Merger
The obligations of Parent and Merger Sub, on the one hand, and Grace, on the other hand, to consummate the Merger are subject to the satisfaction or waiver of each of the following conditions:
•	the adoption of the Merger Agreement by the requisite affirmative vote of stockholders;
•
the expiration or termination of the applicable waiting period under the HSR Act and the receipt of approvals, consents, waivers or clearances under the antitrust laws of certain specified foreign jurisdictions; and

•	the absence of any laws or judgments issued by a governmental entity of competent jurisdiction making the Merger illegal or otherwise prohibiting the Merger.
In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of each of the following additional conditions:
•
the representations and warranties of Grace relating to organization, good standing, corporate power, capital structure, authority, execution and enforceability, the absence of a Company Material Adverse Effect from December 31, 2020 until the date of the Merger Agreement, anti-takeover laws, brokers and the fairness opinions being true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), in each case except for any de minimis failures to be so true and correct;

•
the other representations and warranties of Grace set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) as of the date of the Merger Agreement and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such failures to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) that, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect;

•	Grace having performed in all material respects all covenants and agreements of the Merger Agreement required to be performed by Grace;
•	no Company Material Adverse Effect having occurred since the date of Merger Agreement; and
•
the receipt by Parent of a certificate of Grace signed on behalf of Grace by an executive officer thereof, certifying that the conditions described in the preceding four (4) bullets have been satisfied.

In addition, the obligation of Grace to consummate the Merger is subject to the satisfaction or waiver of each of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement being true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of the Merger Agreement and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

•
Parent and Merger Sub having performed in all material respects all covenants and agreements of the Merger Agreement required to be performed by Parent or Merger Sub at or prior to the closing of the Merger; and

•
the receipt by Grace of a certificate of Parent signed on behalf of Parent by an executive officer thereof, certifying that the conditions described in the preceding two (2) bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by Grace Stockholders, in the following ways:
•	by mutual written consent of Grace and Parent;
•	by either Grace or Parent if:
•
the Merger has not been consummated by 5:00 p.m., New York City time, on January 26, 2022, which we refer to in this proxy statement as the “End Date” (which will automatically be extended to (i) 5:00 p.m., New York City time, on April 26, 2022 if the required regulatory approvals have not been obtained by the End Date but all other conditions to the closing of the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but which are capable of being satisfied at such time) and (ii) 5:00 p.m., New York City time, on the tenth (10th) business day after the last day of the Marketing Period described above (but in no event to a date later than 5:00 p.m., New York City time, on April 26, 2022) if the conditions to the closing of the Merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but which are capable of being satisfied at such time) but the Marketing Period has not been completed at the time of the End Date); provided that the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if the failure of the Merger to have been completed on or before the End Date was primarily caused by the material breach of such party of its obligations under the Merger Agreement;

•
a law or judgment by a court or other governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the completion of the Merger has become final and non-appealable; provided that the right to terminate the Merger Agreement pursuant to the termination provision referred to in this bullet point will not be available to a party if a failure of such party to comply with its obligations pursuant to Section 6.02 of the Merger Agreement was a principal cause of the enactment, issuance, promulgation, enforcement or entry of such order, or the order becoming final and non-appealable; or
•	the Special Meeting has been duly held and the Grace Stockholders fail to adopt the Merger Agreement at such Special Meeting or any adjournment or postponement thereof.
•	by Parent if:
•	prior to the adoption of the Merger Agreement by the Grace Stockholders, the Board of Directors effects a Company Adverse Recommendation Change; or
•
Grace has breached or failed to perform any of its covenants or agreements set forth in the Merger Agreement, or if any of its respective representations or warranties fails to be true and correct, which, in either case would give rise to a failure of the conditions to completion of the Merger relating to the accuracy of Grace’s representations and warranties or performance of Grace’s covenants and is not reasonably capable of being cured by the End Date or, if capable of being cured, is not cured within 30 calendar days following Parent’s delivery of written notice of such breach or failure; provided that Parent will not have the right to terminate the Merger Agreement pursuant to this bullet point if Parent is then in breach of any covenant or agreement set forth therein or if any of its representations or warranties then fails to be true and correct, which, in either case would give rise to a failure of the conditions to completion of the Merger relating to the accuracy of Parent and Merger Sub’s representations and warranties or performance of Parent and Merger Sub’s covenants.

•	by Grace if:
•
prior to the adoption of the Merger Agreement by the Grace Stockholders, Grace enters into a definitive agreement with respect to a Superior Company Proposal in accordance with the terms of the Merger Agreement and as further described in the section of this proxy statement captioned “—Company Takeover Proposals; No Solicitation,” so long as (i) Grace has not willfully and materially breached its non-solicitation obligations and (ii) Grace pays to Parent the Company Termination Fee of $141 million prior to or concurrently with such termination;

•
prior to the Effective Time, Parent or Merger Sub has breached or failed to perform any of its respective covenants or agreements set forth in the Merger Agreement, or if any of its respective representations or warranties fails to be true and correct, which, in either case would give rise to a failure of the conditions to completion of the Merger relating to the accuracy of Parent and Merger Sub’s representations and warranties or performance of Parent and Merger Sub’s covenants and is not reasonably capable of being cured by the End Date or, if capable of being cured, is not cured within 30 calendar days following Grace’s delivery of written notice of such breach or failure; provided that Grace will not have the right to terminate the Merger Agreement pursuant to this bullet point if Grace is then in breach of any covenant or agreement set forth therein or if any of its representations or warranties then fails to be true and correct which, in either case would give rise to a failure of the conditions to completion of the Merger relating to the accuracy of Grace’s representations and warranties or performance of Grace’s covenants; or

•
prior to the Effective Time, (i) the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at such time); (ii) Parent and Merger Sub have failed to consummate the Merger in the time set forth in the Merger Agreement; (iii) Grace has irrevocably confirmed to Parent in writing that Grace is ready, willing and able to consummate the Merger; and (iv) Parent and Merger Sub fail to consummate the Merger on or prior to the date that is three (3) business days after the delivery by Grace to Parent of such confirmation and Grace stood ready, willing and able to complete the closing through the end of such three (3) business day period.

Termination Fee
Company Termination Fee
Parent will be entitled to receive the Company Termination Fee of $141 million from Grace (the “Company Termination Fee”) if the Merger Agreement is terminated:
•	by Grace prior to the adoption of the Merger Agreement by the Grace Stockholders to enter into a definitive agreement in respect of a Superior Company Proposal;
•	by Parent prior to the adoption of the Merger Agreement by the Grace Stockholders because the Board of Directors has effected a Company Adverse Recommendation Change;
•
by either Grace or Parent because the Grace Stockholders have failed to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof and, at the time of such termination, Parent would have been entitled to terminate the Merger Agreement because the Board of Directors has effected a Company Adverse Recommendation Change; or

•
(i) (a) by either Grace or Parent because the Merger has not been consummated by the End Date, (b) by either Grace or Parent because the Grace Stockholders have failed to adopt the Merger Agreement at the Special Meeting or any adjournment or postponement thereof, or (c) by Parent because Grace has breached or failed to perform any of its covenants or agreements set forth in the Merger Agreement or if any of its representations or warranties fails to be true and correct, which, in either case would give rise to a failure of the conditions to completion of the Merger relating to the accuracy of its representations and warranties or performance of its covenants and is not reasonably capable of being cured by the End Date or, if capable of being cured, is not cured within 30 calendar days following Parent’s delivery of written notice of such breach or failure; (ii) after the execution of the Merger Agreement and prior to the date of termination, the Company has received a bona fide Company Takeover Proposal or a bona fide Company Takeover Proposal has been publicly disclosed and not withdrawn at least five (5) business days prior to such termination; and (iii) within six (6) months of the date of termination described in preceding clause (i)(a) or twelve (12) months of the date of termination described in preceding clauses (i)(b) or (i)(c), Grace enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal (provided that, for purposes of the termination fee, all references to “15%” in the definition of “Company Takeover Proposal” are deemed to be references to “50%”).

Upon Grace’s entry into a definitive agreement with respect to, or the consummation of, the Company Takeover Proposal referred to in clause (iii) of the immediately preceding bullet point, Grace must provide Parent with prompt notice of such fact whereupon Parent will have the right, subject to certain exceptions, for a period of 15 business days to elect to irrevocably waive any right to receive the Company Termination Fee and instead seek monetary damages from Grace in respect of Grace’s willful and material breach of any covenant set forth in the Merger Agreement prior to the termination. If Parent does not so waive its right to receive the Company Termination Fee, upon payment of the Company Termination Fee in full, Parent’s right to receive the Company Termination Fee will be the sole and exclusive remedy of Parent and its affiliates for any loss suffered as a result of any breach of the Merger Agreement or the failure of the closing to be consummated.
Parent Termination Fee
Grace will be entitled to receive the Parent Termination Fee of $281 million from Parent if the Merger Agreement is terminated:
•
by Grace if Parent or Merger Sub has breached or failed to perform any of its respective covenants or agreements set forth in the Merger Agreement, or if any of its respective representations or warranties fails to be true and correct, which, in either case would give rise to a failure of the conditions to completion of the Merger relating to the accuracy of Parent and Merger Sub’s representations and warranties or performance of Parent and Merger Sub’s covenants, and is not reasonably capable of being cured by the End Date or, if capable of being cured, is not cured within 30 calendar days following Grace’s delivery of written notice of such breach or failure;

•
by Grace if prior to the Effective Time, (i) the conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at such time); (ii) Parent and Merger Sub have failed to consummate the Merger in the time set forth in the Merger Agreement; (iii) Grace has irrevocably confirmed to Parent in writing that Grace is ready, willing and able to consummate the Merger; and (iv) Parent and Merger Sub fail to consummate the Merger on or prior to the date that is three (3) business days after the delivery by Grace to Parent of such confirmation and Grace stood ready, willing and able to complete the closing through the end of such three (3) business day period; or
•	by Parent because the Merger has not been consummated by the End Date and at such time, Grace would have been entitled to terminate pursuant to either of the prior two bullets above.
In no event will either Grace or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion. While a party may pursue both a grant of specific performance and the payment of the Company Termination Fee or Parent Termination Fee, as applicable, in no event will a party be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and payment of the applicable fee.
Jurisdiction; Specific Performance
Under the Merger Agreement, each of the parties has agreed that it will bring any action or proceeding in respect of any claim arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery lacks or declines to accept jurisdiction, another federal or state court located in the State of Delaware. However, each of the parties has agreed that it will not bring or support any action or claim against the lenders party to the Debt Commitment Letter or their representatives arising out of or relating to the Merger Agreement or any of the transactions contemplated by the Merger Agreement in any forum other than any state or federal court sitting in the Borough of Manhattan in the City of New York.
Parent, Merger Sub and Grace have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it in order to consummate the Merger Agreement). Parent, Merger Sub and Grace acknowledged and agreed that the parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof, without proof of actual damages (and each party waived any requirement for the securing or posting of any bond in connection with such remedy). Parent, Merger Sub and Grace agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable or inappropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.
Notwithstanding the foregoing, it is explicitly agreed that the right of Grace to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s and Merger Sub’s obligations to consummate the Merger will be subject to the requirements that (i) Parent has failed to consummate the Merger as required under the Merger Agreement, (ii) all of the conditions to Parent and Merger Sub’s obligations to consummate the Merger, in each case, have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the closing, but which are capable of being satisfied at such time), (iii) the Debt Financing (or any alternative financing under the Merger Agreement) has been funded or will be funded at the closing if the Equity Financing is funded at the closing and (iv) Grace has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company stands ready, willing and able to consummate the closing of the Merger and will take such actions that are required by Grace under the Merger Agreement to cause the closing to occur.
Limitations of Liability
In the event of the termination of the Merger Agreement in accordance with the provisions described in the section of this proxy statement captioned “—Termination of the Merger Agreement,” the Merger Agreement will become void and of no effect with no liability to any person on the part of Grace, Parent or Merger Sub or their respective affiliates, directors, officers, employees or stockholders, except that no such termination will relieve

(i) Grace of any liability to pay the Company Termination Fee or Parent of any liability to pay the Parent Termination Fee, in each case to the extent required pursuant to the Merger Agreement, or (ii) Grace of any liability for any willful and material breach of the Merger Agreement prior to such termination, subject to certain exceptions and limitations set forth in the Merger Agreement. In addition, certain sections of the Merger Agreement, including among others, sections relating to termination, termination fees and expenses, will survive termination.
The maximum aggregate liability of Parent, Merger Sub and the lenders who have committed to provide Debt Financing under the Debt Commitment Letter, collectively, for any losses, damages, costs or expenses related to the failure of the closing of the Merger to occur or a breach under the Merger Agreement will not exceed, in the aggregate, an amount equal to $281 million plus any enforcement expenses payable pursuant to the Merger Agreement and the amount of any reimbursements to which Grace is entitled pursuant to the Merger Agreement. Notwithstanding any such limitations on liability for monetary damages, Parent, Merger Sub and Grace may be entitled to an injunction, specific performance or other equitable relief as provided in the Merger Agreement.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, Grace, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement. All filing fees incurred to obtain regulatory approvals in connection with the transactions contemplated by the Merger Agreement will be borne by Parent, and all fees, costs and expenses (subject to certain exceptions) associated with the preparation, filing and mailing of this proxy statement will be borne by Grace.
Amendment
The Merger Agreement may be amended by the parties in an executed written instrument at any time before or after adoption of the Merger Agreement by the Grace Stockholders. However, after adoption of the Merger Agreement by the Grace Stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval.
Governing Law
The Merger Agreement is governed by Delaware law, except that any claim by Grace involving the lenders party to the Debt Commitment Letter is governed by New York law.
The Board of Directors, on behalf of Grace, unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE GRACE COMPENSATION PROPOSAL
Under Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, Grace is required to submit a proposal to our stockholders to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Grace’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement. This compensation is summarized in the section captioned “Special Factors—Interests of Executive Officers and Directors of Grace in the Merger.” The Board of Directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. Accordingly, Grace is asking you to approve the following resolution:
“RESOLVED, that the stockholders of Grace approve, on a non-binding, advisory basis, the compensation that will or may become payable to Grace’s named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned ‘The Merger—Interests of Executive Officers and Directors of Grace in the Merger.’”
The vote on this Compensation Proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to adopt the Merger Agreement and vote not to approve this Compensation Proposal and vice versa. Because the vote on the Compensation Proposal is advisory only, it will not be binding on Grace. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Compensation Proposal.
Vote Required and Board of Directors Recommendation
Approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the outstanding shares of Grace common stock representing a majority of the outstanding shares present at the Special Meeting in person or by proxy, provided a quorum is present. Assuming a quorum is present, (i) a failure to vote in person or by proxy at the Special Meeting will have no effect on the outcome of the Compensation Proposal, (ii) abstentions will be treated as votes cast and, therefore, will have the same effect as a vote against the Compensation Proposal and (iii) broker “non-votes” (if any) will have no effect on the outcome of the Compensation Proposal. Shares of Grace common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a Grace Stockholder returns a signed proxy card without indicating voting preferences on such proxy card, the shares of Grace common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
The Board of Directors, on behalf of Grace, unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting. If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from Grace Stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The Board of Directors, on behalf of Grace, unanimously recommends that you vote “FOR” this proposal.

OTHER IMPORTANT INFORMATION REGARDING GRACE
Directors and Executive Officers of Grace
The Board of Directors presently consists of eight members. The persons listed below are the directors and executive officers of Grace as of the date of this proxy statement.
None of these persons nor Grace has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons nor Grace have been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.
All of the directors and executive officers can be reached c/o W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044, (410) 531-4000. Each of the directors and executive officers is a citizen of the United States of America, other than Mr. Shlomo Yanai, who is a citizen of Israel.
Directors
Name	Age	Position
Hudson La Force	57	Director, President and Chief Executive Officer
Robert F. Cummings, Jr.	71	Director
Diane H. Gulyas	65	Director
Julie Fasone Holder	68	Director
Henry R. Slack	71	Director
Christopher J. Steffen	79	Director, Chairman of the Board of Directors
Mark E. Tomkins	66	Director
Shlomo Yanai	69	Director
Hudson La Force has served as a director since November 2017, and as President and Chief Executive Officer since November 2018. He served as Senior Vice President and Chief Financial Officer of the Company from 2008 until 2016, when he became President and Chief Operating Officer. Prior to joining Grace, Mr. La Force served as Chief Operating Officer and Senior Counselor to the Secretary at the U.S. Department of Education and a member of the President’s Management Council. Before entering public service in 2005, Mr. La Force held general management and financial leadership positions with Dell, Inc., AlliedSignal, Inc. (now Honeywell International Inc.), Emerson Electric Co. and Arthur Andersen & Co. Mr. La Force currently serves on the advisory board of Madison Industries, a Chicago-based private industrial holding company.
Robert F. Cummings, Jr. has served as a director since January 2015. He served as Vice Chairman of Investment Banking at JPMorgan Chase & Co. from 2010 until his retirement on February 1, 2016. He began his business career at the investment banking division of Goldman Sachs in 1973 and was a partner of the firm from 1986 until his retirement in 1998. He also served as an advisory director at Goldman Sachs until 2002. Mr. Cummings has been a director of Corning Inc. since 2006. Mr. Cummings previously served as a director of Viasystems Group, Inc. from 2002 until 2015.
Diane H. Gulyas has served as a director since January 2015. Ms. Gulyas served as the President of the performance polymers business of E.I. du Pont de Nemours and Company from 2009 to 2014. From 1978 to 2009, Ms. Gulyas held various positions at DuPont, including Chief Marketing and Sales Officer, Group Vice President of DuPont’s electronic and communication technologies platform and Vice President and General Manager for DuPont’s advanced fiber business. She currently serves on the boards of directors of Expeditors International of Washington, Inc. and Ingevity Corporation. She previously served on the board of directors of Mallinckrodt Pharmaceuticals from 2013 to 2018 and the board of directors of Navistar International Corporation from 2009 to 2012.
Julie Fasone Holder has served as a director since November 2016. Ms. Holder has served as the Chief Executive Officer of JFH Insights LLC, a consulting firm primarily dedicated to leadership coaching for high potential women executives, since founding the company in 2009. Prior to that, Ms. Holder served as Senior Vice President, Chief Marketing, Sales and Reputation Officer, U.S. Area Executive Oversight of The Dow

Chemical Company from 2007 until her retirement in 2009 and Vice President, Human Resources, Public Affairs and Diversity and Inclusion at The Dow Chemical Company from 2006 to 2007. From 1975 to 2006, Ms. Holder served in various positions with increasing seniority at The Dow Chemical Company, including several commercial leadership positions with global responsibilities. She currently serves on the board of Eastman Chemical Company and is on the Board of Trustees of the McLaren Northern MI Hospital.
Henry R. Slack has served as a director since May 2019. He has served as the Managing Director of Quarterwatch LLC since 2001, and is currently also an investor. Since 2013, Mr. Slack has served as a director of Alico, Inc., a publicly-traded holding company with interests in agriculture and environmental resources, and served as its Executive Chairman until July 2019. He previously served as the Chief Executive Officer of Minorco SA, an international mining company from 1991 to 1999. From 1979 until 2017, Mr. Slack served as Director of E. Oppeheimer and Son International Limited and on its Investment Committee. From 2001 until 2010, Mr. Slack was Chairman of Terra Industries, an international nitrogen-based fertilizer company. Mr. Slack has previously held other directorships, including at Anglo American plc from 1980 to 2000, Terra Industries from 1983 to 2010, Minorco SA from 1980 to 1999, SABMiller plc from 1998 to 2002 and Salomon Brothers from 1982 to 1988.
Christopher J. Steffen has served as a director since November 2006, and as the non-executive Chairman of the Board of Directors since 2019. Prior to that, Mr. Steffen served as Lead Independent Director from 2012 until his appointment as Chairman in 2019. He is currently a private investor. Mr. Steffen served as a director and Vice Chairman of Citicorp and its principal subsidiary, Citibank N.A., from 1993 until 1996. Prior to that, Mr. Steffen served as Senior Vice President and Chief Financial Officer at Eastman Kodak in 1993. He served as Executive Vice President and Chief Financial and Administrative Officer of Honeywell International, Inc. from 1989 until 1993 and Vice President and Controller of Chrysler Corporation from 1981 to 1988. Mr. Steffen previously served as a director of Viasystems Group, Inc. from 2003 until 2015, Platinum Underwriters Holdings, Ltd. from 2010 to 2015, Accelrys, Inc. from 2004 until 2012 and Honeywell International, Inc. from 1990 until 1992.
Mark E. Tomkins has served as a director since September 2006. He is currently a private investor. Mr. Tomkins served as Senior Vice President and Chief Financial Officer of Innovene, a petrochemical and oil refining company controlled by BP that is now part of the INEOS Group, from 2005 until 2006. He served as Chief Financial Officer of Vulcan Materials Company from 2001 to 2005 and Chief Financial Officer of Great Lakes Chemical (now Chemtura) from 1998 to 2001. Prior to joining Great Lakes Chemical, Mr. Tomkins held various mid- and upper-level financial positions with AlliedSignal (now Honeywell International Inc.) and Monsanto Company. Mr. Tomkins is a certified public accountant. Mr. Tomkins is currently Lead Director of and formerly served as non-executive Chairman of the board of directors of Terminix Global Holdings, Inc. (formerly known as ServiceMaster Holdings). Mr. Tomkins is also a director of Trinseo LLC. Mr. Tomkins was formerly a director of Klockner Pentaplast Group, Elevance Renewable Sciences Inc., a privately-held renewable polymer and energy company, and of CVR Energy, Inc.
Shlomo Yanai has served as a director since May 2018. Mr. Yanai has served as Board Chair of Lumenis since 2020 and as a senior advisor to Moelis since 2016. Previously, Mr. Yanai served as President and Chief Executive Officer of Teva Pharmaceutical Industries Ltd. from 2007 until 2012 and Chief Executive Officer and President of ADAMA Agricultural Solutions Ltd. from 2002 until 2006. He currently serves as a director on the board of directors of Amneal Pharmaceuticals, Inc. and Philip Morris International Inc. and is a consultant. Previously, he served as a director of PDL BioPharma, Inc. from 2018 until 2020, Chairman of Cambrex Corporation from 2014 until 2019, Chairman of Protalix Biotherapeutics, Inc. from 2014 until 2019, a director of Perrigo Company plc from 2015 until 2017 and a director of Sagent Pharmaceuticals, Inc. from 2015 until 2017.

Executive Officers
Name	Age	Position
Hudson La Force	57	President and Chief Executive Officer
William C. Dockman	62	Senior Vice President and Chief Financial Officer
Elizabeth C. Brown	57	Senior Vice President, Human Resources and Information Technology, and Chief Human Resources Officer
Keith N. Cole	62	Senior Vice President, Public Affairs and Environment, Health, Safety, and Chief Sustainability Officer
Cherée H. Johnson	45	Senior Vice President, General Counsel and Secretary
Hudson La Force – For additional biographical information, please see “—Directors and Executive Officers of Grace—Hudson La Force” above.
William C. Dockman was elected as Senior Vice President and Chief Financial Officer in May 2019. Between May 2018 and his promotion to his current role, Mr. Dockman was Vice President and Controller and Interim Chief Financial Officer, while also serving as Chief Accounting Officer. Prior to that, Mr. Dockman served as Vice President, Controller and Chief Accounting Officer from 2012 until 2018.
Elizabeth C. Brown has served as Senior Vice President, Human Resources and Information Technology, and Chief Human Resources Officer since May 2018. Prior to that, Ms. Brown served as Vice President and Chief of Human Resources Officer from 2015 until 2018.
Keith N. Cole was appointed Senior Vice President, Public Affairs and Environment, Health, Safety, and Chief Sustainability Officer in 2020, after originally joining Grace in 2014 as Vice President, Government Relations and Environment, Health and Safety and thereafter becoming a Senior Vice President in 2018. Prior to joining Grace, Keith held leadership positions in government relations and public policy for General Motors Corporation, including assignments in Shanghai and Washington, D.C. From 1999 to 2002, Keith was a partner in the Washington law firm of Swidler Berlin Shereff Friedman, LLP, and from 1997 to 1999, he was a partner with the law firm of Beveridge & Diamond, P.C.
Cherée H. Johnson has served as Senior Vice President, General Counsel and Secretary since January 2021. Prior to that, she served as Vice President, Deputy General Counsel, Assistant Corporate Secretary and Chief Intellectual Property Counsel at McCormick & Co., Inc from 2015 until 2021. Before joining McCormick, Ms. Johnson was Deputy General Counsel at The Kraft Heinz Company (formerly H.J. Heinz Company or “Heinz”). Prior to Kraft Heinz, Ms. Johnson held several leadership positions at global companies including Cargill, Inc. and 3M Company.
Selected Historical Financial Data
Set forth below is certain historical selected financial information relating to Grace. The historical selected financial data as of and for the fiscal years ended December 31, 2020, 2019, 2018, 2017 and 2016 are derived from Grace’s historical audited consolidated financial statements, and the historical selected financial data as of and for the six months ended June 30, 2021 and 2020 are derived from Grace’s unaudited condensed consolidated financial statements.
This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in those reports, including in the management’s discussion and analysis of financial condition and results of operations section, and other reports filed by Grace with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial reports and notes contained within such reports. For additional information, see the section of this proxy statement captioned “Where You Can Find Additional Information.” Historical results are not necessarily indicative of results to be expected in any future period, and results of interim periods are not necessarily indicative of the results expected for a full year or for any future period.

	Year Ended December 31,					For the Six Months Ended June 30,
	2020	2019	2018	2017	2016	2021	2020
	(in millions, except per share amounts)
OPERATING DATA:
Net sales	$1,729.8	$1,958.1	$1,932.1	$1,716.5	$1,598.6	$969.6	$840.2
Gross profit	$616.5	$793.7	$766.7	$676.1	$669.8	$364.7	$278.9
Income (loss) before income taxes	$0.5	$183.5	$244.9	$210.9	$166.0	$150.6	$54.6
Net income (loss)	$(1.7)	$126.7	$166.8	$10.4	$94.1	$114.1	$32.5
Net income (loss) attributable to Grace shareholders	$(1.8)	$126.3	$167.6	$11.2	$94.1	$113.8	$34.7
Earnings per share of Grace common stock attributable to Grace shareholders
Net income (loss) per share – basic	$(0.03)	$1.89	$2.49	$0.16	$1.34	$1.71	$0.52
Weighted average number of shares of Grace common stock outstanding – basic	66.3	66.8	67.2	68.1	70.1	66.2	66.3
Net income (loss) per share – diluted	$(0.03)	$1.89	$2.49	$0.16	$1.33	$1.71	$0.52
Weighted average number of shares of Grace common stock outstanding – diluted	66.3	66.9	67.3	68.2	70.5	66.3	66.4
Dividends per share of Grace common stock	$1.20	$1.08	$0.96	$0.84	$0.51	$0.33	$0.60

BALANCE SHEET DATA (at the end of the period):
Total current assets	$875.3	$1,134.9	$857.3	$728.6	$654.8	$1,018.5	$1,719.6
Total assets	$3,765.5	$3,932.6	$3,565.3	$2,907.0	$2,911.8	$4,387.8	$4,505.0
Total current liabilities	$559.3	$745.1	$514.4	$448.2	$480.8	$596.8	$1,360.6
Total liabilities	$3,531.0	$3,530.4	$3,228.3	$2,643.7	$2,539.4	$3,779.3	$4,155.4
Total shareholders’ equity	$231.4	$395.7	$330.9	$256.4	$368.8	$346.6	$345.3
Noncontrolling interests	$3.1	$6.5	$6.1	$6.9	$3.6	$3.4	$4.3
Total equity	$234.5	$402.2	$337.0	$263.3	$372.4	$350.0	$349.6
Book Value Per Share
As of June 30, 2021, the book value per share of Grace common stock was approximately $5.23. Book value per share is computed by dividing total shareholders’ equity as of June 30, 2021 by the total number of shares of Grace common stock outstanding as of such date.
Market Price of Common Stock and Dividends
Shares of Grace common stock trade on the NYSE under the symbol “GRA.” As of the close of business on the Record Date, there were 66,270,051 shares of Grace common stock outstanding and entitled to vote, held by approximately 3,300 holders of record.

The following table sets forth, for the periods indicated, the high and low sales prices of Grace common stock as reported by the NYSE and the dividend declared per share during such period.
Fiscal Year	High	Low	Dividends Declared
2019
First Quarter	$78.93	$63.37	$0.27
Second Quarter	$78.88	$69.22	$0.27
Third Quarter	$79.71	$62.91	$0.27
Fourth Quarter	$70.49	$63.74	$0.27

2020
First Quarter	$73.36	$26.75	$0.30
Second Quarter	$60.53	$33.09	$0.30
Third Quarter	$53.14	$39.14	$0.30
Fourth Quarter	$58.00	$38.70	$0.30

2021
First Quarter	$64.93	$53.89	$0.33
Second Quarter	$69.30	$59.35	—
Third Quarter (through August 9, 2021)	$69.75	$68.96	—
Grace has historically declared and paid quarterly cash dividends on the shares of Grace common stock. Pursuant to the Merger Agreement, Grace may not, during the Interim Period, declare, set aside or pay any dividend or make any other distribution in respect of any of its capital stock, equity interests or other voting securities without the prior written consent of Parent, as further described in the section of this proxy statement captioned “Proposal 1: Adoption of the Merger Agreement—Conduct of Business Pending the Merger.”
The closing price of the shares of Grace common stock on April 23, 2021, the last trading day before the public announcement of the Merger, was $64.24 per share of Grace common stock. On August 9, 2021, the most recent practicable date before this proxy statement was distributed to Grace Stockholders, the closing price of the shares of Grace common stock on the NYSE was $69.33 per share. You are encouraged to obtain current market quotations for the shares of Grace common stock in connection with voting your shares.
If the Merger is completed, there will be no further market for the shares of Grace common stock and the shares of Grace common stock will be delisted from the NYSE and deregistered under the Exchange Act.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding ownership of our common stock by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock;
•	each of our directors;
•	each of our named executive officers (each, an “NEO”); and
•	all directors and executive officers as a group.
The amounts for our NEOs and executive officers and directors as a group and our significant stockholders are as of August 6, 2021 unless otherwise indicated in a footnote below (and in that case are based upon SEC filings made on behalf of such owners). Beneficial ownership in this table is determined in accordance with the rules of the SEC, and does not necessarily indicate beneficial ownership for any other purpose. Beneficial ownership generally includes voting or investment power with respect to securities. Except as noted, to our knowledge, each person or group has sole voting and investment power over the shares shown in this table. For each individual and group included in the table below, the percentage ownership is calculated by dividing the number of shares beneficially owned by the person or group, which includes the number of shares of common stock that the person or group had the right to acquire on or within 60 days after August 6, 2021, by the sum of the 66,269,451 shares of Grace common stock outstanding on August 6, 2021, plus the number of shares of

Grace common stock that the person or group had the right to acquire on or within 60 days after August 6, 2021. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Held	Percentage of Shares Beneficially Owned
5% Stockholders
40 North Management LLC(2)	9,865,008	14.9%
The Vanguard Group, Inc.(3)	5,669,493	8.6%
Named Executive Officers and Directors
Robert F. Cummings	20,823(4)	*
Julie Fasone Holder	8,474	*
Diane H. Gulyas	14,823	*
Hudson La Force	224,439(5)	*
Henry R. Slack	5,495	*
Christopher J. Steffen	25,887	*
Mark E. Tomkins	24,823	*
Shlomo Yanai	6,973	*
William C. Dockman	35,801(5)	*
Elizabeth C. Brown	54,054(5)	*
Keith N. Cole	45,148(5)	*
Mark A. Shelnitz	113,738(4)(5)	*
All current executive officers and directors as a group (12 people)(6)	466,740(4)(5)	0.7%
(1)
The address of each of our directors and executive officers is c/o Corporate Secretary, W. R. Grace & Co., 7500 Grace Drive, Columbia, Maryland 21044. Except as otherwise indicated, to our knowledge, each individual, along with his or her spouse, as applicable, has sole voting and investment power over the shares.

(2)
40 North, 40 North Latitude Feeder, 40 North GP III , 40 North Latitude Master, David S. Winter and David J. Millstone, beneficially owns 9,865,008 shares of Grace common stock (the “40 North Shares”). Each of 40 North, 40 North Latitude Feeder, 40 North GP III, 40 North Latitude Master, Mr. Winter and Mr. Millstone may be deemed the beneficial owner of all of the 40 North Shares. 40 North may be deemed to have sole power to vote and sole power to dispose of all of the 40 North Shares, whereas the other reporting persons having beneficial ownership may be deemed to have shared power to vote and shared power to dispose of such 40 North Shares. 40 North serves as principal investment manager to 40 North Latitude Feeder and 40 North Latitude Master. As such, 40 North has been granted investment discretion over portfolio investments, including the 40 North Shares. Mr. Winter and Mr. Millstone serve as the sole members and principals of each of 40 North and 40 North GP III, and as the sole directors of 40 North Latitude Master. The ownership information set forth is based on materials contained in the Schedule 13D/A filed with the SEC by 40 North on April 26, 2021.

(3)
The Vanguard Group, Inc. (“VGI”) beneficially owns in the aggregate 5,669,493 shares of Grace common stock by means of: shared voting power over 40,700 shares; sole investment power over 5,581,527 shares; and shared investment power over 87,966 shares. The ownership information set forth is based in its entirety on material contained in a Schedule 13G/A filed with the SEC by VGI on February 10, 2021.

(4)	Includes shares owned by trusts and other entities as to which the person has the power to direct voting and/or investment.
(5)
Includes shares of Grace common stock to be issued upon the exercise of stock options that are exercisable and shares of Grace common stock with respect to which investment or voting power will vest within 60 days after August 6, 2021. Pursuant to SEC rules, such shares are deemed to be beneficially owned as of such date.

(6)	Excludes Mr. Shelnitz, who resigned effective December 31, 2020, and includes Cherée H. Johnson, who was elected Senior Vice President, General Counsel and Secretary in 2021.
Prior Public Offerings
None of Grace, the Purchaser Filing Persons nor any of their respective affiliates have made an underwritten public offering of the shares of Grace common stock for cash during the past three years that was registered under the Securities Act or exempt from registration under Regulation A promulgated thereunder.
Certain Transactions in Shares of Grace Common Stock
Except as set forth in the table below, there have not been any transactions in Grace common stock by (i) Grace, (ii) any affiliate, executive officer or director of Grace, (iii) the Purchaser Filing Persons, (iv) any affiliate, executive officer or director of the Purchaser Filing Persons, (v) any associate or majority-owned subsidiary of the Purchaser Filing Persons, or (vi) any other person with respect to which disclosure is provided in this section and in the section of this proxy statement captioned “Other Important Information Regarding the Purchaser Filing Persons,” within the past 60 days:
Persons Specified	Date	Buy/Sell/ Withhold	Number of Securities	Price per Share	Where / How
Christopher J. Steffen	5/11/2021	Buy	1,683	$0	Issued in partial payment for 2021 retainer

Shlomo Yanai	5/11/2021	Buy	1,683	$0	Issued in partial payment for 2021 retainer

Mark E. Tomkins	5/11/2021	Buy	1,683	$0	Issued in partial payment for 2021 retainer

Henry R. Slack	5/11/2021	Buy	1,683	$0	Issued in partial payment for 2021 retainer

Diane H. Gulyas	5/11/2021	Buy	1,683	$0	Issued in partial payment for 2021 retainer

Julie Fasone Holder	5/11/2021	Buy	1,683	$0	Issued in partial payment for 2021 retainer

Robert F. Cummings, Jr.	5/11/2021	Buy	1,683	$0	Issued in partial payment for 2021 retainer

Dockman, William C.	5/7/2021	Buy	294	Converted on a one-to-one basis from Company RSU Awards
On May 8, 2018, the reporting person was granted 884 stock units, vesting annually in three substantially equal installments beginning on May 8, 2019; 294 of these stock units vested and settled on May 7, 2021, and on May 8, 2019, the reporting person was granted 2,664 stock units, which vested on May 7, 2021.

Dockman, William C.	5/7/2021	Withhold	98	$68.39	Securities withheld in payment of tax liability incident to the vesting of a security issued in accordance with Rule 16b-3.

Persons Specified	Date	Buy/Sell/ Withhold	Number of Securities	Price per Share	Where / How
Dockman, William C.	5/7/2021	Buy	2,664	Converted on a one-to-one basis from RSUs
On May 8, 2018, the reporting person was granted 884 stock units, vesting annually in three substantially equal installments beginning on May 8, 2019; 294 of these stock units vested and settled on May 7, 2021, and on May 8, 2019, the reporting person was granted 2,664 stock units, which vested on May 7, 2021.

Dockman, William C.	5/7/2021	Withhold	888	$68.38	Securities withheld in payment of tax liability incident to the vesting of a security issued in accordance with Rule 16b-3.
On February 8, 2017, Grace announced that the Board of Directors authorized an additional share repurchase program of up to $250 million. On February 28, 2020, Grace announced that the Board of Directors had increased its share repurchase authorization to $250 million, including approximately $83 million remaining under the previously announced program. Repurchases under the programs may be made through one or more open market transactions at prevailing market prices, unsolicited or solicited privately negotiated transactions, accelerated share repurchase programs, or through any combination of the foregoing, or in such other manner as determined by management. The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of shares of Grace common stock, strategic priorities for the deployment of capital, and general market and economic conditions. Grace temporarily suspended its share repurchase program in early March 2020 in light of the COVID-19 pandemic. Grace has not purchased any Grace common stock during the past two years except as set forth in the table below:
Grace Security	Buy/Sell	Number of shares	Range of Prices Paid	Average Price Paid	Date
Common Stock	Buy	1,434	$69.34-$69.85	$69.59	10/1/2019–12/31/2019
Common Stock	Buy	673,807	$54.66-$72.07	$59.98	1/1/2020–3/31/2020
In addition, pursuant to the provisions of Grace’s incentive compensation plan as in effect in 1998, certain employees were permitted to voluntarily defer receipt of shares of Grace common stock. Deferred shares under the plan are fully vested and may be distributed to the plan beneficiary upon retirement or termination of service with Grace. Since 1998, executives may no longer defer receipt of shares under the plan, although existing balances remain in place. In 2020, Mr. Shelnitz, a former NEO of Grace, was the only individual who participated in this deferred compensation plan. As of December 31, 2020, Mr. Shelnitz held 12,624.1197 shares of Grace common stock in the trust and has since started receiving distributions of shares in accordance with its terms.
As of August 6, 2021, each of 40 North, 40 North Latitude Feeder, 40 North GP III, the Supporting Stockholder, David Millstone and David Winter may be deemed to beneficially own 9,865,008 shares of Grace common stock, which represents approximately 14.9% of the outstanding shares of Grace common stock. Other than the Merger Agreement, Voting Agreement and the 2019 Letter Agreement, there have not been, within the past two years, any transactions between the Purchaser Filing Persons, or any other person with respect to which disclosure is provided in this section, and Grace, or any of its affiliates, executive officers or directors. The Purchaser Filing Persons have not purchased any Grace common stock during the past two years except as set forth in the table below:
Purchaser Filing Person	Grace Security	Buy/Sell	Number of shares	Price Paid(*)	Date
40 North Latitude Master Fund Ltd.	Common Stock	Buy	24,703	64.9086	08/12/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	66,028	64.8716	08/13/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	122,096	63.2738	08/14/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	76,000	63.6559	08/14/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	30,300	64.4916	08/15/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	14,776	64.2863	08/15/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	39,500	64.7213	08/16/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	12,000	64.9725	08/19/2019
40 North Latitude Master Fund Ltd	Common Stock	Buy	38,500	64.5942	08/20/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	18,108	64.8668	08/21/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	50,000	64.6177	08/22/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	28,087	64.8647	08/23/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	400	64.9975	08/26/2019
(*)	The average price paid during the quarter (7/1/19-9/30/19) was: 64.2279.
For additional information regarding certain transactions relating to the shares of Grace commons stock, see the section of this proxy statement captioned “Other Important Information Regarding the Purchaser Filing Persons.”
OTHER IMPORTANT INFORMATION REGARDING THE PURCHASER FILING PERSONS
Under the SEC rules governing “going private” transactions, the Purchaser Filing Persons may each be deemed “affiliates” (as defined under Rule 13e-3 of the Exchange Act) of Grace engaged in the “going private” transaction.
The name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director, executive officer and person ultimately in control of each of the Purchaser Filing Persons is set forth below. None of these persons described nor the Purchaser Filing Persons have been convicted in a criminal proceeding during the past five years, excluding traffic violations or similar misdemeanors. None of these persons nor the Purchaser Filing Persons have been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws. Each director, executive officer and person ultimately in control of the Purchaser Filing Persons is a citizen of the United States of America.
The business address and phone number of each of Merger Sub, Parent, Midco Holdings, Parent Holdings, 40 North, 40 North Latitude Feeder, 40 North GP III, the Supporting Stockholder, each director and executive officer thereof in their capacity as such, David S. Winter and David J. Millstone is 9 West 57th Street, 47th Floor, New York, New York 10019, (212) 821-1600.
The business address and phone number of Standard Industries and each director and executive officer thereof in their capacity as such, is 1 Campus Drive, Parsippany, New Jersey 07054, (973) 628-3000.
The business address and phone number of Standard Industries Holdings, each director and executive officer thereof in their capacity as such, is 1011 Centre Road, Suite 315, Wilmington, Delaware 19805, (212) 821-1600.
G Holdings Inc. is the indirect parent company of Merger Sub, Parent, Midco Holdings, Parent Holdings, Standard Industries and Standard Industries Holdings. G Holdings Inc. is controlled by Ronnie F. Heyman. For more than the prior five years, Mrs. Heyman has served as Chairman, Chief Executive Officer, President and sole member of the Board of Directors of G Holdings Inc. The business address and phone number of Mrs. Heyman and G Holdings Inc. is 1 Campus Drive, Parsippany, New Jersey 07054, (973) 628-3000.
As of August 6, 2021, each of 40 North, 40 North Latitude Feeder, 40 North GP III, the Supporting Stockholder, David Millstone and David Winter may be deemed to beneficially own 9,865,008 shares of Grace common stock, which represents approximately 14.9% of the outstanding shares of Grace common stock. Other than the Merger Agreement, Voting Agreement and the 2019 Letter Agreement, there have not been, within the past two years, any transactions between the Purchaser Filing Persons, or any other person with respect to which disclosure is provided in this section, and Grace, or any of its affiliates, executive officers or directors.
The Purchaser Filing Persons have not purchased any Grace common stock during the past two years except as set forth in the table below:
Purchaser Filing Person	Grace Security	Buy/Sell	Number of shares	Price Paid(*)	Date
40 North Latitude Master Fund Ltd.	Common Stock	Buy	24,703	64.9086	08/12/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	66,028	64.8716	08/13/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	122,096	63.2738	08/14/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	76,000	63.6559	08/14/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	30,300	64.4916	08/15/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	14,776	64.2863	08/15/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	39,500	64.7213	08/16/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	12,000	64.9725	08/19/2019
40 North Latitude Master Fund Ltd	Common Stock	Buy	38,500	64.5942	08/20/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	18,108	64.8668	08/21/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	50,000	64.6177	08/22/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	28,087	64.8647	08/23/2019
40 North Latitude Master Fund Ltd.	Common Stock	Buy	400	64.9975	08/26/2019
(*)	The average price paid during the quarter (7/1/19-9/30/19) was: 64.2279.
There have not been any transactions in Grace common stock by (i) the Purchaser Filing Persons, (ii) any affiliate, executive officer or director of the Purchaser Filing Persons, (iii) any associate or majority-owned subsidiary of the Purchaser Filing Persons, or (iv) any other person with respect to which disclosure is provided in this section, within the past 60 days.
Parent
Parent, a Delaware limited liability company, was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
As of the date of this proxy statement, Parent does not have any directors.
Executive Officers of Parent
•
David Winter (Co-Executive Chairman, Chief Executive Officer and President) — Mr. Winter is the co-Executive Chairman and co-Chief Executive Officer of Standard Industries Holdings and Principal of 40 North. A graduate of University of Pennsylvania, Mr. Winter has managed Standard Industries Holdings with co-CEO David Millstone since 2015.

•
David Millstone (Co-Executive Chairman, Chief Executive Officer and President) — Mr. Millstone is the co-Executive Chairman and co-Chief Executive Officer of Standard Industries Holdings and Principal of 40 North. A graduate of Yale University and Harvard Law School, Mr. Millstone has managed Standard Industries Holdings with co-CEO David Winter since 2015.

•
John Rebele (Executive Vice President and Chief Financial Officer) — Mr. Rebele is the Chief Financial Officer of Standard Industries Holdings and has held this position since 2016. Mr. Rebele was appointed to the board of directors of Standard Industries Holdings in April 2021. Presently and for more than the prior five years, Mr. Rebele has held the position of Chief Financial Officer for Standard Industries. He has also served on the board of directors of Standard Industries and its predecessor entity for more than five years.

•
Jason Pollack (Chief Legal Officer and Secretary) — Mr. Pollack is the Chief Legal Officer of Standard Industries Holdings, and has held this position (or equivalent title) at Standard Industries Holdings and its predecessor entity since 2010. Mr. Pollack was appointed to the board of directors of Standard Industries Holdings in April 2021. Presently and for more than the prior five years, Mr. Pollack has held the position of Chief Legal Officer at Standard Industries. He has also served on the board of directors of Standard Industries and its predecessor entity for more than five years.

•
John Gianukakis (Treasurer) — Mr. Gianukakis is the Treasurer of Standard Industries Holdings, and has held this position since October 2017. Mr. Gianukakis also serves as Treasurer of Standard Industries since May 2017. Prior to joining Standard Industries, Mr. Gianukakis was the Treasurer of Frontier Communications, a telecommunications company located at 401 Merritt 7, Norwalk, Connecticut 06851, from May 2014 to April 2017.

•
Louis Feldman (Chief Tax Counsel and Assistant Secretary) — Mr. Feldman is the Chief Tax Counsel of Standard Industries Holdings and he has held this position at Standard Industries Holdings and its predecessor entity since 2010. Presently, and for more than the prior five years, Mr. Feldman has held the position of Chief Tax Counsel for Standard Industries. He has also served as Chief Tax Counsel of 40 North since 2011.

Midco Holdings
Midco Holdings, a Delaware limited liability company, was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
As of the date of this proxy statement, Midco Holdings does not have any directors.
Executive Officers of Midco Holdings
•	David Millstone (Co-Executive Chairman, Chief Executive Officer and President) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	David Winter (Co-Executive Chairman, Chief Executive Officer and President) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	John Rebele (Executive Vice President and Chief Financial Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Jason Pollack (Chief Legal Officer and Secretary) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	John Gianukakis (Treasurer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Louis Feldman (Chief Tax Counsel and Assistant Secretary) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
Parent Holdings
Parent Holdings, a Delaware limited liability company, was formed on April 22, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
As of the date of this proxy statement, Parent Holdings does not have any directors.

Executive Officers of Parent Holdings
•	David Millstone (Co-Executive Chairman, Chief Executive Officer and President) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	David Winter (Co-Executive Chairman, Chief Executive Officer and President) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	John Rebele (Executive Vice President and Chief Financial Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Jason Pollack (Chief Legal Officer and Secretary) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	John Gianukakis (Treasurer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Louis Feldman (Chief Tax Counsel and Assistant Secretary) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
Merger Sub
Merger Sub, a Delaware corporation, is a wholly owned subsidiary of Parent and was formed on April 23, 2021, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, and has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and arranging of the equity financing and debt financing in connection with the Merger.
Directors and Executive Officers of Merger Sub
•	David Millstone (Director, Co-Executive Chairman, Chief Executive Officer and President) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	David Winter (Director, Co-Executive Chairman, Chief Executive Officer and President) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	John Rebele (Director, Executive Vice President and Chief Financial Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Jason Pollack (Director, Chief Legal Officer and Secretary) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•
Hamilton South (Director) – Mr. South has served as Chief of Staff of Standard Industries and 40 North since January 2018. Prior to joining Standard Industries and 40 North, Mr. South served as Founder of HL Group, a strategic communications and marketing firm, since 2001. He is currently a board member of several Standard Industries affiliated companies and investment partners.

•	John Gianukakis (Treasurer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Louis Feldman (Chief Tax Counsel and Assistant Secretary) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
In July 2021, Ms. Reiland departed from Standard Industries and 40 North and ceased serving as a board member of Standard Industries and several of its affiliated companies (including Merger Sub) and investment partners. Ms. Reiland’s departure was amicable and did not involve a disagreement on any matter relating to Standard Industries’ or 40 North’s operations, policies or practices or otherwise.
Standard Industries Inc.
Standard Industries, a Delaware corporation, is a privately held global industrial company operating in over 80 countries with over 15,000 employees. The Standard Industries ecosystem spans a broad array of holdings, technologies and investments—including both public and private companies from early to late-stage—as well as world-class building materials assets and next-generation solar solutions. Throughout its 140-year history, Standard Industries has leveraged its deep industry expertise and vision to create outsize value across its businesses, which today include operating companies GAF, BMI, Siplast, GAF Energy, Schiedel and SGI, as well as related businesses 40 North, a multi-billion-dollar investment platform, 40 North Ventures and Winter Properties. More information about Standard Industries is available at www.standardindustries.com.
Directors and Executive Officers of Standard Industries
•	David Millstone (Director, co-Executive Chairman and co-Chief Executive Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	David Winter (Director, co-Executive Chairman and co-Chief Executive Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Jason Pollack (Director and Chief Legal Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	John Rebele (Director and Chief Financial Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Hamilton South (Director) – For additional biographical information, please see “—Merger Sub—Directors and Executive Officers of Merger Sub.”
Standard Industries Holdings Inc.
Standard Industries Holdings, a Delaware corporation, is the parent company of Standard Industries. Standard Industries Holdings’ related investment platform, 40 North, is a long-standing shareholder of Grace.
Directors and Executive Officers of Standard Industries Holdings
•	David Millstone (Director, co-Executive Chairman and co-Chief Executive Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	David Winter (Director, co-Executive Chairman and co-Chief Executive Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Jason Pollack (Director and Chief Legal Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	John Rebele (Director and Chief Financial Officer) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	Hamilton South (Director) – For additional biographical information, please see “—Merger Sub—Directors and Executive Officers of Merger Sub.”
40 North Management LLC
40 North, a Delaware limited liability company, serves as principal investment manager to 40 North Latitude Master and 40 North Latitude Feeder. 40 North is a related investment business of Standard Industries Holdings.
As of the date of this proxy statement, 40 North does not have any directors.
Executive Officers of 40 North
•	David Millstone (Principal) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	David Winter (Principal) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
40 North GP III LLC
40 North GP III is a Delaware limited liability company. The principal business of 40 North GP III is to serve as general partner of 40 North Latitude Feeder.
As of the date of this proxy statement, 40 North GP III does not have any directors.

Executive Officers of 40 North GP III
•	David Millstone (Principal) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	David Winter (Principal) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
40 North Latitude Fund LP
40 North Latitude Feeder is a Delaware limited partnership. The principal business of 40 North Latitude Feeder is the making of investments in securities and other assets. As a Delaware limited partnership, 40 North Latitude Feeder does not have any directors or executive officers.
40 North Latitude Master Fund Ltd.
The Supporting Stockholder is a Cayman Islands exempted company incorporated with limited liability. The principal business of the Supporting Stockholder is the making of investments in securities and other assets.
As of the date of this proxy statement, the Supporting Stockholder does not have any executive officers.
Directors of the Supporting Stockholder
•	David Millstone (Director) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
•	David Winter (Director) – For additional biographical information, please see “—Parent—Executive Officers of Parent.”
David S. Winter and David J. Millstone
For biographical information of Messrs. Winter and Millstone, please see “—Parent—Executive Officers of Parent.”
FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of Grace Stockholders. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
If the Merger is completed, Grace does not expect to hold a 2022 annual meeting of its stockholders. However, if the Merger is not completed, Grace will hold a 2022 annual meeting of its stockholders.
As described in our annual proxy statement for the 2021 annual meeting of stockholders, filed with the SEC on May 24, 2021, Grace Stockholders have the opportunity to submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2022 by submitting their proposals in writing to our Corporate Secretary in a timely manner by January 24, 2022 and otherwise complying with the requirements of Rule 14a-8 of the Exchange Act.
In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2022 annual meeting by a stockholder, such stockholder must deliver written notice to our Corporate Secretary at our principal executive offices no later than April 8, 2022, and no earlier than March 9, 2022. If the date of our 2022 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the anniversary date of the 2021 annual meeting, notice of a proposal will be timely if it is received by our Corporate Secretary at our principal executive offices no earlier than the close of business on the 120th day prior to the 2022 annual meeting and not later than the later of the close of business on (i) the 90th day before the 2022 annual meeting or (ii) if the first public announcement of the date of the 2022 annual meeting is less than 100 days prior to the date of the 2022 annual meeting, the tenth day following the day on which we first make a public announcement of the date of the 2022 annual meeting.
Additional information regarding the procedures to submit a stockholder proposal at the 2022 annual meeting, if one will be held, is included in Grace’s proxy statement for its 2021 annual meeting of stockholders, filed with the SEC on May 24, 2021.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or, with respect to the proxy statement but not with respect to the Schedule 13E-3, information incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Grace filings with the SEC are incorporated by reference:
•	Grace’s Definitive Proxy Statement on Schedule 14A for the 2021 annual meeting of stockholders, filed on May 24, 2021;
•	Grace’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed on February 26, 2021, as amended by Amendment No. 1 on Form 10-K/A, filed on April 30, 2021;
•	Grace’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2021, filed on May 7, 2021, and the fiscal quarter ended June 30, 2021, filed on August 2, 2021; and
•	Grace’s Current Reports on Form 8-K, in each case to the extent filed and not furnished with the
SEC on July 8, 2021, June 1, 2021, May 7, 2021, April 26, 2021 (Film No. 21854963), April 26, 2021 (Film No. 21851620), April 14, 2021, April 1, 2021, February 26, 2021, February 1, 2021 and January 15, 2021.
We also incorporate by reference into this proxy statement, but not into the Schedule 13E-3, any additional documents that we may file with the SEC between the date of this proxy statement and the date of the Special Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Grace files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:
W. R. Grace & Co.
Attention: Grace Shareholder Services
7500 Grace Drive
Columbia, Maryland 21044
(410) 531-4167
Because the Merger is a “going private” transaction, Grace and the Purchaser Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first-class mail, or another equally prompt method, within one (1) business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through our website at investor.grace.com. The information included on our website is not incorporated by reference into this proxy statement.
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of Grace common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
Collect: (212) 929-5550
Toll-Free: (800) 322-2885
E-mail: proxy@mackenziepartners.com

MISCELLANEOUS
Grace has supplied all information relating to Grace, and Parent has supplied, and Grace has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.
You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger and the other proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 10, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER

by and among

W. R. GRACE & CO.,

GIBRALTAR ACQUISITION HOLDINGS LLC

and

GIBRALTAR MERGER SUB INC.
Dated as of April 26, 2021

A-i

A-ii

Exhibits
Exhibit A – Defined Terms
Schedules
Company Disclosure Schedule
A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 26, 2021, is by and among W. R. Grace & Co., a Delaware corporation (the “Company”), Gibraltar Acquisition Holdings LLC, a Delaware limited liability company (“Parent”) and a wholly owned Subsidiary of Standard Industries Holdings Inc., and Gibraltar Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties”).
RECITALS
WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned Subsidiary of Parent;
WHEREAS, the board of directors of the Company (the “Company Board”) unanimously has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (b) approved the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the managing member of Parent has (a) determined that it is in the best interests of Parent and its sole member, and declared it advisable, for Parent to enter into this Agreement and (b) adopted this Agreement and approved Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;
WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, for Merger Sub to enter into this Agreement, (b) approved Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) resolved to recommend that Parent, in its capacity as sole stockholder of Merger Sub, approve the adoption of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, has approved the adoption of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company, (a) a limited guaranty, dated as of the date of this Agreement, from Standard Industries Holdings Inc., a Delaware Corporation (the “Guarantor”), in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of Parent and Merger Sub hereunder (the “Guaranty”); and (b) the Commitment Letters;
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, a Company stockholder (the “Supporting Stockholder”) is entering into a Voting Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, the Supporting Stockholder has agreed to vote its shares of Company Common Stock in favor of the transactions contemplated herein; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements as specified herein in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER
SECTION 1.01 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”) and this Agreement (the “Merger”) and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.
SECTION 1.02 The Effective Time. As soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger relating to the Merger (the “Certificate of Merger”) duly executed and acknowledged in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time being referred to herein as the “Effective Time”).
SECTION 1.03 The Closing. Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the “Closing”) shall take place remotely by the exchange of documents and signatures (or their electronic counterparts) at 10:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time, date or place is mutually agreed to in writing by the Parties; provided that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing), then the Closing shall take place instead on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) any Business Day during the Marketing Period as may be specified by Parent on no fewer than three (3) Business Days’ prior written notice to the Company and (b) the third (3rd) Business Day immediately after the last day of the Marketing Period (subject, in the case of each of (a) and (b), to the satisfaction or waiver of the conditions set forth in Article VII at or prior to such time (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time)), unless another date is agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.”
SECTION 1.04 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.
SECTION 1.05 Organizational Documents. As of the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “W. R. Grace & Co.” and references to the incorporator therein shall be deleted. As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be “W. R. Grace & Co.”
SECTION 1.06 Surviving Corporation Directors and Officers. Except as otherwise determined by Parent prior to the Effective Time, (a) the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (b) the officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES
SECTION 2.01 Effect of Merger on Capital Stock.
(a) Treatment of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of Company Common Stock:
(i) Cancellation of Treasury and Certain Other Stock. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is owned by the Company as treasury stock, if any, each share of Company Common Stock that is owned by a wholly owned Subsidiary of the Company, if any, and each share of Company Common Stock that is owned, directly or indirectly, by Parent, Merger Sub or any other Subsidiary of Parent, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof;
(ii) Conversion of Company Common Stock. Subject to Section 2.01(b) and except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be cancelled and retired in accordance with Section 2.01(a)(i) and the Dissenting Shares) shall be converted automatically into the right to receive an amount in cash (without interest) equal to the Merger Consideration, payable as provided in Section 2.02, and, when so converted, shall automatically be cancelled and retired and shall cease to exist; and
(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
(b) Adjustments to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange or readjustment of shares, stock dividend or stock distribution, or any similar event, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.
SECTION 2.02 Payment for Shares.
(a) Paying Agent. Prior to the Effective Time, Parent and the Company shall mutually agree upon, and Parent shall appoint, a bank or trust company to act as paying agent (the “Paying Agent”) for the purpose of exchanging shares of Company Common Stock for the Merger Consideration in accordance with this Article II, and, in connection therewith, Parent shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement. Prior to the Effective Time, Parent shall irrevocably deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Company Common Stock contemplated by Section 2.01(a)(ii), cash in an amount equal to the aggregate amount of the Merger Consideration pursuant to Section 2.01(a)(ii) (the “Payment Fund”) and shall provide written evidence reasonably satisfactory to the Company of the completion of such deposit. The Company shall cooperate as requested by Parent to deposit Available Cash of the Company with the Paying Agent in the Payment Fund at the Effective Time (provided that (a) the deposit of such amount with the Paying Agent shall not violate any applicable Law and (b) such request is made no later than three (3) Business Days prior to the Closing Date). The Paying Agent shall deliver the Merger Consideration to be paid pursuant to Section 2.01(a)(ii) out of the Payment Fund, and except as provided in Section 2.02(d), the Payment Fund shall not be used for any other purpose.
(b) Payment Procedures.
(i) Certificates. Promptly (but no later than two (2) Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a “Certificate”) and whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(ii): (A) a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates held by such holder will pass, only upon delivery of such Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company, and (B) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration pursuant to Section 2.01(a)(ii) with respect to such shares. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate (or affidavit of loss in lieu thereof) shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the Merger Consideration payable pursuant to the provisions of this Article II in respect of each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled.
(ii) Book-Entry Shares. No holder of non-certificated shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (“Book-Entry Shares”) and whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(ii) shall be required to deliver a Certificate or letter of transmittal in respect of such Book-Entry Shares or surrender such Book-Entry Shares to the Paying Agent in order to receive the Merger Consideration. In lieu thereof, each Book-Entry Share shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver in exchange therefor as promptly as reasonably practicable, the Merger Consideration payable pursuant to the provisions of this Article II in respect of each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so surrendered shall forthwith be cancelled.
(iii) Until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share, in each case, as contemplated by this Section 2.02(b), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.02(b). The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.
(iv) From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares that were outstanding immediately prior to the Effective Time. If any Certificate or Book-Entry Share is presented to the Surviving Corporation, its transfer agent, Parent or the Paying Agent for transfer following the Effective Time, such Certificate or Book-Entry Share shall be cancelled against delivery of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share as provided in Section 2.01(a)(ii).
(v) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate or Book-Entry Share is registered, it will be a condition precedent of payment that:
(A) either (1) the Certificate so surrendered is properly endorsed or is otherwise in proper form for transfer or (2) the Book-Entry Share is properly transferred; and
(B) the Person requesting such payment shall have (1) paid any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (2) established to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.
(vi) At any time after the Effective Time and until surrendered, in the case of a Certificate, or paid, in the case of a Book-Entry Share, in each case as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(a)(ii) (subject to Section 2.04 in respect of Dissenting Shares). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable hereunder in respect of the shares of Company Common Stock represented by Certificates or Book-Entry Shares.
(c) Termination of Payment Fund. The Paying Agent will deliver to the Surviving Corporation, upon the Surviving Corporation’s demand, any portion of the Payment Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending one (1) year after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Merger who has not complied with this Section 2.02 prior to such time may look only to the Surviving Corporation and Parent for payment of his, her or its claim for Merger Consideration to which such holder may be entitled.
(d) Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States, in commercial paper obligations of issuers organized under the Law of a state of the United States, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $10,000,000,000. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company’s stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably and promptly replace or restore the cash in the Payment Fund, so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.
(e) No Liability. None of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official as required by any applicable abandoned property, escheat or similar Law.
(f) Withholding Taxes. Each of Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amount otherwise payable to any Person pursuant to this Agreement such amounts for Taxes that Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. Amounts so deducted and withheld shall be timely paid over to the appropriate taxing authority and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
(g) Lost, Stolen or Destroyed Certificates. If any Certificate formerly representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such Certificate, Parent will cause the Paying Agent or the Surviving Corporation to deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.
SECTION 2.03 Equity Awards.
(a) Company Options and Company SARs. At the Effective Time, each Company Option and Company SAR that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than three (3) Business Days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option or Company SAR as of immediately prior to the Effective

Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option or Company SAR as of immediately prior to the Effective Time. For the avoidance of doubt, any Company Option or Company SAR which has an exercise price per share of Company Common Stock that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration or payment.
(b) Company RSU Awards and Company Performance Share Awards. At the Effective Time, each Company RSU Award and each Company Performance Share Award that is outstanding as of immediately prior to the Effective Time shall be assumed by virtue of the Merger pursuant to Section 15(b) of the applicable Company Stock Plan and without any action on the part of the holder thereof, converted into the right to receive a cash payment (without interest) equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award or Company Performance Share Award as of immediately prior to the Effective Time and (ii) the Merger Consideration (the “Company RSU Consideration”). For each Company Performance Share Award outstanding at the Effective Time, the actual Company RSU Consideration that will become payable will be determined based on (A) for Company Performance Share Awards issued in 2019, actual performance (measured consistent with the terms of the Company Performance Share Award represented by the Company RSU Consideration) through the end of the applicable performance period and (B) for Company Performance Share Awards issued in 2020 or 2021, target performance. The Company RSU Consideration shall remain subject to Vesting and Other Terms, in each case to the Company RSU Award or Company Performance Share Award to which such Vesting and Other Terms relate, and will be paid in accordance with the Vesting and Other Terms. For purposes of this Agreement and the Company RSU Consideration, the term “Vesting and Other Terms” shall mean all definitions, retirement vesting provisions, tax withholding and payment timing provisions, and employment termination protections set forth in Section 15(b) of the applicable Company Stock Plan, except that for Company RSU Consideration that represents Company RSU Awards or Company Performance Share Awards that would otherwise vest beyond the second anniversary of the Closing Date, the service-vesting schedule shall be accelerated to the business day that most immediately precedes the second anniversary of the Closing Date. Prior to the Effective Time, the Company, the Company Board and/or the appropriate committee thereof, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.03.
(c) Prior to the Effective Time, the Company, the Company Board and/or the appropriate committee thereof, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.03.
SECTION 2.04 Appraisal Rights.
(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of or consented to the adoption of this Agreement and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (a “Dissenting Share”) shall not be cancelled and converted into the right to receive the Merger Consideration as provided in Section 2.01 and Section 2.02, and the holders of Dissenting Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided that if, after the Effective Time, any such holder fails to perfect or otherwise effectively waives, withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into, and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration as provided in accordance with Section 2.01 and Section 2.02, without any interest thereon.
(b) The Company shall notify Parent as promptly as reasonably practicable of any notices of intent, demands or other communications received by the Company for appraisal of any shares of Company Common Stock and attempted withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands for appraisal; provided that, after the date hereof until the Effective Time, Parent shall keep the Company reasonably informed with respect to such negotiations and proceedings. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, and Parent shall not, without the prior written consent of the Company, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the Company Reports publicly available and filed with or furnished to the SEC on or after January 1, 2020 and prior to the date hereof (excluding any disclosures set forth in any “risk factors” section or in any “forward-looking statements” section or in any other section to the extent they are similarly forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) subject to Section 9.04(j), as set forth in the corresponding section of the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery by the Company of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
SECTION 3.01 Organization, Standing and Power.
The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of the Company (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in good standing (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the End Date. Each of the Company and the Company Subsidiaries has all requisite entity power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement (the “Company Charter”) and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the “Company Bylaws”) and of the certificate of incorporation and bylaws of W. R. Grace & Co.-Conn, a Connecticut corporation in effect on the date of this Agreement.
SECTION 3.02 Company Subsidiaries. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable, and all of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary that are owned by the Company or by another Company Subsidiary are so owned free and clear of (a) all pledges, liens, licenses, covenants not to sue, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement, the Organizational Documents of the Company Subsidiaries or applicable Laws. Section 3.02 of the Company Disclosure Schedule lists each entity in which the Company directly or indirectly holds equity interests, its jurisdiction of organization and the percentage of its equity interests directly or indirectly held by the Company.
SECTION 3.03 Capital Structure.
(a) The authorized capital stock of the Company consists of 353,000,000 shares, of which 300,000,000 shares are Company Common Stock of the par value $0.01 per share, and 53,000,000 shares are preferred stock of the par value $0.01 per share (the “Preferred Stock”). At the close of business on April 22, 2021, (i) 66,248,250 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 11,208,383 shares of Company Common Stock were held by the Company in its treasury, (iv) Company RSU Awards with respect to an aggregate of

260,487 shares of Company Common Stock were issued and outstanding and an additional 18,436 Company RSU Awards were issued and outstanding to be settled in cash, (v) Company Performance Share Awards with respect to an aggregate of 351,072 shares of Company Common Stock based on achievement of applicable performance criteria at the target level (or an aggregate of 702,144 shares of Company Common Stock based on achievement of applicable performance criteria at the maximum level) were issued and outstanding, (vi) Company Options with respect to an aggregate of 1,126,325 shares of Company Common Stock were issued and outstanding and (vii) 481 Company SARs were issued and outstanding to be settled in cash. At the close of business on April 22, 2021, an aggregate of 6,118,932 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans. Since the close of business on April 22, 2021 until the execution of this Agreement, (1) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares pursuant to the exercise, settlement or vesting of Company Options, Company RSU Awards, Company Performance Share Awards or Company SARs, in each case, that were outstanding as of the close of business on April 22, 2021, and (2) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock.
(b) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company RSU Awards, Company Performance Share Awards, Company SARs and Company Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Except as set forth in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved or committed for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (ii) any warrants, calls, options, convertible rights or other similar rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary (the foregoing clauses (i) and (ii), collectively, “Equity Securities”). Except pursuant to the Company Stock Plan, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. No Subsidiary of the Company owns any capital stock of the Company. Except for its interests (A) in its Subsidiaries and (B) in any Person in connection with any joint venture, partnership or other similar arrangement with a third party, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in any Person.
SECTION 3.04 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the Merger, subject only, in the case of the Merger, to the receipt of the Company Stockholder Approval. The Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of directors of the Company was present, (a) determining that it is in the best interests of the Company and its stockholders, and declaring it advisable, for the Company to enter into this Agreement, (b) approving the Company’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby and (c) resolving to recommend that the Company’s stockholders approve the adoption of this Agreement and the consummation of the transactions contemplated hereby (the “Company Board Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Company Stockholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) and (ii) the filing of the Certificate of Merger as required by the DGCL, no other vote or corporate proceedings on the part of the Company or its stockholders are necessary to authorize, adopt or approve this Agreement or to consummate the

Merger. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exceptions”).
SECTION 3.05 No Conflicts; Consents.
(a) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements hereunder and the consummation of the Merger will not, (i) subject to obtaining the Company Stockholder Approval, conflict with, or result in any violation of any provision of, the Company Charter or the Company Bylaws, (ii) other than the Consents set forth in Section 3.05(a)(ii) of the Company Disclosure Schedule (the “Required Consents”), conflict with, result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract or Permit binding on the Company or any of its Subsidiaries or by which any of their respective properties or assets is bound or (iii) subject to obtaining the Company Stockholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Law applicable to the Company or any Company Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii), and (iii) any matter that (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the End Date.
(b) No consent, waiver or Permit (“Consent”) of or from, or registration, declaration, notice or filing (“Filing”) to or with, any Governmental Entity is required to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the Merger, except for the following:
(i) (A) the filing with the Securities and Exchange Commission (the “SEC”), in preliminary and definitive form, of the Proxy Statement, (B) the filing with the SEC of such reports and documents under, and such other compliance with, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”), or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), as may be required in connection with this Agreement or the Merger and (C) compliance with applicable state securities or “blue sky” Laws and the securities Laws of any foreign country;
(ii) compliance with, Filings under and the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and such other Consents or Filings as are required to be obtained or made under any other Antitrust Law (the Consents and Filings referred to in this clause (ii), collectively, the “Required Statutory Approvals”);
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;
(iv) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws;
(v) compliance with any applicable requirements of the NYSE; and
(vi) such other Filings or Consents the failure of which to make or obtain (x) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) would not reasonably be expected, individually or in the aggregate, to prevent the Company from consummating the Merger by the End Date.

SECTION 3.06 Company Reports; Financial Statements.
(a) The Company has furnished or filed, on a timely basis, all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2019 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, and those documents filed or furnished to the SEC subsequent to the date of this Agreement being collectively referred to as the “Company Reports”). Each Company Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company (including all related notes and schedules) included in the Company Reports (the “Company Financial Statements”) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the Company’s consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments). As of the date of this Agreement, none of the Company Reports are subject to outstanding or unresolved SEC comments or, to the Knowledge of the Company, subject to ongoing SEC review.
(b) Neither the Company nor any Company Subsidiary has any liability or obligations of any nature, except liabilities (i) reflected or reserved against in the most recent balance sheet (including the notes thereto) of the Company and the Company Subsidiaries included in the Company Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after December 31, 2020, (iii) incurred in connection with the Merger or any other transaction or agreement expressly contemplated by this Agreement or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2020, and such assessment concluded that such controls were effective. The Company (i) maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective in providing reasonable assurance that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents and to maintain accountability for assets, that access to assets is permitted only in accordance with authorizations of management and directors of the Company and that receipts and expenditures of the Company are being made only in accordance with the authorizations of management and directors of the Company and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2019, none of the Company or any of its Subsidiaries has received any material written complaints from any source regarding accounting, internal accounting controls or auditing practices of the Company or any of its Subsidiaries, including any material written complaints that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
SECTION 3.07 Absence of Certain Changes or Events. Since December 31, 2020, to the date of this Agreement, (a) the Company has conducted its business in the ordinary course of business in all material respects and (b) there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 3.08 Taxes.
(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) (A) all Tax Returns required to have been filed by the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and such Tax Returns are accurate and complete, and (B) all Taxes required to be paid by the Company and each Company Subsidiary have been timely paid, except, in the case of clauses (A) and (B), with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP;
(ii) (A) there are no pending or, to the Knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings by any taxing authority for any amount of unpaid Taxes asserted against the Company or any Company Subsidiary, and (B) as of the date of this Agreement, with respect to any tax years open for audit as of the date hereof, neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of a period for the assessment of any Tax (other than pursuant to extensions to file Tax Returns obtained in the ordinary course of business);
(iii) neither the Company nor any Company Subsidiary is a party to any Tax sharing, allocation or indemnification agreement, except for such an agreement (A) exclusively between or among the Company and Company Subsidiaries, or (B) that is a customary commercial, leasing, borrowing or employment contract entered into in the ordinary course of business or a purchase agreement the principal purpose of which does not relate to Taxes (contracts and agreements set forth in this clause (B), “Customary Agreements”);
(iv) neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than any Customary Agreement);
(v) within the past two (2) years or otherwise as part of a plan that may reasonably be expected to include the transactions contemplated by this Agreement, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code;
(vi) neither the Company nor any Company Subsidiary has entered into any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b) in any tax year for which the statute of limitations has not expired;
(vii) the charges, accruals and reserves with respect to Taxes included in the Company Financial Statements have been established in accordance with GAAP; and
(viii) the Company has made available to Parent prior to the date of this Agreement copies of the U.S. federal and German federal income Tax Returns filed by the Company and the Company Subsidiaries prior to the date of this Agreement with respect to tax years ending on, and since, December 31, 2016.

(b) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties contained in this Section 3.08 and, insofar as the Code or the IRS are specifically referenced therein, Section 3.09, are the sole and exclusive representations and warranties of the Company relating to Taxes or Tax matters, and no other representation or warranty of the Company contained herein shall be construed to relate to Taxes or Tax matters.
SECTION 3.09 Employee Benefits.
(a) Section 3.09(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan.
(b) With respect to each material U.S. Company Benefit Plan, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) the most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iii) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto and (iv) the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status).
(c) (i) Each U.S. Company Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened proceedings against any U.S. Company Benefit Plan, or the Company or any Company Subsidiary with respect to any U.S. Company Benefit Plan, and (iii) to the Knowledge of the Company, no U.S. Company Benefit Plan is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of the Company, threatened.
(d) Each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 3.09(d) of the Company Disclosure Schedule and, except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) each such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) no Lien in favor of any such Company Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iv) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Company Benefit Plan and such report is complete and accurate in all material respects; and (v) to the Knowledge of the Company, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate such Company Benefit Plan.
(e) None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has, in the past six (6) years, maintained, established, contributed to, been obligated to contribute to, or has any material liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
(f) With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to such Company Benefit Plan and its related trust, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan or the related trust.
(g) With respect to any ERISA Plan, neither the Company nor a Company Subsidiary nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or

Section 4975 of the Code) in connection with which the Company or a Company Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that would be material to the Company or the applicable Company Subsidiary.
(h) Neither the Company nor any Company Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or other applicable Law.
(i) Except as expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in conjunction with any other event) will (i) entitle any Company Personnel to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) result in any payment that would, individually or in combination with any other such payment, not be deductible under Section 280G of the Code, (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (v) otherwise give rise to any material liability under any Company Benefit Plan or (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.
(j) Each Non-U.S. Company Benefit Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (ii) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, (iii) has been maintained in all material respects in compliance with all applicable Laws and (iv) there is no pending, or to the Knowledge of the Company, threatened litigation relating to any Non-U.S. Company Benefit Plan that would be expected to result in a material liability to the Company.
(k) Neither the Company nor any of the Company Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).
SECTION 3.10 Labor Matters. Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Collective Bargaining Agreement covering employees in the United States or outside of the United States. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (a) there are no labor union representation or certification proceedings with respect to employees of the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board, (b) to the Knowledge of the Company, there are no labor union organizing activities with respect to employees of the Company or any Company Subsidiary, (c) there are no labor union strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary, and (d) as of the date of this Agreement, neither the Company nor any Company Subsidiary is required to obtain approval from any labor union, works council or similar organization to effect the Merger.
SECTION 3.11 Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no Judgment outstanding against or, to the Knowledge of the Company, pending investigation by any Governmental Entity of, the Company or any Company Subsidiary that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
SECTION 3.12 Compliance with Applicable Laws; Permits. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are, and since December 31, 2016, have been, in compliance with all applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all Permits applicable to the business and operations of the Company and the Company Subsidiaries are in full force and effect and are not subject to any pending or, to the Knowledge of the Company, threatened administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof, and (b) the Company and each of the Company Subsidiaries is, and since December 31, 2016, has been, in compliance with the terms and requirements of such Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2016, neither the Company nor any of the Company Subsidiaries has received any written notice that the Company or any of the Company Subsidiaries is or has been in violation of any Law applicable to the Company or any of its Subsidiaries or any Permit. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened that would reasonably be expected to result in the revocation, withdrawal, suspension, nonrenewal, termination, revocation or adverse modification or limitation of any such Permit applicable to the business and operations of the Company and the Company Subsidiaries.
SECTION 3.13 Anti-Corruption; Anti-Bribery; Anti-Money Laundering.
(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company, its Subsidiaries, each of their directors and officers and, to the Knowledge of the Company, employees, agents and each other Person acting on behalf of the Company or its Subsidiaries are in compliance with and for the past five (5) years, have complied with (a) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and (b) the provisions of any other applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries currently operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries (such Laws, together with the FCPA, the “Anti-Corruption Laws”). The Company and its Subsidiaries have since January 1, 2019 (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Anti-Corruption Laws and (ii) maintained such policies and procedures in full force and effect in all material respects.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, its Subsidiaries, any of their directors and officers nor, to the Knowledge of the Company, each employee or other Person acting on behalf of the Company or its Subsidiaries has, in the past five (5) years, (i) been subject to actual or, to the Knowledge of the Company, pending or threatened proceedings, settlements or enforcement actions alleging violations on the part of any of the foregoing Persons of, the FCPA or other Anti-Corruption Laws or (ii) directly or indirectly, paid, offered or promised to pay, or authorized or ratified the payment of any monies, gifts or anything of value (A) which would violate any applicable Anti-Corruption Law, including the FCPA, or (B) to any national, provincial, municipal or other official of any Governmental Entity or any political party or candidate for political office for the purpose of (x) obtaining or retaining business, or directing business to any Person or (y) securing any other improper benefit or advantage.
SECTION 3.14 Export and Sanctions Regulations.
(a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, for the past five (5) years, the Company and each of its Subsidiaries has been, and currently is, in compliance with applicable economic sanctions and export control Laws in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, and U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State (collectively, “Export and Sanctions Regulations”).
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries, nor any of their directors or officers, nor, to the Knowledge of the Company, any agent, employee or other Person acting on behalf of any of the Company or its Subsidiaries, in their capacity as such, is currently, or has been in the past five (5) years: (i) a Sanctioned Person or (ii) engaging in any dealings or transactions with, or for the benefit of, any Sanctioned Person or in any Sanctioned Country, to the extent such activities would cause the Company to violate applicable Export and Sanctions Regulations.

(c) For the past five (5) years, the Company and its Subsidiaries have (i) instituted policies and procedures that are reasonably designed to ensure compliance in all material respects with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction and (ii) maintained such policies and procedures in full force and effect in all material respects.
(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, for the past five (5) years, neither the Company nor any of its Subsidiaries (i) has been found in violation of, charged with or convicted of violating, any Export and Sanctions Regulations, (ii) has been under investigation by any Governmental Entity for possible violations of any Export and Sanctions Regulations, (iii) has been assessed civil penalties under any Export and Sanctions Regulations or (iv) has filed any voluntary disclosures with any Governmental Entity regarding possible violations of any Export and Sanctions Regulations.
SECTION 3.15 Takeover Statutes. Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.11 are true and correct: (a) the Merger is not subject to any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other antitakeover statute or regulation (each, a “Takeover Statute”) or any antitakeover provision in the Company Charter or Company Bylaws, and the Company has no rights plan, “poison pill” or similar agreement that is applicable to this Agreement or the transactions contemplated hereby; and (b) the Company Board resolutions described in Section 3.04 are effective to exempt the transactions contemplated by this Agreement from Section 203 of the DGCL.
SECTION 3.16 Environmental Matters. Except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) the Company and the Company Subsidiaries are and, since December 31, 2016, have been in compliance with all Environmental Laws except for matters that have been fully resolved, and neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in violation of or subject to liability under any Environmental Law or any Environmental Permit except for matters that have been fully resolved;
(b) with respect to all Environmental Permits necessary to conduct the respective operations of the Company and the Company Subsidiaries as currently conducted, (A) the Company and each of the Company Subsidiaries have obtained and are in compliance with, or have filed timely applications for, all such Environmental Permits, (B) all such Environmental Permits are valid and in good standing and (C) neither the Company nor any Company Subsidiary has received written notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits;
(c) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that have not been fully resolved;
(d) (A) there are and have been no Releases of Hazardous Materials at any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to form the basis of any Environmental Claim against, or otherwise result in liability to the Company or any Company Subsidiary, and (B) neither the Company nor any Company Subsidiary is subject to liability relating to any off-site disposal of Hazardous Materials or contamination of non-owned properties or damage to natural resources relating to any Hazardous Materials; and
(e) neither the Company nor any Company Subsidiary is subject to any order, decree or injunction with any Governmental Entity or any indemnity or other written contractual agreement with any third party requiring it to assume or incur any material liability or obligations under any Environmental Law.
SECTION 3.17 Contracts.
(a) Except for this Agreement, Company Benefit Plans and Collective Bargaining Agreements, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to (each of the following, excluding any Company Benefit Plan or Collective Bargaining Agreement, being referred to herein as a “Company Material Contract”):

(i) any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed;
(ii) any Contract that contains any covenant restricting or limiting, in a respect or to a degree that is material to the Company and the Company Subsidiaries, taken as a whole, the ability of the Company or any of the Company Subsidiaries to engage in any line of business or compete with any Person or to solicit customers or suppliers, in each case, in any geographic area;
(iii) any Contract with a customer that obligates the Company or its Subsidiaries to conduct business with any third party on an exclusive basis or that contains “most favored nation” or similar covenants in a respect or to a degree that is material to the Company and the Company Subsidiaries, taken as a whole;
(iv) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing Indebtedness for borrowed money (other than trade payables in the ordinary course) or any financial guaranty, in each case with respect to a principal amount in excess of $50,000,000;
(v) any joint venture, partnership or limited liability company agreement or other similar Contract, relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries;
(vi) any settlement agreement, conciliation or similar Contract that requires by its terms the Company or any of the Company Subsidiaries to pay consideration of more than $20,000,000 after the date of this Agreement or that contains material continuing restrictions on the business and operations of the Company or any of its Subsidiaries;
(vii) any Contract pursuant to which the Company or any of the Company Subsidiaries grants or receives a license or other right to Intellectual Property that is material to the Company and the Company Subsidiaries, taken as a whole (other than shrink-wrap, click-through or off-the-shelf software licenses and any other non-exclusive licenses to non-customized, commercially available software);
(viii) any Contract that limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partnership interests, membership interests or other equity interests;
(ix) any Contract that provides for the acquisition or disposition by the Company or any of its Subsidiaries of any business (whether by merger, sale of stock, sale of assets or otherwise) or any real property that would, in each case, reasonably be expected to result in the receipt or making by the Company or any Subsidiary of the Company of future payments in excess of $25,000,000;
(x) any acquisition agreement that contains “earn-out” or other contingent payment obligations pursuant to which the Company or any Company Subsidiary has material continuing obligations as of the date of this Agreement;
(xi) any Contract that provides for the procurement of services or supplies from a Company Top Supplier by the Company or any of its Subsidiaries, or provides for sales to a Company Top Customer by the Company or any of its Subsidiaries;
(xii) any Contract that is not described in clauses (i) through (xi) above and requires annual aggregate payments by or to the Company and the Company Subsidiaries of more than $50,000,000 or that if breached, terminated or not renewed would have, or would reasonably be expected to have, a Company Material Adverse Effect; and
(xiii) any Contract providing for any continuing indemnification obligation of the Company or any of the Company Subsidiaries in an amount that is material to the Company and the Company Subsidiaries, taken as a whole.
(b) True, correct and complete copies of each Company Material Contract have been publicly filed with the SEC prior to the date of this Agreement or otherwise made available to Parent. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(i) each Company Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) to the Knowledge of the Company, each such Company Material Contract is in full force and effect and (iii) as of the date hereof, neither the Company nor any Company Subsidiary is in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is in breach or default thereunder.
SECTION 3.18 Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has either good and marketable fee simple title or valid leasehold, easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto (a) that were reflected in the latest audited balance sheet included in the Company Reports as of the date hereof as being owned or leased by the Company or a Company Subsidiary or acquired or leased after the date thereof and (b) that are necessary to permit it to conduct its business as currently conducted.
SECTION 3.19 Intellectual Property; IT Assets; Data Privacy.
(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Registered Intellectual Property owned by the Company or any of the Company Subsidiaries, indicating for each such item, as applicable, the registration or application number, registration or application date and the applicable filing jurisdiction.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(i) the Company and the Company Subsidiaries own all Intellectual Property that the Company and the Company Subsidiaries purport to own (the “Company IP”), free and clear of all Liens other than licenses granted in the ordinary courses of business;
(ii) the Company IP is subsisting, and, to the Knowledge of the Company, the issued and granted items included therein are valid and enforceable, and the Company IP is not subject to any Judgment adversely affecting the Company or the Company Subsidiaries’ use or rights to such Intellectual Property;
(iii) the Company and the Company Subsidiaries own or have the right to use pursuant to valid and enforceable agreements all material Intellectual Property used in or necessary for their respective businesses as currently conducted, and in each case such Intellectual Property will be owned or available for use, immediately following the Closing, on the same terms as they were owned or available for use by the Company or the Company Subsidiaries immediately prior to the Closing;
(iv) there is, and since December 31, 2018, there has been, no Claim pending or to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries concerning the ownership, validity, registrability or enforceability of any Company IP;
(v) the conduct of the Company’s and the Company Subsidiaries’ businesses does not infringe, misappropriate or otherwise violate, and, since December 31, 2018, has not infringed, misappropriated or otherwise violated, the Intellectual Property of any other Person;
(vi) there is no Claim pending or written notice (including any invitations to take a license) asserted, and, since December 31, 2018, the Company and its Subsidiaries have received no Claim or written notice (including any invitations to take a license), asserting any infringement, misappropriation or other violation described in Section 3.19(b)(v); to the Knowledge of the Company, since December 31, 2016, there has been no Claim threatened against the Company or any of the Company Subsidiaries asserting any infringement, misappropriation or other violation described in Section 3.19(b)(v);
(vii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or, since December 31, 2018, has infringed, misappropriated or otherwise violated any Company IP;

(viii) the Company and the Company Subsidiaries have taken all commercially reasonable measures to protect the confidentiality and value of all trade secrets and other confidential or proprietary information that are owned, used or held by the Company and the Company Subsidiaries, and, to the Knowledge of the Company, since December 31, 2018, there has been no unauthorized access to, disclosure or other misuse of such trade secrets or confidential and proprietary information;
(ix) the Company and each of the Company Subsidiaries have obtained from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed Intellectual Property for or on behalf of the Company or Company Subsidiaries written, valid and enforceable present assignments of such Intellectual Property to the Company or its applicable Subsidiary;
(x) since December 31, 2018, the IT Assets used by the Company and Company Subsidiaries (A) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by each of the Company and its Subsidiaries in connection with its business; (B) have not materially malfunctioned or failed; and (C) to the Knowledge of the Company, are free from material bugs or other defects, and do not contain any malicious code; since December 31, 2018, to the Knowledge of the Company, there has been no unauthorized access to or misuse of such IT Assets by any Person in a manner that has resulted or could reasonably be expected to result in material liability to the Company or its Subsidiaries;
(xi) the Company and each of its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes with respect to the IT Assets used by the Company and Company Subsidiaries; and
(xii) the Company and each of the Company Subsidiaries are in compliance, and since December 31, 2018, have complied with all applicable Laws and contractual obligations relating to the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by, or on behalf of, the Company or any of the Company Subsidiaries in any manner, or to the Knowledge of the Company, maintained by third parties having authorized access to such information; the Company and each of the Company Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect all such Personally Identifiable Information against loss and against unauthorized access, use, modification or disclosure, and, since December 31, 2018, to the Knowledge of the Company, there has been no unauthorized access to or misuse of any such Personally Identifiable Information.
SECTION 3.20 Suppliers and Customers.
(a) Section 3.20(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) the top fifteen (15) suppliers (each a “Company Top Supplier”) and (ii) the top fifteen (15) customers (each a “Company Top Customer”), respectively, measured by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the calendar year 2020.
(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since December 31, 2018 through the date of this Agreement, (i) no Company Top Supplier or Company Top Customer has terminated or failed to renew its business relationship with the Company or its Subsidiaries and (ii) no Company Top Supplier or Company Top Customer has notified the Company or any of its Subsidiaries in writing that it intends to terminate, materially reduce or not renew its business relationship with Company or Company Subsidiaries.
SECTION 3.21 Insurance. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and its Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received notice to the effect that any of them are in default under any Insurance Policy, and (b) all fire and casualty, general liability, director and officer, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of the Company Subsidiaries (“Insurance Policies”) are in full force and effect, all premiums due with respect to all Insurance Policies have been paid and the Company and its Subsidiaries are in compliance with all contractual requirements applicable thereto contained in such Insurance Policies.
SECTION 3.22 Product Warranties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold or placed in the stream of commerce by the Company or the Company Subsidiaries or service provided by the Company or the Company Subsidiaries complies with all applicable contractual specifications, requirements and covenants and all express and implied warranties made by the Company or any of its Subsidiaries.
SECTION 3.23 Product Liability. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the past three (3) years there have not been, and there is no pending, or to the Knowledge of the Company, threatened (i) recall or investigation of any product, including the packaging of such product, designed, formulated, manufactured, or sold by the Company or the Company’s Subsidiaries or any services provided by the Company or the Company’s Subsidiaries (such products and services, collectively the “Business Products”) or (ii) claim or lawsuit seeking damages reasonably likely to exceed $2,500,000 or more or any injunctive relief against the Company or the Company’s Subsidiaries for any product liability relating to the Business Products.
SECTION 3.24 Affiliate Party Transactions. Except for any transactions, agreements, arrangements or understandings involving 40 North or its Affiliates, since December 31, 2019 through the date of this Agreement, there have been no material transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Person owning 5% or more of the Company Common Stock or any Affiliate of such Person or any director or executive officer of the Company or any of its Affiliates (or any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) thereof), on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Company Reports, other than ordinary course of business employment, compensation or indemnification agreements or similar arrangements.
SECTION 3.25 Brokers’ Fees and Expenses. Except for Goldman Sachs & Co. LLC and Moelis & Company LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. True and correct copies of the engagement letters with Goldman Sachs & Co. LLC and Moelis & Company LLC have been made available to Parent prior to the date of this Agreement and the fees and expenses set forth in such engagement letters are the total amount of fees and expenses due to such parties.
SECTION 3.26 Opinion of Financial Advisors. The Company Board has received an opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company Board has received an opinion of Moelis & Company LLC to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than shares owned by the Supporting Stockholder, the Company as treasury stock, shares that are owned by a wholly owned Subsidiary of the Company, or shares that are owned, directly or indirectly, by Parent or Merger Sub or any other Subsidiary of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.
SECTION 3.27 No Additional Representations. Except for the representations and warranties expressly set forth in Article IV, the representations and warranties of the parties to the Voting Agreement and the representations and warranties of the Equity Investor and the Guarantor under the Equity Commitment Letter and the Guaranty, respectively, the Company specifically acknowledges and agrees that neither Parent, Merger Sub nor any of their Affiliates, Representatives or stockholders or any other Person makes, or has made, and the Company is not relying on and hereby disclaims, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to

Parent, Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its Representatives by or on behalf of Parent or Merger Sub. Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Schedule) and the representations and warranties of the Company under the Voting Agreement, the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information (including information with respect to Filings with and Consents of any Governmental Entity or information with respect to the future revenues, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company or the Company Subsidiaries, as well as any other business plan and cost-related plan information of the Company or the Company Subsidiaries), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, its Affiliates or its Representatives, in each case, whether made by the Company or any of its Affiliates, Representatives or stockholders or any other Person (this clause (ii), collectively, “Company Projections”).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
SECTION 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite entity power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true, complete and correct copies of the Organizational Documents of Parent in effect as of the date of this Agreement, the certificate of incorporation of Merger Sub in effect as of the date of this Agreement and the bylaws of Merger Sub in effect as of the date of this Agreement.
SECTION 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the Merger. The managing member of Parent has adopted resolutions (a) determining that it is in the best interests of Parent and its sole member, and declaring it advisable, for Parent to enter into this Agreement and (b) adopting this Agreement and approving Parent’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. Such resolutions have not been amended or withdrawn as of the date of this Agreement. The board of directors of Merger Sub has adopted resolutions (x) determining that it is in the best interests of Merger Sub and its stockholder, and declaring it advisable, for Merger Sub to enter into this Agreement, (y) approving Merger Sub’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (z) resolving to recommend that its stockholder, in its capacity as the sole stockholder of Merger Sub, approve the adoption of this Agreement and the consummation of the transactions contemplated hereby. Parent has approved and adopted this Agreement by written consent in its capacity as the sole stockholder of Merger Sub. Such resolutions and written consent have not been amended or withdrawn as of the date of this Agreement. No other proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.
SECTION 4.03 No Conflicts; Consents.
(a) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its covenants and agreements hereunder and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) conflict with, result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract or Permit binding on the Parent or Merger Sub or by which any of their respective properties or assets is bound or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), conflict with, or result in any violation of any provision of, any Law applicable to Parent or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) No Consent of or from, or Filing made to or with, any Governmental Entity, is required to be obtained or made by Parent or any Affiliate of Parent in connection with Parent’s and Merger Sub’s execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the Merger, except for the following:
(i) the Required Statutory Approvals;
(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;
(iii) Filings and Consents as are required to be made or obtained under state or federal property transfer Laws; and
(iv) such other Filings or Consents the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.04 Litigation. There is no Claim before any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any Affiliate of Parent that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity of Parent, Merger Sub or any Affiliate of Parent that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.05 Compliance with Applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub are in compliance with all applicable Laws.
SECTION 4.06 Financing.
(a) Parent is a party to and has accepted a fully executed debt commitment letter dated April 26, 2021 (together with all exhibits and schedules thereto, the “Debt Commitment Letter”) from the Lenders, pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”
(b) Parent is a party to and has accepted a fully executed commitment letter dated April 26, 2021 (together with all exhibits and schedules thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from Standard Industries Holdings Inc., a Delaware corporation (the “Equity Investor”), pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein. The cash equity committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Cash Equity.” The Cash Equity and the Debt Financing are collectively referred to in this Agreement as the “Financing.” The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to specifically enforce, the Equity Commitment Letter.
(c) Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee amounts, pricing caps, market flex and other economic provisions that are customarily redacted in connection with transactions of this type and that could not in any event affect the conditionality, enforceability, availability or amount of the Debt Financing.
(d) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders and the Equity Investor to provide the Debt Financing or the Cash Equity, as applicable, or any contingencies that would permit the Lenders to reduce the total amount of the Debt Financing or the Equity Investor to reduce the total amount of the Cash Equity, including any condition or other contingency relating to the amount or availability of the Debt Financing pursuant to any “flex” provision. Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Commitment Letters on or prior to the Closing Date, nor does Parent have Knowledge that any of the Lenders or the Equity Investor will not perform its obligations thereunder. There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters that could affect the availability, enforceability, conditionality or amount of the Financing contemplated by the Commitment Letters.
(e) Assuming the accuracy of the representations and warranties of the Company set forth in Sections 3.03, 3.06 and 3.17 and the performance by the Company of its obligations under Section 5.01, in each case in all material respects, the net proceeds contemplated from the Financing, when funded in accordance with the Commitment Letters, when added together with Available Cash and marketable securities of the Company, will be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and under the Commitment Letters, including to fund the aggregate Merger Consideration, to pay any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation on the Closing Date, and any repayment or refinancing of any outstanding indebtedness of Parent, the Company, and their respective Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Merger Amounts”).
(f) The Commitment Letters constitute the legal, valid, binding and enforceable obligations of Parent and Merger Sub and, to the Knowledge of Parent, all of the other parties thereto, subject to the Bankruptcy and Equity Exceptions, and are in full force and effect. As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) constitutes or would reasonably be expected to constitute a breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letters, and, assuming the accuracy of the representations and warranties of the Company set forth in Article III and the performance by the Company, in all material respects, of its obligations under this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis or that the Financing will not be available to Parent at the Closing. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. The Commitment Letters have not been modified, amended or altered and none of the respective commitments thereunder has been withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no withdrawal or rescission thereof is contemplated. No modification or amendment to the Commitment Letters is currently contemplated.
(g) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
SECTION 4.07 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company a true, complete and correct copy of the Guaranty. The Guaranty is in full force and effect, has not been amended, modified, withdrawn or rescinded in any respect, and is the legal, valid, binding and enforceable obligation of the Guarantor, subject to the Bankruptcy and Equity Exceptions. No event has occurred which (with or without notice, lapse of time or both) could constitute a default or breach on the part of the Guarantor under the Guaranty.
SECTION 4.08 Brokers’ Fees and Expenses. Except for Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.
SECTION 4.09 Merger Sub. The authorized capital stock of Merger Sub consists of 300,000,000 shares of common stock, par value $0.01 per share. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.
SECTION 4.10 No Vote of Parent Stockholder Required. No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law or the Organizational Documents of Parent in order for Parent to consummate the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the shareholders of Merger Sub or the holders of any other securities of Merger Sub (equity or otherwise) required in order for Merger Sub to consummate the Merger.
SECTION 4.11 Ownership of Company Common Stock; Interested Stockholder. Except as disclosed in the Schedule 13D prior to the date hereof, neither Parent, any Subsidiary of Parent nor any other Affiliate of Parent “beneficially owns” (as such term is defined for purposes of Section 13(d) of the Exchange Act) any shares of Company Common Stock or any other Equity Securities. Assuming the accuracy of the Company Reports with respect to the Company Common Stock, neither Parent, any Subsidiary of Parent nor any of their respective Affiliates or associates is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.
SECTION 4.12 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing and the payment of the aggregate Merger Consideration and the other Merger Amounts, assuming (i) the accuracy of the representations and warranties of the Company set forth in Article III (as modified by the Company Disclosure Schedule), (ii) the performance by the Company and its Subsidiaries of the covenants and agreements set forth in Article V (as modified by the Company Disclosure Schedule) in all material respects, Parent and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.12, the term “Solvent” means, with respect to any Person as of a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person exceeds its debts, (b) such Person has not incurred debts beyond its ability to pay such debts as such debts mature and (c) such Person does not have unreasonably small capital with which to conduct its business. For purposes of this Section 4.12, “debt” means any liability whether or not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. For purposes of this Section 4.12, the amount of any unliquidated or contingent liabilities at any time shall be the maximum amount which, in light of all the facts and circumstances existing at such time, could reasonably be expected to become an actual or matured liability.
SECTION 4.13 Certain Arrangements. Except as disclosed in the Schedule 13D, as of the date of this Agreement, neither Parent nor Merger Sub nor any of their Affiliates is a party to any binding commitment (1) with any director or officer of the Company relating to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the transactions contemplated hereby (including as to continuing employment or equity roll-over); or (2) with any other stockholder of the Company.
SECTION 4.14 No Additional Representations. Each of Parent and Merger Sub acknowledges that it has conducted an investigation of the Company and the Company Subsidiaries and their consolidated businesses, operations, assets and liabilities. Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Schedule) and the representations and warranties of the Company under the Voting Agreement, each of Parent and Merger Sub specifically acknowledges and agrees that neither the Company nor any of its Affiliates, Representatives or stockholders nor any other Person makes, or has made, and Parent and Merger Sub are not relying on and expressly disclaim, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Company or the Company Subsidiaries or any of the Company’s or the Company Subsidiaries’ respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Company Projection and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Company Projection.
ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
SECTION 5.01 Conduct of Business.
(a) Conduct of Business by the Company. Except (i) for matters set forth in Section 5.01 of the Company Disclosure Schedule, (ii) as required or expressly contemplated by this Agreement, (iii) as mandated by a Governmental Entity or required by applicable Law, (iv) for any actions that the Company reasonably determines are necessary to comply with COVID-19 Measures or to respond to COVID-19 in a manner consistent with past practice, provided that prior to taking any actions in reliance on this clause (iv), which would otherwise be prohibited by any provision of this Agreement, the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and in the event Parent does not provide a decision within five (5) Business Days after such consent is requested by the Company in the manner set forth in Section 9.02, Parent shall be deemed to have consented to such request; provided that in the event Parent reasonably requests additional information in connection with such request, the five (5) Business Period day described above shall be tolled until the date such additional information is provided to Parent, whereupon Parent shall have three (3) Business Days to provide a decision), from the date of this Agreement until the Effective Time or the date which this Agreement is validly terminated pursuant to Section 8.01, the Company shall, and shall cause each Company Subsidiary to, (A) use reasonable best efforts to conduct its business in the ordinary course of business in all material respects and (B) use commercially reasonable efforts to preserve intact its current business organization and goodwill and to preserve its relationships with employees, customers, suppliers, licensors, licensees, distributors, lessors and others having material business dealings with the Company or any Company Subsidiary (it being understood that any action with respect to any matter specifically addressed by any provision of Section 5.01(b) shall be deemed permitted pursuant to this Section 5.01(a) if permitted by such provision of Section 5.01(b)).
(b) Without limiting the generality of Section 5.01(a), except (i) as set forth in Section 5.01(b) of the Company Disclosure Schedule, (ii) as required or expressly contemplated by this Agreement, (iii) as mandated by a Governmental Entity or required by applicable Law, (iv) for any actions that the Company reasonably determines are necessary to comply with COVID-19 Measures or to respond to COVID-19 in a manner consistent with past practice; provided that prior to taking any actions in reliance on this clause (iv), which would otherwise be prohibited by any provision of this Agreement, the Company will use commercially reasonable efforts to provide advance notice to and consult with Parent (if reasonably practicable) with respect thereto, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and in the event Parent does not provide a decision within five (5) Business Days after such consent is requested by the Company in the manner set forth in Section 9.02, Parent shall be deemed to have consented to such request, provided that in the event Parent reasonably requests additional information in connection with such request, the five (5) Business Period day described above shall be tolled until the date such additional information is provided to Parent, whereupon Parent shall have three (3) Business Days to provide a decision), from the date of this Agreement until the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:
(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for dividends paid by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary;
(ii) amend any of the Company’s Organizational Documents;
(iii) except for transactions among the Company and direct or indirect wholly owned Company Subsidiaries or among the direct or indirect wholly owned Company Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, except for any issuances of compensatory equity awards relating to Company Common Stock in the ordinary course consistent with past practice (except that the Company may grant time-vesting restricted stock units in lieu of stock options and performance-based units) or issuances of Company Common Stock pursuant to the due exercise, vesting and/or settlement of Company Options, Company RSU Awards and Company Performance Share Awards outstanding as of the date hereof in accordance with their terms;
(iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to (A) the due exercise, vesting and/or settlement of Company Options, Company RSU Awards and Company Performance Share Awards outstanding as of the date hereof (or as granted in accordance with the terms of this Agreement) in accordance with their terms and (B) transactions between the Company and a direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries;
(v) except (x) as required pursuant to a Company Benefit Plan or a Collective Bargaining Agreement as in effect on the date of this Agreement or by the terms of this Agreement or (y) as otherwise required by applicable Law, (A) grant to any Key Personnel any material increase in compensation or benefits (including paying to any Key Personnel any amount not due), or grant to all other Company Personnel material increases, in the aggregate, in cash compensation and benefits or any increases not in the ordinary course consistent with past practice, (B) grant to any Company Personnel any new material rights to, or materially increase any existing rights to, change-in-control, severance, retention or termination pay, (C) enter into or materially amend any change-in-control, severance, retention or termination agreement with any Key Personnel or, for other Company Personnel, other than in the ordinary course consistent with past practice, (D) establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date hereof), (E) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan, (F) hire any Key Personnel without Purchaser’s consent, not to be unreasonably withheld or delayed, or (G) terminate the employment of any Key Personnel other than for cause;
(vi) make any material change in financial accounting methods, principles or practices, except to the extent required by applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);
(vii) make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (A) any acquisition(s) for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $20,000,000, (B) any disposition(s) (other than Intellectual Property) for consideration that is individually not in excess of $10,000,000 and in the aggregate not in excess of $20,000,000, (C) transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries in the ordinary course of business, (D) any disposition of obsolete or worn-out equipment (other than Intellectual Property) in the ordinary course of business, (E) purchases of raw materials, inventory or equipment in the ordinary course of business, (F) sales to customers of products or services of the Company (other than Intellectual Property) in the ordinary course of business and (G) any capital expenditures permitted by Section 5.01(b)(xvi);
(viii) sell, assign, lease, license, encumber, divest, cancel, abandon, transfer, or otherwise dispose of any material Company IP, other than the grant of non-exclusive licenses in the ordinary course of business;
(ix) redeem, repurchase or prepay (other than prepayment of revolving loans), or incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness, except for (A) Indebtedness, guarantees and other credit support incurred in the ordinary course of business consistent with past practice or between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries, (B) as reasonably necessary to finance any capital expenditures permitted by Section 5.01(b)(xvi), (C) as reasonably necessary to finance any acquisitions permitted pursuant to Section 5.01(b)(vii), (D) Indebtedness in replacement of, and on terms no less favorable in the aggregate to the Company than, existing Indebtedness; provided any Indebtedness in excess of $100,000,000 incurred pursuant to this clause (D) (other than any obligations in respect of interest rate and currency obligation swaps and other hedging arrangements entered into in the ordinary course) shall only be in replacement of existing Indebtedness that matures within twelve (12) months of such incurrence of replacement Indebtedness, (E) guarantees by the Company of existing Indebtedness of any direct or indirect wholly owned Company Subsidiary and (F) borrowings under existing revolving credit facilities (or replacements thereof on terms no less favorable in the aggregate to the Company) or existing commercial paper programs in the ordinary course of business;
(x) other than in the ordinary course of business (including renewals consistent with the terms thereof) (A) modify or amend in any material respect, terminate, or waive any material right under, any Company Material Contract, disregarding, for purposes of this clause (A), a modification or amendment of the terms of any Contract set forth in Section 3.17(a)(xi) of the Company Disclosure Schedule that is no less favorable in the aggregate to the Company than the terms in force on the date of this Agreement, or (B) enter into any contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, disregarding, for purposes of this clause (B), clause (xi) of the definition of Company Material Contract;
(xi) other than in the ordinary course of business, (A) make any Tax election that is material to the Company and the Company Subsidiaries taken as a whole, on any material Tax Return filed after the date of this Agreement, which election is inconsistent with past practice, (B) change any method of accounting for Tax purposes in a manner that is material to the Company and the Company Subsidiaries taken as a whole, (C) amend any U.S. federal or other material Tax Return in any material respect in a manner that is material to the Company and the Company Subsidiaries taken as a whole or (D) settle or resolve any Tax controversy that is material to the Company and the Company Subsidiaries for an amount materially in excess of the amount reserved therefor (it being agreed and understood that, notwithstanding any other provision, none of clauses (i) through (x) above or (xii) through (xvi) below shall apply to Tax compliance matters, other than clause (xvii) below insofar as it relates to this clause (xi));
(xii) institute, waive, release, assign, settle or compromise any material Claim other than (A) waivers, releases, assignments, settlements or compromises in the ordinary course of business or (B) waivers, releases, assignments, settlements or compromises that (I) require the Company and the Company Subsidiaries to pay amounts (in excess of insurance proceeds) that do not exceed (y) the amount with respect thereto reflected on the Company Financial Statements (including the notes thereto) plus (z) $5,000,000 individually or $10,000,000 in the aggregate and (II) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have a material restrictive impact on the operations of the Company or any of the Company Subsidiaries;

(xiii) dissolve or liquidate any existing direct or indirect Company Subsidiaries, in each case outside the ordinary course of business, or establish any new direct or indirect Company Subsidiaries;
(xiv) take any action (other than an accounting action required by GAAP, the preparation or filing of investigatory or similar reports or studies in the ordinary course consistent with past practice, or the payment of filing fees, similar ministerial costs and customary advisory fees and expenses) that would reasonably be expected to cause the Company or any of the Company Subsidiaries to incur or assume any expenditure or liability arising out of any Environmental Law, Environmental Permit or Environmental Claim that is associated with (A) the Libby, Montana mine site and surrounding area or (B) any other current or former property of the Company or a Company Subsidiaries in an amount which, in the case of clause (B), is materially in excess of the Company's publicly disclosed reserves as of the date hereof;
(xv) terminate or fail to renew any material Insurance Policy, reduce the coverage provided by any material Insurance Policy or materially expand any D&O Insurance;
(xvi) authorize, make or enter into any commitment for any capital expenditures, other than any capital expenditures that, in the aggregate do not exceed by more than 10% the aggregate capital expenditure budgets identified in Section 5.01(b)(xvi) of the Company Disclosure Schedule; or
(xvii) announce any intention, resolve, or commit or enter into any Contract to do any of the foregoing.
(c) No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that (i) nothing contained herein is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.01 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law.
SECTION 5.02 No Solicitation by the Company; Company Board Recommendation.
(a) The Company shall not, shall cause the Company Subsidiaries not to, and shall use reasonable best efforts to cause its Affiliates and any of its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives (collectively, “Representatives”) not to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) continue, enter into, maintain, participate or engage in any discussions or negotiations with any Person (except for the Company’s Affiliates and its and their respective Representatives or Parent and Parent’s Affiliates and its and their respective Representatives) regarding, furnish to any such Person any nonpublic information with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, solicitations or negotiations with or of any Person (except for Parent and Parent’s Affiliates and its and their respective Representatives) conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, in response to the receipt of a bona fide, written Company Takeover Proposal made after the date of this Agreement that does not result from a material breach of this Section 5.02(a) and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes or could reasonably be expected to lead to a Superior Company Proposal, the Company and its Representatives may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent substantially concurrently with the provision of such information to such Person) pursuant to a confidentiality agreement containing confidentiality restrictions substantially not less favorable to the Company than the Confidentiality Agreement, and (B) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person’s Representatives) but, in each case referred to in the foregoing clauses (A) and (B), if and only if (1) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to stockholders under applicable Law and (2) the Company shall have delivered to Parent prior written notice advising Parent that it intends to take the action(s) contemplated by clauses (A) and/or (B). Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement solely to the extent necessary to allow a confidential Company Takeover Proposal to be made to the Company or the Company Board.
(b) Except as set forth in this Section 5.02, neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to Parent or to the prompt consummation of the Merger, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent or to the prompt consummation of the Merger, the Company Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal, (iii) fail to include in the Proxy Statement the Company Board Recommendation, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes a Company Takeover Proposal (except for either a recommendation against such offer or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (v) resolve or agree to take any of the foregoing actions (any action in the foregoing clauses (i)–(v) being referred to as a “Company Adverse Recommendation Change”). Except as set forth in this Section 5.02, neither the Company Board nor any committee thereof shall permit, authorize, approve or recommend to the stockholders of the Company, or propose publicly to permit, authorize, approve or recommend to the stockholders of the Company, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement, agreement in principle, undertaking or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal or requiring the Company to abandon or terminate this Agreement (a “Company Acquisition Agreement”).
(c) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, the Company Board may terminate this Agreement pursuant to Section 8.01(c)(i) if the Company receives a bona fide, written Company Takeover Proposal that does not result from a material breach of Section 5.02(a) and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors and after taking into account any changes to the terms of this Agreement proposed by Parent during the five (5) Business Day period referred to in clause (iii) below) that such Company Takeover Proposal constitutes a Superior Company Proposal; provided, however, that the Company Board may not terminate this Agreement pursuant to Section 8.01(c)(i) unless (i) the Company Board has provided five (5) Business Days’ prior written notice to Parent that it is prepared to terminate this Agreement pursuant to Section 8.01(c)(i) in response to a Superior Company Proposal, which written notice shall include the material terms and conditions of such Superior Company Proposal, (ii) if requested by Parent, during the five (5) Business Day period after delivery of such written notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement committed to in writing by Parent and (iii) at the end of such five (5) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent (it being understood and agreed that if there has been any subsequent amendment to any material term of such Superior Company Proposal, the Company Board shall provide a new written notice and an additional three (3) Business Day period from the date of such written notice shall apply), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to terminate this Agreement pursuant to Section 8.01(c)(i) as a result of such Superior Company Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law. In determining whether to terminate this Agreement pursuant to Section 8.01(c)(i), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to such a written notice.
(d) Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change if (i) a Company Intervening Event has occurred or (ii) the Company has received a Superior Company Proposal that does not result from a material breach of Section 5.02(a) and, in each case, if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors and after taking into account any changes to the terms of this Agreement proposed by Parent during the five (5) Business Day period referred to in clause (iii) below) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Company Proposal, as the case may be, would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change, unless (i) the Company Board has provided five (5) Business Days’ prior written notice to Parent that it is prepared to effect a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event or the receipt of a Superior Company Proposal, which written notice shall, in the case of a Company Adverse Recommendation Change as a result of a Company Intervening Event, describe such Company Intervening Event in reasonable detail and, in the case of a Company Adverse Recommendation Change in response to the receipt of a Superior Company Proposal, include the material terms and conditions of such Superior Company Proposal, (ii) if requested by Parent, during the five (5) Business Day period after delivery of such written notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding revisions to this Agreement committed to in writing by Parent and (iii) at the end of such five (5) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent (it being understood and agreed that if there has been any subsequent amendment to any material term of such Superior Company Proposal, the Company Board shall provide a new written notice and an additional three (3) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to make such a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties to stockholders under applicable Law. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the Parties hereunder shall continue in full force and effect.
(e) The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of (i) any Company Takeover Proposal, any request outside the ordinary course of business for material non-public information relating to Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of Company or any of its Subsidiaries by any third party (other than by any Governmental Entity or in connection with obtaining the Required Statutory Approvals) which request could reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal or request (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal or request, and (ii) any Company Intervening Event or any facts and circumstances that would reasonably be expected to lead to a Company Intervening Event. The Company shall keep Parent informed in all material respects on a reasonably current basis of the material terms and status (including any change to the material terms thereof) of any Company Takeover Proposal or request and, in the case of a Company Intervening Event, keep Parent informed in all material respects on a current basis of the facts and circumstances related to such Company Intervening Event.
(f) Nothing contained in this Section 5.02 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would reasonably be expected to be inconsistent with its obligations under applicable Law; provided, however, that if any such disclosure or communication has the effect of withdrawing, qualifying or modifying the Company Board Recommendation in a manner adverse to Parent, such disclosure or communication shall constitute a Company Adverse Recommendation Change. The Company shall in no event be deemed to violate this Section 5.02 as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 5.02.
(g) For purposes of this Agreement:
(i) “Company Takeover Proposal” means any proposal, indication, interest or offer (whether or not in writing), from any Person (other than Parent and its Subsidiaries) involving a (A) merger, consolidation, share exchange, consolidation, joint venture, other business combination, recapitalization, liquidation, dissolution or similar transaction involving (1) the Company or (2) any of the Company Subsidiaries whose revenues, net income or assets, taken together, constitute more than 15% of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (B) sale, lease, license, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing more than 15% of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 15% of the voting power of the Company, (D) transaction (including any tender offer or exchange offer) in which any Person (or the stockholders of any Person) or group would acquire, if consummated, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of more than 15% of any class of capital stock of the Company, or (E) any combination of the foregoing.
(ii) “Superior Company Proposal” means a bona fide written Company Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Company Takeover Proposal shall be “50%” rather than “15%”), that did not result from, or arise in connection with, any material breach of this Section 5.02, that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal, the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the Person making such proposal and such other factors that are deemed relevant by the Company Board, is (A) reasonably capable of being completed on the terms proposed and (B) is more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement that are committed to in writing by Parent).
(iii) “Company Intervening Event” means a material change or effect relating to the Company that is unknown and not reasonably foreseeable to the Company Board as of the date hereof, or if known or reasonably foreseeable to the Company Board as of the date hereof, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof; provided that in no event shall any of the following be deemed to constitute a Company Intervening Event: (A) the receipt, existence or terms of a Company Takeover Proposal or a Superior Company Proposal or any inquiry or communications or matters relating thereto, (B) any event, change or effect that results from the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or any actions required to be taken or to be refrained from being taken pursuant to this Agreement (including the timing of any consent, registration, approval, permit or authorization to be obtained from any Governmental Entity or any other actions by or in respect of any Governmental Entity with respect to the transactions contemplated by this Agreement), (C) any event, change or effect that results from a breach of this Agreement by the Company, (D) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections (it being understood that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by this definition) or (E) any change after the execution and delivery of this Agreement in the market price or trading volume of the Company Common Stock on the NYSE (it being understood that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by this definition).
ARTICLE VI

ADDITIONAL AGREEMENTS
SECTION 6.01 Preparation of the Proxy Statement; Company Stockholders Meeting.
(a) As promptly as reasonably practicable (and in any event within twenty (20) Business Days) following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) in preliminary form. Each of Parent and Merger Sub shall promptly furnish all information concerning itself and its Affiliates to the Company, and promptly provide such other assistance, as may be reasonably requested by the Company or the Company’s outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement. Parent, Merger Sub and the Company shall cooperate and consult with each other in good faith in the preparation of the Proxy Statement.
(b) Each of the Company, Parent and Merger Sub agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(c) The Company shall promptly notify Parent after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement, and shall provide Parent with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand. In addition:
(i) each of the Company and Parent shall use its reasonable best efforts (A) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (B) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement;
(ii) the Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement; and
(iii) unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall include the Company Board Recommendation in the preliminary and definitive Proxy Statements.
Prior to filing the Proxy Statement in preliminary or definitive form with the SEC, or responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement, or mailing the Proxy Statement in definitive form to the stockholders of the Company, the Company shall provide Parent with an opportunity to review and comment on such document or response and consider in good faith any of Parent’s comments thereon. Each of the Company and Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger.
(d) If, prior to the Company Stockholders Meeting, any event occurs with respect to Parent or any Affiliate of Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).
(e) If, prior to the Company Stockholders Meeting, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).
(f) The Company shall, as soon as practicable after the mailing of the definitive Proxy Statement to the stockholders of the Company, duly call, give notice of, convene and hold the Company Stockholders Meeting. The Company may adjourn or postpone the Company Stockholders Meeting only (i) with the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) in the absence of a quorum or if additional time is necessary to solicit proxies in favor of the adoption of this Agreement and the consummation of the transactions contemplated hereby, (iii) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of Company Common Stock sufficiently in advance of a vote on this Agreement, or (iv) if required by applicable Law.
(g) Unless the Company Board has made a Company Adverse Recommendation Change in accordance with Section 5.02, the Company shall use reasonable best efforts to solicit from the stockholders of the Company proxies in favor of the adoption of this Agreement and approval of the Merger to secure the Company Stockholder Approval. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub.
(h) The Company shall be responsible for the fees, costs and expenses (except for the fees, costs and expenses of the Company’s and Parent’s advisors, which shall be their respective sole responsibility), including any filings fees and printing expenses, associated with the preparation, filing and mailing of the Proxy Statement.
SECTION 6.02 Further Actions; Regulatory Approvals; Required Actions.
(a) Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause its Affiliates (and, in the case of Parent, the Equity Investor and their Affiliates) to, take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing all things necessary or advisable to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable and in any event before the End Date, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and all other third-party Consents that are necessary to consummate the Merger, (iii) obtaining the Required Statutory Approvals and all other Consents of Governmental Entities that are necessary to consummate the Merger and (iv) executing and delivering any additional instruments that are necessary to consummate the Merger. Parent shall be responsible for all fees, costs and expenses (except for the fees, costs and expenses of the Company’s advisors), including any filing fees, associated with any Filings or Consents contemplated by this Section 6.02. Notwithstanding the foregoing or any other provision of this Agreement, Parent will control (in a manner consistent with this Section 6.02) and lead all communications and strategy relating to obtaining the Required Statutory Approvals, and the Company will not, and will cause its representatives not to, (A) make any proposal to, or (except to the extent required by Law) any Filings with, Governmental Entities in respect of any matter related to the Required Statutory Approvals without the prior written consent of Parent or its counsel, given or withheld in Parent’s sole discretion or (B) otherwise contact Governmental Entities to communicate with them in respect of any matter related to the Required Statutory Approvals without the prior written consent of Parent or its counsel, given or withheld in Parent’s reasonable discretion; provided that Parent shall keep the Company reasonably informed on a current basis, consult with and consider in good faith the views and comments of the Company in connection with such communications and strategy.
(b) In connection with and without limiting the generality of Section 6.02(a), each of Parent and the Company shall, and shall cause its respective Affiliates (and, in the case of Parent, the Equity Investor and their Affiliates) to:
(i) make or cause to be made, in consultation and cooperation with the other, as promptly as reasonably practicable after the date of this Agreement and in any event within ten (10) Business Days after the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger;
(ii) make or cause to be made, as promptly as reasonably practicable after the date of this Agreement, all necessary Filings with other Governmental Entities relating to the Merger, including any such Filings necessary to obtain any Required Statutory Approval;
(iii) furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.02;
(iv) unless prohibited by applicable Law or by a Governmental Entity, give the other reasonable prior notice of any such Filing and, to the extent reasonably practicable, of any substantive communication with any Governmental Entity relating to the Merger (including with respect to any of the actions referred to in this Section 6.02(b)) and, to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing or substantive communication;
(v) respond as promptly as reasonably practicable under the circumstances to any requests received from any Governmental Entity enforcing applicable Antitrust Laws for additional information or documentary material in connection with antitrust, competition or similar matters (including any “Second Request” under the HSR Act) and not agree to extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity or other authorities that, in either case, would reasonably be expected to extend the Closing Date beyond the End Date; and
(vi) unless prohibited by applicable Law or a Governmental Entity, (A) not participate in or attend any meeting (whether in person, via telephone, or otherwise) with any Governmental Entity in respect of the Merger without the other Party, (B) keep the other Party apprised with respect to any meeting or conversation with any Governmental Entity in respect of the Merger, (C) cooperate in the filing of any memoranda, white papers, filings, material correspondence or other material written communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (D) furnish the other Party with copies of all material correspondence, Filings and substantive communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement or the Merger; provided that the Parties or their respective counsel shall be permitted to designate information “for outside counsel only” and to redact any correspondence, Filing or communication (1) to the extent such correspondence, Filing or communication contains commercially sensitive information, trade secrets, confidential information of third parties, personal identifying information, or references concerning the valuation of the Company, any Company Subsidiaries or the Merger, or (2) to prevent the loss of any attorney-client or other legal privilege.
(c) Parent shall not, and shall cause its Affiliates (and the Equity Investor and its Affiliates) not to, and the Company shall not, and shall cause its Affiliates not to, take any action, including acquiring, or agreeing to acquire, any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), or entering into any Contract, that could reasonably be expected to adversely affect or delay obtaining or making any Consent or Filing, including any Required Statutory Approval, contemplated by this Section 6.02 or the timely receipt thereof. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 6.02, Parent shall, and shall cause its Affiliates to, take all actions necessary, proper or advisable to avoid or eliminate each and every impediment, including any Judgment, that may be asserted by a Governmental Entity pursuant to any Antitrust Law with respect to the Merger or in connection with granting any Required Statutory Approval or other Consent of a Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in each case, sufficiently before the End Date in order to allow Closing by the End Date), and, in furtherance thereof, shall:
(i) in the case of any civil, criminal or administrative action, suit, litigation, arbitration, proceeding or investigation that is instituted (or threatened to be instituted) challenging the consummation of the Merger or any other transaction contemplated by this Agreement as violative of any Antitrust Law, take any and all steps not prohibited by applicable Law to avoid the entry of, or to have vacated, lifted, reversed or overturned any order that would restrain, prevent or delay the Closing on or before the End Date, including defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, with respect to the Merger or this Agreement that seeks to or would reasonably be expected to prevent or prohibit or impede, interfere with or delay the consummation of the Closing;
(ii) propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or its Affiliates or the Company or the Company Subsidiaries, including by entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, Judgment, injunction or other order, whether temporary, preliminary or permanent, that would prevent the consummation of the transactions contemplated hereby as soon as practicable (and in each case, sufficiently before the End Date in order to allow Closing by the End Date);
(iii) agree to any limitation on the conduct of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and the Company Subsidiaries) proposed by a Governmental Entity enforcing applicable Laws; and
(iv) agree to take any other action as may be required by a Governmental Entity in order to effect each of the following: (A) obtaining all Required Statutory Approvals as soon as reasonably possible and in any event before the End Date; (B) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing; and (C) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing.
The Company shall provide such reasonable assistance as Parent may reasonably request in connection with Parent effectuating any of the transactions or restrictions contemplated by this Section 6.02(c), provided that such transactions or restrictions are subject to, conditioned upon and effective only after the Closing. Unless prohibited by applicable Law or by a Governmental Entity, Parent shall keep the Company reasonably informed on a current basis of, and shall permit the Company to review and discuss in advance, any plans, proposals, discussions, negotiations or other actions (including the agreement to or effectuation of any transactions or restrictions) contemplated by this Section 6.02(c), and Parent shall consider in good faith the views of the Company in connection therewith.
(d) Parent shall promptly notify the Company and the Company shall promptly notify Parent of any notice or other communication from any Person alleging that such Person’s Consent is or may be required in connection with the Merger.
SECTION 6.03 Financing and Financing Cooperation.
(a) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain the Financing on the terms and subject only to the conditions described in the Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter), including by (i) maintaining in effect the Equity Commitment Letter, (ii) maintaining in effect the Debt Commitment Letter, (iii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) on terms and conditions no less favorable to Parent than those contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) or on such other terms as Parents and Lenders shall agree, subject to the Prohibited Financing Modifications, (iv) satisfying on a timely basis (or obtaining waivers of) all conditions applicable to Parent and Merger Sub in the Commitment Letters and the Definitive Agreements (including by consummating the Cash Equity at or prior to Closing on the terms and subject to the conditions set forth in the Equity Commitment Letter) and complying with its obligations thereunder, (v) upon the satisfaction of all conditions contained in the Commitment Letters and the Definitive Agreements (other than (x) the consummation of the Merger and (y) with respect to the Debt Financing, the availability of the Cash Equity), using reasonable best efforts to cause the Lenders and the Equity Investor to comply with their respective obligations thereunder, including to fund the Financing on the Closing Date and (vi) enforce its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner.
(b) Parent shall not, and shall not permit Merger Sub to, without the prior written consent of the Company: (i) permit any amendment or modification to, or any waiver of any provision or remedy under, the Commitment Letters, except to the extent that any such amendment, modification or waiver (1) does not reduce the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount as compared to fees and original issue discount contemplated by the Commitment Letters on the date of this Agreement) such that the aggregate funds that would be available to Parent or Merger Sub on the Closing Date would not be sufficient to satisfy the Merger Amounts, (2) does not contain additional or modified conditions or other contingencies to the funding of the Debt Financing relative to those contained in the Debt Commitment Letter as of the date of this Agreement, (3) is otherwise not reasonably likely to impair or delay the Closing or the date on which the Debt Financing would be obtained and (4) does not adversely impact the ability of Parent or Merger Sub, as applicable, to enforce its rights against other parties to the Commitment Letters or Definitive Agreements (the foregoing (1) through (4), the “Prohibited Financing Modifications”); provided that, notwithstanding anything in this Section 6.03(b) to the contrary, the Debt Commitment Letter may be amended or supplemented to add or replace lenders, lead arrangers, underwriters, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof; or (ii) terminate any Commitment Letter or any Definitive Agreement. Parent shall promptly deliver to the Company copies of any such amendment, modification, waiver or replacement.
(c) In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will (i) use reasonable best efforts as promptly as practicable following the occurrence of such event to obtain alternative financing (in an amount sufficient, when taken together with the available portion of the Financing and Available Cash and marketable securities of the Company, to pay the Merger Consideration and the other Merger Amounts) from the same or other source(s) (x) which does not include any conditions to the consummation of such alternative financing that are more onerous than the conditions set forth in the Commitment Letters as of the date of this Agreement (or on other terms acceptable to Parent, subject to the Prohibited Financing Modifications) and (y) that would not otherwise reasonably be expected to materially delay or prevent Closing (provided, that in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter and the related fee letter (including the market flex provisions) or require Parent to agree to other terms and conditions (including “market flex” provisions) materially less favorable to Parent than those set forth in the Commitment Letters and the related fee letters) and (ii) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the term “Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) (and any Commitment Letter remaining in effect at the time in question), the term “Debt Financing” shall also be deemed to refer to such alternative financing arranged in compliance herewith and the term “Definitive Agreements” shall also be deemed to refer to such definitive agreements relating to such alternative financing, in each case in the event that any alternative financing is obtained in accordance with this Section 6.03(c), and all obligations of Parent pursuant to this Section 6.03(c) shall be applicable thereto to the same extent as Parent’s obligations with respect to the Debt Financing. Parent shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any Commitment Letter or any Definitive Agreement and

a copy of any written notice or other written communication from any Lender, Equity Investor or other financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letter or any Definitive Agreement of any provision thereof. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing.
(d) Prior to the Closing, the Company shall use its reasonable best efforts to provide, and shall use its reasonable efforts to cause its Representatives to provide, in each case at Parent’s sole cost and expense, such cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of the Company Subsidiaries), including by using reasonable best efforts to: (i) make management (with appropriate seniority and expertise to participate) of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, including a reasonable and limited number of customary one-on-one meetings and calls with prospective Lenders and purchasers of the Financing, in each case, at reasonable times and with reasonable advance notice, (ii) facilitate the pledging of collateral and granting of security interests in connection with the Debt Financing, effective no earlier than the Closing Date, (iii) execute and deliver any credit agreement, indenture, purchase agreement, guarantees, pledge and security documents, and other definitive financing documents, closing certificates and other certificates and documents as may be reasonably requested by Parent, in each case contemplated in connection with the Debt Financing (provided that (A) none of such documents or agreements contemplated by this clause (iii) shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved prior to the Closing Date with respect to such matters), (iv) furnish Parent and the Lenders as promptly as reasonably practicable the Required Information that is Compliant and update any Required Information provided to Parent or the Lenders as may be reasonably necessary so that such Required Information remains Compliant (provided, that for the avoidance of doubt, there shall not be more than one Marketing Period), (v) assist Parent with the preparation by Parent or the Lenders of (A) offering documents, marketing documents and similar documents for any portion of the Debt Financing and (B) materials for rating agency presentations, (vi) cooperate with the Lenders in performing their due diligence as reasonably requested by Parent, (vii) assist Parent in obtaining credit ratings in connection with the Debt Financing, (viii) cause the Company’s independent auditors, to the extent consistent with customary practice, to provide reasonable and customary assistance and cooperation in connection with the Debt Financing, including (A) rendering customary “comfort letters” and (B) providing consents for use of their reports, as reasonably requested by Parent and/or Lenders, and (ix) furnish no later than three (3) Business Days prior to the Closing Date all documentation and other information relating to the Company and the Company Subsidiaries that is reasonably requested by Parent and required by bank regulatory authorities under applicable “know-your-customer”, beneficial ownership and anti-money laundering Laws, including the PATRIOT Act (provided, that none of the Company or the Company Subsidiaries shall be responsible for including in any such certificate information relating to the post-closing ownership of the Company or the Company Subsidiaries). The foregoing notwithstanding, neither the Company nor any of the Company Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.03 that would: (A) require the Company, the Company Subsidiaries or any Persons who are directors, officers or employees of the Company or the Company Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing or execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that would be effective prior to the Closing (provided that in no event will any officer or director of the Company or any of the Company Subsidiaries be so required to take any such action if such Person is not going to continue to hold such offices and positions from and after the Closing and in no event will the Company Board be required to pass resolutions or consents related to the Financing (it being understood that members of the Company Board who will continue as directors of the Company after the Closing may be required to pass resolutions or consents relating to the Financing provided that such resolutions or consents will not be effective until the Closing)), (B) cause any representation or warranty in this Agreement to be breached by the Company or any of the Company Subsidiaries, (C) require the Company or any of the Company Subsidiaries or their respective Representatives to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the

Debt Financing prior to the Closing or have any obligation under any agreement, certificate, document or instrument be effective prior to the Closing, in each case that would not be reimbursed or indemnified pursuant to this Section 6.03, (D) cause any director, officer, Representative or employee or stockholder of the Company or any of the Company Subsidiaries to incur any personal liability, (E) reasonably be expected to conflict with, result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any covenant or agreement in or any contract to which the Company or any of the Company Subsidiaries is a party or the Organizational Documents of the Company or the Company Subsidiaries or any Laws, (F) provide access to or require the disclosure of any information that the Company or any of the Company Subsidiaries reasonably determines would jeopardize any attorney-client or other legal privilege of the Company or any of the Company Subsidiaries or is restricted by Contract or applicable Law or could result in the disclosure of any trade secrets, (G) require the preparation of any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice (except for the Required Information), any pro forma financial information or projections, or any financial information with respect to a fiscal period that has not yet ended, (H) require the Company’s or any of the Company Subsidiaries’ internal or external legal counsel to deliver any legal opinion in connection with the Debt Financing or (I) require the Company or any of the Company Subsidiaries to enter into any instrument or agreement that is effective prior to the occurrence of the Closing or that would be effective if the Closing does not occur. Nothing contained in this Section 6.03 or otherwise shall require the Company or any of the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable, documented and invoiced out-of-pocket costs incurred by the Company or the Company Subsidiaries or their respective Representatives in connection with the cooperation contemplated by this Section 6.03 and shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the Debt Financing, any action taken by them pursuant to this Section 6.03 and the provision of any information used in connection therewith (other than information provided by the Company or the Company Subsidiaries specifically in connection with its obligations pursuant to this Section 6.03), except to the extent such losses arise out of the gross negligence, bad faith, fraud or wilful misconduct of the Company, the Company Subsidiaries or their respective Representatives.
(e) (A) If and to the extent Parent or Merger Sub elects to prepay, redeem, terminate or otherwise discharge any of the Existing Notes, the Company shall use reasonable best efforts to assist Parent or Merger Sub, at Parent’s or Merger Sub’s request, in: on terms and conditions consistent with applicable Law and the requirements of the applicable Existing Notes Indenture, (i) the redemption of the Existing Notes, including delivering to the trustee under the Existing Notes Indenture, as applicable, or causing the trustee under the Existing Notes Indenture to deliver, as applicable, redemption notices (provided that any such notices shall (I) be delivered on such date(s) requested by Parent prior to or at Closing as is reasonably determined by Parent in consultation with the Company, (II) to the extent any such redemption notices are delivered before Closing, expressly provide that the applicable redemption shall be conditioned on the occurrence of the Closing, and (III) otherwise be in form and substance reasonably satisfactory to each of the Company and Parent), (ii) facilitating and using reasonable best efforts to cause the trustee under the Existing Notes Indenture, as applicable, to cooperate with the satisfaction and discharge of the 2024 Notes and/or the 2027 Notes on the Closing Date, and/or (iii) communicating with the trustee under the Existing Notes Indenture, as applicable, with respect to the foregoing and (B) Parent, Merger Sub or one or more of its Subsidiaries may (i) commence one or more consent solicitations to amend the terms of the 2024 Notes or the 2027 Notes (the “Consent Solicitations”) (provided that the amendments that are the subject of any such Consent Solicitation shall not become effective until the Closing and any such transaction shall be funded using consideration provided by Parent or Merger Sub (any redemption, satisfaction and discharge or Consent Solicitation described in clause (A) or (B), an “Existing Notes Refinancing”). Any Consent Solicitation shall be made on such terms and conditions (including price to be paid and conditionality) as are determined by Parent and on the terms and conditions consistent with applicable Law and the requirements of the applicable Existing Notes Indenture, including SEC rules and regulations. Parent and/or Merger Sub shall consult with Company regarding material terms and conditions of any Consent Solicitation, including the timing and commencement of any Consent Solicitation and any deadlines. Parent shall have provided Company with the necessary consent solicitation statement and press release, if any, in connection therewith, and each other document relevant to the Consent Solicitations that will be distributed by Parent in the applicable Consent Solicitations (collectively, the “Consent Solicitation Documents”) a reasonable period of time in advance of commencing the applicable Consent Solicitation to allow Company and its counsel to review and comment on such Consent Solicitation Document and Parent shall give reasonable and good faith consideration to any comments made or input provided by Parent and its legal counsel. Subject to the receipt of the requisite holder consents, in connection with any or all of the Consent Solicitations, Company shall execute a supplemental indenture to the applicable Existing Notes Indenture in accordance with the terms thereof amending the terms and provisions of such Existing Notes Indenture as described in the Consent Solicitation Documents in a form as reasonably requested by Parent (provided, that the amendments effected by such supplemental indenture shall not become operative until the Closing). Subject to the limitations in Section 6.03(d) above, until the earlier of the Closing and the valid termination of this Agreement pursuant to and in accordance with Article VIII, Company shall use its reasonable best efforts to cause its and their respective Representatives to use their reasonable best efforts, to provide all reasonable and customary cooperation as may be reasonably requested by Parent in writing to assist Parent in connection with any Consent Solicitations. If at any time prior to the completion of the Existing Notes Refinancing any information in such documentation should be discovered by the Company or Parent that the Company or Parent reasonably believes should be set forth in an amendment or supplement to such documentation, so that such documentation shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use its reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent (subject to the review of, and comment by, the Company) and reasonably acceptable to the Company, describing such information shall be disseminated to the holders of the applicable Existing Notes. In connection with the Existing Notes Refinancing, Parent may select one or more dealer managers, information agents, depositaries and other agents in consultation with the Company to provide assistance in connection therewith and their fees and out-of-pocket expenses will be paid directly by Parent. The consummation of any or all of the Consent Solicitations and/or the Existing Notes Refinancing shall not be a condition to Closing.
(f) The Company shall use its reasonable best efforts to obtain and deliver to Parent, at least one (1) Business Day prior to the Closing Date, an executed pay-off letter in customary form reasonably acceptable to Parent with respect to the Credit Agreement.
(g) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any of their respective Affiliates be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.
(h) All of the information regarding the Company or the Company Subsidiaries obtained by Parent and its Representatives pursuant to this Section 6.03 shall be kept confidential in accordance with, and shall otherwise be subject to, the Confidentiality Agreement; provided, that Parent shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing. The Company hereby consents to the customary use of its and the Company Subsidiaries’ logos in connection with the Financing.
SECTION 6.04 Section 16 Matters. Prior to the Effective Time, the Company shall take the steps reasonably required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 6.05 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to cause the delisting of the Company and of the shares of Company Common Stock from the NYSE as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

SECTION 6.06 Public Announcements. Except with respect to (a) actions, communications, announcements, disclosure or correspondence associated with a Company Adverse Recommendation Change, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby and (c) a press release or other public statement containing information regarding this Agreement and the transactions contemplated hereby that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, Filings with the SEC, Q&As or other publicly disclosed documents, in each case under this clause (c), to the extent such disclosure is still accurate, Parent and the Company shall, and Parent shall cause its Affiliates to, consult with each other before issuing, and give each other the opportunity to review and comment upon, and consider any comments of the other in good faith before issuing, any press release or other public statement with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation and without the prior approval of the other, except as such Party reasonably concludes may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to this Agreement or Merger shall be a joint press release in a form agreed to by the Parties. Nothing in this Section 6.06 shall limit the ability of any Party to make announcements to its respective employees, customers and suppliers containing information regarding this Agreement and the transactions contemplated hereby that is consistent in all material respects with the prior public disclosures made in accordance with this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, (i) prior to making any written broad-based communications relating to the transactions contemplated by this Agreement, including to employees, independent contractors, customers or suppliers, the Company shall provide Parent with a copy of the intended communication and shall not make such intended communication without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed); and (ii) Parent may discuss continuing employment or other employment related matters (including compensation and benefit matters) and/or equity roll-over with any Key Personnel.
SECTION 6.07 Fees, Costs and Expenses; Transfer Taxes.
(a) Except as provided otherwise in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.
(b) Except as otherwise provided in Section 2.02(b)(v), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to the transfer of Company Common Stock pursuant to the Merger shall be paid by the party incurring such Taxes, except that any such Taxes imposed by reason of assets, operations or activities of the Company or any of its Subsidiaries in, or any connection of the Company or any of its Subsidiaries with, the taxing jurisdiction shall be paid by Parent or Merger Sub and shall expressly not be a liability of the Company shareholders.
SECTION 6.08 Indemnification, Exculpation and Insurance.
(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of the Company Subsidiaries (each, a “Company Indemnified Party” and together, the “Company Indemnified Parties”) as provided in the Organizational Documents of the Company and each Company Subsidiary shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of not less than six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and advance expenses to, the Company Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by the Organizational Documents of the Company or the Organizational Documents for each Company Subsidiary as in effect on the date of this Agreement and applicable Law.
(b) Without limiting the provisions of Section 6.08(a), from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, in each case, to the fullest extent permitted by applicable Law:

(i) indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each Company Indemnified Party from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Company Indemnified Party’s capacity as a director, officer or employee of the Company or any of the Company Subsidiaries prior to the Effective Time; and (ii) pay (including by advancement) the expenses (including reasonable attorneys’ fees) of any Company Indemnified Party incurred in connection with any such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such Company Indemnified Party to repay such amount if it shall ultimately be determined (after exhausting all available appeals) that such Company Indemnified Party is not entitled to be indemnified, in each case, to the extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of the Company Subsidiaries pursuant to the Organizational Documents of the Company or the Organizational Documents of any of the Company Subsidiaries or applicable Law.
(c) For a period of six (6) years after the Closing and at all times subject to applicable Law, (i) the Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Company Indemnified Parties for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws and (ii) Parent shall not (and shall not cause or permit the Surviving Corporation or any of the Company Subsidiaries or any of Parent’s other Subsidiaries or Affiliates to) amend or modify in any way adverse to the Company Indemnified Parties, or to the beneficiaries thereof, the exculpation, indemnification and advancement of expense provisions set forth in the Organizational Documents of the Surviving Corporation or its Subsidiaries to make them less favorable to the Company Indemnified Parties or the beneficiaries thereof than the provisions that are currently provided by the Company and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, the Company shall purchase prior to the Effective Time (and, if the Company is unable to, Parent shall cause the Surviving Corporation to purchase) “tail” insurance and indemnification policies that are not less favorable than the existing policies of the Company for a claims reporting or discovery period of six (6) years from and after the Effective Time (such period, the “Tail Period” and such insurance, the “D&O Insurance). If the Company fails to obtain such “tail” insurance and indemnification policies then Parent and Surviving Corporation shall cause to be maintained in effect, for the Tail Period, the current D&O Insurance for the Company Indemnified Parties insured under such policies that provide coverage for events occurring at or prior to the Effective Time. In no event shall the aggregate cost for the D&O Insurance during the Tail Period exceed the amount set forth in Section 6.08(e) of the Company Disclosure Schedule; provided, that if the aggregate of such D&O Insurance exceeds such amount, Parent or the Surviving Corporation shall obtain policies which, in its good faith determination, provide the greatest coverage available for a cost not exceeding such amount. With respect to the renewal of the D&O Insurance pending as of the date hereof, the policy terms of the renewed D&O Insurance shall have coverage terms not materially more expansive than the D&O Insurance in place as of January 1, 2021.
(d) The Company Indemnified Parties to whom this Section 6.08 applies shall be express third-party beneficiaries of this Section 6.08. The provisions of this Section 6.08 are intended to be for the express benefit of each Company Indemnified Party and his or her successors, heirs and representatives.
(e) This Section 6.08 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Company Indemnified Parties and their successors, heirs or representatives. In the event that Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such other Person or the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to its obligations set forth in this Section 6.08.

SECTION 6.09 Employee Matters.
(a) During the period commencing at the Effective Time and for twelve (12) months following the Effective Time (the “Continuation Period”), Parent shall, and shall cause the Surviving Corporation to, provide the individuals who are employed by the Company or a Company Subsidiary immediately prior to the Effective Time and who remain employed thereafter by the Surviving Corporation, Parent or any of their Subsidiaries (each, a “Company Employee”) with (i) a base salary or wage rate that is no less favorable than that provided to the Company Employee immediately prior to the Effective Time, (ii) target annual cash incentive compensation opportunities that are no less favorable to those target annual cash incentive compensation opportunities provided to the Company Employee immediately prior to the Effective Time, (iii) solely for Key Personnel, target equity-based incentive compensation opportunities that are no less in dollar amount than those target equity-based incentive compensation opportunities provided to the Key Personnel immediately prior to the Effective Time (excluding, for the avoidance of doubt, any retention grants); provided, that the Company and Parent acknowledge and agree that any equity-based incentive awards provided to the Company Employees following the Effective Time may (A) vest in accordance with terms and conditions or subject to performance criteria that differ from such terms and conditions or performance criteria that applied to awards held by Company Employees prior to the Closing Date and (B) be payable solely in cash, and (iv) employee benefits that are substantially comparable, in the aggregate, to those provided to the Company Employees immediately prior to the Effective Time; provided, that Parent shall, and shall cause the Surviving Corporation to (A) continue to maintain the Retirement Plan for Salaried Employees, as in effect on the date hereof (the “Retirement Plan”), without modification, through December 31, 2024, in accordance with those communications previously issued to the Company Employees regarding the same, and (B) maintain those certain Company Benefit Plans, as they exist as of the date of this Agreement, for those Company Employees who are currently eligible to participate in such Company Benefit Plans, as are listed in Section 6.09(a)(i) of the Company Disclosure Schedule. During the Continuation Period, Parent shall, and shall cause the Surviving Corporation to, provide each Company Employee who experiences a termination of employment with the Surviving Corporation, Parent or any of their Subsidiaries severance benefits that are no less favorable than those set forth in Section 6.09(a)(ii) of the Company Disclosure Schedule.
(b) Notwithstanding anything contained herein to the contrary, with respect to any Company Employees who are covered by a Collective Bargaining Agreement or who are based outside of the United States, Parent shall honor all terms, conditions and requirements of each such Collective Bargaining Agreement, and in the event of any conflicts between this Section 6.09 and any such Collective Bargaining Agreement, the terms of such Collective Bargaining Agreement shall control and to the extent not so in conflict, Parent’s obligations under this Section 6.09 shall be in addition to, and not in contravention of, any obligations under the applicable Collective Bargaining Agreement or under the Laws of the foreign countries and political subdivisions thereof in which such Company Employees are based.
(c) With respect to all employee benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries, including any ERISA Plan (including any vacation, paid time-off and severance plans), each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their Subsidiaries for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) for purposes of any grandfathered or frozen plan or any plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service, (ii) to the extent that such recognition would result in any duplication of benefits for the same period of service or (iii) for purposes of any defined benefit pension plan; provided, that for the avoidance of doubt, nothing in this Section 6.09(c) shall limit Parent’s obligation to maintain the Retirement Plan in accordance with Section 6.09(a).
(d) With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which Company Employees are eligible to participate following the Effective Time and that provides medical, dental or vision insurance benefits (“Post-Closing Plan”), for the plan year in which such Company Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.
(e) (i) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable. Prior to the Effective Time, the Company agrees to take the actions set forth on Section 6.09(e)(i) of the Company Disclosure Schedule.
(f) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any of their Affiliates, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or other service provider at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any ERISA Plan, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, of any of their Affiliates or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision herein to the contrary, nothing in this Section 6.09 or any other section of this Agreement shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).
SECTION 6.10 Merger Sub. Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature, except for activities related to or in furtherance of the Merger.
SECTION 6.11 Takeover Statutes. If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Merger, the Company and the Company Board shall grant such approvals and take such actions as are necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement.
SECTION 6.12 Employment Discussions. Except as approved by the Company Board, from and after the date hereof and until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent and Merger Sub shall not, and shall cause their Affiliates and its and their Representatives not to, authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any officer or employee of the Company or its Subsidiaries (a) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; or (b) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
SECTION 6.13 Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other Party, in each case at the expense of the party who makes such request.
SECTION 6.14 Transaction Litigation. Each Party shall promptly notify the other Parties in writing of any stockholder litigation or other litigation or proceedings arising from this Agreement or the Merger that is brought against such Party or any of its Affiliates or members of its board of directors (“Transaction Litigation”). Each Party shall keep the other Parties sufficiently informed on a reasonably current basis with respect to the status of any Transaction Litigation (including by promptly furnishing to the other Parties and their Representatives such information relating to such litigation or proceedings as may be reasonably requested). The Company shall give

Parent the opportunity to participate in the defense and settlement of any Transaction Litigation. No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company or its Affiliates or members of its board of directors without Parent’s prior written consent.
SECTION 6.15 Access to Information.
(a) Subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access (at Parent’s sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Article VIII, to the Company’s properties, offices, personnel and records, and during such period, the Company shall, and shall cause the Company Subsidiaries to, make available reasonably promptly to Parent all information concerning its business, properties and personnel as such Parent may reasonably request; provided, however, that the Company may withhold from Parent or its Representatives any document or information that the Company reasonably believes is subject to the terms of any confidentiality agreement with a third party entered into prior to the date of this Agreement or attorney-client privilege or the disclosure of which would violate any applicable Law (provided that the Company shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure which would protect attorney-client privilege or confidentiality obligations or not violate any applicable Law). No investigation under this Section 6.15(a) or otherwise shall (i) alter any representation or warranty given hereunder by the Company or any condition to the obligations of the Parties hereunder or (ii) modify any section of the Company Disclosure Schedule.
(b) Information provided to Parent, Merger Sub and their Representatives pursuant to Section 6.15(a) shall constitute Confidential Information under the terms of the Confidentiality Agreement.
SECTION 6.16 Engagement Letter Amendment. The Company shall amend the engagement letter, dated March 22, 2021, between the Company and Goldman Sachs & Co. LLC, in the manner set forth in Section 6.16 of the Company Disclosure Schedule.
ARTICLE VII

CONDITIONS PRECEDENT
SECTION 7.01 Conditions to Each Party’s Obligation to Effect the Transactions. The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of each of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Antitrust Clearance. (i) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) any other antitrust approvals set forth on Section 7.01(b) of the Company Disclosure Schedule shall have been obtained.
(c) No Legal Restraints. Neither any Law nor any Judgment, whether preliminary, temporary or permanent, issued by a Governmental Entity of competent jurisdiction shall be in effect that makes illegal or prohibits the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”).
SECTION 7.02 Conditions to Obligations of the Company. The obligation of the Company to effect Closing is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Covenants and Agreements of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.
(c) Officer’s Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction of the conditions set forth in Section 7.02(a) and Section 7.02(b).
SECTION 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver (by Parent and Merger Sub) at or prior to the Closing of each of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company contained herein (other than those specified in clause (ii) below) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and (ii) the representations and warranties of the Company contained in Section 3.01 (Organization, Standing and Power), Section 3.03 (Capital Structure), Section 3.04 (Authority; Execution and Delivery; Enforceability), Section 3.07(b) (Absence of Certain Changes or Events), Section 3.15 (Takeover Statutes), Section 3.25 (Brokers’ Fees and Expenses) and Section 3.26 (Opinion of Financial Advisors) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except, in each case, for any de minimis failures of such representations and warranties to be so true and correct.
(b) Performance of Covenants and Agreements of the Company. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.
(c) No Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement.
(d) Officer’s Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c).
ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01 Termination Rights.
(a) Termination by Mutual Consent. The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by mutual written consent.
(b) Termination by either the Company or Parent. Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval, if:
(i) the Closing shall not have occurred by 5:00 p.m., New York City time, on the date nine (9) months from the date hereof (the “End Date”); provided, that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.01(b)(i) if it (or, in the case of Parent, Merger Sub) is in material breach of any of its covenants or agreements in this Agreement and such breach has been a principal cause of either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII on or prior to the End Date or (B) the failure of the Closing to have occurred on or prior to the End Date; provided, further, that if the Closing shall not have occurred by 5:00 p.m., New York City time, on the date nine (9) months from the date hereof, but all conditions to the Closing set forth in Article VII have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date)) or waived on or prior to such date, then the End Date shall automatically be extended (but not shortened) to 5:00 p.m., New York City time, on the tenth (10) Business Day after the last day of the Marketing Period (but in no event shall the End Date be extended pursuant to this proviso beyond the date that is twelve (12) months from the date hereof), and, if so extended, such date shall be the “End Date”; provided, further, that if one or more of the conditions to the Closing set forth in Section 7.01(b) or Section 7.01(c) (solely as it relates to any Antitrust Laws or any Judgment issued by a Governmental Entity pursuant to any Antitrust Laws) has not been satisfied or waived on the date that is nine (9) months from the date hereof but all other conditions to the Closing set forth in Article VII have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on the End Date)) or waived, the End Date shall automatically be extended to 5:00 p.m., New York City time, on the date twelve (12) months from the date hereof, and, if so extended, such date shall be the “End Date”;
(ii) any Law or Judgment by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if a failure of such Party (or, in the case of Parent, Merger Sub) to comply with its obligations pursuant to Section 6.02 was a principal cause of the enactment, issuance, promulgation, enforcement or entry of such Law or Judgment, or the Law or Judgment becoming final and non-appealable; or
(iii) the Company Stockholders Meeting (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof) shall have been duly convened and held and the Company Stockholder Approval shall not have been obtained; provided, that any termination of this Agreement under this Section 8.01(b)(iii) shall be deemed for purposes for purposes of Section 8.02(b) to be a termination under Section 8.01(d)(i) if, at the time of such termination, Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(d)(i).
(c) Termination by the Company. The Company shall have the right to terminate this Agreement:
(i) if at any time prior to obtaining the Company Stockholder Approval and in accordance with Section 5.02, the Company enters into a Company Acquisition Agreement with respect to a Superior Company Proposal, so long as (1) the Company has not Willfully Breached its obligations under Section 5.02 and (2) the Company prior to or concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.02(b)(i);
(ii) at any time prior to the Effective Time, if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b), as applicable, and (B) is not reasonably capable of being cured by Parent or Merger Sub by the End Date or, if capable of being cured, is not cured by Parent or Merger Sub within thirty (30) days after receiving written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if the Company is then in breach of any covenant or agreement contained herein or any representation or warranty of the Company contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as applicable, could not then be satisfied;
(iii) at any time prior to the Effective Time, if (A) all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing, (B) Parent and Merger Sub fail to effect the Closing on or prior to the date the Closing is required to occur pursuant to Section 1.03, (C) the Company has irrevocably confirmed in writing to Parent that it is ready, willing and able to complete the Closing and (D) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) Business Days after the delivery by the Company to Parent of such confirmation and the Company stood ready, willing and able to complete the Closing through the end of such three (3) Business Day period.
(d) Termination by Parent. Parent shall have the right to terminate this Agreement:
(i) if prior to Company Stockholder Approval the Company makes a Company Adverse Recommendation Change; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(i) after the Company Stockholder Approval is obtained; or
(ii) at any time prior to the Effective Time, if the Company breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b), as applicable, and (B) is not reasonably capable of being cured by the Company by the End Date or, if capable of being cured, is not cured by the Company within thirty (30) days after receiving written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) if Parent is then in breach of any covenant or agreement contained herein or any representation or warranty of Parent contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, could not then be satisfied.
The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other Party specifying the provision of this Agreement pursuant to which such termination is being effected.
SECTION 8.02 Effect of Termination; Termination Fees.
(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (i) Section 3.27, Section 4.14, the penultimate sentence of Section 6.03(d), the first sentence of Section 6.03(h), Section 6.07, Section 6.15(b), this Section 8.02 and Article IX, and, for the avoidance of doubt, the Confidentiality Agreement and the Guaranty, which shall survive such termination and (ii) subject to this Section 8.02, liability of the Company (whether or not the terminating Party) for any Willful Breach of any covenant set forth in this Agreement prior to such termination.
(b) Termination Fees.
(i) In the event
(A) the Company terminates this Agreement pursuant to Section 8.01(c)(i) (Superior Company Proposal);
(B) Parent terminates this Agreement pursuant to Section 8.01(d)(i) (Company Adverse Recommendation Change); or
(C) this Agreement is terminated by (1) either the Company or Parent pursuant to Section 8.01(b)(i) (End Date) or Section 8.01(b)(iii) (Company Stockholder Approval Not Obtained), or Parent pursuant to Section 8.01(d)(ii) (Company Breach), (2) after the execution of this Agreement and prior to the date of termination the Company has received a bona fide Company Takeover Proposal or a bona fide Company Takeover Proposal has been publicly disclosed and not withdrawn at least five (5) Business Days prior to such termination, and (3) within six (6) months of the date of termination by either the Company or Parent pursuant to Section 8.01(b)(i) (End Date) or within twelve (12) months of the date of any termination by either the Company or Parent pursuant to Section 8.01(b)(iii) (Company Stockholder Approval Not Obtained) or Parent pursuant to Section 8.01(d)(ii) (Company Breach), the Company enters into a definitive agreement with respect to, or consummates, any Company Takeover Proposal; provided that for purposes of this Section 8.02(b), the references to “15%” in the definition of “Company Takeover Proposal” shall be deemed to be references to “50%”;
then the Company shall pay to Parent a fee of $141,000,000 in cash (the “Company Termination Fee”) (I) in the case of a termination by the Company referred to in clause (A), prior to or concurrently with such termination, (II) in the case of a termination by Parent referred to in clause (B), within three (3) Business Days of such termination, and (III) in the case of a termination referred to in clause (C), within three (3) Business Days after the end of the fifteen (15)-Business Day period described in the next sentence unless, in the case of this clause (III) Parent elects to forgo the Company Termination Fee in the manner described in the next sentence. Upon the Company’s entry into a definitive agreement with respect to, or the consummation of, the Company Takeover Proposal referred to in clause (C)(3), the Company shall provide Parent with prompt notice of such fact whereupon Parent will have the right, subject to Section 8.02 (including Section 8.02(d)) for a period of fifteen (15) Business Days to elect to irrevocably waive any right to receive the Company Termination Fee and instead seek monetary damages from the Company in respect of the Company’s Willful Breach of any covenant set forth in this Agreement prior to the termination of this Agreement; it being understood that if Parent does not so waive its right to receive the Company Termination Fee, upon payment of the Company Termination Fee in full, Parent’s right to receive the Company Termination Fee (including any Enforcement Expenses payable pursuant to Section 8.02(c)) shall be the sole and exclusive remedy of the Parent Group for any loss suffered as a result of any breach of this Agreement or the failure of the Closing to be consummated, and no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Guaranty or the transactions contemplated hereby or thereby.
(ii) In the event that this Agreement is terminated by the Company pursuant to (A) Section 8.01(c)(ii) (Parent Breach) or (B) Section 8.01(c)(iii) (Parent Failure to Close), then Parent shall pay to the Company a fee of $281,000,000 in cash (the “Parent Termination Fee”) no later than the third (3rd) Business Day following the date of such termination by wire transfer of same day funds; provided, that any termination of this Agreement under Section 8.01(b)(i) (End Date) shall be deemed to be a termination under Section 8.01(c)(ii) (Parent Breach) or Section 8.01(c)(iii) (Parent Failure to Close) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.01(c)(ii) (Parent Breach) or Section 8.01(c)(iii) (Parent Failure to Close) (ignoring, for this purpose, the three (3) Business Day period referred to in Section 1.03).
(c) Payments; Default. The Parties acknowledge that (i) the fees and other agreements contained in Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, (ii) neither the Company Termination Fee nor Parent Termination Fee is a penalty, but rather liquidated damages in a reasonable amount that will compensate the other Party in the circumstances in which such fee is payable, and (iii) without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 8.02(b) and, in order to obtain such payment, the payee Party brings a Claim that results in a judgment against the payor Party for the amount set forth in Section 8.02(b) or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Claim, together with interest on such amount or portion thereof at the prime rate as published in the Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (the “Enforcement Expenses”). The Parties acknowledge and agree that in no event shall the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion. All payments under this Section 8.02 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party. While a Party may pursue both a grant of specific performance in accordance with Section 9.10 and the payment of the Parent Termination Fee or Company Termination Fee (as applicable), under no circumstances shall a Party be permitted or entitled to receive both a grant of specific performance that results in the Closing and payment of the Parent Termination Fee or Company Termination Fee (as applicable).

(d) Sole and Exclusive Remedy.
(i) Notwithstanding anything to the contrary in this Agreement, in the event that Parent and Merger Sub fail to effect the Closing or otherwise breach this Agreement or fail to perform hereunder, then, except for an order of specific performance as permitted by Section 9.10, the Company’s sole and exclusive remedy against (1) Parent, Merger Sub, the Guarantor and the Equity Investor, (2) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Parent, Merger Sub, the Guarantor or any Equity Investor, and (3) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (collectively, the “Parent Group”) and the Lender Entities in respect of this Agreement, any agreement executed in connection herewith, including the Commitment Letters and the Guaranty, and the transactions contemplated hereby and thereby shall be (without limiting the proviso set forth in Section 8.02(b)(ii) or the Company’s right to collect the Parent Termination Fee in the event of a termination by Parent pursuant to Section 8.01(b)(i) in accordance with such proviso) to terminate this Agreement in accordance with this Article VIII and collect, if due, the Parent Termination Fee pursuant to Section 8.02(b) (including any Enforcement Expenses payable pursuant to Section 8.02(c)) and, as applicable, the reimbursements contemplated by Section 6.02(a), Section 6.03 and Section 6.07. If the Parent Termination Fee is due pursuant to Section 8.02(b), (A) the Company’s right to receive the Parent Termination Fee (including any Enforcement Expenses payable pursuant to Section 8.02(c)) and, as applicable, the reimbursements contemplated by Section 6.02(a), Section 6.03 and Section 6.07 shall be the sole and exclusive remedies of each and any member of the Company Group for any loss suffered as a result of any breach of this Agreement or the failure of the Closing to be consummated and (B) upon due payment of such amounts, no member of the Parent Group or Lender Entity shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Commitment Letters or the Guaranty, or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Merger Sub and the Lender Entities together for any losses, damages, costs or expenses of the Company, its Subsidiaries or Affiliates related to the failure of the Closing to occur, or a breach of this Agreement or failure to perform hereunder by Parent or Merger Sub or otherwise, shall be limited to an aggregate amount equal to: (i) the amount of the Parent Termination Fee (plus any Enforcement Expenses payable pursuant to Section 8.02(c)) plus (ii) the amount of the reimbursements contemplated by Section 6.02(a), Section 6.03 and Section 6.07, and in no event shall the Company, its Subsidiaries, or its Affiliates seek any amount in excess of such aggregate amount in connection with this Agreement, the Commitment Letters or the Guaranty or the transactions contemplated thereby, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, nothing in this Section 8.02(d)(i) limits Parent’s or its Affiliates’ liability under the Confidentiality Agreement or the Company’s right to pursue specific performance as provided in Section 9.10.
(ii) If this Agreement is terminated in circumstances in which the Company Termination Fee is due and payable pursuant to Section 8.02(b)(i)(A) or Section 8.02(b)(i)(B), then (A) Parent’s right to receive the Company Termination Fee (including any Enforcement Expenses payable pursuant to Section 8.02(c)) shall be the sole and exclusive remedies of the Parent Group for any loss suffered as a result of any breach of this Agreement or the failure of the Closing to be consummated, and (B) no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Guaranty or the transactions contemplated hereby or thereby. “Company Group” means, collectively, (1) the Company and its Subsidiaries, (2) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries and (3) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing. If this Agreement is terminated in circumstances in which the Company Termination Fee is not due and payable pursuant to Section 8.02(b)(i)(A), Section 8.02(b)(i)(B) or Section 8.02(b)(i)(C), no member of the Company Group shall have any liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Guaranty or the transactions contemplated hereby or thereby, except for any liability of the Company for monetary damages in respect of the Company’s Willful Breach of any covenant set forth in this Agreement prior to the termination of this Agreement. If this Agreement is terminated in circumstances in which the Company Termination Fee is due and payable pursuant to Section 8.02(b)(i)(C), the sole and exclusive remedies of the Parent Group for any loss suffered as a result of any breach of this Agreement or the failure of the Closing to be consummated shall be, as elected by Parent in accordance with Section 8.02(b)(i)(C), either (x) Parent’s right to receive the Company Termination Fee (including any Enforcement Expenses payable pursuant to Section 8.02(c)), in which case no member of the Company Group shall have any further liability or obligation relating to or arising out of this Agreement, any agreement executed in connection herewith, the Guaranty or the transactions contemplated hereby or thereby or (y) Parent’s right to seek monetary damages from the Company in respect of the Company’s Willful Breach of any covenant set forth in this Agreement prior to the termination of this Agreement (it being understood that the remedies set forth in the foregoing clauses (x) and (y) are mutually exclusive as set forth in Section 8.02(b)(i)(C)). For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, nothing in this Section 8.01(d)(ii) limits the Company’s or its Affiliates’ liability under the Confidentiality Agreement or Parent and Merger Sub’s right to pursue specific performance as provided in Section 9.10.
(e) For purposes of this Agreement, “Willful Breach” means a material breach of a covenant set forth in this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching Party with the actual knowledge that the taking of or the omission of taking such act would constitute a material breach of this Agreement.
(f) The Parties shall take such actions as are necessary and sufficient so that the agreements contained in this Section 8.02 may be enforceable against such party, including executing and delivering any waivers, releases and similar instruments consistent therewith upon any other Party’s request.
SECTION 8.03 Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company, without the further approval of such stockholders. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.
SECTION 8.04 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) subject to the proviso set forth in Section 8.03, waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
SECTION 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its respective board of directors or managing member, or the duly authorized designee of its board of directors or managing member. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

ARTICLE IX

GENERAL PROVISIONS
SECTION 9.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations or warranties contained in this Agreement or in any schedule, certificate, or instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time, except for Section 4.14 (No Additional Representations), which shall survive indefinitely. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

SECTION 9.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):
To Parent or Merger Sub:

Gibraltar Acquisition Holdings Co.

9 West 57th Street, 47th Floor New York, NY 10019
Attention:	Jason Pollack
Facsimile:	(973) 872-4423
Email:	jason.pollack@standardindustries.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004
Facsimile:	+1 (212) 558-3588
Attention:	Matthew G. Hurd Scott B. Crofton
Email:	hurdm@sullcrom.com croftons@sullcrom.com

To the Company:

W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044
Attention:	Cherée Johnson
Facsimile:	(410) 531-4545
Email:	Cheree.Johnson@grace.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Facsimile:	+1 (212) 403-2000
Attention:	Andrew R. Brownstein, Esq. Gregory E. Ostling, Esq. Mark A. Stagliano, Esq.
Email:	ARBrownstein@wlrk.com GEOstling@wlrk.com MAStagliano@wlrk.com
SECTION 9.03 Defined Terms. For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Exhibit A.

SECTION 9.04 Interpretation.
(a) Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(b) Dollars. Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.
(c) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(d) Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(e) Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”
(f) Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(g) Extent. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(h) Contracts; Laws. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. In addition, any Contract defined or referred to herein includes all schedules, exhibits, attachments and other instruments to such Contract, unless otherwise specifically indicated.
(i) Persons. References to a Person shall include its permitted successors and assigns following such permitted succession or assignment.
(j) Exhibits and Disclosure Schedule. The Exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company may, at its option, include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Company Disclosure Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of such Company Disclosure Schedule to which such matter’s application or relevance is reasonably apparent on the face thereof. Any capitalized term used in any Exhibit or the Company Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.
(k) Made Available, Furnished or Provided. References to any information or document being “made available,” “furnished” or “provided” (other than to the SEC) and words of similar import shall mean such information or document having been (i) posted to the electronic Intralinks “Project Glass” data room maintained by or on behalf of the Company or its Representatives for purposes of the transactions contemplated by this Agreement, (ii) publicly available in the SEC’s EDGAR database or (iii) delivered by or on behalf of the Company to Parent or Parent’s Representatives via electronic mail or in hard copy form, in each case, prior to the date of this Agreement.
SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.
SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.
SECTION 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Schedule, the Equity Commitment Letter, the Guaranty, the Voting Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the Merger. Each Party agrees that (a) its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies, including the right to rely upon the representations and warranties set forth herein; provided, however, that (i) the Persons referred to in the penultimate sentence of Section 6.03(d) (Financing and Financing Cooperation), Section 8.02 (Effect of Termination; Termination Fees), Section 9.13 (Certain Financing Provisions) and Section 9.15 (No Recourse Against Nonparty Affiliates) shall be third-party beneficiaries of, and shall be entitled to rely on, such sections, (ii) if the Effective Time occurs, the holders of shares of the Company Common Stock shall be third-party beneficiaries of, and shall be entitled to rely on, Article II, (iii) if the Effective Time occurs, the Company Indemnified Parties shall be third-party beneficiaries of, and shall be entitled to rely on, Section 6.08 (Indemnification, Exculpation and Insurance), and (iv) if the Effective Time occurs, the holders of equity awards relating to Company Common Stock shall be third-party beneficiaries of, and shall be entitled to rely on, Article II.
SECTION 9.08 Governing Law. This Agreement and all rights, Claims and causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, due diligence, performance or subject matter thereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws thereof or of any other jurisdiction.
SECTION 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
SECTION 9.10 Specific Enforcement.
(a) The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to Article VIII, subject to the limitations in Section 8.02(d)(i), Section 8.02(d)(ii) and Section 9.10(b), the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement in any court referred to in Section 9.11 without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 9.10(b), the Company shall be entitled to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the Closing on the terms set forth herein.
(b) Notwithstanding Section 9.10(a), it is explicitly agreed that the right of the Company to obtain specific performance (or any other equitable relief) of Parent’s and Merger Sub’s obligation to consummate the Closing shall be subject to the requirements that:
(i) Parent has failed to consummate the Closing in accordance with Section 1.03;
(ii) the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived by Parent (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing);
(iii) the Debt Financing (or any alternative financing in accordance with Section 6.03(c)) has been funded or will be funded at the Closing if the Cash Equity is funded at the Closing; and
(iv) the Company has irrevocably confirmed in writing to Parent that if specific performance is granted and the Debt Financing (or any alternative financing in accordance with Section 6.03(c)) is funded and the Cash Equity is funded, then the Company stands ready, willing and able to consummate the Closing and will take such actions that are required of the Company by this Agreement to cause the Closing to occur.
SECTION 9.11 Jurisdiction; Venue.
(a) All Claims arising out of this Agreement or any of the transactions contemplated by this Agreement shall be raised to and exclusively determined by the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), to whose jurisdiction and venue the Parties irrevocably and unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Agreement or any of the transactions contemplated by this Agreement in such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 shall be effective service of process for any Claim brought against such Party in any such court.
(b) Each of the Parties (i) irrevocably consents to submit itself, and hereby irrevocably submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) irrevocably agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) irrevocably agrees that it will not bring any action arising out of this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) irrevocably consents to service of process being made through the notice procedures set forth in Section 9.02.
SECTION 9.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES (A) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B)

IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS AND (C) THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.
SECTION 9.13 Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and the Company Subsidiaries:
(a) agrees that any Claim, whether in law or in equity, whether in contract or in tort or otherwise, involving the Lender Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated by this Agreement or the agreements entered into in connection with the Debt Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Claim to the exclusive jurisdiction of such court;
(b) agrees that any such Claim shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or Definitive Agreement;
(c) agrees not to bring or support any Claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender Entity in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;
(d) agrees that service of process upon the Company or the Company Subsidiaries in any such Claim shall be effective if notice is given in accordance with Section 9.02;
(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Claim in any such court;
(f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Claim brought against any Lender Entity in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter;
(g) agrees that none of the Lender Entities will have any liability to the Company or any of the Company Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Parent, Merger Sub and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter, whether in law or in equity, whether in contract or in tort or otherwise; and
(h) agrees that the Lender Entities are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.13 and such provisions and the definitions of “Lender Entities” and “Lenders” shall not be amended in any way adverse to the Lenders without the prior written consent of the Lenders.
SECTION 9.14 Construction. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.
SECTION 9.15 No Recourse Against Nonparty Affiliates. Excluding the right of each party thereto to enforce each of the Confidentiality Agreement or the Voting Agreement in accordance with its terms and conditions, and except as expressly provided in the Voting Agreement, Equity Commitment Letter or the Guaranty, all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may arise out of this Agreement or the negotiation, execution, due diligence, performance or subject matter of this Agreement, may be made only against (and, subject to Section 9.07, are those solely of) the Parties. Excluding the right of each party thereto to enforce each of the Confidentiality Agreement and the Voting Agreement in accordance with its terms and conditions, and except as expressly provided in the Voting Agreement, Equity Commitment Letter, Guaranty or this Agreement, no Person who is not a Party, including any director, officer, employee, incorporator, member, partner, manager, unitholder, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party (that is not itself a Party) (each, a “Nonparty Affiliate”), shall have any liability (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) for any rights, claims and causes of action that may arise out of this Agreement or the negotiation, execution, due diligence, performance or subject matter of this Agreement. To the maximum extent permitted by Law, each Party hereby waives and releases all such rights, claims, and causes of action against any and all Nonparty Affiliates of the other Party. Without limiting the foregoing, excluding the right of each party thereto to enforce each of the Confidentiality Agreement and the Voting Agreement in accordance with its terms and conditions, and except as provided under the Voting Agreement, Equity Commitment Letter, the Guaranty or this Agreement, to the maximum extent permitted by Law, (a) each Party hereby waives and releases any and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) with respect to all such rights, claims or causes of action, each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement and any representation or warranty made in, in connection with, or as an inducement to this Agreement. Nothing in this Section 9.15 shall limit any Lender’s obligations or liabilities to Parent or Merger Sub under the Debt Commitment Letter or under the definitive documents in respect of the Debt Financing.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.
W. R. GRACE & CO.

By:	/s/ Hudson La Force
Name: Hudson La Force
Title: President and Chief Executive Officer
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GIBRALTAR ACQUISITION HOLDINGS LLC

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Co-Executive Chairman, Chief Executive Officer & President
GIBRALTAR MERGER SUB INC.

By:	/s/ David J. Millstone
	Name:	David J. Millstone
	Title:	Co-Executive Chairman, Chief Executive Officer & President
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBT A

DEFINED TERMS
Section 1.01 Certain Defined Terms. For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:
“2024 Notes” means the Company’s 5.625% Notes due 2024, issued pursuant to the 2024 Notes Indenture.
“2024 Notes Indenture” means the Indenture, dated as of September 16, 2014, by and among W. R. Grace & Co.–Conn., the Company and Wilmington Trust, National Association (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of September 16, 2014, by and among W. R. Grace & Co.–Conn., the Company, the other Guarantors party thereto and Wilmington Trust, National Association, and as amended and supplemented by the Second Supplemental Indenture, dated as of April 3, 2018, by and among Grace Management Services, Inc., Grace Technologies, Inc., W. R. Grace & Co.–Conn. and Wilmington Trust, National Association.
“2027 Notes” means the Company’s 4.875% Notes due 2027, issued pursuant to the 2027 Notes Indenture.
“2027 Notes Indenture” means the Base Indenture, as amended and supplemented by the Third Supplemental Indenture, dated as of June 26, 2020, by and among W. R. Grace & Co.-Conn., the Company, the other Guarantors party thereto and Wilmington Trust, National Association.
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Available Cash” means the unencumbered and unrestricted cash of the Company at the Effective Time.
“Business Day” means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York.
“Claim” means any demand, claim, suit, action, legal proceeding (whether at law or in equity) or arbitration.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means each collective bargaining agreement, labor union contract, or trade union agreement.
“Company Benefit Plan” means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, deal bonus, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any ERISA Plan, in each case, whether oral or written, funded or unfunded, or insured or self-insured, (a) that is maintained by the Company or any Company Subsidiary for the benefit of any Company Personnel, or (b) to which the Company or any Company Subsidiary contributes or is obligated to contribute or would reasonably be expected to have any liability, other than a Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contribute pursuant to applicable Laws.
“Company Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that, no fact, circumstance, effect, change, event or development resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any change generally affecting the industries in which the Company and the Company Subsidiaries operate in the United States or elsewhere (including changes in commodity prices or general market prices generally affecting such industries and changes in the global demand environment generally affecting such industries); (b) any change generally affecting any economic, legislative or political condition (including trade wars and sanctions) or any change generally affecting any securities, credit, financial, commodities or capital markets condition, in each case in the United States or elsewhere; (c) any failure in and of itself by the Company or any Company Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics or measures for any period (it being understood that the changes and effects giving rise to or contributing to such failure may (to the extent not otherwise excluded hereby) constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (d) any change resulting from the announcement, execution or delivery of this Agreement, including (i) the failure of the Company or its Subsidiaries to take any action if Parent’s prior consent is required hereunder and Parent unreasonably withholds consent to taking of such action after receipt of the written request therefor from the Company; (ii) any stockholder litigation related to this Agreement or the transactions contemplated by this Agreement (but not any finally adjudicated breach of fiduciary duty or any violation of Law itself); (iii) any action taken by Parent or any Affiliate thereof to obtain any Required Statutory Approval from any Governmental Entity or satisfy any condition to the consummation of the Merger and the result of such actions; (iv) any change to the extent that arises out of or relates to the identity of Parent or any of its Affiliates as the acquirer of the Company; or (v) the impact of the announcement, execution or delivery on relationships with employees and labor unions, customers, suppliers, distributors, Governmental Entities and other Persons (it being understood that this clause (d) shall not apply with respect to the representations or warranties in Section 3.05 (or any condition to any Party’s obligation to consummate the Merger relating to such representation and warranty); (e) any change in the market price or trading volume of shares of Company Common Stock on the NYSE (it being understood that the changes and effects giving rise to or contributing to any such change may (if not otherwise excluded hereby) constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (f) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (g) any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 (“COVID-19 Measures”); (h) any geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or purported terrorism, or any escalation or worsening of any such act of war, sabotage or purported terrorism; (i) any change or effect arising from any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, or other natural disaster or extreme weather-related event, circumstance or development (or escalation or worsening of any such events or occurrences, including, as applicable, second or subsequent wave(s)); and (j) any change or effect arising from any requirements imposed by any Governmental Entity as a condition to obtaining the Required Statutory Approvals; provided, however, that any fact, circumstance, effect, change, event or development set forth in clauses (a), (b), (f), (h) and (i) above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such change or effect has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Company Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect).
“Company Option” means any option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan.
“Company Performance Share Award” means any performance-based unit award relating to shares of Company Common Stock granted by the Company under a Company Stock Plan (whether settled in shares or cash).
“Company Personnel” means any current or former director, officer or employee of the Company or any Company Subsidiary.

“Company RSU Award” means any restricted stock unit award relating to shares of Company Common Stock granted by the Company under a Company Stock Plan that is subject solely to time-based vesting.
“Company SAR” means the 481 stock appreciation rights in China with a strike price of $71.41 with respect to shares of Company Common Stock granted by the Company under a Company Stock Plan.
“Company Stock Plan” means each of the Company 2018 Stock Incentive Plan and the Company 2014 Stock Incentive Plan as amended and in effect from time to time.
“Compliant” means, with respect to the Required Information, (a) that such Required Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company, necessary in order to make such Required Information not misleading, (b) no audit opinion with respect to any financial statements contained in the Required Information shall have been withdrawn, amended or qualified and (c) the financial statements included in such Required Information would not be deemed stale under customary practices for offerings and private placements of the Rule 144A Debt Securities and are sufficient to permit Company’s independent public accountants to issue customary comfort letters with respect to such financial statements (including customary negative assurance comfort) in order to consummate any offering of such debt securities on any date during the Marketing Period.
“Confidentiality Agreement” means that certain letter agreement, dated as of February 1, 2021, as amended on the date hereof, by and among 40 North Management LLC, 40 North GP III LLC, 40 North Latitude Master Fund Ltd., 40 North Latitude Fund LP (collectively, “40 North”) and the Company.
“Contract” means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, letter of credit, security agreement, undertaking or other agreement, arrangement or understanding of any kind or character that is legally binding.
“Credit Agreement” means the Credit Agreement, dated as of April 3, 2018, by and among the Company, W. R. Grace & Co.-Conn., Grace GmbH, Grace Europe Holding GmbH, Grace Germany GmbH, W. R. Grace International LLC, Goldman Sachs Bank USA and the Lender parties thereto, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Environmental Claim” means any Claim against, or any investigation as to which the Company or any Company Subsidiary has received written notice of, the Company or any Company Subsidiary asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) or responsibility arising out of, based on or resulting from (a) the Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b) any violation or alleged violation of, or obligation under Environmental Law or any Environmental Permit.
“Environmental Laws” means all applicable Laws, including common Law standards of conduct, issued, promulgated by or with any Governmental Entity relating to pollution or protection of or damage to the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species or the climate, including Laws relating to the presence, use, handling, transportation, storage, disposal or Release of or exposure to any Hazardous Materials.
“Environmental Permit” means any Permit issued pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business.
“Existing Notes” means the 2024 Notes and the 2027 Notes.
“Existing Notes Indenture” means the 2024 Notes Indenture and the 2027 Notes Indenture, as applicable.
“ERISA Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA).

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government, quasi-governmental or self-regulatory organization, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, or any court, arbitrator, arbitration panel or similar judicial body.
“Hazardous Materials” means any chemical, material, substance or waste that is regulated as a pollutant, a contaminant, hazardous or toxic or is otherwise regulated under any Environmental Law.
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness between the Company and any of the wholly owned Company Subsidiaries or between the wholly owned Company Subsidiaries), (b) all obligations of such Person evidenced by bonds, debentures, notes, commercial paper or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers’ acceptances or similar facilities to the extent drawn upon by the counterparty thereto, (d) all obligations of such Person under leases required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP as of the date of this Agreement, (e) all obligations of such Person in respect of interest rate and currency obligation swaps and other hedging arrangements, (f) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and that are not overdue), and (g) all guarantees or contingent liability for any of the foregoing.
“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, any other indicia of origin; Internet domain names, uniform resource locators, trade dress and trade names, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, confidential or proprietary information, software, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing, together with all goodwill associated with any of the foregoing, and any other similar intellectual property or proprietary rights anywhere in the world recognized by applicable Law.
“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“Judgment” means a judgment, order, decree, injunction, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction.
“Key Personnel” means any Company Personnel at or above the level of Senior Director.
“Knowledge” means (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed in Section 1.01 of the Company Disclosure Schedule and (b) with respect to Parent or the Merger Sub, the actual knowledge, after reasonable inquiry, of David J. Winter and David S. Millstone.
“Law” means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity, including the rules and regulations of the NYSE and the DGCL.
“Lender Entities” means the Lenders, together with their Affiliates, and their and their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their successors and assigns, in each case in their respective capacities as such; provided that neither Parent nor any Affiliate of Parent shall be a Lender Entity.
“Lenders” means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described in the Debt Commitment Letter (or any replacement debt financings) in connection with the transactions contemplated by this Agreement, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, in each case in their respective capacities as such.
“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on or after the date hereof throughout which and on the first and last day of which (a) Parent shall have the Required

Information and such Required Information (as provided at the beginning of such fifteen (15) consecutive Business Day period) is and remains Compliant, and (b) the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (except for those conditions to the Closing that by their terms are to be satisfied at the Closing) and nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Section 7.01 and Section 7.03 to fail to be satisfied assuming the Closing would be scheduled at any time during such fifteen (15) consecutive Business Day period; provided that, for purposes of determining the Marketing Period, (i) if the Marketing Period has not ended by August 20, 2021, then the Marketing Period shall not commence prior to September 9, 2021, (ii) if the Marketing Period has not ended by December 17, 2021, then the Marketing Period shall not commence prior to January 3, 2022 and (iii) July 2, 2021, July 5, 2021, November 24, 2021 and November 26, 2021 shall not to be Business Days; provided, further, that if the Company shall in good faith reasonably believe that the Required Information has been delivered to Parent and the Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating that it believes that such delivery has been completed and the Required Information is Compliant), in which case the Required Information shall be deemed to have been provided and Compliant (and, if the other conditions set forth in this definition have been met, the Marketing Period commenced) on the first Business Day following the date such notice is deemed to have been received pursuant to Section 9.02 unless Parent in good faith reasonably believes the delivery of the Required Information has not been completed or is not Compliant and, within two (2) Business Days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information that Parent reasonably believes has not been delivered or is not Compliant), in which case the Marketing Period shall be deemed to have not commenced and will only commence beginning on the date of delivery to Parent of the Required Information that is Compliant and the other conditions set forth in this definition having been met. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such fifteen (15) consecutive Business Day period, the Company indicates its intent to restate any financial statements or material financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required. If the Required Information is not Compliant throughout and on the first and the last day of such period, then a new fifteen (15) consecutive Business Day period shall commence upon Parent receiving updated Required Information that is Compliant and the other conditions set forth in this definition having been met. Notwithstanding anything herein to the contrary, the Marketing Period shall be deemed to have been completed on any date on which Parent or its Subsidiaries obtains proceeds of a high yield financing in an amount sufficient to replace the bridge facilities contemplated by the Debt Commitment Letter (including proceeds obtained in escrow) and completed syndication of the term loan and revolving credit facilities contemplated by the Debt Commitment Letter.
“Merger Consideration” means $70.00 in cash.
“Non-U.S. Company Benefit Plan” means each Company Benefit Plan that is maintained outside the jurisdiction of the United States.
“NYSE” means the New York Stock Exchange.
“Organizational Documents” means any corporate, partnership, limited liability company or other entity organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, stockholder agreements and certificates of existence, as applicable.
“Parent Material Adverse Effect” means any fact, circumstance, effect, change, event or development that, individually or in the aggregate, would reasonably be expected to prevent Parent’s or Merger Sub’s consummation of the transactions contemplated by this Agreement prior to the End Date.
“Pension Benefit Guaranty Corporation” means the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Permit” means a franchise, license, permit, authorization, notice of non-action, variance, exemption, order, registration, clearance, certificate, consent or approval of a Governmental Entity.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personally Identifiable Information” means any information that (a) alone or in combination with other information held by the Company and the Company Subsidiaries can be used to identify an individual person, individually identifiable health information, device or browser, or (b) is otherwise protected under Laws relating to privacy or personal information.
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface, subsurface and sediments).
“Required Information” means: (a) the financial statements with respect to the Company and the Company Subsidiaries specified in clause (iii) of Exhibit D of the Debt Commitment Letter; and (b) business and financial data and other information regarding the Company and the Company Subsidiaries (i) as may be reasonably requested by Parent or the Lenders to the extent that such business or financial data or other information is of the type required or customarily included in (A) a confidential information memorandum or bank presentation in respect of the Debt Financing or (B) (x) an offering memorandum for private placements of debt securities pursuant to Rule 144A promulgated under the Securities Act that are intended to be 144A for life (“144A Debt Securities)), including such information of the type required for a registered offering of non-convertible debt securities by Regulation S-X and Regulation S-K under the Securities Act or (ii) as is otherwise necessary to receive from the Company’s independent public accountants customary comfort letters (including “negative assurance” and change period comfort) with respect to the financial information to be included in such offering memorandum for 144A Debt Securities; provided that, notwithstanding anything to the contrary in this definition or otherwise, the “Required Information” shall not include, and nothing herein shall require the Company and the Company Subsidiaries to provide (or be deemed to require the Company or the Company Subsidiaries to prepare) any (A) description of all or any portion of the Debt Financing, including any “description of notes”, “plan of distribution” or information customarily provided by investment banks or their counsel or advisors in the preparation of an offering memorandum for the 144A Debt Securities, (B) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (C) any information required by Rule 3-09, Rule 3-10, Rule 13-01, Rule 13-02 or Rule 3-16 of Regulation S-X, CD&A, information required by Item 402(b) of Regulation S-K and any information regarding executive compensation, any information related to pension disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A, or other information or financial data customarily excluded from an offering memorandum for 144A Debt Securities (D) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented pursuant to clause (a) above, (E) pro forma financial statements or (F) projections.
“Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Export and Sanctions Regulations (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the target of sanctions or restrictions under Export and Sanctions Regulations, including: any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including Office of Foreign Assets Control (OFAC)’s Specially Designated Nationals and Blocked Persons List.
“Schedule 13D” means the Schedule 13D, as amended, filed by 40 North Management LLC, a Delaware limited liability company, 40 North Latitude Fund LP, a Delaware limited partnership, 40 North GP III LLC, a Delaware limited liability company, 40 North Latitude Master Fund Ltd., a Cayman Islands exempted company incorporated with limited liability, David S. Winter, an American citizen and David J. Millstone, an American citizen, relating to Company Common Stock.
“Senior Personnel” means any Company Personnel at or above the level of Vice President.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, other voting ownership or voting partnership interests, more than 50% of the equity interests of which is owned or controlled directly or indirectly by such first Person).
“Tax Return” means all Tax returns, reports, or filings filed or required to be filed with a Governmental Entity responsible for the administration of Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
“Taxes” means all federal, state, local or foreign taxes of any kind imposed by any Governmental Entity (including income, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, VAT, excise, stamp, real property, personal property, capital stock, social security, withholding, and estimated taxes), together with all interest, penalties and additions imposed with respect to such amounts.
“U.S. Company Benefit Plan” means each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.
Section 1.02 Other Defined Terms. In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:
Term	Section
Agreement	Preamble
Anti-Corruption Laws	3.13(a)
Bankruptcy and Equity Exceptions	3.04
Book-Entry Shares	2.02(b)(ii)
Cash Equity	4.06(b)
Certificate	2.02(b)(i)
Certificate of Merger	1.02
Closing	1.03
Closing Date.	1.03
Commitment Letters	4.06(b)
Company	Preamble
Company Acquisition Agreement	5.02(b)
Company Adverse Recommendation Change	5.02(b)
Company Board	Recitals
Company Board Recommendation	3.04
Company Bylaws	3.01
Company Charter	3.01
Company Common Stock	2.01(a)(i)
Company Disclosure Schedule	Article III
Company Employee	6.09(a)
Company Financial Statements	3.06(a)
Company Group	8.02(d)(ii)
Company Indemnified Parties	6.08(a)
Company Indemnified Party	6.08(a)
Company Intervening Event	5.02(g)(iii)
Company IP	3.19(b)(i)
Company Material Contract	3.17(a)
Company Projections	3.27
Company Reports	3.06(a)
Company Stockholder Approval	3.04
Company Stockholders Meeting	3.04
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(g)(i)
Company Termination Fee	8.02(b)
Company Top Customer	3.20(a)

Term	Section
Company Top Supplier	3.20(a)
Consent	3.05(b)
Consent Solicitation Documents	6.03(e)
Consent Solicitations	6.03(e)
Continuation Period	6.09(a)
Customary Agreements	3.08(a)(iii)
D&O Insurance	6.08(c)
debt	4.12
Debt Commitment Letter	4.06(a)
Debt Financing	4.06(a)
Definitive Agreements	6.03(a)
DGCL	1.01
Dissenting Share	2.04(a)
Effective Time	1.02
End Date	8.01(b)(i)
Enforcement Expenses	8.02(c)
Equity Commitment Letter	4.06(b)
Equity Investor	4.06(b)
Equity Securities	3.03(b)
Exchange Act	3.05(b)(i)
Existing Notes Refinancing	6.03(e)
Export and Sanctions Regulations	3.14(a)
FCPA	3.13(a)
Filing	3.05(b)
Financing	4.06(b)
GAAP	3.06(a)
Guarantor	Recitals
Guaranty	Recitals
HSR Act	3.05(b)(ii)
Insurance Policies	3.21
IRS	3.09(a)
Legal Restraint	7.01(c)
Liens	3.02
Merger	1.01
Merger Amounts	4.06(e)
Merger Sub	Preamble
Multiemployer Plan	3.09(e)
Nonparty Affiliate	9.15
Parent	Preamble
Parent Group	8.02(d)(i)
Parent Termination Fee	8.02(b)(ii)
Parties	Preamble
Paying Agent	2.02(a)
Payment Fund	2.02(a)
Post-Closing Plan	6.09(d)
Preferred Stock	3.03(a)
Prohibited Financing Modifications	6.03(b)
Proxy Statement	6.01(a)
Representatives	5.02
Required Consents	3.05(a)
Required Statutory Approvals	3.05(b)(ii)
Retirement Plan	6.09(a)
SEC	3.05(b)(i)
Securities Act	3.05(b)(i)
Solvent	4.12

Term	Section
Superior Company Proposal	5.02(g)(ii)
Supporting Stockholder	Recitals
Surviving Corporation	1.01
Tail Period	6.08(c)
Takeover Statute	3.15
Transaction Litigation	6.14
Voting Agreement	Recitals
Willful Breach	8.02(e)

Annex B
PERSONAL AND CONFIDENTIAL
April 26, 2021
W. R. Grace Board of Directors
W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than Gibraltar Acquisition Holdings LLC (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of W. R. Grace & Co. (the “Company”) of the $70.00 in cash per Share (the “Merger Consideration”) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of April 26, 2021 (the “Agreement”), by and among Parent, Gibraltar Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including 40 North Management LLC (“40 North”), an affiliate of Parent, and its respective affiliates and portfolio companies, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a significant portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as bookrunner with respect to the Company’s 4.875% Senior Notes due 2027 (aggregate principal amount $750,000,000) in June 2020, the Company's financial advisor in connection with the Company’s agreement to acquire the Fine Chemistry Services business from Albemarle Corporation in February 2021 and as sole arranger with respect to the Company's Senior Secured Term Loan B-3 due March 2028 (aggregate principal amount $300,000,000) in March 2021. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and 40 North and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with 40 North and its respective affiliates from time to time and may have invested in limited partnership units of affiliates of 40 North from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the chemicals industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
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For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed
Board of Directors
W. R. Grace & Co.
April 26, 2021

with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Merger Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time, potential effects of volatility in the credit, financial and stock markets on the Company, Parent or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Goldman Sachs & Co. LLC
B-2

Annex C

April 26, 2021
Board of Directors
W.R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044
Ladies & Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of W.R. Grace & Co.(the “Company”), other than the Excluded Holders (as defined below), of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Gibraltar Acquisition Holdings LLC (the “Acquiror”) and Gibraltar Merger Sub Inc., a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock (other than shares to be cancelled and retired in accordance with the Agreement and Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive $70.00 in cash (the “Consideration”). The term “Excluded Holders” refers to 40 North Latitude Master Fund Ltd. (the “Supporting Stockholder”), Acquiror, Acquisition Sub, any other subsidiary of the Acquiror, the Company or any wholly-owned subsidiary of the Company.
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company (such forecasts referred to as the “Financial Forecasts”); (iii) reviewed information relating to the capitalization (including incentive equity) of the Company furnished to us by the Company; (iv) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iii) of this paragraph, as well as the business and prospects of the Company generally; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed an execution version of each of (a) the Agreement, (b) the debt commitment letter among JPMorgan Chase Bank, N.A., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and the Acquiror, (c) the equity commitment letter between Standard Industries Holdings Inc. (“Standard Industries”) and the Acquiror, (d) the Limited Guaranty made by Standard Industries in favor of the Company, (e) the Voting Agreement between the Supporting Stockholder and the Company and (f) the debt commitment letter among JPMorgan Chase Bank, N.A., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Standard Industries; (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of (and have not independently verified) any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and
C-1

accounting matters. With respect to the Financial Forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of the Financial Forecasts, any other financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than the Excluded Holders). We are not expressing any opinion as to fair value or the solvency of the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, the Acquiror or any other party involved in the Transaction. In the past two years, we have not provided investment banking or other services to the Company or the Acquiror. We may, in the future, provide investment banking or other services to the Company, the Acquiror or other parties involved in the Transaction and may receive compensation for such services.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Stock (other than the Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than the Excluded Holders.
Very truly yours, /s/ Moelis & Company LLC MOELIS & COMPANY LLC
C-2

Annex D
Section 262 of the General Corporation Law of the State of Delaware
§ 262.Appraisal rights.
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) Repealed by 82 Laws 2020, ch. 256, § 15.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

GRACE
Talent | Technology | Trust™

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/gra
Use the internet to vote your proxy until 11:59 p.m. (ET) on September 16, 2021.
Scan code below for mobile voting.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on September 16, 2021.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

FPO

Please detach here

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ________________________________

Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

W. R. GRACE & CO.

SPECIAL MEETING OF STOCKHOLDERS

Friday, September 17, 2021
9:00 a.m. Eastern Time

GRACE
Talent | Technology | Trust™

proxy

This Proxy is Solicited by the Board of Directors for the Special Meeting of Stockholders on September 17, 2021.

Hudson La Force and Cherée Johnson, or either of them, each with the power of substitution, are hereby appointed as proxies and are hereby authorized to represent and vote all the shares of the undersigned as designated on the reverse side of this ballot, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of W. R. Grace & Co. to be held on Friday, September 17, 2021, at 9:00 a.m. Eastern Time or at any postponement or adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

See reverse for voting instructions.